Exhibit 10.39

DATED FEBRUARY 29, 2012

(1)	CENTRICA PLC (for and on behalf of its Group Companies)

(2)	EXLSERVICE HOLDINGS, INC.

(3)	EXL SERVICE.COM (INDIA) PRIVATE LIMITED

FRAMEWORK AGREEMENT FOR

THE PROVISION OF SERVICES

AGREEMENT REFERENCE:

CEN/MAS/2012/20170

Clarion

Britannia Chambers

4 Oxford Place

Leeds LS1 3AX

Tel: +44 (0) 113 2460622

Fax: +44 (0) 113 246 7488

*	Confidential treatment has been requested with respect to portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

CONTENTS

Clause

1	DEFINITIONS AND INTERPRETATION	5
2	TERMINATION OF ORIGINAL AGREEMENT	20
3	TERM OF AGREEMENT AND OF INDIVIDUAL WORK CONTRACTS	21
4	NO EXCLUSIVITY	23
5	FORMATION OF WORK CONTRACTS	23
6	APPOINTMENT	25
7	TRANSITION PLAN	25
8	ACCEPTANCE PROCESS	28
9	DELAYS IN TRANSITION PLAN AND REMEDIES FOR DELAYS	30
10	SERVICE PROVISION	31
11	CONTRACTOR & CLIENT WARRANTIES	34
12	KPIS AND SERVICE LEVELS	37
13	CO-OPERATION WITH THIRD PARTIES	38
14	CHANGE CONTROL	39
15	REGULATORY COMPLIANCE	40
16	CONTRACT MANAGEMENT/KEY STAFF	44
17	MANAGEMENT AND SUPERVISION	46
18	MONITORING/AUDIT/ACCESS RIGHTS	46
19	PRICING	49
20	THIRD PARTY SERVICES	49
21	PAYMENT	49
22	[REDACTED]*	52
23	INTELLECTUAL PROPERTY RIGHTS	52
24	DOCUMENTATION/RECORDS	56
25	INSURANCE	57
26	INDEMNITIES AND LIMITATIONS UPON LIABILITY	57
27	DISASTER RECOVERY	60
28	SUSPENSION OF SERVICES	60
29	FORCE MAJEURE	62
30	[REDACTED]*	64
31	DISPUTE RESOLUTION	64
32	TERMINATION	67
33	EFFECT OF TERMINATION	69
34	FINANCIAL PROTECTION	71
35	EMPLOYEES	72
36	CONFIDENTIALITY	73
37	ANNOUNCEMENTS/PUBLICITY	77

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

38	ENTIRE AGREEMENT	77
39	NOTICES	77
40	WAIVER	79
41	INVALIDITY AND SEVERABILITY	79
42	ASSIGNABILITY	80
43	GROUP BENEFIT	81
44	SUBCONTRACTING	81
45	NO PARTNERSHIP	81
46	AMENDMENT	82
47	LAW AND JURISDICTION	82
48	COUNTERPARTS	82
50	NON-SOLICITATION	83
Schedules		90
1	THIRD PARTY CONFIDENTIALITY AGREEMENT	90
2	FORMATION OF WORK CONTRACTS	98
3	IS REQUIREMENTS AND SYSTEM SECURITY	112
4	CHANGE CONTROL PROCEDURE	134
5	ORGANISATIONAL STRUCTURE	143
6	GOVERNANCE	151
7	PRICING MODEL	161
8	DISASTER RECOVERY AND BUSINESS CONTINUITY PLANS	175
9	EXIT PLANS	186
10	DEFECTS NOTICE PRO-FORMA	197
11	SUSPENSION RIGHTS PRO-FORMA	198
12	STEP-IN RIGHTS NOTICE PRO-FORMA	199
13	CONTRACTOR COVENANTS	200
14	TERMS OF CONDITIONAL TRANSFER	205
15	PROFORMA WORK CONTRACT	213
16	PARENT COMPANY GUARANTEE	262
17	AGREED DOCUMENTS - INDEX	268
18	INFORMATION SECURITY REQUIREMENTS	269
19	FORM OF TRANSFORMATIONAL WORK CONTRACT	282
20	MANAGEMENT OF HEALTH, SAFETY & ENVIRONMENT OFFSHORE	284
21	DATA PROCESSING AGREEMENT	287
22	CORPORATE RESPONSIBILITY POLICY	296

THIS FRAMEWORK AGREEMENT FOR THE PROVISION OF SERVICES (the “Agreement”) is made on February 29, 2012

BY AND AMONG

(1)	Centrica plc (registered as a public limited company in England under number 3033654) whose registered office is at Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD (“Client”) (for and on behalf of Client Group);

(2)	ExlService Holdings, Inc., a Delaware corporation with its principal office at 280 Park Avenue, 38th Floor, New York, NY 10017, USA (“EXL US”); and

(3)	exl Service.com (India) Private Limited, an Indian private limited company with its principal office at 48 Sector 58, Noida, UP 201 301, India (“EXL India”).

BACKGROUND

(A)	WHEREAS, Client, EXL US and EXL India have previously entered into a Framework Agreement for the Provision of Services with the agreement reference CEN/2005/9464/BU (the “Original Agreement”) pursuant to which Client received and the Contractor delivered certain services, which services were set forth in work contracts to the Agreement entered into from time to time;

(B)	The Original Agreement and all work contracts thereunder are to be terminated immediately prior to this Agreement taking effect. This Agreement amends and updates the terms contained in the Original Agreement to reflect (1) the various individual amendments to the Original Agreement that have been entered into from time to time and (2) new commercial terms agreed to by the parties;

(C)	WHEREAS, from the Effective Date this Agreement supersedes the Original Agreement in respect of matters arising on and after the Effective Date;

(D)	Work Contracts will take effect from 00:01 on the Effective Date in accordance with the terms of this Agreement; and

(E)	NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract as set forth herein.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions shall have the following meanings unless the context otherwise requires:

“Acceptance”	acceptance for each Testable Output, which shall occur on the day on which an Acceptance Certificate has been issued for such Testable Output

“Acceptance Certificate”	a confirmation (which can be in electronic format) to be issued by Client in relation to a Testable Output when the Acceptance Test(s) has been completed, and all the relevant Acceptance Criteria met or waived, for that Testable Output

“Acceptance Criteria”	the criteria to be used to assess each Testable Output, as set out in Annex 1 of each Work Contract

“Acceptance Tests”	such tests to be carried out by Client in respect of the Testable Outputs as are set out in the Transition Plan contained in Annex 1 of each Work Contract

“Affiliate”	any Subsidiary or Holding Company of a company and any Subsidiary of any such Holding Company. “Subsidiary” and “Holding Company” shall each have the meaning set out in section 1159 of the Companies Act 2006

“Agreed Documents”

(a)     those documents relating to this Agreement, and to Work Contracts generally, contained in the separate bundle entitled “Agreed Documents Relating to the Framework Agreement for the provision of Services”, such bundle comprising the documents and items listed in Schedule 17 and being signed or initialled by an authorised representative of each party and dated the same date as this Agreement, as may be varied from time to time by invoking the Change Control Procedure; and

(b)    those documents relating to specific Work Contracts contained in a separate bundle entitled “Agreed Documents relating to Work Contract Reference:”, such bundle being signed by an authorised representative of each party and which is dated with the same date as the relevant Work Contract, as may be varied from time to time, by invoking the Change Control Procedure

“Annex”	an annexure to a Work Contract

“Anticipated Services”	back office processes associated with customer transfers (including meter reading disputes), billing, metering, customer payment processing, Homemove and account maintenance, and electricity pre-payment

“Assets”	any item of equipment, infrastructure, network, hardware and software, premises and furniture which the Contractor uses to perform the Services

“Authorised Representative”	the relevant individual having responsibility for the matter in question for each of Client and the Contractor as detailed in paragraph 7 of Schedule 6

“Average Price”	means in relation to the Comparable Services provided by the Comparison Group, the mean average of prices for those Comparable Services (as adjusted by using Equivalent Services Data) over the previous twelve (12) month period. For the avoidance of doubt, the “mean average price” shall be calculated by aggregating the prices derived from Equivalent Services Data for each of the services and dividing the same by the number of instances of Comparable Service

“BCP”	the business continuity plan designed to ensure the Contractor is able to continue to provide the Services in the event of certain specified disruptive incidents, based on the BCP principles being set out in Schedule 8

“Business Day”	a day (other than a Saturday or Sunday) on which commercial banks are open for deposit taking in London

“Change Control Procedure”	the procedure set out in Schedule 4

“Change Notices”	those notices issued pursuant to the Change Control Procedure

“Charges”	the Implementation Charges and the Service Charges

[REDACTED]*	[REDACTED]*

“Client Data”	any data, documents, text, drawings, diagrams, images or sounds (together with any database made up of any of these), embodied in any medium, that are supplied to the Contractor by or on behalf of Client, or Client’s customers, or which the Contractor is required to generate, process, store or transmit pursuant to this Agreement; provided that Client Data shall not include Contractor Confidential Information

“Client Group”	any company which on the date of this Agreement or during the term of the Agreement is, in relation to Client, its Affiliate

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“Client Materials”	the software, hardware and other materials which are to be provided by Client to the Contractor pursuant to this Agreement, together with any other software, hardware and other materials which are provided or made available by Client and/or its sub-contractors to the Contractor for the purposes of this Agreement

“Comparable Services”	means services that are identical or substantially similar to the benchmarked Services (including in terms of scope, specification, volume and required quality of performance

“Comparison Group”	means a sample group of no less than four organisations providing Comparable Services identified by Client consisting of organisations located in the primary country from which such Services are delivered which are either of similar size to the Contractor or which are similarly structured in terms of their business and their service offering in the business process outsourcing industry so as to be fair comparators with the Contractor

“Confidential Information”	will mean and include:

(a)     any information of a confidential nature, including documents, letters, plans, diagrams, sketches, drawings, photographs, models, specifications, software, programs, data and any other material bearing or incorporating any information relating to the disclosing party and/or its know-how, business, affairs, customers, contractors and/or assets disclosed to the receiving party, whether in writing, orally or by any other means, by the disclosing party or any third party acting on its behalf, whether before, after or on the Effective

Date including for the avoidance of doubt the information contained in the CD containing the Contractor’s pricing model and formulae included in the Agreed Documents;

(b)     in respect of Client only, analyses, compilations, studies, notes and other documents prepared by the Contractor which contain or otherwise reflect or are generated from any such information specified in paragraph (a) above; and

(c) information of a confidential nature obtained by observation during visits to premises,

but will exclude any part of such information which (and which can be shown by documentary evidence):

(i) is or becomes available in the public domain without breach of this Agreement;

(ii) a party can prove is lawfully in its possession free of any restriction as to its use or disclosure before the date of the disclosure;

(iii)   is or was received by the Client on the one hand and EXL US and/or EXL India on the other from any third party not acting on behalf of the other of them where such third party has the right to disclose such information; or

(iv) subject to clauses 36.2 and 36.3, Authorised Representatives of the parties have agreed in writing may be disclosed

“Continuation Period”	a period following the date of termination of a Work Contract during which Client may elect to continue to receive certain Services, as more specifically described in clause 33.7

“Contractor”	each and/or both (as appropriate) of EXL US and EXL India and any Affiliate thereof as agreed in writing by the parties from time to time

[REDACTED]*	[REDACTED]*

“Contractor Covenant” or “Contractor Covenants”	each (and all, as appropriate) of the covenants contained in Schedule 13

“Contractor Software”	Software owned or licensed by the Contractor or its Affiliates (excluding the Client Materials)

“Contract Period”	in relation to a Work Contract, the period from the Contract Term Start Date until the date of termination of such Work Contract, in accordance with the terms of this Agreement or such Work Contract

“Contract Term Start Date”	the date upon which a Work Contract comes into force, such date being specified in each Work Contract

“Contract Year”	the period of 12 months commencing on the Effective Date and thereafter each consecutive period of 12 months, and in the final Contract Year the period between the last anniversary of the Effective Date and the date of expiry or termination of this Agreement

“Control”	shall have the meaning set out in section 416 of the Income and Corporation Taxes Act 1988

“CR Policy”	means the Company’s Procurement and Corporate Responsibility Policy for Suppliers contained in Schedule 22

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“Customer Data”	will include name, address (previous, new and existing with dates that the customer lived/has lived at such addresses), telephone numbers, customer account numbers (previous, new and existing), details of usage of items supplied by Client (current and historic), payment details (bank or building society details) and any other details which Client or its customers have provided to Contractor in accordance with this Agreement

“Data Protection Agreement”	the data protection agreement signed by the parties, substantially in the form set out in Schedule 21

“Data Subject”	shall have the meaning given to such term in the Data Protection Act 1998

“Defects Notice”	a notice given under clause 7.6 using the pro forma set out in Schedule 10

“Deliverable”	a defined output specified in the Transition Plan in Annex 1 of each Work Contract, necessary in order for the Contractor to deliver the Transition Plan in accordance with its terms

“Dependency” or “Dependencies”	any or all of the specific actions to be taken by Client as are set out in this Agreement or the relevant Work Contract

“Direct Costs”	has the meaning given to such term in clause 22.2

“Dispute Resolution Procedure”	the procedure for the resolution of disputes contained in clause 31

“Effective Date”	00:00:01 on 1 April 2012

“Emoluments”	all and any wages, salaries, bonuses, commissions, PAYE, national insurance contributions and other periodic outgoings (including pensions contributions) (or equivalent payment obligations in a jurisdiction other than England) attributable to the employment of any employees

“Employment Liabilities”	compensation, awards, losses, costs, claims, fines, penalties, damages, expenses (including legal and other professional expenses) or liabilities relating to the employment/termination of employment

“Equivalent Services Data”	means data derived from an analysis of the Comparable Services provided by the Comparison Group that has been adjusted in accordance with the following factors: (i) the contractual and business environment under which the Services are being provided (including the scope, scale, complexity and geographical spread of the Services); (ii) any front-end investment and development costs of the Contractor; (iii) the Contractor’s risk profile including the financial (including foreign exchange allocation and relevant rates), performance or liability risks associated with the provision of the Services as a whole; (iv) the extent of the Contractor’s management and contract governance responsibilities; (v) the provision of Comparable Services by the Comparison Group for at least twenty-four (24) months; (vi) the compensation and experience of tenured professionals (commensurate with those engaged under this Agreement) providing Services to Client on behalf of the Contractor; and (vii) any other factors reasonably identified by the Contractor, which, if not taken into consideration, could unfairly cause the Contractor’s pricing to appear non-competitive

“Exit Plan”	an exit plan based on the principles contained in Schedule 9

“Failure”	a failure of the Contractor Covenants, as described in paragraph 3.2 of Schedule 13

“FOIA”	the Freedom of Information Act 2000

“Force Majeure”	has the meaning given to it in clause 29.4

“Good Industry Practice”	using standards, practices, methods and procedures which comply with all applicable Regulations and utilising that degree of skill and care, which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking

“Grouped Work Contract”	a Work Contract that is stated to be grouped with one or more other Work Contracts for certain purposes, as set out in such Work Contract, which may include grouping for the purpose of transition, volume forecasting

“Hardware”	any and all computer, telecommunication and network equipment, cabling and any physical asset which relies in any respect on computer hardware or other information technology (whether embedded or not) used in the provision of the Services

“Implementation”	the process of transferring the provision of the Services (or some of them) from Client to the Contractor

“Implementation Charges”	the charges payable by Client to the Contractor for the Contractor’s provision of the Implementation Services, as contained in each Transition Plan in Annex 1 of each Work Contract

“Implementation Period”	the period between the Contract Term Start Date specified in a Work Contract and Acceptance of the final element of Implementation for the Services the subject of such Work Contract

“Implementation Services”	the services to be provided as part of a Transition Plan as set out in Annex 1 of each Work Contract

“Indian Regulations”	all laws and legislation of India applicable to the Services and/or the output from the Services

“Initial Term”	the minimum term specified in each Work Contract

“Inscope Change”	has the meaning given to it in Schedule 4

“Intellectual Property Rights”	patents, trade marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyrights, database rights, know-how, trade or business names, and other similar rights or obligations whether registrable or not in England and/or India

“Key Milestone”	a key stage in Implementation (whether a Deliverable or an element of the Implementation Services), each Key Milestone being an indicator of whether the Contractor is reaching the required levels of progress within the timescales set out in the Transition Plan contained in Annex 1 of each Work Contract and collectively indicating the likelihood of the Contractor being able to deliver the Transition Plan in accordance with its terms

“Key Staff”	the individuals to be appointed by the Contractor to the roles specified in Schedule 5 and Annex 8 of each Work Contract and any Staff appointed as Operations Manager or above. For the avoidance of doubt Key Staff does not include any Contractor “Business Leader”, Contractor’s General Manager UK/Europe, “Head of Analytics”, “Head of Transformations” or any

Contractor employee senior to such positions (e.g. Contractor’s Chief Executive Officer), except to the extent such a person is specifically named in a Work Contract

“KPI”	the Service Levels described as key performance indicators in Annex 5 of each Work Contract

“Liquidated Damages”	liquidated damages payable by the Contractor to Client for failing to achieve Key Milestones during the Implementation Period, as specified for each Work Contract in accordance with the process in Schedule 2 and more precisely detailed in Annex 1 of each Work Contract

“Minimum Term”	the minimum term of this Agreement, being the period from the Effective Date until the date which is three years from the Service Commencement Date of the first Work Contract under which the Contractor is to supply Services to the Client

“Month”	a calendar month (and “Monthly” shall be construed accordingly)

“Outcome Based Pricing”	has the meaning given to it in Schedule 7

“Outscope Change”	has the meaning given to it in Schedule 4

“party”	any of Client, EXL US and EXL India

“parties”	the Client on the one hand and EXL US and EXL India on the other

“Permitted Contractor”	has the meaning given to it in clause 44.1

“Personal Data”	shall have the meaning given to such term in the Data Protection Act 1998

“Premises”	the site(s) from which the Contractor provides the Services to Client as specified in a Work Contract and any other site (or any part thereof) agreed from time to time by the parties in writing to have Services performed from it for Client

“Pre-Process training”	includes induction to the Contractor and Client, introduction to diversity training, the utilities industry in the UK and includes training on Data Protection Act and Disability Discrimination Act in addition to voice related services, comprehensive voice training including English fluency training

“Pricing Model”	the menu of prices and methodology for translating such menu of prices into individual Work Contracts, as is contained in Schedule 7

“Process Methodology”	the process and methodology to agree the specific terms of a Work Contract, set out in Schedule 2

“Process Training”	includes training on systems which are used to deliver the processes

“Project Materials”	any and all works of authorship, products and materials developed, written or prepared by the Contractor specifically for the purposes of this Agreement including the process and related documents produced by the Contractor in accordance with the baseline analysis agreement and all computer programs, reports, studies, data, diagrams and charts and all reports and other outputs generated by the Contractor as part of its obligations (excluding those prepared for internal use), save as otherwise agreed in writing by the parties

“Regulations”	UK Regulations and Indian Regulations

“Regulatory Authority”	all relevant governmental, statutory or regulatory bodies in England and/or India or any other competent authority or entity (including, in respect of UK Regulations, the Financial Services Authority and the Information Commissioner) as

the same may be replaced from time to time having responsibility for the regulation or governance of activities which include all or some of the Services or the use or application of the output from the Services

“Service Charges”	the charges payable by Client to the Contractor for the provision of the Services, as set out in Annex 6 of each Work Contract

“Service Commencement Date”	in respect of each Work Contract the date upon which the Contractor first starts to perform the Services associated with a Service Element under that Work Contract

“Service Credits”	service credits payable by the Contractor to Client in the circumstances and for the sums specified in Annex 5 of each Work Contract

“Service Element”	individual components of the Services, as are specified in Annex 2 of each Work Contract

“Service Level” and “Service Levels”	any of, or all of, the service levels set out in Schedule 3 and Annex 5 and Annex 7 of each Work Contract

“Services”	the services to be performed from time to time by the Contractor as identified in each Work Contract then in force

“Shared Resources”	Staff who are not dedicated to performance of the Services, being only those identified as such in Schedule 5 and Annex 8 of each Work Contract

“Software”	any and all computer programs and where appropriate licences to use the same, including all modules, routines and subroutines of such programs, used in the provision of the Services

“Staff”	those employees of the Contractor and employees of any Permitted Contractor (in each case whether full time, part time or temporary) delivering the Services from time to time

“Testable Output”	each output to be tested in relation to Deliverables and Implementation Services as expressly referred to as a ‘Testable Output’ in Annex 1 of a Work Contract

“Transition Plan”	the plan, including the Deliverables, Implementation Services and Key Milestones, contained in Annex 1 of a Work Contract (together with the terms and conditions relating to these), that governs the way in which the Contractor must prepare for and carry out the migration of the Services from Client to the Contractor

“Transition Project Plan”	the plan which sets out the process to manage the transition of the Services to the Contractor

[REDACTED]*	[REDACTED]*

“UK Regulations”	all laws and legislation of England applicable to the Services and/or the output from the Services (including, where applicable, the Data Protection Act 1998 and all rules, directions, regulations and recommendations issued by Regulatory Authorities which are applicable to the Services and in the case of recommendations treated as binding by Client)

“VAT”	value added tax imposed by the Value Added Tax Act 1994

“Warranty” and “Warranties”	any of, or all of, the warranties contained in clause 11

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“Work Contract”	a work contract agreed and signed by Client and the Contractor in relation to Services based on either the pro forma set out in Schedule 15 or Schedule 19, as appropriate. In the event that Schedule 19 applies the Work Contract shall not be construed in accordance with Schedule 2

“Work Contract Year”	in respect of each Work Contract, the period of 12 months commencing on the Service Commencement Date, thereafter each consecutive period of 12 months, and in the final Work Contract Year the period between the last anniversary of the Service Commencement Date and the date of expiry or termination of the Work Contract

“Year 2000 Compliant”	the definition of Year 2000 Compliant as set out in “Amplification of the Definition and Rules” in the British Standards Institution document DISC PD 2000-1:1998

1.2	Schedules 1 to 22 of this Agreement form an integral part of this Agreement and references to this Agreement include the Schedules to this Agreement.

1.3	References in this Agreement to clauses or Schedules are to clauses of, or Schedules to, this Agreement. For the avoidance of doubt references in a Work Contract to Annexes shall be to the Annexes of that Work Contract.

1.4	A reference to this Agreement shall include all Work Contracts entered into pursuant to this Agreement in force from time to time.

1.5	The headings used in this Agreement are for convenience only and do not affect the construction or interpretation of this Agreement.

1.6	References to a statute or statutory provision include that provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement and any subordinate legislation made under it.

1.7	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and reference to any gender shall include the other genders.

1.8	Words importing individuals or persons shall include companies, corporations, firms, unincorporated bodies of persons and partnerships.

1.9	The words “include”, “including”, “includes”, “in particular” or any similar expression are to be construed as if they were immediately followed by the words “without limitation”.

1.10	The obligations of EXL US and EXL India under this Agreement are joint and several. However, complete fulfilment by EXL India of obligations imposed on “the Contractor” under this Agreement will discharge EXL US of those same obligations and vice versa. Where any consent or agreement is required from the Contractor, EXL US and/or EXL India pursuant to this Agreement the consent or agreement (as appropriate) of their Authorised Representative (where appropriate) and otherwise either of EXL US or EXL India shall constitute the consent or agreement (as appropriate) of both of them. Where there is any requirement on Client to provide information, support or carry out activities in relation to the Contractor, and the Agreement is silent as to which entity or person such requirement shall be provided, the fulfilment of that requirement to one of EXL US and EXL India shall constitute fulfilment of that requirement as regards both of them without further enquiry being necessary by Client.

1.11	If there is any ambiguity between the terms of a Work Contract, the annexes to a Works Contract, clauses 1 to 54 of this Agreement and the Schedules, the following order of priority shall prevail:

1.11.1	the Work Contract;

1.11.2	the annexes to a Works Contract;

1.11.3	clauses 1 to 54 of this Agreement;

1.11.4	the Schedules; and

1.11.5	the Agreed Documents.

2.	TERMINATION OF ORIGINAL AGREEMENT

2.1	With effect from 23:59:59 on 31 March 2012 (“the Original Termination Date”) the Original Agreement and all work contracts made under it shall terminate; provided that the consequences of the termination provisions (clause 33) of the Original Agreement shall not apply.

2.2	If a claim is brought that relates to an event arising prior to the Original Termination Date, such claim shall be managed in accordance and subject to the terms of the Original Agreement.

3.	TERM OF AGREEMENT AND OF INDIVIDUAL WORK CONTRACTS

3.1	This Agreement shall commence on the Effective Date and, subject to clauses 32 and 33.7, shall continue until expiry of the Minimum Term.

3.1.1	No later than six months prior to the expiry of the Minimum Term, Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the Minimum Term (such period being the “First Extension Period”), provided that such extension is subject to the parties mutual agreement to reasonable adjustments if any to the Charges to be applicable during the First Extension Period; provided further that any increase to the Charges shall be capped to a maximum increase of 3.5% from the then current Charges.

3.1.2	No later than six months prior to the expiry of the First Extension Period Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the First Extension Period (such period being the “Second Extension Period”), provided that such extension is subject to the parties mutual agreement to reasonable adjustments to the Charges to be applicable during to be applicable during the Second Extension Period; provided further that any increase to the Charges shall be capped to a maximum increase of 3.5% from the then current Charges.

3.1.3	For the avoidance of doubt, extension of this Agreement pursuant to clauses 3.1.1 and/or 3.1.2 shall extend the term of any Work Contract unless Client advises the Contractor otherwise in writing in relation to any Work Contract.

3.2	The expiry or termination of this Agreement shall have the following effect in relation to any Work Contract in force immediately prior to the expiry or termination of this Agreement:

3.2.1	Save where clause 3.2.3 applies, if Client gives notice in writing to the Contractor prior to the date of expiry or termination of this Agreement (the

“Termination Date”) that it wishes any Work Contract that would otherwise then be in force to terminate on the Termination Date any such Work Contract shall terminate on the Termination Date contemporaneously with this Agreement.

3.2.2	Save where clause 3.2.3 applies, if Client does not give any notice of the type envisaged in clause 3.2.1 then this Agreement shall not terminate on the Termination Date but shall stay in full force and effect (other than providing for the entering into of any new Work Contract) until expiry or termination of the last Work Contract remaining in force following the Termination Date.

3.2.3	Where the Contractor terminates this Agreement either pursuant to clause 32.4 or, pursuant to clause 29.3.2 in circumstances where all the Services then being provided under this Agreement are terminated pursuant to that clause, the termination of this Agreement shall terminate any Work Contracts outstanding at the date of such termination.

3.3	Any Work Contract shall commence on the Contract Term Start Date and, subject to clauses 3.1, 3.2 and 33.7 and elsewhere as specified in this Agreement, shall continue for the Initial Term and thereafter until terminated by at least three months’ written notice from any party.

3.4	Notwithstanding the above, Client may terminate this Agreement and/or any Work Contract at any time, including within its Initial Term or any written agreed extension of the Initial Term, provided that Client serves three (3) months’ prior written notice upon the Contractor. If Client exercises its right to terminate under this clause 3.4 in respect of a Work Contract, Client shall pay within 30 days of the date of the Work Contract terminating, an early termination fee limited to:

3.4.1	the sum of (i) [REDACTED]* per FTE (as defined in the relevant Work Contract) engaged in the provision of the Services on a dedicated basis under and in accordance with that Work Contract and this Agreement as at the date of the termination of the Work Contract or (ii) in the event of a Work Contract based upon Outcome Based Pricing the fee specified in such Work Contract (if any); and

3.4.2	the unrecovered part of any infrastructure and/or set-up costs specific to the Work Contract (such costs to be amortised on a straight line basis over the original Contract Period of the Work Contract) and the Contractor’s reasonable demobilisation expenses (being employee severance costs (in

*	Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

such amounts as set out in the appropriate sections of the Agreed Documents) or, if less, the cost of the Contractor in relocating employees to another site, together with technology and telecoms decommissioning). The Contractor shall mitigate all such costs to the extent reasonable. Any alteration to the Contractor’s separation policy set out in the Agreed Documents in relation to Staff shall not, unless and to the extent required by Indian Regulations, lead to or give rise to any increase in the severance costs payable by Client under this clause. If Client exercises its rights under this clause the Contractor shall give notice to Staff at such time, consistent with the separation policy, as Client shall require.

For example, if a Work Contract (other than an Outcome Based Pricing Work Contract) initially has 20 FTEs and is eventually terminated by Client pursuant to this clause 3.4 and on the date of the termination of the Work Contract there are only 10 FTEs engaged in the provision of Services thereunder (due to ramp downs over the course of the term of such Work Contract), then Client shall pay to Contractor a termination fee equal to (1) [REDACTED]* ([REDACTED]* * 10) plus (2) the unrecovered capital expenditure costs (if any) calculated pursuant to clause 3.4.2 above.

3.5	Notwithstanding the above, if the Contractor Covenants are in Failure, Client may terminate this Agreement and all Work Contracts under it on three (3) months prior written notice without paying any compensation pursuant to clause 3.4 and, if it wishes, exercise its rights under Schedule 14 in which case this Agreement and all Work Contracts shall terminate in accordance with the terms of that Schedule.

3.6	For the avoidance of doubt a Work Contract may be signed on behalf of the Contractor by an Authorised Representative of either EXL India or EXL US.

4.	NO EXCLUSIVITY

4.1	Save as Client may expressly agree in writing in a Work Contract, this Agreement grants no exclusivity to the Contractor over any services or gives any commitment to take a specific volume or minimum volume of the services which Client wishes to procure, whether or not such services are similar to or the same as those supplied by the Contractor to Client pursuant to a current Work Contract.

4.2	None of the parties has any commitment to enter into any Work Contract with the other parties during the term of this Agreement.

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

5.	FORMATION OF WORK CONTRACTS

5.1	This Agreement sets out the basic uniform terms of each Work Contract and establishes the overarching principles and processes that will apply to the provision of Services by the Contractor to Client. In respect of the Anticipated Services, Work Contracts shall strictly adhere to the principles contained in the Schedules and the Annexes to the draft Work Contract contained in Schedule 15 or Schedule 19 (as applicable), save only to the extent not applicable to the relevant Services or if Client agrees in writing to an express variation.

5.2	Whenever Client, or any member of Client Group requires, and the Contractor agrees to provide services, a Work Contract substantially similar to the form set out in Schedule 15 shall be agreed and signed by Authorised Representatives of Client and the Contractor and Client and the Contractor will, acting in good faith, follow the Process Methodology. It is acknowledged by the parties that for Services, other than Anticipated Services, the terms contained in the Annexes to the Work Contract may need to be varied insofar as the draft provisions are not relevant to such Services. Notwithstanding the foregoing: (i) if the Services to be provided are for the use of the Contractor’s six sigma or specified consulting resources only, then the parties will enter into a Work Contract substantially similar to the form set out in Schedule 19; and; (ii) if the Services are to be provided pursuant to Outcome Based Pricing, then the parties will enter into a Work Contract substantially similar to Work Contract 1 for Credit Back Office.

5.3	To facilitate the commercial agreement of Work Contracts, Client and the Contractor have agreed the Pricing Model and recognise that unless agreed in writing to the contrary by Client, whenever applicable this will be used to determine the appropriate pricing for any Work Contract. Accordingly in relation to any Work Contract Client and the Contractor, acting in good faith and in an open and transparent manner, shall:

5.3.1	save where agreed to the contrary with Client in writing, apply the Pricing Model to determine the prices properly payable for the Services required under a particular Work Contract; and

5.3.2	unless agreed in writing to the contrary by Client in writing, adhere strictly to the terms of this Agreement.

5.4	Where the Pricing Model is not applicable to specific Services the subject of a proposed Work Contract, the parties shall negotiate the charges to be applicable to the new Work Contract in good faith (and in an open and auditable manner), based always on the underlying principles of the Pricing Model.

5.5	To facilitate the application of the Agreement the Contractor agrees that it will:

5.5.1	respond to a Client request for Services on the basis set out in this Agreement; and

5.5.2	promptly provide such explanations and information as Client shall require to demonstrate that it is complying in all respects with the terms of this Agreement including this clause 5.

5.6	The provisions of a Work Contract shall override and exclude any other conditions which the Contractor may seek to impose or any contrary or additional terms and conditions as contained in or referred to in any other documents and/or correspondence from the Contractor in respect of the services which are the subject of the Work Contract.

5.7	If a Client Affiliate enters into a Work Contract, but is based in a territory other than the United Kingdom, the Work Contract shall contain such adjustment as is reasonably necessary to take account of different rules and regulations (including necessary changes to clause 15).

6.	APPOINTMENT

6.1	During the Contract Period of any Work Contract the Contractor shall provide and deliver:

6.1.1	the Implementation Services; and

6.1.2	the Services,

to Client in accordance with and subject to the terms in such Work Contract and this Agreement.

7.	TRANSITION PLAN

Implementation Services

7.1	During the Implementation Period of a Work Contract the Contractor shall provide the Implementation Services and the Deliverables in accordance with the relevant Transition Plan (including provision of any training modules contained in such Transition Plan, in the manner set out in Annex 10 of each Work Contract) and the technical solution and design obligations set out in Schedule 3 and Annex 7 of the relevant Work Contract.

7.2	The Contractor shall carry out the Implementation Services and deliver the Deliverables so that the relevant Implementation Services are fully completed, and the Deliverables are achieved, all to the standard required by this Agreement within the timescales detailed in Annex 1 of the relevant Work Contract and, where parts of the same are Testable Outputs, Acceptance has occurred for such Testable Outputs before the Service Commencement Date for that Service Element.

7.3	The Contractor will perform the Implementation Services and deliver the Deliverables so as to minimise possible disruptions to Client and Client’s customers during the Implementation Period.

Right of Inspection

7.4	Client shall have, during normal business hours and otherwise on reasonable notice, the right (but not so as to unreasonably delay or impede the progress of the Implementation Services or Deliverables) itself to inspect and view the state and progress of the Implementation Services and Deliverables (including a physical inspection of the Premises, the systems, Software, records, (including employee records) and training procedures (to ensure compliance with Annex 10 of each Work Contract)) solely to ascertain whether the Transition Plan is being executed in accordance with this Agreement. If reasonably requested by Client, the Contractor shall provide copies of any documents and reports in relation to the Implementation Services and Deliverables.

7.5	Client may at any time during the Implementation Period require the Contractor reasonably to cooperate with Client in the inspection, monitoring and testing of the Implementation Services and Deliverables.

Service of Defects Notice

7.6

If Client (acting reasonably) considers that any Implementation Service or Deliverable required by a Work Contract has not been or is not being provided in accordance with this Agreement by the Contractor, it may at any time serve on the Contractor a Defects Notice specifying the relevant defect(s) in the Implementation Services or Deliverables which require remedy together with a reasonable time period for remedying such defects. If following such remedial period the Contractor remains in breach of any of its obligations under the Implementation Services or in respect of Deliverables, Client may terminate that Work Contract in accordance with clause 32.1. For the avoidance of doubt if Client serves a Defect Notice then Client may not also terminate that Work Contract pursuant to clause 32.1 in respect of the same failure until the period given in the Defects Notice for rectification has expired and then only if the relevant defect has not been rectified. Client agrees that it shall not exercise its right to terminate a Work Contract in accordance with this clause 7.6 for a de minimis failure by the Contractor which has led to a Defects Notice being issued.

Effect of Defects Notice

7.7	Client shall have due regard to any representations made to it by the Contractor concerning any Defects Notice given under clause 7.6.

7.8	The Contractor shall as soon as practicable and in any event by the date specified by Client and at its own expense take all such measures as shall be necessary to remedy the defects of the Contractor specified in the Defects Notice.

7.9	If the Contractor fails to remedy the matter which is the subject of a Defects Notice (the “Defect”) by the expiry of the time period specified in the Defects Notice then Client may suspend those Service Elements, or parts thereof, which are affected by the Defects Notice pursuant to clause 28, or may terminate the relevant Work Contract for breach in accordance with clause 32.1.1.

7.10	Client’s rights under clauses 7.6 to 7.9 shall be without prejudice to any other rights or remedy Client may have.

Consolidation Period

7.11

Following the first Service Commencement Date for any Work Contract there shall be a 90 day consolidation period during which time the Contractor shall monitor the performance under the relevant Work Contract but, save as set out in clause 7.13, in relation to which period no claim shall be made by Client for Service Credits. If during such consolidation period the level of performance under that Work Contract is not achieving some or all of the applicable Service Levels then Client at its option may issue a notice to the Contractor (a “Consolidation Period Notice”) that it wishes to suspend the Services (either in part or whole) pursuant to clause 28. If at the end of such consolidation period the level of performance of the relevant Work Contract fails to achieve some or all of the Service Levels then Client may serve upon the Contractor a notice to terminate the relevant Work Contract pursuant to clause 32.2.1. Client agrees that it shall not exercise its right to terminate this Agreement in accordance with this clause 7.11 for a de minimis failure by the

Contractor which has led to a Consolidation Period Notice being issued. In addition, if for any Work Contract, there is a Service Element for which the Implementation Period extends beyond the 90 day consolidation period specified in this clause then for that Service Element only the consolidation period shall be the planned date for completion of Implementation for that Service Element plus seven days.

7.12	In the event that Client terminates a Work Contract in accordance with clause 7.11, the Contractor shall take such steps as are necessary to return the Services to Client in accordance with clause 33 and the Exit Plan. Without prejudice to the parties’ rights and remedies arising from any termination of a Work Contract, and as set out in clause 33 and the Exit Plan, the Contractor shall pay its own costs and charges necessarily and properly incurred in migrating the Services to Client or Client’s nominated third party supplier.

7.13	Notwithstanding the above, during the Implementation Period Client will monitor the Service Level dealing with “available resource” (ie the number of full time equivalent employees) set out in Annex 5 of each Work Contract and, if the available resource does not meet the related KPI, Client shall be entitled to claim Service Credits from the Contractor in accordance with Annex 5 of such Work Contract.

7.14	In the event of a ramp up of FTEs in a Work Contract of 20% or greater (or such lesser percentage as may be mutually agreed in writing by Client’s Head of Operations (or equivalent) and the relevant Contractor Vice President), the provisions of clauses 7.11 to 7.13 shall apply to such additional resources for a period of 60 days from the effective date of such ramp up. During such 60 day period no claim shall be made by Client for Service Credits with respect to such additional resources.

8.	ACCEPTANCE PROCESS

Acceptance Tests and Acceptance Criteria

8.1	Testable Outputs for Deliverables and Implementation Services are to be subject to Acceptance Tests in accordance with the Acceptance Criteria.

8.2	The provisions of Annex 1 of each Work Contract shall determine how the Acceptance Tests and Acceptance Criteria are to be agreed, determined and carried out for Implementation Services and Deliverables.

Client Representations

8.3	The Contractor shall have due and proper regard to any representations made by Client during or regarding Client’s consideration of any Testable Output against the relevant Acceptance Criteria and any defects, errors or items to be resolved, improved, amended, varied or completed for the relevant Acceptance Criteria to be met.

Issue of Acceptance Certificate

8.4	Provided that Client, acting reasonably, is satisfied in relation to any Testable Output that:

8.4.1	all Acceptance Criteria relating to the same have been met;

8.4.2	any incomplete part of the Testable Output (a) will not impact upon the Contractor’s ability to perform the relevant Service Element in accordance with this Agreement and (b) shall be completed within ten days (or such other period as shall be agreed by the parties) of the issue of the relevant Acceptance Certificate in accordance with the terms of this Agreement; and

8.4.3	all documents required to be delivered to Client in relation to that Testable Output in accordance with this Agreement have been provided,

Client shall, immediately upon being requested so to do by the Contractor, issue the relevant Acceptance Certificate relating to the Testable Output in question.

Effect of Issue

8.5	The issue of an Acceptance Certificate in relation to any Testable Output and Acceptance occurring shall confirm acceptance by Client that the relevant Testable Output has met the relevant Acceptance Criteria. Whilst the issue of an Acceptance Certificate will confirm completion of an element of the Implementation Services, this does not in any other way lessen or affect the obligations of the Contractor under this Agreement in relation to the Services or signify Client’s approval of the means of delivery of each of the Testable Outputs or Services.

9.	DELAYS IN TRANSITION PLAN AND REMEDIES FOR DELAYS

Notice of Delay

9.1	If at any time the Contractor becomes aware that any of the Services (including any Implementation Services and/or Deliverables) will not be, or is unlikely to be, completed (including any Key Milestone not being delivered in full) in accordance with this Agreement by, or any Acceptance of a Testable Output not been achieved in accordance with any timescales set out in the relevant Work Contract (whether or not the delay is caused by the Contractor, Client or any other reason), the Contractor shall forthwith give notice to Client to that effect specifying:

9.1.1	the reason for the delay or likely delay; and

9.1.2	an estimate of the likely effect of the delay on the performance of the relevant Services, completion of the relevant Implementation Services, Deliverable or Key Milestone and the effect on the commencement of the relevant Services (taking into account any measures that the Contractor proposes to adopt to mitigate the consequences of the delay, in accordance with clause 9.3).

Supply of Information

9.2	Following service of a notice by the Contractor pursuant to clause 9.1 the Contractor shall promptly supply to Client any further information relating to the delay which from time to time:

9.2.1	is received by or known to the Contractor; or

9.2.2	is reasonably requested by Client (to the extent the Contractor knows of, has the same in its possession at the relevant time or is able to obtain it on reasonable enquiry).

Duty to Mitigate

9.3

Each party shall use all reasonable endeavours and take all reasonable steps to mitigate the consequences of any delay which is the subject of a notice pursuant to clause 9.1 and the Contractor shall implement any steps reasonably requested by Client. This obligation shall be without prejudice to any other rights of Client in respect of, or arising out of, such delay, provided that Client shall not request steps of the Contractor in respect of any failure which is already the subject of a Defects

Notice where any timescale relating to the remedy of such failure in such Defects Notice has not yet expired. For the avoidance of doubt the Contractor shall not be responsible to the extent that a delay is caused by a Force Majeure which affects only Client’s ability to receive the Services and not the Contractor’s ability to perform the Services, but shall nevertheless continue to use all reasonable endeavours in accordance with this clause 9.3. Where the Contractor is unable to mitigate its costs as a consequence of Client’s action or inaction, the Contractor shall not be in breach of this clause 9.3.

9.4	[REDACTED]*

9.5	[REDACTED]*

9.6	[REDACTED]*

9.7	[REDACTED]*

10.	SERVICE PROVISION

10.1	The Contractor shall provide each Service Element from the relevant Service Commencement Date in accordance with:

10.1.1	the terms of this Agreement and the relevant Work Contract;

10.1.2	Client’s data security policy as provided to the Contractor in the Agreed Documents and as amended by Client in writing from time to time, provided that where the data security policy imposes obligations upon the Contractor in addition to those contained in Schedule 18, then the Contractor shall comply with such policy to the extent that it can reasonably do so without necessitating its invocation of the Change Control Procedure;

10.1.3	Good Industry Practice;

10.1.4	Client’s reasonable instructions from time to time, provided that if the Contractor reasonably considers such requirements to be an Outscope Change, it may refer such instructions to the Change Control Procedure; and

10.1.5	the information security requirements contained in Schedule 18.

10.2	The Contractor shall ensure that the Services (including the Implementation Services where applicable) are performed by:

10.2.1	members of the Key Staff, where set out in the relevant Work Contracts; and

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

10.2.2	such other members of the Staff who possess suitable skills and experience for the performance of the Services,

and that all such Staff (including Key Staff) comply with all the terms of this Agreement applicable to them.

10.3	The Contractor shall at all times cooperate with and assist Client as Client may properly require in order to enable Client to satisfy its legal and regulatory obligations in connection with the provision of the Services, provided that if the Contractor reasonably considers such requirements to be an Outscope Change, it may refer such instructions to the Change Control Procedure. In addition, and without prejudice to clause 36, the Contractor will also make available to Client all relevant information the Contractor maintains for the purpose of complying with its obligations under this Agreement, each Work Contract and the Data Protection Agreement and which is requested by Client solely to comply with its legal and regulatory obligations.

10.4	Client shall perform its obligations identified in this Agreement and each Work Contract. If Client does not perform any such obligation either by the time specified, or to the reasonable standards required, then the Contractor shall be excused performance of any of its related obligations to the extent that Client’s failure to perform has given rise to the Contractor’s failure to perform its obligations. This shall, save in the case where injunctive or similar equitable relief is appropriate, be the Contractor’s sole remedy for a failure by Client to perform its obligations. For the avoidance of doubt any non-payment of or dispute over the amount or payment of the Charges shall not permit the Contractor to cease or alter the performance of the Services but shall be referred to the Dispute Resolution Procedure.

10.5	The Contractor shall perform the Services in accordance with Service Levels set out in Annex 5 of each Work Contract.

10.6	Client shall provide to the Contractor volume data and forecasts in the manner, frequency and containing the detail set out in Annex 3 of each Work Contract.

10.7	Whenever the Contractor provides training to Staff, it shall comply with the training requirements set out in Annex 10 of each Work Contract.

10.8	The Contractor shall provide the Services up to the Actual Volume provided by Client fully in accordance with the KPIs and Service Levels applicable to those Actual Volume and the terms of this Agreement. “Actual Volume” shall have the meaning given to such term in the relevant Work Contract.

10.9	Where Client requires Services which are in volume terms outside the scope of the Agreed Tolerance as defined in paragraph 24.1 of Annex 3 to Schedule 15 the Contractor shall use its reasonable endeavours, save as otherwise agreed, to provide all such Services which are in excess of the Actual Volumes on equivalent financial terms as the then current Services and in accordance with the terms of this Agreement and in accordance with the provisions of Annex 3 of each Work Contract. “Agreed Tolerance” shall have the meaning given to such term in the relevant Work Contract.

10.10	Client shall provide the Client Materials in a timely manner to enable the Contractor to comply with its obligations pursuant to this Agreement.

10.11	Following the prior written consent of Client (not to be unreasonably withheld or delayed), the Contractor’s employees may access such of Client’s premises (subject always to such supervision as Client believes reasonable) solely to the extent that such access is necessary for the Contractor’s proper performance of the Services. The Contractor’s employees shall comply with all reasonable directions of Client issued to the Contractor’s employees whilst upon Client’s premises.

10.12	Should the Contractor be unable to perform the Services in accordance with the terms of this Agreement and it reasonably believes that such inability is due to the actions or inactions of a member of the Client Group, the Contractor shall notify this to Client without delay and Client and the Contractor agree to use all reasonable endeavours to attempt to resolve any such issue, provided that (save as set out specifically elsewhere in this Agreement), this clause 10.12 shall not of itself excuse the Contractor from its obligation to provide the Services hereunder, nor shall it of itself place any obligation on Client to carry out any action or cease any action that are not placed on Client elsewhere in this Agreement.

10.13	Save that the Contractor may not make any such reference referred to in this clause 10.13 until Client has made the disclosure to its employees referred to in clause 36.5.3, the Contractor shall, unless and until Client advises otherwise, and subject as stated below, list Client as a reference on all pitches and proposals EXL US or any of its Affiliates makes to undertake business processing services on behalf of a third party. The Contractor shall advise Client in generic terms whenever it is put forward as a reference provided that it shall only list Client as a reference in relation to pitches or proposals made to Client Competitors with Client’s prior written consent.

10.14	Except as otherwise provided for in a Work Contract, both parties acknowledge that U.K. and Indian Bank Holidays will be treated as a normal Business Day by the Contractor and will aim to plan workload accordingly. UK Bank Holidays will not be treated as a normal Business Day by the Contractor if the Contractor is given prior written notice of planned Client systems downtime (such downtime is anticipated to be by exception).

10.15	Both parties acknowledge that for planned Client system downtime (subject to Client providing 20 Business Days notice) Client will not be charged for Contractor unproductive time and both parties will seek to agree (acting reasonably and in good faith) to a strategy to enable the Contractor to where possible recover productive hour equivalents to those lost. Such strategies will be agreed via the Change Control Procedure. The Contractor shall ensure that they take all reasonable steps to mitigate the impact for any loss in productive hours

11.	CONTRACTOR & CLIENT WARRANTIES

11.1	EXL US warrants and represents to Client that at the Effective Date;

11.1.1	EXL US is properly constituted and incorporated under the laws of the State of Delaware and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Work Contracts;

11.1.2	EXL US has performed sufficient due diligence to fully satisfy itself in respect of the obligations contained in this Agreement, the Data Protection Agreement and any Services which may be entered into pursuant to this Agreement on such date;

11.1.3	any and all materials, documents, drawings, plans, data, models, financial information or any other information or representations whatsoever provided by EXL US to Client prior to entering into this Agreement are true, complete and accurate in all respects and are not misleading;

11.1.4	all financial information provided to Client is good and consistent with the financial information used in preparing EXL US’s annual audited financial statement; and

11.1.5	there are no facts or circumstances in relation to the financial position or operation or constitution of EXL US which have not been fully and fairly disclosed to Client in writing and which, if so disclosed, might reasonably have been expected to affect the decision of Client to enter into this Agreement.

11.2	EXL India warrants and represents to Client that at the Effective Date :

11.2.1	EXL India is properly constituted and incorporated under the laws of India and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Works Contracts;

11.2.2	EXL India has performed sufficient due diligence to fully satisfy itself in respect of the obligations contained in this Agreement, the Data Protection Agreement and any Services which may be entered into pursuant to this Agreement on such date;

11.2.3	that any and all materials, documents, drawings, plans, data, models, financial information or any other information or representations whatsoever provided by EXL India to Client prior to entering into this Agreement are true, complete and accurate in all respects and are not misleading; and

11.2.4	there are no facts or circumstances in relation to the financial position or operation or constitution of EXL India which have not been fully and fairly disclosed to Client in writing and which, if so disclosed, might reasonably have been expected to affect the decision of Client to enter into this Agreement.

11.3	The Contractor undertakes to Client that at all times during the Contract Period:

11.3.1	it will provide the Services in accordance with each Work Contract and the terms of this Agreement;

11.3.2	it has satisfied itself in respect of each Work Contract as to the obligations therein, and the scope and requirements of the Services detailed in each such Work Contract;

11.3.3	it will comply with the Transition Plan in each Work Contract and achieve all Key Milestones stated in such Transition Plan;

11.3.4	it will provide the Services using appropriately qualified, skilled and trained personnel;

11.3.5	all Assets are of the requisite quality, adequacy and performance and are appropriate to achieve Client’s requirements set out in this Agreement;

11.3.6	all Hardware or Software (other than software of the Client) used by the Contractor in the performance of this Agreement shall be Year 2000 Compliant;

11.3.7	any Contractor Software used by the Contractor in the performance of this Agreement will, to the extent to which it is necessary for the performance of the Services, from such date, if any, as the United Kingdom enters into Monetary and Economic Union with the EU:

11.3.7.1	allow all financial and monetary information and all calculations resulting therefrom to be converted and rounded from Sterling to Euro and Euro to Sterling in accordance with the rules for conversion and rounding contained in EU Council Regulation 1103/97; and

11.3.7.2	be capable of operating in dual currency (and for these purposes “dual currency” means United Kingdom Pounds and the Euro);

11.3.8	it shall not knowingly or negligently introduce a software virus, computer worms, software bombs or similar items into the Hardware or Software used by Client or by the Contractor in the provision of the Services and will not knowingly introduce any logic bombs, Trojan horses or time bombs into the Hardware or Software used by Client or by the Contractor in the provision of the Services;

11.3.9	all Assets (including licences and equipment) provided or procured by the Contractor for the provision of the Services are adequate and appropriate for the provision of the Services in accordance with this Agreement and shall, to the extent possible, be transferable to Client provided that Client shall be responsible for any associated transfer or licensing fees where applicable;

11.3.10	all Permitted Contractors enter into the standard confidentiality agreement with the Contractor in the form of that contained in Schedule 1;

11.3.11	all Staff engaged in the provision of the Services will adhere to equivalent confidentiality obligations as are contained in clause 36; and

11.3.12	it shall comply with any applicable provisions of the Foreign Exchange Management Act 1999 (“FEMA”) and FEMA regulations made thereunder and ensure that it has all requisite approvals necessary under FEMA and such FEMA regulations for the operation of this Agreement.

11.4	The Client warrants and represents that:

11.4.1	it is properly constituted and incorporated under the laws of England and Wales and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Work Contracts;

11.4.2	there are no facts or circumstances in relation to the financial position or constitution of Client which have not been fully and fairly disclosed to the Contractor which, if so disclosed, might reasonably have been expected to affect the decision of the Contractor to enter into this Agreement;

11.4.3	all corporate action required by it to authorise the execution and delivery of, and to execute its rights and perform its obligations under this Agreement and all other documents which are to be executed by it as envisaged by this Agreement have been or will be taken;

11.4.4	the Contractor will not be required to purchase any licences or obtain any third party consents to allow it to use Client Materials for the purposes of providing the Services pursuant to this Agreement; and

11.4.5	Client has obtained any governmental consents and/or authorisations necessary under UK Regulations to allow it to contract out the provision of the Services to the Contractor, and the Contractor will not be required to obtain any separate or further consents and/or authorisation under UK Regulation in order to enable it to provide the Services in the manner contemplated by this Agreement.

12.	KPIS AND SERVICE LEVELS

12.1	The Service Levels set the level of performance of each of the Service Elements that are, as a minimum, required of the Contractor.

12.2	Certain of the Service Levels have a related KPI and in respect of any such Service Level the Contractor will provide the Services in accordance with the KPI.

12.3	The Contractor shall monitor its performance of the Services in accordance with the procedure set out in Schedule 3, Annex 5 and Annex 7 of each Work Contract and within ten Business Days of the end of each month the Contractor shall provide a report to Client of its performance of the Services, in particular identifying its performance of the Services when measured against KPIs.

12.4	If the Contractor fails to achieve KPIs in a month, then, subject to clause 12.5, the default provisions of Schedule 3 and Annex 5 and Annex 7 of each Work Contract shall apply and Client shall be entitled to claim under the remedies contained in Schedule 3 and Annex 5 and Annex 7 of each Work Contract.

12.5	[REDACTED]*

12.6	If the Contractor fails to achieve a KPI and such failure is caused by a Dependency not being fulfilled, then to the extent that the failure is caused by the Dependency not being fulfilled the Contractor shall be relieved from any liability in respect of the non-compliance.

12.7	Client may elect to undertake its own performance monitoring exercise at any stage during the term of this Agreement for any purpose including in order to ensure that the Services are being provided in accordance with this Agreement.

12.8	Client’s rights under this clause 12 shall be without prejudice to any other right or remedy which Client may have with regard to any failure to provide the Services to the levels required by the Service Levels and KPIs.

13.	CO-OPERATION WITH THIRD PARTIES

13.1	The Contractor shall co-operate with any sub-contractor of Client which Client notifies to the Contractor from time to time specifying the areas in which cooperation is necessary and the necessary actions, if any, which the Contractor is requested to undertake. The Contractor may request that the matter be subject to the Change Control Procedure which shall, if applicable, determine what Charge may be made for such co-operation. If Client requires the Contractor to work with a Contractor Competitor, Client shall procure that the Contractor will not be required to disclose its Intellectual Property Rights or any of its Confidential Information to such Contractor Competitor, and that such representatives from such Contractor Competitor cannot, without the Contractor’s prior written consent, enter the Premises or give instructions to Staff.

*	Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

13.2	Notwithstanding clause 13.1 Client confirms that it is solely responsible for managing and directing its sub-contractors and that the Contractor has no obligation to manage or direct Client’s sub-contractors.

14.	CHANGE CONTROL

14.1	Either of Client or the Contractor may serve a Change Notice relating to an Inscope Change requiring it (or, if served by the Contractor, requesting) the other of them to make an Inscope Change to the Services or the Transition Plan in accordance with the Change Control Procedure.

14.2	Either of Client or the Contractor may serve a Change Notice relating to an Outscope Change upon the other of them requesting changes to the Services or the Transition Plan in accordance with the Change Control Procedure.

14.3	Client may serve a notice (a “Regulatory Change Notice”) upon the Contractor requesting the Contractor to make a change to the Services or the Transition Plan within the timescale specified by Client where there is a change in UK Regulations or a direction by a Regulatory Authority with regard to UK Regulations after the Effective Date.

14.4	Where Client serves a Regulatory Change Notice, the Contractor shall make and implement such change within the timescale specified in the Regulatory Change Notice. If reasonably practicable the parties shall determine any necessary variation to the Charges or other terms of this Agreement in accordance with the Change Control Procedure prior to implementation of the change(s) required by the Regulatory Change Notice, but if this is not reasonably practicable then Client will pay the Contractor all costs and expenses properly and necessarily incurred. Such costs shall be calculated on the Contractor’s standard man day rates as set out in Schedule 7 (the “Regulatory Costs”), provided that if the capital cost to the Contractor of complying with the Regulatory Change Notice in terms of capital expenditure will exceed

[REDACTED]*, then the Contractor shall not be required to incur the expenditure required to comply with the Regulatory Control Notice unless and until Client agrees in writing to purchase (such purchase to be arranged and managed by the Contractor) such assets to allow the Contractor to utilise the same to provide the Services. The parties will subsequently use the Change Control Procedure with retrospective effect after implementation of the change(s) required by the Regulatory Change Notice to determine any necessary change to the Charges. To the extent that capital expenditure is required but does not exceed [REDACTED]* then, unless Client elects to purchase these assets in the manner set out above, the

*

Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

cost of the Contractor funding this prior to the Charges being adjusted to reflect this change will be included as a specific addition as part of the Change Control Procedure, along with any changes to ongoing costs.

14.5	Any changes to Regulations other than changes to or incurrence of UK Regulations shall be at the risk and cost of the Contractor. Without limitation to this the Contractor may serve a Change Notice where these changes require it to provide Services in a different manner operationally to address the operational impact of the changes.

15.	REGULATORY COMPLIANCE AND DATA PROTECTION

15.1	Subject to clause 14 the Contractor shall carry out the Services in compliance with and shall ensure that all premises, equipment, systems and processes used in the provision of the Services (other than the Client Materials and all of Client’s equipment and systems) comply (to the extent applicable) with all Regulations in force from time to time.

15.2	Without prejudice to clause 15.1 the Contractor shall comply with all directions given to it by Client where these are necessary to comply with UK Regulations. The Contractor shall not be in breach of clause 15.1 if it fully and effectively complies with directions given by Client as to how to comply with a specific UK Regulation and compliance with such directions is not sufficient to comply with such UK Regulation.

15.3	If Client directs the Contractor in writing as to a particular methodology or instruction and as a result of the Contractor not complying with Client’s directions Client falls into breach of UK Regulations then:

15.3.1	the Contractor shall at its own cost immediately undertake such measures as Client shall require and which are necessary to establish compliance with the UK Regulations;

15.3.2	the Contractor shall indemnify Client against any losses, costs, expenses or fines that Client shall incur as a consequence of the Contractor’s non-compliance with Client’s directions; and/or

15.3.3	if the consequence of the Contractor’s breach is material Client may terminate this Agreement, either in respect of part or all of the Service, in accordance with clause 32.2.1.

15.4	If the Contractor incurs any additional cost as a result of changes to or incurrence of Regulations following the Effective Date, or as a result of Client’s directions pursuant to clause 15.2 given after the Effective Date, then the matter shall be addressed in the manner set out in clauses 14.4 and 14.5.

15.5	The Contractor shall following the Effective Date fully co-operate with Client to allow Client to perform an adequacy assessment of the Contractor’s data protection compliance. Any outputs from this adequacy assessment shall be incorporated into all relevant training and the Contractor shall promptly and at its own cost undertake such measures as are necessary to rectify all applicable data protection compliance that Client’s assessment has determined (acting reasonably) are inadequate.

15.6	INTENTIONALLY DELETED.

15.7	Data Protection

15.7.1	Each party agrees that, in the performance of its respective obligations under the Agreement, it shall comply with the provisions of the Data Protection Act 1998 (“the Act”) to the extent it applies to each of them. Where used in this Clause 15.7, the expressions “process”, “Personal Data”, “Data Processor” and “Data Subject” shall bear their respective meanings given in the Act.

15.7.2	The Contractor is acting as a Data Processor in providing the Services and where processing Personal Data within the European Economic Area, the following provisions shall apply:

15.7.2.1	The Contractor undertakes that it shall process the Personal Data in accordance with the terms of the Agreement and the Client’s instructions from time to time or unless otherwise required by law or any other regulatory body;

15.7.2.2	The Contractor shall ensure that only such of its employees who may be required by the Contractor to assist it in meeting its obligations under the Agreement shall have access to the Personal Data. The Contractor shall ensure that all employees used by it to provide the services have undergone training in data protection and in the care and handling of Personal Data.

15.7.2.3	The Contractor shall ensure appropriate operational and technical measures are in place to safeguard against any unauthorised access, loss, destruction, theft, use or disclosure of the Client’s Personal Data and, having regard to the state of technological development and the cost of implementing any measures, the measures must ensure a level of security appropriate to the harm that might result from unauthorised or unlawful processing or accidental loss, destruction or damage. In addition if required, the Contractor will provide to the Client assurance in respect of the security of any Personal Data processed by the Contractor as may be reasonably required by the Client to comply with its obligations under the Act, including for example promptly providing reasonable information to the Client upon request regarding such security measures;

15.7.2.4	The Contractor agrees to notify the Data Controller in the event that it receives a request or notice from a Data Subject exercising his rights under the Act and to assist the Client promptly with all subject access requests which may be received from Data Subjects;

15.7.2.5	The Contractor will not disclose Personal Data to, or appoint a sub-processor which is, a third party other than with the prior written agreement of the Client or as otherwise permitted in the Agreement (other than in this Clause 15.7). Where the Contractor wishes to so appoint a sub-processor, the Contractor shall do so in the following manner:

15.7.2.6	The Contractor and sub-processor shall contract on terms, which are substantially similar to the ones set out in either Clause 15.7.2 or 15.7.3, as applicable, and the Client shall be named as a third party beneficiary (for the purpose of the Contracts (Rights of Third Parties) Act 1999) to that contract; and

15.7.2.7	The grant of any approval by the Client under clause 15.7.2.5 in respect of the appointment of any sub-processor shall not relieve the Contractor from any liability under this Agreement and the Contractor shall remain responsible for obligations, services and functions performed by any of its sub-processors to the same extent as if those obligations, services and functions were performed by the Contractor.

15.7.3	The Contractor will allow its data processing facilities, procedures and documentation which relate to the processing of the Personal Data to be inspected by the auditors (on reasonable written notice and during Contractor’s regular business hours) of the Client and/or the Client’s employees or agents, in order to ascertain compliance with the terms of the Agreement.

15.7.4	The Contractor shall promptly carry out any request from the Client requiring the Contractor to amend, transfer or delete the Personal Data or any part of the Personal Data;

15.7.5	On termination, the Contractor shall immediately cease to use the Personal Data and shall arrange for its safe return or destruction as shall be agreed with the Client at the relevant time;

15.7.6	The Contractor shall notify the Client immediately upon receiving any notice or communication from any Data Subject, supervisory or government body, including the Office of the Information Commissioner, which relates directly or indirectly to the processing of the Personal Data under this Agreement;

15.7.7	If requested, the Contractor shall provide to the Client a copy of the Personal Data in the format and on the media reasonably specified by the Client;

15.7.8	If any Personal Data in the possession or control of the Contractor become lost, corrupted or rendered unusable for any reason, the Contractor shall promptly restore such Personal Data using its back up and/or disaster recovery procedures at no cost to the Client;

15.7.9	The Contractor shall not and will ensure that its sub-contractors shall not, under any circumstances transfer the Personal Data outside the European Economic Area unless authorised in writing to do so by the Client; and

15.7.10	Where the Contractor is processing Personal Data outside the European Economic Area, the Clauses in Schedule 21 shall be entered into between the Client and the Contractor.

16.	CONTRACT MANAGEMENT/KEY STAFF

16.1	Each of Client and the Contractor shall employ throughout the term of this Agreement and during the Contract Period of each Work Contract an Authorised Representative (or Authorised Representatives), whose identity will be notified in writing from time to time to the other of them.

16.2	The Authorised Representatives shall have the full authority to act on behalf of the party which it represents for the purposes of this Agreement or such other additional purposes as are notified in writing from time to time by Client or the Contractor, as appropriate, to the other in respect of its Authorised Representative.

16.3	Each of Client and the Contractor shall be entitled to treat any act of the other’s Authorised Representatives in connection with this Agreement as being expressly authorised by the party or parties which such Authorised Representative represents (save where the Agreement expressly provides or the parties have previously agreed in writing otherwise).

16.4	The Contractor’s Authorised Representatives shall have day to day responsibility for the implementation of each Transition Plan and the Services and shall attend any meetings relating to this Agreement that are reasonably requested by Client’s Authorised Representative.

16.5	In addition to the Authorised Representatives, the parties shall respectively both provide the identity and contact details of the individuals specified in Schedule 6 and ensure that they fulfil the functions specified in Schedule 6.

16.6	If any member of the Key Staff leaves the employment of the Contractor, the Contractor shall:

16.6.1	inform Client of the departure as soon as it becomes irrevocable or the member of Key Staff has given notice to terminate his employment contract; and

16.6.2	confirm the name, qualifications and experience of any replacement to Client.

It is agreed that the Contractor shall replace each departing member of the Key Staff with an individual of at least equivalent experience and expertise in delivery of projects or services similar to the Transition Plan, Implementation Services or Services (as applicable) and with equivalent levels of authority as the member of Key

Staff being replaced. If Client does not agree (acting reasonably) that the Contractor has replaced a departing member of the Key Staff with an individual of at least relevant experience and expertise, Client may notify the Contractor in writing of this concern requiring an explanation and the Contractor’s proposals to remedy the situation.

16.7	Client may at any time require the Contractor to notify Client in writing within ten days of:

16.7.1	the numbers and grades of Staff and Key Staff engaged in the provision of each Service Element;

16.7.2	the technical solution employed to deliver each Service Element; and

16.7.3	any software and hardware employed to deliver each Service Element.

Client shall use its reasonable discretion to render all information provided to it pursuant to this clause 16.7 generic and not identify the Contractor’s precise staffing levels, technical solution and systems. Provided that it complies with this clause 16.7, Client shall be permitted to use this information in any retendering exercise and may release such information to third party providers, subject to the third party providers agreeing confidentiality obligations equivalent to those in this Agreement.

16.8	The Contractor shall not redeploy any of the Key Staff to another of its clients/customers without the prior written consent of Client. The Contractor shall not use any of the Hardware or Software for the provision of services to a third party (save where the Hardware and Software is identified in this Agreement or a Work Contract as being Hardware or Software shared with third parties).

16.9	Client reserves the right by notice in writing to the Contractor to require removal from the Services of any individual used by the Contractor in the provision of the Services, provided that a prior reasonable justification has been provided to the Contractor confirming that this action is appropriate. Following the issue of any such notice the Contractor shall promptly withdraw such individual from provision of the Services and ensure that any Confidential Information held by such individual is returned to the Contractor or Client (as appropriate).

16.10	[REDACTED]*

16.11	[REDACTED]*

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

17.	MANAGEMENT AND SUPERVISION

17.1	The Contractor shall manage the Services in accordance with the requirements of this Agreement and in particular with Schedule 6.

17.2	The Contractor shall ensure that all of the Staff are fully supervised at all times and fully comply in all respects with any agreed procedures, all relevant Regulations and conduct themselves in a manner appropriate to the Services.

17.3	The Contractor shall have, or shall work towards obtaining by a date no later than the earliest Service Commencement Date arising pursuant to any Work Contract entered into, a quality management framework covering such points as:

17.3.1	Service performance;

17.3.2	KPI and Service Level measures;

17.3.3	feedback and coaching for Staff;

17.3.4	process improvements; and

17.3.5	customer satisfaction measurement.

17.4	The Contractor shall implement those cultural and house-style policies which are referred to in Schedule 5, and contained in the Agreed Documents together with any other policies of which Client notifies the Contractor. If the Contractor reasonably believes that such policies of Client conflict with the Contractor’s own policies, then it shall notify Client and the parties shall agree a mutually satisfactory solution to the conflict (and in the absence of agreement, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure). If any policy of which Client notifies the Contractor following the Effective Date (or in relation to an individual Work Contract, the relevant Contract Term Start Date) causes an increase or looks likely to cause an increase in the Contractor’s costs which the Contractor (acting reasonably) believes to be an Outscope Change, the Contractor may refer such matter to the Change Control Procedure.

18.	MONITORING/AUDIT/ACCESS RIGHTS

18.1	The Contractor shall provide audit and access rights (collectively the “Inspection Rights”; for the avoidance of doubt, the rights granted pursuant to clauses 7.4 and

7.5 shall also be deemed to be included in the Inspection Rights), on the following basis (where reference is made to an exercise of the Inspection Rights, that is a reference to an exercise of such rights in a complete or partial manner):

18.1.1	Client and/or any Client appointed auditor shall be permitted access to any and all documentation in the possession, custody or control of the Contractor which relates to the Services and the Contractor shall procure that any person acting on its behalf (including any Permitted Contractor) who has such documents and/or other information shall also provide such access;

18.1.2	the Inspection Rights include the power to interview Staff, Permitted Contractors, staff of Permitted Contractors (provided that a representative of the Contractor may be present during any such interview), take copies of any and all documentation and have access to and take copies of any computer data held for the purposes of the Services at all reasonable times and upon reasonable notice;

18.1.3	each of the parties will be responsible for all of its own costs arising from its exercise of the Inspection Rights; and

18.1.4	to the extent and for the period that the Inspection Rights cause any unavoidable disruption to the Services or the Contractor’s obligations under this Agreement, the Contractor will not be liable for the consequences arising from such disruption.

The Inspection Rights shall also extend to establishing and verifying compliance with the Data Protection Agreement, the Contractor Covenants, the information security requirements set out at Schedule 18 and the organisational structure set out at Schedule 5.

18.2	If requested by Client, the Contractor shall provide copies of any documents and reports which the Contractor holds in relation to the provision of the Services and the operation of this Agreement and the Work Contracts made under it.

18.3	Client agrees that where it, or its appointed auditors, exercises its rights to inspect and/or audit all or any part of the Services under this Agreement, it will use reasonable endeavours to minimise any disruption caused to the provision of the Services and the Contractor’s compliance with its obligations.

18.4	The Contractor shall grant to Client (and its employees and authorised agents) access to the Premises together with any other site(s) at which the Contractor holds records relating to the Services at all times without prior notice in order to enable Client to monitor and validate the Contractor’s performance of the Services and of its obligations under this Work Contract.

18.5	Client or its agent shall be permitted open book access (at any time and with no notice requirements) to all records (including financial records) maintained pursuant to this Agreement and each Work Contract during the term of this Agreement and the Contract Period of each Work Contract (as applicable) and for a further period of 90 days following the date of termination of this Agreement or Work Contract (as applicable).

18.6	Client shall procure that any of its personnel and authorised agents visiting the Premises shall conform to the reasonable rules laid down by the Contractor from time to time for visitors to its premises.

18.7	Client agrees that:

18.7.1	where it requires a third party provider to access the Contractor’s premises; or

18.7.2	Client provides a third party provider access to the Contractor’s data,

it shall prior to such third party having access to the premises or to the data, procure that such third party executes a confidentiality agreement with Client providing that such third party owes duties of confidentiality to both Client and the Contractor which are at least equivalent to the confidentiality obligations contained in this Agreement and shall contain a prohibition on disclosure of such data.

18.8	Save where agreed to the contrary by Client in writing, the Contractor shall provide certificates confirming compliance with the standards detailed in this clause 18.8 on an annual basis, such certification to be provided during the month preceding each anniversary of the Effective Date. The certification areas subject to this clause 18.8 are:

18.8.1	ISO 27001;

18.8.2	ISO 9001; and

18.8.3	Sarbanes-Oxley compliance, evidenced by copies of the Sarbanes-Oxley certifications made in Contractors annual Form 10-K filed with the United States Securities and Exchange Commission.

19.	PRICING

19.1	Subject to the other terms of this Agreement, throughout each Contract Period, Client shall pay to the Contractor the Charges specified in each Work Contract, based upon the Pricing Model specified in Schedule 7.

19.2	Unless otherwise expressly agreed by the parties in writing or set out in this Agreement, the Charges due under this clause 19 shall constitute Client’s entire payment obligations for the Services to the Contractor under this Agreement.

19.3	All Work Contracts of Client and its Affiliates, whether made under the Agreement or not, will be deemed as Grouped Work Contracts for the purposes of calculating the baseline unit pricing (i.e. before adjusting for Service delivery requirements, infrastructure and regional variations unique to any Client entity) for the same types of Services. For the avoidance of doubt, the final pricing (i.e. the actual contracted amount) for any Services for each Client entity shall be adjusted for Service delivery requirements, infrastructure, regional variations unique to each Client entity (e.g. different shift times, dual screen monitors as opposed to single, attrition variances for working nightshift, differences in bandwidth costs and geography) or material differences to contractual terms. Client shall use reasonable efforts to ensure that when its Affiliate elect to source services from the Contractor, such Affiliate enter into Work Contracts pursuant to this Agreement. Client may in its sole discretion exclude one or more Work Contracts from this clause 19.3.

20.	THIRD PARTY SERVICES

For the avoidance of doubt, save as specifically set out in this Agreement, the Contractor is not precluded from providing services to or doing business with any Client Competitor.

21.	PAYMENT

21.1	The Contractor shall issue an invoice to Client for the Services on the basis set out in Schedule 7, Annex 6 of each Work Contract and this clause 21. Each invoice shall be sent by the Contractor to such address as Client shall notify to the Contractor from time to time.

21.2	Each invoice submitted to Client for payment must contain the following information:

21.2.1	the Work Contract(s) to which the invoice relates (the Charges to be broken down to a per Service Element basis and including or accompanied by such reporting as is sufficient for Client to reconcile the invoiced volumes and values);

21.2.2	the period to which the Charges relate;

21.2.3	any Service Credits which have been set against the Charges in accordance with Annex 5 of each Work Contract; and

21.2.4	any Liquidated Damages which have been set against the Charges in accordance with Annex 1 of each Work Contract.

21.3	Subject to clause 21.5, Client shall pay in United Kingdom Pounds Sterling (or, if replaced by the Euro, in Euro (after applying the conversion mechanism determined by United Kingdom statute, regulation or direction)) by bank transfer to such United Kingdom bank account as the Contractor may notify to Client in writing from time to time:

21.3.1	all invoices (other than with respect to debit notes) delivered to it in accordance with this clause 21 on or prior to the date which is 42 days following the date upon which Client receives the invoice; and

21.3.2	any debit notes raised by the Contractor as soon as possible (on a reasonable endeavours basis) upon receipt of the Contractor’s invoice.”

Notwithstanding anything in the Agreement to the contrary, the foreign exchange rate applied to debit note invoices shall be the closing rate set by the Reserve Bank of India on the date of the invoice.

21.4	If any sums are due to Client from the Contractor, as agreed by Client and the Contractor or as determined pursuant to the Dispute Resolution Procedure, Client shall, following prior written notice to the Contractor specifying the sums owing from the Contractor to Client and the invoice against which such sums will be set off, be entitled to set these off against such invoices.

21.5

If Client disagrees with any amount invoiced for any genuine reason or requires any further reasonable information with respect to any amount invoiced, it shall notify the Contractor of the reason(s) for such disagreement or request such further information within 30 days of receiving the invoice; pending the resolution of such dispute Client shall be entitled to withhold payment of such part of the monies which are in dispute or subject to further investigation in accordance with this clause. If no notification of a dispute is received pursuant to this clause 21.5 in relation to an invoice, then such invoice shall be paid in accordance with clause 21.3.

21.6	If the Contractor disputes that Client is entitled to any reduction in the invoiced amount or the amount of any such reduction, then it may implement the Dispute Resolution Procedure. In the event that it is resolved pursuant to the Dispute Resolution Procedure that there was an overcharge, then the Contractor shall reimburse Client for the amount overcharged if such amount has been previously paid to Contractor.

21.7	Client and the Contractor shall pay the other of them any amounts which are agreed or determined, pursuant to the Dispute Resolution Procedure, as being due to the other of them, within the later of the original payment date for the invoice and seven days following determination of the sum due.

21.8	Payment by Client shall be without prejudice to any claims or rights which Client may have against the Contractor and shall not constitute any admission by Client as to the performance by the Contractor of its obligations under this Agreement.

21.9	All amounts payable pursuant to this Work Contract are expressed exclusive of VAT properly chargeable in accordance with UK Regulations. If required by UK Regulations, Client shall pay any VAT at the rate for the time being properly chargeable in respect of the Services, subject to the Contractor providing Client with such valid tax invoices or other documentation as may be required by any relevant statute or regulation. The Contractor shall be responsible for all taxes and duties imposed upon the Charges other than those imposed pursuant to UK Regulations.

21.10	If any sum payable under this Agreement is not paid when due then, without prejudice to that party’s other rights and remedies under this Agreement, that sum will bear interest from the due date until payment is made in full, both before and after any judgment, at 2% per annum over the Bank of England base rate from time to time. The parties agree that this clause 21.10 is a substantial remedy for late payment of any sum payable under this Agreement in accordance with clause 8(2) of the Late Payment of Commercial Debts (Interest) Act 1998.

21.11

All invoices will be rendered by Contractor in a timely manner. Where invoices are not properly invoiced within 6 months of the applicable service or product delivery date and such delay is not attributable to delay on Client’s part or Client’s failure to fulfil a Client dependency, the Contractor will submit a justification for such delay. Notwithstanding any justification submitted, Client may refuse payment on such delayed invoices in its sole discretion.

22.	[REDACTED]*

22.1	[REDACTED]*

22.2	[REDACTED]*

23.	INTELLECTUAL PROPERTY RIGHTS

23.1	The Contractor acknowledges and agrees that all Intellectual Property Rights in the Project Materials shall belong exclusively and in their entirety to Client.

23.2	The Contractor agrees on request to assign or procure the assignment to Client of all Intellectual Property Rights in the Project Materials. The Contractor shall do all such things and execute all documents and instruments requested by Client which are necessary to enable Client to obtain, defend or otherwise protect or enforce its Intellectual Property Rights in the Project Materials.

23.3	Subject to clause 23.4 the parties hereby agree that all Intellectual Property Rights: (i) created by or on behalf of the Contractor prior to the Effective Date in respect of the Contractor Software to be used primarily for the purposes of performing the Services pursuant to this Agreement; and/or (ii) created after the Effective Date by or on behalf of the Contractor to be used primarily for the purposes of performing the Services pursuant to this Agreement that are not Project Materials and/or Client Materials (and do not contain or incorporate any aspect of the Client Software) (together “Contractor IPR”) shall belong to the Contractor. During the term of this Agreement:

23.3.1	The Contractor may not use Contractor IPR to provide services to a Client Competitor unless such Contractor IPR has been generically changed to be no longer designed for specific use with an energy or utilities company.

23.3.2	The Contractor grants an unrestricted, irrevocable royalty free licence for the duration of this Agreement for Client to use the Contractor IPR, including the right to sub-license such Contractor IPR to Affiliates (while they remain Affiliates) and third party contractors in connection with the Services (but, for the avoidance of doubt, not to Contractor Competitors).

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

23.3.3	If the Contractor believes that it should own or wishes to use for any persons or entity other than Client any Client Materials and/or Project Materials, it may apply in writing to Client for specific permission to own or use such development.

23.4	In relation to any Contractor IPR (i) the development of which is specifically paid for by Client, or (ii) which is embedded in the Project Materials and/or Client Materials as part of the process of actually providing the Services (but not monitoring the provision of the Services (“Developed IPR”)), the Contractor grants an unrestricted, irrevocable royalty free and perpetual licence for Client to use such Contractor IPR, including the right to sub-license such Contractor IPR to Affiliates and third parties, provided that this licence shall only cover the specific Developed IPR itself and nothing in this clause 23.4 shall be taken as granting Client a licence to or right to use any other Intellectual Property Rights or software of the Contractor, whether or not Contractor IPR, including for the avoidance of doubt any software in which Contractor IPR or Developed IPR may be embedded.

23.5	Upon request by Client, and in any event upon termination of this Agreement (howsoever occasioned), the Contractor shall promptly deliver to Client all copies of the Project Materials in its custody, control or possession.

23.6	The parties hereby agree that all Intellectual Property Rights arising during the continuance of this Agreement in respect of alterations, modifications and enhancements of Client Software (being software which is owned by or licensed to Client other than by the Contractor) made by the Contractor or procured by the Contractor specifically in connection with or to deliver the Services shall belong to Client and the Contractor undertakes as necessary to assign or procure the assignment of all such Intellectual Property Rights to Client, at Client’s expense. For the avoidance of doubt, save as may be agreed pursuant to clause 23.3.3, the Contractor shall not have the right to use Client Software for the benefit of any company not part of the Client Group.

23.7	Client shall, subject as stated in clause 23.8, indemnify and hold harmless the Contractor against all damages (including legal costs) that may be awarded or agreed to be paid to any third party in respect of any claim or action that the use of Client Software and/or the Client Materials by the Contractor or its subcontractors pursuant to this Agreement infringes any Intellectual Property Rights of a third party. Client shall provide such assistance and take such action as the Contractor shall reasonably require to protect the Contractor’s interest in such eventuality.

23.8	If the Contractor becomes aware of a matter which may give rise to a claim under the indemnity given at clause 23.7:

23.8.1	the Contractor shall notify Client immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with Client with respect to the matter; if the matter has become the subject of proceedings, the Contractor shall notify Client as soon as practicable to enable Client jointly to contest the proceedings;

23.8.2	the Contractor shall provide to Client and its advisers access to premises and personnel and to all relevant assets, documents and records that it possesses or controls to the extent necessary for the purposes of investigating the matter and enabling Client to take the action referred to in this clause and Client may take copies of the documents and records solely for this purpose;

23.8.3	the Contractor shall take any action and institute any proceedings, and give any information and assistance that Client may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against a person the Contractor’s rights in relation to the matter. In connection with proceedings related to the matter (other than against Client) the Contractor shall use reputable advisers chosen by Client and, if Client requests, allow Client the exclusive conduct of the proceedings; and

23.8.4	the Contractor may not admit liability in respect of or settle the matter without first obtaining Client’s written consent, such consent not to be unreasonably withheld or delayed.

23.9	The Contractor shall, subject as stated in clause 23.10, indemnify and hold harmless Client against all damages (including legal costs) that may be awarded or agreed to be paid to any third party in respect of any claim or action that the use of the Contractor Software by Client pursuant to this Agreement infringes any Intellectual Property Right of any third party. The Contractor shall provide such assistance and take such action as Client shall reasonably require to protect Client’s interest in such eventuality.

23.10	If Client becomes aware of a matter which may give rise to a claim under the indemnity given at clause 23.9:

23.10.1

Client shall notify the Contractor immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the Contractor with respect to the matter; if the matter has become the subject of proceedings, Client shall notify the Contractor as soon as practicable to enable the Contractor jointly to contest the proceedings;

23.10.2	Client shall provide to the Contractor and its advisers access to premises and personnel and to all relevant assets, documents and records that it possesses or controls to the extent necessary for the purposes of investigating the matter and enabling the Contractor to take the action referred to in this clause and the Contractor may take copies of the documents and records solely for this purpose;

23.10.3	Client shall take any action and institute any proceedings, and give any information and assistance that the Contractor may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against a person Client’s rights in relation to the matter. In connection with proceedings related to the matter (other than against the Contractor) Client shall use reputable advisers chosen by the Contractor and, if the Contractor requests, allow the Contractor the exclusive conduct of the proceedings; and

23.10.4	Client may not admit liability in respect of or settle the matter without first obtaining the Contractor’s written consent, such consent not to be unreasonably withheld nor delayed.

23.11	Notwithstanding any provision to the contrary, the Contractor shall retain the Intellectual Property Rights in any materials:

23.11.1	which it created prior to the Effective Date; or

23.11.2	which it has not created for Client or for the purposes of a Work Contract.

23.12	For the avoidance of doubt, the provisions of this clause 23 shall survive the expiration or termination of this Agreement howsoever occasioned.

23.13	Client may request in writing the Contractor from time to time to procure a licence to use software for use in the Services specifically containing a right to assign such software to Client upon termination of the Agreement and the Contractor shall use its best endeavours to achieve the same at Client’s cost.

23.14	Client Data

23.14.1	The Contractor acknowledges and agrees that Client Data (whether supplied by Client, or collected and/or processed by the Contractor pursuant to the Services) shall belong entirely and exclusively to Client (or, where applicable, a Client Affiliate).

23.14.2	The Contractor assigns to Client with full title guarantee, title to all present and future rights and interests in any database in which Client Data is held (if any), or shall procure that the first owner of any such database assigns it to Client on the same basis.

23.14.3	If the Contractor acquires, by whatever means (including operation of law), title to part or all of the Client Data, then the Contractor shall notify Client upon becoming aware of this and shall assign such Intellectual Property to Client as soon as reasonably practicable. The Contractor shall, at its own cost, do all such things and execute all documents and instruments requested by Client which are necessary to enable Client to obtain, defend or otherwise protect or enforce its Intellectual Property in the Client Data both during and after the term of this Agreement.

23.14.4	Client grants a non-exclusive, non-sublicensable, non-assignable, revocable licence to the Contractor to use Client Data during the term of this Agreement strictly to the extent necessary to facilitate the Contractor’s delivery of the Services (and for such time post termination as is required for fulfilment of the Exit Plan). The Contractor shall not use the licensed materials for any other purpose.

24.	DOCUMENTATION/RECORDS

24.1	The Contractor shall maintain the documentation and records required in accordance with and to the standards set out in each Work Contract.

24.2	Copies of the documentation listed in each Work Contract shall be provided to Client (in electronic format where practicable) in accordance with the procedures set out in each Work Contract.

24.3	The Contractor will develop and maintain all operational documentation necessary for provision of the Services, including the Project Materials.

25.	INSURANCE

25.1	The Contractor shall maintain throughout the continuance of this Agreement insurance policies with reputable insurers covering all of the Contractor’s risks pursuant to this Agreement. Such insurance policies (with the exception of any for automobile, property, crime and foreign liability shall contain a waiver of subrogation rights in favour of Client, save that the Contractor shall not be obliged to obtain a waiver of subrogation in respect of professional liability and crime policies. The Contractor shall bear any and all excesses, deductibles or franchises incorporated therein. The Contractor warrants that to the best of its knowledge, information and belief the insurance policies for automobile, property, crime and foreign liability cannot be provided by insurers with a wavier of subrogation rights.

25.2	The Contractor shall, if requested in writing at any time by Client, provide Client with evidence from its insurance brokers that the required coverage has been implemented and is in place. Such evidence shall be provided within 21 days of such request.

25.3	The Contractor shall give written notice to Client as soon as reasonably practicable and without undue delay in the event of cancellation or any change in the said policies which may affect Client’s interest.

25.4	Nothing in this clause 25 shall limit or relieve the Contractor or Client of their respective liabilities and obligations under this Agreement generally.

25.5	If the Contractor is in breach of clause 25.1, Client may pay any premiums required to keep such insurance in force or itself procure such insurance, and may in either case recover such reasonable amounts from the Contractor together with reasonable administration fees incurred forthwith upon written demand. Client may set off any such sums against sums payable to the Contractor at any time under this Agreement. Any action or inaction by Client under this clause shall not affect the liability of the Contractor pursuant to this Agreement.

The Contractor shall procure that the Client is named as an express or nominated beneficiary under all generally liability policies of insurance maintained by the Contractor.

26.	INDEMNITIES AND LIMITATIONS UPON LIABILITY

26.1	Subject to the limitations of liability contained in this clause 26 the Contractor shall indemnify and keep indemnified Client against any direct losses, damage, fines, costs and expenses (including third party and customer claims) which arise from the Contractor’s breach of this Agreement (including the Warranties) or from any Work Contract, or from the negligence of the Contractor, its employees, agents or subcontractors (whether or not Permitted Contractors). The Contractor acknowledges that such losses shall include:

26.1.1	the costs and expenses of migrating all or part of the Services back to Client or a third party;

26.1.2	the costs of all reasonable external consultancy, internal or external management, personnel and computer time, acceptance testing together with all reasonable costs associated therewith in any case necessarily and directly incurred to remedy the default;

26.1.3	any loss of revenue directly caused by the Contractor’s default or breach of this Agreement or any Work Contract;

26.1.4	express savings set out in a Work Contract which the Contractor has agreed that Client would otherwise have made as a result of the provision of the Services in accordance with this Agreement or any Work Contract and which will not be realised due to the early termination of this Agreement or the Work Contract;

26.1.5	payments made by Client to a third party pursuant to Client’s commitment to such third party (whether contractual or in accordance with Client’s published compensation policy guidelines) and arising as a result of such breach or neglect by the Contractor;

26.1.6	any costs incurred as a result of Client implementing its rights contained in clause 30;

26.1.7	any fines imposed by, any Regulatory Authority in connection with any breach by Client of its regulatory requirements resulting from such act or omission by the Contractor;

26.1.8	any costs incurred by Client as a result of the Contractor using Intellectual Property of Client for purposes not specified by Client (where this causes Client to be in breach of obligations to third parties in respect of such Intellectual Property); and

26.1.9	costs incurred as a result of the loss, destruction or unauthorised disclosure of, or unauthorised access to, Personal Data by the Contractor or its personnel or as a result of any failure to comply with the provisions of Clause 15.7 (Data Protection);

provided that, in each case, Client uses its best endeavours to mitigate any such losses. References above to “Client” shall include any member of the Client Group.

26.2	[REDACTED]*

26.3	[REDACTED]*

26.4	[REDACTED]*

General

26.5	Except for those provisions expressly stated in this Agreement, all warranties, conditions, terms, representations, statements, undertakings and obligations whether express or implied by statute, common law, custom, usage or otherwise are all hereby excluded to the fullest extent permitted by law.

26.6	Nothing in this Agreement shall exclude or limit either Client’s or the Contractor’s liability for:

26.6.1	death or personal injury caused by the negligence of Client or the Contractor, as appropriate;

26.6.2	any matter which it would be illegal for Client or the Contractor, as appropriate, to limit and/or exclude or to attempt to limit and/or exclude its liability for; and/or

26.6.3	fraud.

26.7	The rights and remedies of each party given in this Agreement are cumulative and not exclusive of any rights or remedies granted by law save as otherwise expressly stated in this Agreement.

26.8	For the avoidance of doubt, the Contractor’s liability for a breach of this Agreement shall be reduced if and to the extent that a breach of this Agreement by the Contractor arises directly from a breach by Client of this Agreement, or a negligent act or omission by Client pursuant to this Agreement. However, the Contractor may not use this clause 26.8 to avoid liability where the Contractor could reasonably have avoided its breach of this Agreement notwithstanding Client’s breach or negligent act or omission.

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

27.	DISASTER RECOVERY

27.1	The Contractor shall with effect from the first Service Commencement Date arising pursuant to this Agreement at all times comply with and maintain the agreed BCP. Prior to this the Contractor will develop a first version of the BCP as part of the Transition Plan.

27.2	The parties shall, to the reasonable satisfaction and under the direction of Client, in addition to the requirements of Schedule 8, test the BCP at least once in each Contract Year to ensure that such plans remain adequate in accordance with the processes set out in Schedule 8.

28.	SUSPENSION OF SERVICES

28.1	In the circumstances set out in clause 28.2 Client may at any time during the term of this Agreement serve a notice upon the Contractor using the pro-forma shown in Schedule 11 (a “Suspension Notice”) stating:

28.1.1	that it is Client’s intention to suspend the Services, or certain Service Elements;

28.1.2	the reason for such suspension;

28.1.3	the date it wishes to commence such action; and

28.1.4	an indication of the time period which at that time it believes will be necessary for such suspension (this time frame shall not be binding upon Client).

28.2	Client may serve a Suspension Notice in the following circumstances:

28.2.1	Client is in breach of Regulations, or reasonably believes it is likely to be in breach of Regulations, as a consequence of the continuance of it receiving Services or the relevant Service Element;

28.2.2	Client reasonably believes that there is a risk to the functioning of Client, or a risk to the confidentiality or probity of the information or data held, processed or utilised by Client for the performance of the Services; and/or

28.2.3	the Contractor has failed to remedy a matter which is the subject of a Defects Notice and clause 7.9 applies;

28.2.4	Client has a right to terminate a Work Contract, or this Agreement, as a consequence of the Contractor’s material breach; and/or

28.2.5	Client wishes to suspend some or all of the Services in its sole discretion.

28.3	If Client serves a Suspension Notice, the Contractor will from the date specified in the Suspension Notice suspend the Services or the relevant Service Element(s). In the event that the Services or a relevant Service Element(s) are suspended, then from the time such suspension takes effect, the Contractor shall take no action in respect of such suspended Services or Service Elements save as reasonably directed or required by Client. Client agrees that it will minimise the scope of the suspension with regard to the Services to the maximum extent it reasonably can.

28.4	Client may cease at any time to require a Service or Service Element to be suspended and must do so where the reason in clause 28.1.2 has ceased, to its reasonable satisfaction, to be operational. The Contractor shall resume such Services or Service Elements as soon as reasonably practicable following such notice from Client and in any event no longer than five Business Days following such notice.

28.5	If and to the extent that the cause of the suspension does not arise from a breach by the Contractor of any of its obligations under this Agreement (and always where the cause of suspension is pursuant to clause 28.2.5), in respect of the period during which Client requires the Services or relevant Service Elements to be suspended, Client shall, subject to clause 28.6, continue to pay all Charges that would otherwise fall due, provided that if and to the extent that the cause of the suspension arises from a breach by the Contractor of its obligations under this Agreement, during the period of suspension Client shall have no obligation to pay the Charges to the Contractor in respect of the suspended Services or Service Element(s).

28.6	The Contractor shall, in relation to this clause 28, seek to mitigate its costs to the extent reasonably possible and to the extent it is able to do so shall reduce the Charges for that period and in respect of those Services which are suspended by the amount of its saving. If the suspension occurs during an Implementation Period, the Contractor shall not incur any further unavoidable expenses with respect to the relevant Implementation Services without the prior written consent of Client.

28.7	The rights of each party under this clause 28 are without prejudice to any of its other rights whether under this Agreement or at law. The parties agree that the correct exercise by Client of its suspension rights does not create any liability for Client other than as expressly provided for in this Agreement in respect of such suspension.

28.8	If the cause of suspension arises from clause 28.2.5, Client may require the Contractor to reduce staffing levels, Assets and other factors which incur cost, in order to mitigate the cost to Client of the suspension but Client shall be responsible for any unavoidable costs incurred as a consequence, subject to Contractor advising Client of the amount of such unavoidable costs in advance, to the extent that it is reasonably possible to determine or estimate such costs in advance.

28.9	In addition to its rights under clause 28.1 Client shall have the right at its discretion, whereupon it must serve written notice on the Contractor, to delay all or specific elements of Implementation Services so as to extend the Implementation Period. If Client shall exercise its right in this regard the provisions of clauses 28.5 and 28.6 shall apply in relation to the Implementation Charges.

29.	FORCE MAJEURE

29.1	Subject to clauses 29.2 and 29.3, if either Client or the Contractor (the “Affected party” with the other of them being the “Other party” in this clause 29) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by Force Majeure, then:

29.1.1	the Affected party’s specific obligations under this Agreement which are prevented, hindered or delayed by Force Majeure shall be suspended for so long as the Force Majeure continues (the “Force Majeure Period”) and only to the extent that the Affected party is so prevented, hindered or delayed subject always to complying with this clause 29;

29.1.2	as soon as reasonably possible and in any event within one day after commencement of the Force Majeure, the Affected party shall notify the Other party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement;

29.1.3	the Affected party shall use its reasonable endeavours to mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement and the Other party will use its reasonable endeavours to assist the Affected party with the aim of reducing the Force Majeure Period; and

29.1.4	as soon as reasonably possible and in any event within one day of cessation of the Force Majeure, the Affected party shall notify the Other party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement as soon as reasonably possible.

29.2	Without prejudice to clause 29.3, during or in relation to any Force Majeure Period, Client shall not be obliged to pay to the Contractor any sum due pursuant to clause 21 in respect of the affected Service Elements to the extent that Client does not or is not able to receive the affected Service Elements.

29.3	If any Force Majeure preventing the Contractor from providing any or all of the Services in accordance with this Agreement:

29.3.1	prevails for a continuous period of three days, then Client shall be entitled to enforce its rights to step in, in accordance with the terms of clause 30, if Client reasonably believes that by enforcing its rights to step in it might mitigate the consequences of the Force Majeure; and/or

29.3.2	prevails for either a continuous period in excess of 45 days or 60 days in aggregate in any period of 365 days, then Client shall be entitled to terminate the affected Work Contract(s) by giving not less than 20 Business Days’ notice in writing to the Contractor and the Contractor shall be entitled to terminate the provision of the Service Element(s) it is prevented from providing by such Force Majeure under the relevant Work Contracts on 30 days notice in writing to Client and the Charges payable under the relevant Work Contracts shall be adjusted accordingly through the Change Control Process;

29.4	“Force Majeure” shall mean any cause preventing a party from performing any or all of its obligations (other than payment) which is beyond its reasonable control and which arises from or is attributable to an act of God (any act, event, omission or accident which is expressed to be handled by a BCP or which the BCP is practicably capable of addressing, shall not, for the avoidance of doubt, give rise to Force Majeure) and which cannot be avoided by the party taking reasonable steps. The following causes preventing a party from performing any or all of its obligations shall not be Force Majeure; default or delay of the Affected party or subcontractors (unless the default or delay of the Affected party or a subcontractor is itself caused by an event of Force Majeure); strikes; lockouts or industrial action of Affected party’s workforce; or any event attributable to the wilful act or neglect of the Affected party.

30.	[REDACTED]*

30.1	[REDACTED]*

30.2	[REDACTED]*

30.3	[REDACTED]*

30.4	[REDACTED]*

30.5	[REDACTED]*

30.6	[REDACTED]*

30.7	[REDACTED]*

30.8	[REDACTED]*

30.9	[REDACTED]*

30.10	[REDACTED]*

30.11	[REDACTED]*

30.12	[REDACTED]*

30.13	[REDACTED]*

30.14	[REDACTED]*

31.	DISPUTE RESOLUTION

31.1	If, during the term of this Agreement, a dispute arises between Client and the Contractor relating to this Agreement (including any Work Contract) and they cannot reach agreement, the unresolved matter will be escalated between them in accordance with this clause 31.

31.2	A dispute referred for determination under this clause 31 relating to any Work Contract shall be escalated internally for resolution as follows:

31.2.1	by referral in writing (issued by either of Client and the Contractor) in the first instance to the persons designated as the stage 1 representative in Annex 9 of the Work Contract the subject of the dispute;

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

31.2.2	if a dispute is not resolved within two Business Days of its referral under clause 31.2.1, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 2 representative in Annex 9 of the Work Contract the subject of the dispute;

31.2.3	if a dispute is not resolved within five Business Days of its referral under clause 31.2.2, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 3 representative in Annex 9 of the Work Contract the subject of the dispute; and

31.2.4	if a dispute is not resolved within five Business Days of its referral pursuant to clause 31.2.3 or such longer period as may be agreed by the parties, either Client or the Contractor may refer the dispute pursuant to clause 31.4.

31.3	A dispute referred for determination under this clause 31 relating to this Agreement shall be escalated internally for resolution as follows:

31.3.1	by referral in writing (issued by either Client or the Contractor) in the first instance to the persons designated as the stage one representative being:

Stage one representative	- Client’s Commercial/Contract Manager
- the Contractor’s Relationship Manager;

31.3.2	if a dispute is not resolved within two Business Days of its referral under clause 31.3.1, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 2 representative being:

Stage 2 representatives	- Client’s Head of Operations
- the Contractor’s Chief Operating Officer;

31.3.3	if a dispute is not resolved within five Business Days of its referral under clause 31.3.2, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 3 representative being:

Stage 3 representatives	- Client’s Operations/Managing Director
- the Contractor’s Executive Chairman or Chief

Executive;

31.3.4	if a dispute is not resolved within five Business Days of its referral pursuant to clause 31.3.3 or in each case such longer period as may be agreed by the parties, either Client or the Contractor may refer the dispute pursuant to clause 31.4.

31.4

31.4.1	If any dispute has not been resolved pursuant to clause 31.2 or 31.3, as appropriate, then, subject to clause 31.6, either of Client and the Contractor may by notice in writing to the other of them refer such dispute to the London Court of International Arbitration in accordance with the rules of the London Court of International Arbitration then in force.

31.4.2	The number of arbitrators will be three; each of Client and Contractor to appoint an arbitrator and the arbitrators so appointed to appoint the third.

31.4.3	The place of arbitration will be London and the language to be used in the arbitral proceedings will be English.

31.4.4	The parties hereby waive irrevocably:

31.4.4.1	any right of appeal under the Arbitration Act 1996 in relation to any award made by the arbitration tribunal appointed in accordance with this clause 31.4; and

31.4.4.2	any right to apply to the High Court under the Arbitration Act 1996 for the determination of any question of law arising in the course of any reference to arbitration under this clause.

31.5	Notwithstanding clause 31.1 to 31.4, either Client or the Contractor may, if it reasonably regards any dispute as being of sufficient importance, immediately escalate a dispute to stage 3 (as set out in clauses 31.2.3 and 31.3.3) and any escalation subsequent to such escalation shall be in accordance with clauses 31.2.4, 31.3.4 and 31.4.

31.6	If either Client or the Contractor is unable to implement (or conclude) the arbitration provisions in clause 31.5, or is seeking injunctive or other similar equitable relief, whether pursuant to clause 36.9 or otherwise, either of Client and the Contractor may resolve the matter pursuant to clause 47.2 in the English courts.

32.	TERMINATION

32.1	Subject to clause 33.7, Client may terminate this Agreement by written notice to the Contractor either in its whole, or in relation to one or more Work Contracts, or Service Elements detailed in a Work Contract, immediately if:

32.1.1	the Contractor is in material breach of any of the terms of this Agreement and, where the breach is capable of remedy, the Contractor fails to remedy such breach within 30 days after service of a written notice from Client specifying the breach and requiring it to be remedied;

32.1.2	the Contractor makes a series of non-material breaches (which in aggregate have a material effect) and, following written notice of this served by Client upon the Contractor, the Contractor has not prepared and implemented a rectification plan which will prevent the reoccurrence of such non-material breaches within 30 days of the date of Client initial notice pursuant to this clause 32.1.2.

32.2	Client may by seven days’ prior written notice served on the Contractor terminate this Agreement, subject to clause 33.7, either in its whole, or in relation to one or more of the Work Contracts, or Service Elements detailed in a Work Contract:

32.2.1	pursuant to its rights of termination expressly referenced in clauses 7.11, 7.12, 9.4 and 15.3.3, and paragraph 6.3 in Schedule 4;

32.2.2	subject to clause 32.3, the Contractor has a change in its Control; and/or

32.2.3	any Regulatory Authority prohibits Client from receiving Services (or services similar to the Services) and/or places limits or controls on Client which are commercially unacceptable to Client and such prohibition, limit or control arises from the Contractor’s breach of clause 15.1.

32.3	It is understood between the parties that the equity securities of the Contractor may be the subject of a public offering during the term of the Agreement and Work Contracts.

32.3.1	It is agreed that in these circumstances Client may terminate the Agreement, by 60 Business Days’ prior written notice, if:

32.3.1.1	40% or more of the equity securities of the Contractor become owned or under the control of a single investor who is not an investor at the Effective Date provided that this shall not apply to holdings of the equity securities of the Contractor by underwriters as a consequence of the initial public offering in their role as such, or holdings maintained by fund managers on behalf of unconnected groups of individual investors; and/or

32.3.1.2	7.5% of the equity securities of the Contractor become owned by a Client Competitor.

For the avoidance of doubt, any related costs incurred in implementing the Exit Plan shall not be charged to Client save to the extent that costs and/or an incentive fee are expressly stated to be payable by Client in the Exit Plan.

32.3.2	The Contractor agrees that it shall monitor shareholdings and senior management and if any of the criteria in clauses 32.3.1.1 to 32.3.1.2 are fulfilled, the Contractor shall notify Client immediately in writing as soon as the Contractor becomes so aware.

32.3.3	Client agrees to exercise or waive its right to terminate pursuant to clause 32.3.1.1 within 30 Business Days following written notice from the Contractor pursuant to this clause 32.3 that a person or entity has obtained the percentage of total ownership of the equity securities of the Contractor specified above.

32.3.4	If the Contractor anticipates one of the events in clause 32.3.1.1 to 32.3.1.2 occurring it may approach Client for consent to engage in such transaction, not to be unreasonably withheld or delayed. In deciding whether to consent and thereby waive its right to terminate pursuant to clauses 32.3.1.1 and 32.3.1.2, Client shall act reasonably. For the avoidance of doubt, Client may consider the nature of previous relationships with the entity, or the positioning of that entity’s business in comparison with that of Client, when assessing reasonableness.

32.4	Either of Client and the Contractor (the “Terminating Party”) may by written notice served on the other of them (the “Defaulting Party”) terminate this Agreement immediately, subject to clause 33.7, if:

32.4.1

the Defaulting Party summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager, administrator or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its winding-up which is not contested within 20 calendar days of being presented (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its administration, has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985 representing a compromise with its creditors or is the subject of a bona fide notice to strike off the register at Companies House or is subject to an administration order or other equivalent insolvency proceeding in the jurisdiction in which it is domiciled;

32.4.2	the Defaulting Party has any distraint, execution or other process levied or enforced on any of its property which is not contested or paid out within 20 calendar days of being levied or enforced;

32.4.3	the equivalent of any of the above occurs to the Defaulting Party under any jurisdiction to which that party is subject; or

32.4.4	the Defaulting Party ceases to trade.

33.	EFFECT OF TERMINATION

33.1	The termination of this Agreement, or of a Work Contract, howsoever arising is without prejudice to the rights and remedies of any party accrued prior to termination.

33.2	The clauses in this Agreement which expressly or impliedly have effect after termination will continue to be enforceable notwithstanding termination.

33.3	Notwithstanding the service of notice to terminate this Agreement or a Work Contract pursuant to clause 32 or any other express right of termination set out in this Agreement, the Contractor shall continue to provide the Services in strict accordance with the terms of this Agreement and relevant Work Contract until the date of termination of this Agreement or Work Contract and thereafter as required pursuant to clause 33.7.

33.4

Upon cessation of Services hereunder, each of Client and the Contractor shall return to the other all property of the other in its possession including Confidential Information and shall delete from its systems and/or destroy (as applicable) any Confidential Information which would otherwise remain on the Contractor’s

Hardware. In addition, the Contractor shall comply with the handover and confidential destruction requirements contained in paragraph 17 of Schedule 18. This clause will not operate to the extent that such Confidential Information is required as part of the party’s records for audit purposes, or for regulatory or legislative purposes subject to that party complying on an ongoing basis with the confidentiality obligation set out in clause 36.

33.5	The parties shall comply fully with the terms of the Exit Plan (both before and after the date of termination of this Agreement or Work Contract (as applicable)) to facilitate the handover of the Services (including any necessary migration) to Client or to a third party contractor. The Contractor’s obligations in the Exit Plan shall be performed at no cost to Client save to the extent that costs and/or an incentive fee are expressed to be payable in the Exit Plan.

33.6	In addition to the provisions of clause 33.5, the Contractor shall provide such assistance as Client may reasonably require beyond any actions specified in the Exit Plan where this is necessary in order to ensure an effective handover of responsibility for the provision of the Services to Client or its nominee.

33.7	In the event that this Agreement is terminated by Client pursuant to clause 32, then notwithstanding such termination the Contractor shall continue to provide the Services or Service Elements under this Agreement (whether pursuant to one or more Work Contracts) for such period as Client may specify being a period no greater than 12 months after the relevant date of termination (such period being referred to as the “Continuation Period”) and Client shall continue to pay the Charges and all sums due in respect of the relevant Services to the Contractor during the relevant Continuation Period at the rates (as varied from time to time in accordance with the terms of the Agreement) which are or would be applicable under this Agreement as though this Agreement or Work Contract(s) were continuing in full force and effect provided that the Contractor shall have no liability (financial or otherwise) in relation to any breach or non-performance of any of its obligations under this Agreement (whether caused by its negligence or otherwise) which continues beyond the date of termination of this Agreement or Work Contract into and during any Continuation Period to the extent that such breach which was pre-existing at the date of termination of this Agreement or Work Contract continues beyond the date of termination of this Agreement or Work Contract.

33.8	The Contractor shall indemnify and keep indemnified Client from and against all claims, liabilities, costs and expenses arising from or in connection with any claim made by the employees, agents or contractors of the Contractor against Client whether during or after the term of this Agreement.

33.9	Each clause in this clause 33 shall be applied for:

33.9.1	both part termination of a Service Element or Service Elements, in which case this clause 33 shall be applied solely in respect of such Service Element or Service Elements;

33.9.2	termination of the entire Agreement; or

33.9.3	termination of one or more Works Contract, in which case this clause 33 shall be applied solely in respect of such terminated Work Contract(s).

33.10

33.10.1	In the event Client terminates this Agreement pursuant to clause 32.4, the Client may at its option exercise the rights set out in Schedule 14 and Client and the Contractor shall act in accordance with the terms and principles set out in Schedule 14.

33.10.2	The Contractor shall use all reasonable endeavours to arrange its affairs in relation to the provision of the Services so as to ensure that the rights of Client set out in Schedule 14 may be exercised fully and effectively.

34.	FINANCIAL PROTECTION

34.1	[REDACTED]*

34.2	[REDACTED]*

34.3	[REDACTED]*

34.4	[REDACTED]*

34.5	[REDACTED]*

34.6	[REDACTED]*

34.7	If in the reasonable opinion of Client’s Finance Director or Chief Operating Officer or Operations Director, it believes (acting reasonably) that the Contractor’s economic stability is at risk, such Client officers may from time to time, but no more than twice every twelve (12) months, request from the Contractor (and the Contractor shall promptly supply) a negative assurance report with respect to the Contractor’s

*

Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

economic stability. If Client is of the reasonable opinion that exceptional circumstances in the marketplace have materially affected Contractor’s economic stability and Client has already exhausted its two requests for a negative assurance report within such twelve (12) month period, such Client officers may make additional requests for (and the Contractor shall promptly supply) the required confidential information. For the avoidance of doubt, all information provided in a negative assurance report is to be provided by Contractor within 10 Business Days, and shall be considered Confidential Information and notwithstanding anything to the contrary in the Agreement, except for disclosures compelled by law, Client’s Finance Director or Chief Operating Officer or Operations Director may not disclose such confidential information to any other Client employee, except to those that are involved in managing the Client relationship. If there is a requirement to share information beyond this group that Client will seek the prior written consent of Contractor, which shall not be unreasonably withheld.

35.	EMPLOYEES

Client Indemnity upon entry into the Agreement

35.1	The Client shall be liable for and shall indemnify the Contractor in respect of all and any Emoluments and Employment Liabilities arising from or in connection with:

the transfer or purported transfer of employment to the Contractor and/or its subcontractors of any person currently or previously employed or engaged by the Client or its contractors (other than the Contractor) (collectively referred to as the “Client Staff”) arising by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) and any equivalent or other laws, whether in the United Kingdom or India (hereinafter known as “Employment Laws”); and/or

35.1.1	any failure by the Client or its contractors to discharge in full any obligation to inform or consult appropriate representatives or employees about the transactions contemplated by this Agreement or its termination or any other matter.

35.2	[REDACTED]*

*	Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

36.	CONFIDENTIALITY

36.1	In consideration of the Confidential Information being made available to a party, such party undertakes that it will:

36.1.1	use the Confidential Information solely as necessary for the purposes of this Agreement and only disclose the Confidential Information to those persons who are required in the course of their duties to receive and consider same;

36.1.2	treat and safeguard as private and confidential all of the Confidential Information and not by any means whatsoever disclose or allow access to the Confidential Information (or permit such disclosure or access) to any person whatsoever without the prior written consent of the disclosing party, and in strict accordance with the terms of such consent;

36.1.3	not without the prior written consent of the disclosing party copy by any means whatsoever any of the Confidential Information supplied or disclosed to it otherwise than as shall be necessary to fulfil its obligations under this Agreement;

36.1.4	not make any commercial use of the Confidential Information or any part thereof save as agreed in writing or to carry out its obligations under this Agreement;

36.1.5	procure that any of its advisers, agents, directors or employees to whom disclosure of any Confidential Information is to be made agree prior to such disclosure, to be bound by the obligations of this Agreement as if they were a party hereto and the party receiving the Confidential Information will be responsible for any breach of such obligations as they apply to such persons; and

36.1.6	not reveal to any person other than as permitted by clause 36.1.5, or in accordance with clause 36.3, or make any public announcement:

36.1.6.1	of the fact that it has requested or received any Confidential Information; or

36.1.6.2	giving details of any terms or conditions of or other facts relating to the Confidential Information, or to its status,

save as may be agreed between the parties in writing.

36.2	The Contractor undertakes not to use the Confidential Information to provide services to any company that is not Client, and acknowledges that Client will not give consent to any such use either verbally or in writing. Any such consent purported to be given by any employee or agent of Client will not be valid.

36.3	In the event that Client or the Contractor as appropriate provides prior written consent to allow the other of them to disclose Confidential Information to a third party, the other of them will ensure that those third parties execute a confidentiality agreement in the form of that contained in Schedule 1.

36.4	Within seven days of receipt of a written request from a party hereto, on termination of a Work Contract or this Agreement (as appropriate) each other party will, in relation to the Confidential Information held in connection with the relevant terminated Work Contract, or all Confidential Information following termination of this Agreement, return to the other parties all physical Confidential Information that is in its possession or under its custody and control and all copies thereof and will expunge any Confidential Information from any computer, word processor or other device, and all analyses, compilations, notes studies, memoranda or other documents prepared which contain Confidential Information will be destroyed and each party will deliver to the other parties a certificate signed by a director confirming compliance with the requirements of this clause 36.4. Notwithstanding the foregoing, each party’s legal department shall be entitled to retain an archival copy of the Confidential Information in order to meet such party’s legal or regulatory obligations or in order to comply with its obligations and enforce its rights hereunder.

36.5	Subject as stated in this clause, the provisions of clause 36.1 to 36.3 will not restrict any disclosure required by or essential to comply with any law or the requirements of any governmental or regulatory authority acting within the scope of its powers, provided that:

36.5.1	if possible, for requirements not falling within the scope of clause 36.5.2 Client or the Contractor, as appropriate, is given not less than five Business Days’ prior written notice of such disclosure by the other of them that is affected, and the affected party in any event takes all necessary steps at its expense to limit disclosure to the minimum required;

36.5.2	for requirements arising in connection with an IPO or similar listing relating to the Contractor or any of its Affiliates, Client shall be given not less than five Business Days’ prior written notice of such disclosure and shall fully consult with and take account of Client’s views as to the nature and requirements for such disclosure so as to in any event take all necessary steps at the Contractor’s expense to limit disclosure to the minimum required; and

36.5.3	the Contractor shall, in any event, not make any disclosure relating to the entering into of this Agreement and naming or identifying Client or any Affiliate of Client, prior to Client making such disclosure to its employees, such disclosure to be notified to the Contractor as soon as practicable.

36.6	Each of Client and the Contractor will be fully responsible for instituting, maintaining, implementing and enforcing all security or other measures to comply with its obligations under this clause 36.

36.7	Client makes no representation, express or implied, or gives any warranty with respect to the accuracy or completeness of Confidential Information supplied by Client or any oral communication in connection therewith. However, where the Contractor specifically advises Client in writing that it, acting reasonably, will be relying on the content of specific Confidential Information in the provision of the Services and Client acting reasonably confirms its agreement to this then the Contractor shall not be liable for any failure on its part to provide the Services in accordance with this Agreement to the extent that such failure is directly caused by errors or inaccuracy in such Confidential Information.

36.8	All Confidential Information supplied or disclosed by a party will remain the property of such party.

36.9	Without prejudice to any other rights or remedies under this Agreement, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this clause 36, and an affected party will be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by any other party.

36.10	The Contractor acknowledges that Client may be subject to the FOIA both at the Effective Date and to a greater or lesser degree at a later date. The Contractor will act in accordance with the FOIA (and any other applicable codes of practice or guidance notified to the Contractor from time to time relating to the supply of information) to the extent that they apply to the Contractor’s performance under this Agreement.

36.11	The Contractor agrees that without prejudice to the generality of this clause 36, the Contractor provisions of this clause 36 are subject to the respective obligations and commitments of Client under the FOIA and where Client is managing a request thereunder, the Contractor shall provide any information reasonably required by Client in respect of such request, the Contractor to respond within five Business Days of any request by it for assistance in determining how to respond to a request for disclosure.

36.12	The Contractor shall and shall procure that its sub-contractors shall:

36.12.1	transfer any request for information, as defined under section 8 of the FOIA or the Environmental Information Regulations 2004, to Client as soon as practicable after receipt and in any event within five Business Days of receiving a request for information (and Client shall provide such explanations as the Contractor shall require to allow the Contractor to understand what information it needs to supply);

36.12.2	provide Client with a copy of all information in its possession or power in the form that Client requires within five Business Days (or such other period as Client may specify) of Client requesting that information; and

36.12.3	provide all necessary assistance as reasonably requested by Client to enable Client to respond to a request for information within the time for compliance set out in section 10 of the FOIA or the Environmental Information Regulations 2004.

36.13	The restrictions upon Confidential Information contained in this clause 36 will continue to apply after the termination of this Agreement without limit in time until the relevant Confidential Information is no longer confidential (other than as a result of a breach by any party of their obligations under this Agreement).

36.14	Each of the parties warrant that it has not made or published any statement relating to, or disclosed any Confidential Information prior to the date of this Agreement which would constitute a breach of the duty of confidentiality under this Work Contract if it had occurred after the date of this Agreement.

36.15	During the final six months of the term of a Work Contract and/or the Agreement including during the period of any extension, or following a notice of termination of this Agreement or a Work Contract as appropriate being issued by either of Client or Contractor, Client may reveal Confidential Information to any third party to whom it is considering transferring the Service, provided that Client shall procure that any such third party first agrees in writing to comply with confidentiality obligations in terms equivalent to those contained in this clause 36 for the benefit of the Contractor.

37.	ANNOUNCEMENTS/PUBLICITY

Save as otherwise set out in this Agreement, no announcement, circular, advertisement or other publicity in connection with this Agreement, its subject matter, the fact that the parties are parties to it or any ancillary matter, including relating to a Work Contract, will be made or issued by or on behalf of Client or the Contractor (save, subject to what is set out in clause 36.5, as required by law) without the prior written consent of the Authorised Representative of the other of them (such consent not to be unreasonably withheld or delayed).

38.	ENTIRE AGREEMENT

38.1	This Agreement and the Data Protection Agreement and all Work Contracts made under this Agreement contain all terms which the parties have agreed in relation to the subject matter of this Agreement, and supersede any prior written or oral agreements, representations or understandings between the parties in relation to such subject matter.

38.2	The parties acknowledge that this Agreement, the Data Protection Agreement and all Work Contracts made under this Agreement have not been entered into wholly or partly in reliance on, nor has any party been given any warranty, statement, promise or representation made by or on their behalf and other than as expressly set out in this Agreement, the Data Protection Agreement and all Work Contracts made under this Agreement. To the extent that any such warranties, statements, promises or representations have been given, the recipient party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have in relation to them.

38.3	Nothing in this clause 38 will exclude nor limit any liability which a party would otherwise have to another of the parties in respect of any statements made fraudulently.

39.	NOTICES

Services of Contractual Notices

39.1

Any notice, demand or communication in connection with this Agreement will be in writing and may be delivered by hand, special delivery post, facsimile or email addressed to the recipient at its registered office to its address, facsimile number or email address as the case may be stated in clause 39.4 below and will be marked for the attention of the individual(s) stated in clause 39.4 (or such other address or facsimile number or person which the recipient has notified in writing to the sender in accordance with this clause 39, to be received by the sender not less than seven Business Days before the notice is dispatched).

39.2	The notice, demand or communication will be deemed to have been duly served:

39.2.1	if delivered by hand, at the time of delivery;

39.2.2	if delivered by Special Delivery post, 48 hours after being posted or in the case of Airmail, ten Business Days after being posted;

39.2.3	if delivered by facsimile or email, at the time of transmission, provided that a confirming copy is sent by Special Delivery or Airmail post to the other party within 24 hours after transmission;

provided that, where in the case of delivery by hand or transmission by facsimile or email, such delivery or transmission occurs either after 4.00 pm GMT on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00 am GMT on the next following Business Day (such times being local time at the address of the recipient).

39.3	Service by facsimile or email is a valid means of service only where service of the original notice, demand or communication is not required.

39.4	The addresses and facsimile numbers for the parties are as follows:

Client	Contractor

FAO The Company Secretary Centrica plc	FAO The General Counsel ExlService Holdings, Inc.

Millstream, Maidenhead Road, Windsor, Berkshire, SL4 5GD Facsimile: Upon Request Email: (Upon Request)	280 Park Avenue, 38th Floor, New York, NY 10017, USA Facsimile: (+1) 212-277-7111 Email: (Upon Request)

39.5	For the avoidance of doubt the service of any notice in accordance with the above provisions on EXL US addressed to 280 Park Avenue, 38th Floor, New York, NY 10017, USA shall constitute effective service of such nature on the Contractor.

Service of Court Documents

39.6	For the avoidance of doubt, where proceedings have been issued in the Courts of England and Wales, the provisions of the Civil Procedure Rules must be complied with in respect of the service of documents in connection with those proceedings.

39.7	EXL US and EXL India irrevocably agrees that any claim form, order, judgment or other process (“Service Document”) may be sufficiently and effectively served on both EXL US and EXL India in connection with any proceedings in England and Wales arising out of or in any way connected after this Agreement (“proceedings”) by service on the United Kingdom service agent at ExlService (UK) Limited, Russell Bedford House, City Forum, 250 City Road, London EC1V 2QQ (the “agent” for service).

39.8	If the agent referred to in clause 39.7 (or any replacement agent notified by EXL US and EXL India to Client in writing from time to time) ceases for any reason to act as such, EXL US and EXL India will forthwith appoint a replacement agent having an address for service in England or Wales and immediately notify Client of this change in writing.

40.	WAIVER

40.1	The failure or delay by any party to this Agreement in exercising any right, power or remedy of that party under this Agreement will not in any circumstances impair such right, power or remedy nor operate as a waiver of it.

40.2	Subject as expressly provided in this Agreement the rights, powers and remedies provided in this Agreement are exclusive of any rights, powers and remedies provided by law.

40.3	Any waiver of a breach of, or default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

41.	INVALIDITY AND SEVERABILITY

If at any time any clause or part of this Agreement or any Work Contract is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable in any respect under the law of England and Wales or India:

41.1	that will not affect any other provisions of this Agreement or Work Contract which will remain in full force and effect except where it deprives one of the parties of a substantial part of the benefit intended to be derived by it from this Agreement or Work Contract without providing any corresponding benefit;

41.2	the parties will in good faith amend and, if necessary, novate this Agreement or Work Contract to reflect as nearly as possible the spirit and intention behind that illegal, invalid or unenforceable provision so that the amended clause complies with the laws of that jurisdiction; and

41.3	if the parties cannot agree upon the terms of any amendment or novation within six months of the date upon which a clause was determined to be wholly or partly illegal, invalid or unenforceable, then the parties agree to submit the terms of the amendment or novation to a mediator at the Centre for Effective Dispute Resolution for determination. The parties agree that the mediator’s decision in this respect will be final and binding.

42.	ASSIGNABILITY

42.1	The Contractor may not assign, delegate, transfer or otherwise dispose of any of its rights or responsibilities under this Agreement without the prior written consent of Client, such consent not to be unreasonably withheld or delayed.

42.2	Subject to clause 42.4, Client may without consent assign, delegate or transfer its rights or responsibilities under this Agreement to any member of the Client Group company from time to time provided that there is no change to the jurisdiction to which the Client must provide the Services and no change to the nature of Services being provided by the Contractor. Client will serve a written notice upon the Contractor prior to exercising its right pursuant to this clause 42.2.

42.3	Subject to clause 42.4, in the event that clause 42.2 does not apply, Client may assign, delegate, transfer or otherwise dispose of its rights or responsibilities under this Agreement to any company from time to time provided that such company’s most recently published balance sheets and a current credit rating (procured from Standard & Poors or an equivalent reputable international credit reference agency acceptable to both Client and the Contractor) collectively indicate to the reasonable satisfaction of Client and the Contractor that such company is sufficiently creditworthy to carry out the obligations of Client under this Agreement. Client will serve a written notice seeking consent from the Contractor prior to exercising its right pursuant to this clause 42.3, such consent not to be unreasonably withheld or delayed.

42.4	Client may not assign or transfer its rights or responsibilities under this Agreement to any of the ten largest UK-based entities whose sole or primary activities are the carrying on of the business of the provision of life insurance services or the ten largest UK-based entities whose sole or primary activities are the carrying on of the business of the provision general insurance services.

43.	GROUP BENEFIT

43.1	Companies which are a member of the Client Group have the right to enforce any terms of this Agreement which confer a benefit upon them in accordance with the Contracts (Rights of Third Parties) Act 1999.

43.2	The parties reserve the right to rescind or vary this Agreement or waive, modify or vary any term of it without the consent of any Client Group companies (save for Client).

44.	SUBCONTRACTING

44.1	The Contractor shall not be entitled to appoint a contractor or an agent for the provision of any part of the Services without the prior written consent of Client and, if Client grants such consent, the agent or contractor so appointed will be a “Permitted Contractor”.

44.2	In the event that the Contractor appoints a Permitted Contractor the Contractor shall, as between Client and the Contractor, be liable for the acts or omissions of the Permitted Contractor as if they were the Contractor’s own acts or omissions including compliance with the KPIs.

44.3	Each Permitted Contractor must enter into a confidentiality agreement with the Contractor for the benefit of Client, strictly in the form set out in Schedule 1. Until such a confidentiality agreement is signed the Permitted Contractor shall not commence its services for the Contractor and shall not be granted any access to any Confidential Information.

45.	NO PARTNERSHIP

45.1	Nothing contained in this Agreement, and no action taken by the parties pursuant to this Agreement, will be deemed to constitute a relationship between the parties of partnership, joint venture, principal and agent or employer and employee. Neither of Client or the Contractor has, nor may it represent that it has, any authority to act or make any commitments on the other’s behalf, other than as expressly stated in this Agreement or as required for the purposes of providing the Services pursuant to this Agreement.

46.	AMENDMENT

46.1	No amendment to the Agreement will be effective unless it is agreed in writing and signed by a duly Authorised Representative of each of Client and the Contractor (who is in each case an individual of escalation stage 2 or higher in clause 31.3.)

47.	LAW AND JURISDICTION

47.1	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement or of any Work Contract entered into pursuant to this Agreement will be governed by English law.

47.2	Subject to clause 31.4, the courts of England will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

48.	COUNTERPARTS

This Agreement may be entered into by the execution by the parties of this document, or by the execution by the parties of two or more identical copies of this document including by facsimile (in this latter case, each copy will be deemed to be a counterpart, and all such documents taken together will be deemed to form one contract).

49.	NON-SOLICITATION

Save where agreed pursuant to an Exit Plan or where expressly permitted pursuant to clause 33.10 and Schedule 14, Client and the Contractor each agree that they shall not during the term of this Agreement solicit for the purposes of employment members of staff of the other party. For the avoidance of doubt this shall not preclude either party from offering employment to any person approaching such party in response to a published advertisement (not specifically directed at the other party’s employees) with no inducement or solicitation on the part of such party or as otherwise mutually agreed.

50.	[REDACTED]*

50.1	[REDACTED]*

50.2	[REDACTED]*

50.3	[REDACTED]*

50.4	[REDACTED]*

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

50.5	[REDACTED]*

50.6	[REDACTED]*

50.7	[REDACTED]*

50.8	[REDACTED]*

50.9	[REDACTED]*

50.10	[REDACTED]*

51.	CORPORATE RESPONSIBILITY

51.1	The Contractor will comply with the CR Policy.

51.2	The Contractor shall allow during regular business hours the Client and any auditors or other advisers to the Client to access those portions of the Contractor’s premises, personnel and relevant records dedicated to the Services as may be reasonably required in order to undertake verification of the Contractor’s compliance with the CR Policy.

51.3	The Contractor shall provide the Client (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit. During any such audit, Client shall and shall cause its auditors and advisers to (1) comply with Contractor’s security and confidentiality procedures and (2) conduct the audit with minimal disruption to Contractor’s business and operations.

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

51.4	The Client shall provide at least five Business Days’ notice of its intention to conduct an audit, unless a specific incident has been notified to the Client, which shall be identified to the Contractor, in which case the Client shall have the right to audit without notice.

51.5	The Contractor shall contract with its Contractors on terms providing an equivalent level of protection to the bribery and corruption aspects of the CR Policy, and use reasonable endeavours to contract with its suppliers on terms providing an equivalent level of protection to the other aspects of the CR Policy.

51.6	The Contractor shall, on request, provide to the Client details of its suppliers, subject to any rights of confidentiality to which the Contractor is subject.

51.7	The Contractor will investigate its Contractors’ compliance with the CR Policy, and on request by the Client provide to the Client details of such compliance. The frequency of such investigations will be established by the Contractor based on a risk assessment of the relevant supplier, save that the Contractor shall investigate compliance with the CR Policy by any particular Contractor if reasonably requested by the Client.

51.8	In the event that the Contractor fails to comply with Clause 51.7, the Contractor shall procure that the Client or its auditors or other advisers be allowed access to the Contractor’s suppliers in order to verify compliance by such suppliers with the CR Policy.

51.9	If the Client identifies, through an audit or otherwise, any failure by the Contractor or any supplier of the Contractor to comply with the CR Policy, and to the extent Contractor disputes such finding, such failure is finally determined pursuant to the Dispute Resolution Procedure, the Contractor will work with the Client to agree a rectification plan; provided that any such dispute by Contractor shall be immediately escalated to the parties “Stage 3 representatives” pursuant to clause 31.3.3.

51.10	If an appropriate rectification plan cannot be mutually agreed or the Contractor fails within a reasonable time to carry out the rectification plan, this will be deemed to be a material breach of contract by the Contractor, giving rise to a right of termination by the Client under Clause 32.1, provided always that if there is a failure by the Contractor or any supplier of the Contractor to comply with the bribery and corruption aspects of the CR Policy, then this will be deemed to be a material breach of contract by the Contractor giving rise to a right of termination by the Client without the need to work with the Contractor first to agree a rectification plan.

52.	[REDACTED]*

52.1	[REDACTED]*

52.2	[REDACTED]*

52.3	[REDACTED]*

52.4	[REDACTED]*

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

52.5	[REDACTED]*

53.	CHANGE OF CONTROL OF CENTRICA AFFILIATES

If Client sells or otherwise transfers ownership of an Affiliate who is using Contractor services, Client shall notify the Contractor of such transaction and the parties shall mutually agree upon any necessary segregation of the Services to address Client’s confidentiality and security concerns with respect to such divested Affiliate; provided that Client shall be responsible for any reasonable costs incurred by Contractor to segregate the Services. The Contractor agrees that, if requested in writing by the Client, it will continue to provide the Services to the divested body on the terms of the relevant Work Contract(s) (including price except as provided in the sentence above) until, as a minimum, the expiry of the minimum term of the relevant Work Contract.

54.	CORPORATE SOCIAL RESPONSIBILITY

Prior to the completion of each calendar year of this Agreement, the Contractor agrees to fund one or more charities or charitable works, in one or more of the jurisdictions of operation from which the Contractor provides the Services, up to an aggregate yearly maximum of [REDACTED]* United States Dollars for all such projects combined. The Contractor and Client shall work jointly to identify suitable projects and shall mutually agree upon the terms and conditions of such investment.

*	Confidential treatment has been requested with respect to these portions of the agreement, and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

55.	CONTRACTOR FACILITY COSTS

If due to an increase in the amount of business Contractor performs for Centrica (e.g. an increase in FTEs or facility requirements) or pursuant to a request from Centrica for increased space, it is necessary for Contractor to acquire additional space for the Services or move the Services to a different Contractor facility, the parties shall determine and allocate appropriately the associated costs of such expansion or move pursuant to the Change Control Process. If Contractor seeks to move the Services to a different Contractor facility for reasons other than those noted in the preceding sentence, then Contractor shall be responsible for any associated costs in connection with such move.

For the avoidance of doubt any movement of the Services from one facility to another shall require Centrica’s prior written consent.

AS WITNESS the hands of the duly authorised representatives of the parties on the date stated at the beginning of this Agreement. The signatories below are those of the representatives authorising the Agreement as at the Effective Date.

SIGNED by Nick Luff	)	/s/ Nick Luff
duly authorised to sign for and on behalf of	)
CENTRICA plc	)
in the presence of:	)

SIGNED by Heather Rodgers	)	/s/ Heather Rodgers
duly authorised to sign for and on behalf of	)
CENTRICA plc	)
in the presence of:	)

SIGNED by Rohit Kapoor	)	/s/ Rohit Kapoor
duly authorised to sign for and on behalf of	)
EXLSERVICE HOLDINGS, INC.	)
in the presence of:	)

SIGNED by Pavan Bagai	)	/s/ Pavan Bagai
duly authorised to sign for and on behalf of	)
exl Service.com (India) Private Limited	)
in the presence of:	)

SCHEDULE 1

THIRD PARTY CONFIDENTIALITY AGREEMENT

Confidentiality Agreement

between

[Disclosing Party]

and

[Third party]

THIS CONFIDENTIALITY AGREEMENT is made on

BETWEEN:

(1)	[CONTRACTOR/CLIENT] registered number [NUMBER] whose registered office is at [ADDRESS] (the “Disclosing Party”) and includes its successors and assignees and any director, employee, affiliate, adviser, agent or contractor of it; and

(2)	[COMPANY] (registered number [NUMBER] whose registered office is at [ADDRESS] (the “Company”) and includes any director, employee, adviser or agent of it who receives Confidential Information from the Disclosing Party.

BACKGROUND:

(A)	The Disclosing Party entered into an agreement for the provision of certain services on [DATE] 2012 (the “Framework Agreement”).

(B)	The Disclosing Party entered into an agreement with the Company to provide certain services on [DATE] (the “Supply Agreement).

(C)	The Disclosing Party may have disclosed or wish to disclose certain information to the Company which is confidential under the Framework Agreement and wishes to protect the confidentiality of such information in the manner set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	For the purposes of this Agreement, the following words will have the meanings attributed to them in this clause 1:

“Affiliate”	means any Subsidiary or Holding Company of a company and any Subsidiary of any such Holding Company

“Confidential Information”	will mean and include:

(a) any information of confidential nature, including without limitation, documents, letters, plans, diagrams, sketches, drawings, photographs, models, specifications, software, programs, data and any other material bearing or incorporating any information relating to the parties to the Framework Agreement and/or its know-how, business, affairs customers, suppliers and/or assets disclosed to the Company whether in writing, orally or by any other means by the Disclosing Party or any third party acting on its behalf, whether before, after or on the date of this Agreement;

(b)	analyses, compilations, studies, notes and other documents prepared by the Company which contain or otherwise reflect or are generated from any such information specified in paragraph (a) above; and

(c)	information of a confidential nature obtained by observation during visits to premises but will exclude any part of such disclosed information which (and which can be shown by documentary evidence):

	(i)	is or becomes available in the public domain without breach of this Agreement by the Company;

	(ii)	the Company can prove is lawfully in its possession free of any restriction as to its use or disclosure before the date of the disclosure; and

	(iii)	is or was received by the Company from any third party not acting on behalf of the parties to the Framework Agreement having the right to disclose such information.

“Purpose”	means the provision of certain services by the Company to the Disclosing Party pursuant to the Supply Agreement

“Subsidiary” and “Holding Company”	will each have the same meaning as set out in section 1159 of the Companies Act 2006

1.2	References to statutes or statutory provisions will include any statutory modification or re-enactment thereof.

2.	Obligations of the Company

2.1	In consideration of the Confidential Information being made available to the Company, the Company undertakes that it will:

2.1.1	use the Confidential Information solely as necessary for the Purpose and only disclose the Confidential Information to those persons who are required in the course of their duties to receive and consider same;

2.1.2	treat and safeguard as private and confidential all of the Confidential Information and not by any means whatsoever disclose or allow access to the Confidential Information (or permit such disclosure or access) to any person whatsoever without the prior written consent of the Disclosing Party, and in strict accordance with the terms of such consent;

2.1.3	not without the prior written consent of the Disclosing Party copy by any means whatsoever any of the Confidential Information supplied or disclosed to it;

2.1.4	not make any commercial use of the Confidential Information or any part thereof save as to carry out the functions for which it has been appointed under the Supply Agreement;

2.1.5	procure that any of its advisers, agents, directors or employees to whom disclosure of any Confidential Information is to be made agree prior to such disclosure, to be bound by the obligations of this Agreement as if they were a party hereto and the Company will be responsible for any breach of such obligations as they apply to such persons; and

2.1.6	not reveal to any person other than as permitted by clause 3.1, or make any public announcement:

2.1.6.1	of the fact that any investigations or discussions are taking place concerning the Purpose;

2.1.6.2	of the fact that it has carried out, is carrying out, or will carry out any work for or is or has been or may be associated in any way with the Disclosing Party or any of the other parties to the Framework Agreement;

2.1.6.3	of the fact that it has requested or received any Confidential Information; or

2.1.6.4	giving details of any terms or conditions of or other facts relating to the Purpose, or to its status.

2.2	The Company undertakes not to use the Confidential Information to provide services to any company that is not a party to the Framework Agreement, and acknowledges that a party to the Framework Agreement will not give consent to any such use other than in writing.

2.3	In the event that a party to the Framework Agreement provides prior written consent to allow the Company to disclose Confidential Information to a third party, the Company will ensure that those third parties are bound by the same obligations as bind the Company in this Agreement.

2.4	Within seven days of receipt of a written request from the Disclosing Party, if the Framework Agreement or a work contract arising pursuant to it shall have terminated, the Company will return to the Disclosing Party all physical Confidential Information that the Disclosing Party shall request and is in its possession or under its custody and control and all copies thereof and will expunge any Confidential Information from any computer, word processor or other device, and all analyses, compilations, notes studies, memoranda or other documents prepared by the Company which contain Confidential Information will be destroyed and the Company will deliver to the Disclosing Party a certificate signed by a director confirming compliance with the requirements of this clause 2.4.

3.	General

3.1	The provisions of clause 2 will not restrict any disclosure required by or essential to comply with any law or the requirements of any governmental or regulatory authority acting within the scope of its powers, provided that the Disclosing Party is given not less than five working days’ prior written notice of such disclosure and the Company in any event takes all necessary steps at its expense to limit disclosure to the minimum required.

3.2	The Company will be fully responsible for instituting, maintaining, implementing and enforcing all security or other measures to comply with its obligations under this Agreement.

3.3	The Company undertakes to comply with all relevant provisions of the Data Protection Act 1998 in relation to this Agreement and the Confidential Information. The Company will not take any action in relation to this Agreement and the Confidential Information which will put or may cause [the Disclosing Party/Centrica plc] or any of its Affiliates to be in breach of section 105 of the Utilities Act 2000.

3.4	The Disclosing Party makes no representation, express or implied, or gives any warranty with respect to the accuracy or completeness of the Confidential Information or any oral communication in connection therewith and the Company hereby undertakes to the Disclosing Party to waive any liability which may be incurred by reason of the Company’s use of, or reliance upon, the Confidential Information.

3.5	All Confidential Information supplied or disclosed by the Disclosing Party will remain the property of the appropriate party to the Framework Agreement.

3.6	This Agreement is personal to and may not be assigned by the Company in whole or in part.

3.7	Nothing in this Agreement will confer, or is intended to confer, on any third party (save for any party to the Framework Agreement whose Confidential Information is disclosed hereunder) any benefit or right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

4.	Remedies

4.1	The Company undertakes to indemnify any party to the Framework Agreement whose Confidential Information is disclosed hereunder at all times from any loss, all actions, proceedings, claims, demands, costs, awards and damages arising directly or indirectly from any breach or non-performance of its obligations under this Agreement.

4.2	Without prejudice to any other rights or remedies which any party to the Framework Agreement whose Confidential Information is disclosed hereunder may have, the Company acknowledges and agrees that damages would not be an adequate remedy for any breach by the Company of the provisions of this Agreement, and such party will be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by the Company.

4.3	Any failure or delay by the Disclosing Party or a party acquiring rights by virtue of clause 3.7 hereof in exercising any right, power or privilege hereunder will not constitute a waiver hereunder, nor will any single or partial exercise thereof preclude any further exercise of any right, power or privilege.

4.4	Neither the Disclosing Party nor any other party to the Framework Agreement is under any obligation to reimburse the Company nor will it be liable for any expenses, costs, damages or losses incurred by the Company.

5.	Term and Notices

5.1	This Agreement will remain in force until both parties agree that it may be terminated.

5.2	In the event that the parties agree that the Agreement may be terminated in accordance with clause 5.1 above, the Disclosing Party must each provide the other parties to the Framework Agreement with written notice of the termination one month prior to the termination date.

5.3	All notices served by the Company or the Disclosing Party under this Agreement will be in writing, sent by facsimile or first-class registered or recorded delivery post, in the case of the Disclosing Party, to [DETAILS] marked for the attention of the Company Secretary, and in the case of the Company, to the address set out in this Agreement.

6.	Severability

6.1	If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law or otherwise, such term or provision (or part thereof) will to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement will not be affected.

7.	Governing Law

7.1	This Agreement will be exclusively governed by and construed in accordance with the laws of England and Wales and each of the Parties hereto submit to the exclusive jurisdiction of the English Courts.

AS WITNESS this Agreement has been signed on behalf of each party by its duly authorised representatives.

For and on behalf of
The Disclosing Party

For and on behalf of
The Company

SCHEDULE 2

FORMATION OF WORK CONTRACTS

1.	Introduction

1.1	The purpose of this Schedule 2 is to establish the process for Client and the Contractor to agree and enter into Work Contracts during the term of the Agreement.

1.2	This Schedule 2 contains standard principles which must be incorporated into all Work Contracts, save where the standard principle is not relevant to a particular Work Contract.

1.3	The Contractor shall not be obliged to enter into Work Contracts for services then not performed by the Contractor for Client. For the avoidance of doubt, the Contractor shall be obligated to agree to increased volumes of Services then being performed for Client (in accordance with the relevant Work Contract).

1.4	Unless otherwise agreed in writing, Client and the Contractor shall each bear their own costs in developing new Work Contracts in accordance with this Schedule 2.

2.	Methodology

2.1	Each Work Contract will be structured in the way set out in the pro forma Work Contract contained in Schedule 15 and shall as a minimum include clauses and or Annexes dealing with the following:

2.1.1	the specification of the required Services;

2.1.2	the volume forecasting provisions relevant to the required Services;

2.1.3	Service Levels, KPIs and Service Credits (to be determined as set out in this Schedule 2);

2.1.4	reporting and quality monitoring;

2.1.5	network solution;

2.1.6	governance structure specific to that Work Contract;

2.1.7	escalation levels for the Dispute Management Procedure specific to that Work Contract;

2.1.8	business continuity;

2.1.9	Initial Term;

2.1.10	a Transition Plan detailing how the services are to be taken up by the Contractor, including volumes, staffing and ramp-up;

2.1.11	Charges; and

2.1.12	knowledge transfer.

2.2	In this Schedule 2 the following expressions shall have the following meanings:

“New Work Contract Notice”	a written notice served by Client upon the Contractor stating that it wishes to implement a new Work Contract

“Development Committee”	the committee comprising individuals from Client and the Contractor which has primary responsibility for developing Work Contracts

“Development Plan”	a plan developed pursuant to paragraphs 3.2, 3.3 and 3.4 which will set out the parties’ responsibilities for developing a new Work Contract

“Sign Off Procedure”	the procedure for the formal sign off of documents, as is set out in paragraph 4.

3.	Process for Agreeing Work Contracts

3.1	Whenever Client requires, Client may serve a New Work Contract Notice upon the Contractor which shall include a summary of Client’s requirements (including anticipated timescales) and details or material assumptions or facts upon which Client has based its requirements.

3.2	The Contractor shall acknowledge any New Work Contract Notice within two Business Days of the date of the New Work Contract Notice and shall arrange to meet with Client at Client’s offices (or at such other location reasonably specified by Client) within 10 Business Days of a New Work Contract Notice being served. The purpose of this first meeting shall be:

3.2.1	for Client to provide a comprehensive briefing to the Contractor upon its requirement for new Services and for Client to set out the scope of the proposed new Work Contract;

3.2.2	for Client and the Contractor to commence the joint development of a Development Plan dealing with the points specified below in paragraph 3.3;

3.2.3	to agree the personnel to comprise the Development Committee. Save as otherwise agreed by the parties, the Development Committee shall comprise an equal number of suitably senior employees of each of the parties from the relevant operational areas. Each party will ensure that the individuals appointed to the Development Committee are appropriately skilled and have the requisite authority to manage their party’s responsibilities in relation to the development of the new Work Contract; and

3.2.4	to establish the meeting requirements of the Development Committee (in default of specific agreement the Development Committee shall meet once per week by teleconference or videoconference and once per Month in person (unless an in-person meeting is requested by Client)).

3.3	The Development Plan shall include as a minimum:

3.3.1	detailed timescales for development of the new Work Contract to enable the agreed go-live date for the proposed Services to be achieved; and

3.3.2	allocations of responsibility for developing the legal framework and commercial input of the new Work Contract (the presumption being, unless otherwise required by Client, or where set out to the contrary in this Schedule 2, that the Contractor shall complete the commercial input for approval by Client).

3.4	The Contractor shall have the primary responsibility for issuing a first draft Work Contract in a form containing substantially the same clauses as the draft Work Contract contained in Schedule 15, modified to incorporate the specific requirements identified in the New Work Contract Notice and agreed in subsequent meetings. Paragraphs 5 to 15 contain guidance upon specific areas to be dealt with in the new Work Contract and the Contractor shall address all such issues in the first draft Work Contract. The Contractor shall issue the first draft Work Contract within 20 Business Days of the meeting referred to in paragraph 3.2.

3.5	Client shall comment upon the first draft Work Contract as soon as reasonably practicable and the parties shall work together to agree any changes suggested by Client. The Contractor shall continue to issue revisions of the new Work Contract, including the issues described in paragraphs 5 to 15 until the completed new Work Contract can be signed off by Client in accordance with the Sign Off Procedure.

3.6	The Development Committee shall continue to meet in accordance with the timetable agreed pursuant to paragraph 3.2.4 until Client approves via the Sign Off Procedure the new Work Contract, which shall incorporate the outputs from the parties’ implementation of paragraphs 5 to 15.

3.7	Any dispute between the parties as to the terms of any proposed Work Contract may, at any time, be referred by either party to the Dispute Resolution Procedure.

3.8	If the Contractor concludes it cannot or does not wish to provide the Services the subject of a New Work Contract Notice it shall promptly notify Client in writing, stating its reasons. Upon the Contractor notifying Client in accordance with this paragraph 3.8, the New Work Contract Notice shall be withdrawn.

4.	Sign Off Procedure

4.1	No document submitted by the Contractor shall be included in a new Work Contract without sign-off by Client in accordance with this paragraph 4.

4.2	Where a document is being prepared by the Contractor for sign-off by Client, the Contractor shall:

4.2.1	co-operate with Client’s internal review and Sign-Off Procedure;

4.2.2	undertake a familiarisation exercise with the nominated person or people responsible for approval of the relevant document, as identified by Client; and

4.2.3	discuss and attempt to agree any necessary modifications to the relevant document suggested by Client’s business units.

4.3	Client has sole discretion as to whether to sign off documents submitted by the Contractor.

4.4	Any document submitted for sign-off by the Contractor and signed off by Client may not be modified without consent in writing by Client.

4.5	Any completed new Work Contract must be signed by an Authorised Representative from both parties.

5.	Transition Plan

5.1	The Contractor shall be responsible for developing a Transition Plan, to be included in Annex 1 of each Work Contract, which will enable the Services to be transferred to and performed by the Contractor, and drafted to ensure that such transition will be orderly, smooth and cause minimum disruption to Client’s performance of its ordinary business.

5.2	The parties shall agree the Transition Project Plan in writing.

5.3	In completing the Transition Plan, the Contractor shall include the following elements in Annex 1 of each Work Contract:

5.3.1	general principles;

5.3.2	Implementation Services;

5.3.3	the proposed target Service Commencement Date for each Service Element comprised in a Work Contract (if all of the Services comprised in a Work Contract are intended to commence on the same date, this shall be identified);

5.3.4	any Dependencies, set against the specific Service Elements to which they relate;

5.3.5	Implementation Charges;

5.3.6	Deliverables;

5.3.7	Key Milestones;

5.3.8	Payment Milestones;

5.3.9	Programme Management;

5.3.10	Programme Governance and the Project Transition Team; and

5.3.11	the Liquidated Damages applicable to each failure to achieve a Key Milestone, reflecting the agreed principles set out in paragraph 6 below.

5.4	In completing the Transition Plan the parties shall ensure that all significant obligations or Dependencies are contained in the Transition Plan.

5.5	Upon receipt of the Contractor’s first draft Transition Plan (and, to the extent that there is a change, each subsequent draft Transition Plan), Client shall identify (by asterisk) any Key Milestone which is driven by Client’s requirement to comply with UK Regulations. In the event that the Contractor disagrees with such classification, the parties shall attempt to resolve the issue through the Dispute Resolution Procedure.

6.	Liquidated Damages

6.1	Save where agreed by the parties in writing to the contrary, the parties shall identify up to six Key Milestones for each Work Contract in the Transition Plan relating to that Work Contract, the scheduled achievement of which shall be spaced throughout the Implementation Period. The Key Milestones shall be developed from the Transition Project Plan.

6.2	The aggregate amount of Liquidated Damages applicable to Key Milestones in each Work Contract shall be 10% of the forecast Implementation Charges for that Work Contract. The amount of Liquidated Damages applicable to each Key Milestone shall be 10% of the forecast Implementation Charges for the specific Work Contract in question divided by the number of the Key Milestones, and shall be set out in paragraph 6 of Annex 1 of each Work Contract or Grouped Work Contract.

6.3	The level of performance against a Key Milestone to trigger the payment of Liquidated Damages to Client under a Work Contract shall be qualified by a de minimis tolerance level to afford the Contractor a small degree of comfort, which will be set out in the Work Contract.

6.4	The level of performance against a Key Milestone to trigger a right to terminate a Work Contract shall be set at a level which indicates to Client, acting reasonably, that the Contractor is highly unlikely to complete the Implementation Services by the targeted Service Commencement Date for that Work Contract.

7.	Service Levels

7.1	The Service Levels for each Work Contract (to be included in Annex 5 to each Work Contract) shall be determined as set out in this paragraph 7.

7.2	The parties, acting reasonably, in good faith and without unreasonable delay, shall agree the Service Levels with which the Contractor shall be obliged to comply.

7.3	Taking into account the levels of service expected from a supplier using Good Industry Practice, Client shall prepare draft Service Levels for each proposed Service covered by the relevant Work Contract and deliver them to the Contractor for review.

7.4	The Contractor shall review the draft Service Levels and provide any comments relating to the same within ten Business Days of their receipt from Client. Client shall incorporate any changes to these reasonably required by the Contractor and redeliver them to the Contractor within ten Business Days of their receipt. This shall continue until the Service Levels have been agreed. Client shall not be required to incorporate any changes to Service Levels which are set at a level to enable Client to comply with UK Regulations.

7.5	The Contractor shall, in accordance with paragraph 14, identify any dependencies which it, acting reasonably, believes must be satisfied by Client for the Contractor to achieve the KPIs set out in the Service Levels. Any dependencies must be submitted to Client as part of the Sign Off Procedure.

7.6	In assessing the levels of performance to be reflected in the Service Levels, the parties shall agree measurable and objective benchmarks against which the Services may be measured.

7.7	The Contract shall ensure that the Services are provided in such a manner and with such resources to cope with the volume requirements which the parties agree are to be set out in Annex 3 of the new Work Contract.

7.8	Notwithstanding the Service Levels detailed in the Work Contract, the performance of the Services shall comply with the general standards of performance required in the Agreement and any other requirements set out in this Agreement and/or the relevant Work Contract.

8.	Key Performance Indicators (KPIs)

8.1	KPIs are a set minimum level of performance, a failure to meet which is likely to have a direct impact on the business performance of Client and which the Contractor shall be expected to achieve in providing the Services.

8.2	The Contractor shall award Service Credits at the agreed rate as detailed in Annex 5 of each Work Contract for non-achievement of the KPIs.

8.3	Each KPI shall have three levels of performance:

8.3.1	a standard performance level above which no Service Credit will be payable by the Contractor and below which a Service Credit will become due to be paid by the Contractor;

8.3.2	a lower performance level below which a Service Credit (higher in value than that developed pursuant to paragraph 8.3.1) will become due to be paid by the Contractor, in substitution to the Service Credit developed pursuant to paragraph 8.3.1; and

8.3.3	a base performance level below which Client shall have the right to terminate for material breach pursuant to clause 32.1.1. If Client terminates pursuant to this paragraph 8.3.3, Client shall not also claim a Service Credit for the KPI giving rise to such termination right.

8.4	In accordance with and subject to clause 7.11, the Contractor shall be afforded a period of three months (the “Consolidation Period”) following the first Service Commencement Date of a Service Element the subject of a particular Work Contract, during which time, other than in relation to those KPIs highlighted as applying in the table of KPIs in paragraph 4 of Annex 5 of each Work Contract, the Service Credit regimes outlined shall not apply. Performance and remedies during the Consolidation Period shall be as set out in clause 7.11, together with any specific provisions contained in the Work Contract. At the end of the Consolidation Period, the Service Credit regimes shall come into force.

9.	Service Credits

9.1	Service Credits shall be specified in Annex 5 of each Work Contract and shall be determined as part of the agreed processes laid out in this paragraph 9 which outline the principles underpinning the calculation of Service Credits.

9.2	Service Credits shall be capped at a maximum of 10% of the total Monthly ongoing Service Charges. Any Service Credits owing to Client shall be offset against the next Monthly invoice to be submitted to Client.

9.3	Regulatory-driven KPIs, identified as such in the table of KPIs in paragraph 4 of Annex 5 of each Work Contract, shall not have Service Credits attached. Failure to meet such KPIs shall give rise to a right for Client to be indemnified pursuant to clause 26.1.7 and to terminate for material breach pursuant to clause 32.1.1.

9.4	Subject to paragraph 8.4, Service Credits shall be charged for all periods where the service for each individual KPI is below the agreed service target level.

9.5	All Service Credits shall be calculated on a Monthly basis, unless stated otherwise in a Work Contract. For daily and weekly reported KPIs, performance shall be consolidated to a Monthly average for the purpose of the application of Service Credits or termination, unless otherwise stated in the Work Contract. Unless otherwise stated in a Work Contract a failure by the Contractor to achieve a daily or weekly reported KPI shall not give rise to Service Credits or termination, instead the Monthly average for that KPI shall determine whether a Service Credit becomes payable or a right to terminate arises.

9.6	Each KPI shall have a monetary value or percentage of billed Service Charges against it (which may differ from KPI to KPI, ie weighted, as agreed between the parties). The value for each Service Credit shall be calculated as follows:

9.6.1	unless agreed by the parties in writing to the contrary, for each Work Contract between four and eight KPIs shall be identified by Client (typically during the Implementation Period) as having a Service Credit attached;

9.6.2	the aggregate monetary value of all Service Credits in any Month shall not exceed 10% of the Month’s Service Charges for that Month for that Work Contract;

9.6.3	the notional monetary value associated with each KPI in a given Month (the “Individual Service Credit Charge”), shall be 15% of that Month’s Service Charge and be divided according to weightings across the total number of KPIs.

Example:

If there were five equally weighted KPIs, each would carry a 3% Individual Service Credit Charge. If three KPIs were missed, the Service Credit for that Month would be 9% of Service Charges billed by the Contractor during that Month. If, however, all five KPIs were missed, the Service Credit for that Month would be 10%, as that is the maximum Service Credit in any one Month.

9.7	For each KPI the Work Contract shall set down a tolerance level between the required KPI performance and the point at which the Service Credit is triggered. This tolerance shall usually be set to allow an underperformance of around 1 to 2% below the KPI Level.

9.8	Where the Contractor is within the tolerance level specified in paragraph 9.7 above, it shall be expected to put in place appropriate corrective actions to bring performance back up to the level required by the specified KPI.

9.9	Each KPI shall also have lower levels of performance set out in the Work Contract which will trigger an increased Service Credit which shall represent the Individual Service Credit Charge multiplied by 150%, provided that the cap set out in paragraph 9.6.2 shall still apply. This increased Service Credit trigger shall be set at a level that represents a serious failure to deliver the Service Level, but may nonetheless be capable of being remedied.

Example:

Calculation of a Service Credit based upon a total invoice value in the previous Month of £100,000 (where 15% of the previous Monthly invoice value is £15,000):

If there were five equally weighted KPIs, this gives an Individual Service Credit Charge of £3,000.

KPI	Service Level	Level 1	Level 2	Termination
Time to complete Transaction A	95% of transactions to be completed within two hours of receipt	Less than 94% of transactions to be completed within two hours of receipt	Less than 90% of transactions to be completed within two hours of receipt	Less than 70% of transaction to be completed within two hours of receipt

If the performance was that 94.5% of transactions were completed within two hours of receipt, then no Service Credit would be due.

If the performance was that 92.5% of transactions were completed within two hours of receipt, then a Service Credit of £3,000 would be due.

If the performance was that 87% of transactions were completed within two hours of receipt, then a Service Credit of £4,500 would be due.

If the performance was 62.5% of transactions were completed within two hours of receipt, then Client would have a right of termination.

10.	Service Charges

10.1	The Contractor and Client shall use the Pricing Model and the Bandwidth Costs Grid set out in Schedule 7, the methodology and Work Contract Requirements set out in this paragraph 10, and the productivity targets required by Client, to agree the Service Charges for each Work Contract. Where the proposed services are not Anticipated Services and the existing pricing methodology does not apply, the parties shall agree the Service Charges for the new Work Contract to the extent possible in accordance with the underlying principles of this paragraph 10.

10.2	In determining the Service Charges applicable to a Work Contract, the parties shall follow the methodology set out below:

Step 1: Client shall complete the Work Contract Requirements as shown below for one of the scenarios shown in the Service Charges Grid in Annex 6 of Schedule 15.

WORK CONTRACT REQUIREMENTS

Total Number of FTE’s (across all work contracts)

Bandwidth requirement per seat (kbps)

Profiles Mix (as %)
Voice
Data Entry
Standard BPO
Complex BPO
Blended

Duration of Process Training (weeks)
Voice
Data Entry
Standard BPO
Complex BPO
Blended

Management Support Ratios
Team Lead (ratio to Front Line Agents)
Floor Walker (ratio to Front Line Agents)
QA (ratio to Front Line Agents)
Business Improvement/6 sigma/Black Belts (ratio to Front Line Agents)
Operations Manager (ratio to Front Line Agents)
AVP (ratio to Front Line Agents)
VP (ratio to Front Line Agents)
Trainer (ratio to Front Line Agents)

Number of hours worked
Every weekday
Every weekend

Step 2: Client shall provide the completed Work Contract Requirements Table to the Contractor.

Step 3: The Contractor shall take the values from the Work Contract Requirements Table and insert them into the Pricing Menu Framework Spreadsheet (included as a CD in the Agreed Documents), at the tab labelled “Work Contract Pricing”.

Step 4: By inserting the values at step 3 above, the spreadsheet generates an “Output”. The Contractor shall take the value shown in cell D5 at the tab labelled “Output” in the Pricing Menu Framework Spreadsheet and insert it into the relevant section of the Service Charges Grid.

Step 5: The Contractor shall calculate the values for each of the remaining 19 scenarios in the Service Charges Grid by amending the rows entitled “Total Number of FTEs” and “Number of Hours Worked” and Input the “outputs” into the Service Charges Grid.

10.3	If the Pricing Model does not directly relate to the Services which are the subject of a New Work Contract Notice, then the parties shall agree new pricing based upon the underlying principles contained in the Pricing Model. In particular, to the extent that the Contractor cannot achieve a 19.2 hour window for any Services other than Anticipated Services, such Services shall not use the 19.2 hour assumptions in their pricing and the number of productive hours per FTE in cell B16 in the tab labelled Pricing Menu in the Pricing Menu Framework Spreadsheet shall be amended accordingly. For the avoidance of doubt, this is the only value that should change when determining charges because of non achievement of the 19.2 hour window.

10.4	If Client believes that the Contractor is not adhering to the methodology set out in clauses 10.1 to 10.3 above, Client may refer the matter for resolution pursuant to the Dispute Resolution Procedure.

11.	Intentionally Deleted

11.1

12.	Grouped Work Contracts

12.1	From time to time Client may identify that certain new Work Contract(s) be grouped with other existing or future Work Contracts for certain specified reasons. The parties shall agree the extent and terms of any such grouping.

12.2	If a Work Contract is to be grouped, the extent and purpose of such grouping shall be explicitly set out in such Work Contract.

13.	Parties to a new Work Contract

13.1	Client (or a member of Client Group) and the Contractor shall always be party to a new Work Contract.

13.2	If an Affiliate of Client is to be the recipient of Services pursuant to a Work Contract, Client may require that such Affiliate is also made party to such Work Contract.

14.	Dependencies

14.1	The Contractor shall identify any Dependencies within the control of Client Group which the Contractor considers may impact upon any part of the Transition Plan, the Transition Project Plan or the performance of the Services.

14.2	Any Dependencies agreed between the parties shall be identified against the specific Service or Service element to which they relate in the Work Contract. Client shall not be obliged to agree to any general dependency.

15.	Agreed Documents

15.1	If as a consequence of agreeing a new Work Contract, new documents need to be included as Agreed Documents, the parties shall prepare and agree a new bundle of Agreed Documents which each party shall sign entitled “Agreed Documents Relating to Work Contract [Ref]”.

SCHEDULE 3

IS REQUIREMENTS AND SYSTEM SECURITY

PART A – INTRODUCTION

The purpose of this Schedule 3 is to outline the required design of the Network, servers, shared services and desktop hardware infrastructure provided by the Contractor and the provision of the Network connectivity for remote access by the Contractor to the business applications provided by Client.

In addition to the High-Level Design set out in this Schedule 3, Annex 7 of each Work Contract shall set out any detailed requirements specific to a Work Contract or Grouped Work Contract.

PART B – DEFINITIONS

In this Schedule, the following expressions shall have the following meanings:

“Altiris Server” means the caching engine for the Desktop PCs and other equipment specified in the Technical Solution, being based upon a CISCO CE-511-K9 server with the following hardware specification:

(a)	CE-511-K9: Content Engine 511, (1) 80G SATA Drive, AC Pwr, ACNS;

(b)	CE-511-DISK-80GB x 2 (=) 160GB: 160-GB SATA disk for Cisco 511 Content Engine;

“Business Hours” means the agreed hours during which Services are to be provided plus any additional hours the parties agree that the IS Services need to be available;

“Client Applications” means all of the applications provided by Client to the Contractor for the IS Services as set out in paragraph 3.2 of Part C and Annex 7 of the relevant Work Contract;

“Clients’ Data Centres” means the location where Client holds its customer data, these being situated in Slough and Heathrow;

“Client Funded Technology” means the applications, systems, technology specific to either Work Contract or Grouped Work Contracts to be used solely for Client and which shall be charged to Client by the Contractor at cost (being the purchase price of the item, evidenced with receipts);

“Contractor’s Helpdesk” means the Contractor’s 1st Level trouble ticket logging and Fault management team that takes details of the Faults, attempts to resolve them and then refers the Faults to 2nd Level Diagnostics where necessary;

“CRM” means customer relationship management;

“CMS” means change management system;

“Degrading Service” means the point at which the Contractor is unable to meet the IS Service Levels;

“Fault” means an issue that is reported to the Contractor’s Helpdesk that prevents the Service Systems from functioning;

“IS” means information systems;

“IS Services” means the actions required of the Contractor pursuant to this Schedule 3;

“IS Service Levels” means the service levels applicable to Service Systems, as set out in this Schedule 3 and Annex 7 of each Work Contract;

“IT Work Stream Lead” means the shift controller in charge of the Contractor’s Helpdesk;

“LAN Elements” means all of the local Network components within the Contractor’s Premises;

“Last Mile Loops” means the connections between routers and the relevant point of presence (to the MPLS cloud) in both the Client’s Data Centres and the Contractor’s Premises;

“Level 1 Contract” means the representative notified by Client to Contractor from time to time;

“Level 2 Contract” means the representative notified by Client to Contractor from time to time;

“MTTR” means the mean time taken to repair a Fault and to restore the IS Service to full functionality from the time at which the Fault is reported to the Contractor’s Helpdesk;

“Management and Statistical Information” means all information that is required to enable Client to analyse and monitor the IS Services;

“Network” means the MPLS (Multi Protocol Label Switching) cloud and connections between the routers (including the Last Mile Loop);

“Network Business Uptime” means the Network availability achieved by the Contractor to deliver the Services as part of the technical solution during the Business Hours;

“Network Components” means the individual elements of the Network;

“Predicted Data Traffic Flows” means up to 40kbps per concurrent peak login access;

“Production/Business Downtime” means a situation where a Fault results in one or more seats from which Services are being provided being adversely affected so that the productive time as defined by the IS Service Level is affected;

“Response Time” means the time from when a Fault is tagged to the time that 1st Level Diagnostics are commenced;

“Service Systems” means all of the applications, servers, routers and Network components identified by the Technical Solution, that are used by the Contractor or a subcontractor acting on behalf of the Contractor to provide the Services;

“Tagging” means assigning a ticket to a particular call reporting a Fault which must be done at the time the Fault is reported to the Contractor’s Helpdesk;

“TAT” (turn around time) means the time taken from the Fault being tagged to the time at which the Fault is resolved;

“Technical Solution” means the Network servers, shared services and desktop hardware infrastructure provided by the Contractor and the provision of the Network connectivity by the Contractor for remote access to business applications provided by Client;

“Technical Solution Document” means the document which sets out the Technical Solution which when agreed and executed by the parties shall become an Agreed Document to be included in the Agreed Document Bundle;

“Technology Refresh” means the review by the Contractor and Client of all technology in use by the Contractor to provide the Services with a view to updating it with later models (where required by Client) and mutually agreed by the Contractor and Client acting reasonably;

“UK Technical Solution” means the Network components that are in the Client’s Data Centres in the UK, excluding the routers supplied, installed and maintained by the Contractor;

“WAN Roundtrip Latency” means the period of time that it takes for a network packet to travel across the Network edge to edge;

“1st Level Diagnostics” means the observation of an IS problem by the relevant service helpdesk team, whereby an agent notes symptoms and errors, with a view to providing an initial analysis of the Fault; and

“2nd Level Diagnostics” means the escalated Fault process whereby a specialist for a particular type of Fault attempts to resolve the Fault following analysis by 1st Level Diagnostics.

Any and all references to the “Technical Solution” and the “Technical Solution Document” shall refer to the thin client solution as detailed in Agreed Document: SAPH1206 HIGH LEVEL DESIGN PROJECT SAPPHIRE B.

PART C – THE TECHNICAL SOLUTION

This part of Schedule 3 sets out the Contractor’s and Client’s obligations in respect of the Technical Solution, in particular the Network, servers, shared services and desktop hardware infrastructure provided by the Contractor and the provision of the Network connectivity for remote access by the Contractor to the business applications provided by Client, the Client Applications and the provision of software and licences.

1.	The Contractor’s Obligations

1.1	The Contractor shall be responsible for the design, implementation and maintenance of the Technical Solution, which shall be set out in the Technical Solution Document.

1.2	The Contractor shall design, implement, maintain and manage the Technical Solution in accordance with Client’s requirements, as set out in paragraph 2 below (the “High-Level Principles”).

1.3	For the avoidance of doubt, the High-Level Principles shall not change unless there are technical reasons for change that would prevent the Contractor from delivering the Technical Solution in accordance with them. In the event that such a change is required, it must be agreed by both parties in accordance with the Change Control Procedure.

1.4	The Contractor shall provide and pay for the Desktop PC hardware identified in the Technical Solution Document and/or the relevant Work Contracts.

1.5	There shall be a Technology Refresh every four years, this four year period being triggered from the date of acceptance of such Desktop PCs and/or other equipment in accordance with clause 8 of the Agreement. Refresh of Client Funded Technology shall be at Client’s cost. Refresh of all other technology will be at the Contractor’s cost. Enhancements or additional requirements to those set out in this Schedule 3 and the Technical Solution will be subject to Change Control.

1.6	Any re-work or replacement costs associated to the Client Funded Technology which result from the Contractor’s failure to procure the appropriate and/or specified Network capacity or to properly implement and maintain such Network capacity will be at the Contractor’s cost.

2.	The High-Level Principles

The Contractor shall adhere to the following High-Level Principles in designing and implementing the Technical Solution:

Network

2.1	The Contractor shall build and deliver the Network (including an International Multi Protocol Label Switching (MPLS)) suitable for the delivery of Network connectivity for remote access to the business applications provided by Client.

2.2	The Contractor shall connect to the UK Technical Solution located in Client’s Data Centres.

2.3	The Network shall be fully resilient and provide for full disaster recovery processes (as shall be set out in the relevant Business Continuity Plan). Based on the initial bandwidth assessment of international bandwidth requirements and for resilience and disaster recovery, the Contractor shall ensure that the minimum sized bandwidth on the Last Mile Loops shall be 34Mb to support up to 35Kbps for peak concurrent login access from the desktop. Both parties will evaluate the new bandwidth requirement based on the thin client Technology Solution and any change in Service Charges due to addition or deletion of the international bandwidth will be done by a separate change control, subject to establishing utilization trend analysis on the thin client architecture and commercial viability of making such changes with the service provider. The Network shall be fully resilient and provide for full disaster recovery processes (as shall be set out in the relevant Business Continuity Plan). For resilience and disaster recovery, the Contractor shall ensure that the minimum sized bandwidth on the Last Mile Loops shall be 34Mb to support up to 40Kbps for peak concurrent login access from the desktop. Network shall also support “Voice Over IP” traffic with an appropriate class of service. The required bandwidth for per concurrent voice login will be agreed separately as per each applicable Work Contract.

2.4

The Network shall be of sufficient capacity to support the Predicted Data Traffic Flows predicted by Client of up to 40Kbps for per peak concurrent login and to allow the Contractor to provide the Services in accordance with the terms of the Agreement and shall allow Client to increase the volume and level of the Services at any time in accordance with the provisions of Annex 3 of each Work Contract. For the avoidance of doubt the Contractor will be responsible for increasing the Network capacity if it believes it is necessary to supply the Volume Forecast agreed in accordance with Annex 3 of each Work Contract. In the event that Client becomes aware that the volume and/or level of the Services will increase, or that the Network capacity needs to be increased, it shall notify the Contractor and the Contractor shall increase the Network capacity as soon as possible. This usually takes twelve weeks, working along with the technology infrastructure service provider(s). Any change to cost, as a result of such change shall be dealt with by way of Change Control.

2.5	The Contractor shall supply, manage and maintain all of the Network Components that it includes in the Technical Solution.

2.6	The Contractor shall ensure that the Technical Solution is fit for the purpose of providing the Services.

2.7	The Local Area Network in the Contractor’s Premises (the “LAN”) shall be separated physically from the rest of the Contractor’s customer network by the Contractor. A restricted and controlled access to the Contractor’s training room infrastructure, network and systems management infrastructure for Fault Management and reporting and to the Contractor’s Shared Services (such as, ERP, email, Planet, ATLAS and others) will be permitted through a secured firewall interconnect.

2.8	The Contractor shall ensure that there are no single points of failure in the Technical Solution, including the LAN Elements provided in the Contractor’s Premises, the Network and the Last Mile Loops by ensuring that they have built in resilience. Wherever such resilience and redundancies cannot be inherently built into the Technical Solution (eg at the Desktop hardware and LAN access switches layer) the Contractor will advise Client and ensure provision for adequate on-site spares at the relevant Premises to ensure minimum degrading service and production/business downtime.

2.9	The Contractor shall provide Client with remote access to “performance management tools” for monitoring purposes. For the purposes of this paragraph, the “performance management tools” shall be those tools agreed by Client and the Contractor from time to time, which allow Client to fully monitor performance of the IS Services.

2.10	Client reserves the right to run those Tests set out in Part D below and to require the Contractor to carry out any remedial work required after the Tests at no cost to Client.

2.11	The Technical Solution shall be capable of scaling to support future requirements (such as adding additional Desktop PCs and other components to the Network infrastructure) and shall be capable of significant growth in terms of the number of seats and bandwidth requirements. This will exclude Client provided business applications and Client provided related infrastructure.

2.12	Browser based access to the Contractor’s shared applications from the Desktop PCs and System Network management for the Clients LAN and WAN will be permitted in the Technical Solution through a secure interconnected firewall infrastructure.

Training Rooms

2.13	The Contractor will provide Client with two dedicated training areas in each of the Premises, which shall each be used solely for Staff providing the Services.

2.14	INTENTIONALLY DELETED.

2.15	INTENTIONALLY DELETED.

Network Latency and Resilience

2.16	The Contractor shall provide the IS Services in such a way that it shall automatically re-route IS Services via alternative routes in the event of any one Network link failing. This shall appear seamless to the local agents and to Client.

2.17	The Contractor shall route traffic over the Network. To maintain quality of data transmission the Contractor shall, at Client’s request and cost, provide an additional 30% spare bandwidth over that which is required to provide the Services at each stage of the Transition Plan with the total bandwidth that has been planned for the steady state operations based upon the business ramp up plan and the resultant number of peak concurrent FTE logins received from the business operations has been reached.

2.18	The Contractor shall aim for an average WAN Roundtrip Latency of 175 to 240 milliseconds on the Network edge to edge. For the purposes of this Agreement, the WAN Roundtrip Latency shall not exceed 260 milliseconds.

Applications

2.19	The Contractor shall supply, manage and maintain the Desktop PC hardware and other application based hardware to be used by it to provide the Technical Solution.

2.20	The Contractor shall ensure that the specification of the Desktop PCs is as set out below and may be based upon an HP DC 7100 or its equivalent with the following features: Contractor can use any make and model of desktop PC as long as the specification supports and will continue to support the Microsoft Remote Desktop Protocol (RDP) and the PC monitor will support and will continue to support 1024 X 768 resolutions or higher.

•	Pentium 4 / 1.7Ghz processor

•	512MB RAM

•	40Gb Hard Disk

•	Graphics adapter/display supporting 1024x768 resolution 32-bit colour

•	Integrated network adapter with PXE support (ability to boot from network)

•	Integrated audio support

•	Support for removable drives such as floppy disk, CD or DVD

•	USB 2.0 support

2.21	The Contractor shall supply, install, manage and maintain the requisite number of servers that shall be agreed for the Technical Solution. The server hardware shall be based upon an HP DL 380 G4 with 4GB RAM, 2x72Gb 15k Disks Raid 1, ILO Board and Dual Ethernet (at least 1Gb network interface) or its equivalent.

2.22	Client shall provide the Contractor with those Client Applications that are identified as necessary in the Technical Solution.

2.23	The Contractor shall provide and fully manage the individual routers identified in the Technical Solution Document within Client’s Data Centres.

Security

2.24	The Contractor shall ensure that access to all Service Systems is strictly controlled to protect the Service Systems from viruses, intrusion, hacking, intentional damage and tampering by either the Contractor’s Staff or a third party. Client shall ensure that the reciprocal access controls are built in to protect the Service Systems from any vulnerabilities, viruses, intrusion, hacking, intentional damage and tampering by either Client’s staff or a third party.

2.25

The Contractor shall provide Client with details of all security measures it employs. In the event that Client believes, acting reasonably, that the Contractor is not taking adequate measures to protect the security of the Service Systems, it may request that the Contractor change the methods and procedures it employs and/or require the

Contractor to take additional steps to protect the Service Systems. For the avoidance of doubt, the Contractor shall be required to pay for any changes and/or modifications that are reasonably required by Client to ensure the security of the Service Systems.

2.26	The Contractor shall ensure that the Service Systems are fitted with firewalls and routers of a sufficient standard sufficient to protect the Service Systems.

2.27	The Contractor shall maintain and keep current any and all solutions agreed with Client to protect the security of the Service Systems.

2.28	The Contractor shall, at Client’s request, encrypt all Data Flows edge to edge between the Contractor’s Premises and Client’s Data Centres using 3DES or AES. For the avoidance of doubt, the cost of such encryption shall be at no extra cost to Client. In the event that the Contractor would like to change the method of encryption that it uses from 3DES or AES, it must obtain the prior written consent of Client and the costs associated with such change shall be dealt with through the Change Control process.

2.29	Client shall provide a secure environment for the location of the Contractor’s routers in Client’s Data Centres.

2.30	The Contractor shall ensure that the Technical Solution complies with BS7799/ISO17799.

Service Management

2.31	The Contractor shall provide Client with all business operations management and statistical information by way of an online web portal, which the Contractor shall ensure is sufficiently detailed to enable Client to monitor and obtain and analyse the IS Services at any time. Client shall access such information via a restricted/remote access to the Contractor’s network equipment and tools and through reports in a format and with a frequency that will be agreed by the parties.

3.	Client Obligations

Software and Licences

3.1

Subject to paragraph 3.2 below, the Contractor shall be responsible for providing the physical Desktop PCs and the software and/or licences that are required (other than those shown at paragraph 3.2 below) to perform the Services in accordance with the terms of this Agreement. Any such software that the Contractor wishes to load on to the Desktop PCs that is not set out in the Technical Solution must be approved by the Client prior to the Contractor loading it onto any of the Service Systems. Such approval shall not be unreasonably withheld upon receipt of suitable evidence from the Contractor that the proposed software will have no impact to the service provided to the Client or compliance with the Client’s security policy. For the avoidance of doubt the installation by the Contractor of OS patches or AV software/signature updates is exempt from this paragraph 3.1. The Client requires the Contractor to keep records of theses updates which can be requested by the Client when deemed fitthe Contractor shall be responsible for providing the physical Desktop PCs and the software and/or licences that are required (other than those shown at paragraph 3.2 below) to perform the Services in accordance with the terms of this Agreement. Any such software that the Contractor wishes to load on to the Desktop PCs that is not set out in the Technical Solution shall be approved and tested by Client before Client prepares an Altiris image of the new Desktop and the Contractor loads it onto any of the Service Systems.

3.2	Client shall provide the Contractor with all of the software licences required for the Desktop PCs and servers as detailed in the Technical Solution and Annex 7 of the relevant Work Contract.

4.	Acceptance Criteria

4.1	The Technical Solution shall be deemed to be accepted by Client when all IS related Testable Outputs set out in the Transition Plan have been carried out and completed to the satisfaction of Client.

4.2	During the tests detailed in Part D of this Schedule 3 and through migration of the Services, the Contractor shall ensure that the Technical Solution meets the requirements set out in this Schedule 3 in respect of bandwidth, quality and security.

PART D – SYSTEM TESTING

This part of Schedule 3 details the IS testing requirements with which the Contractor shall comply.

Testing

1.	The Contractor and Client shall test the Technical Solution in accordance with the terms and timescales set out in the Transition Plan.

2.	From time to time Client may undertake, at its own cost, full testing of the Network, servers and desktop hardware infrastructure specifically as part of the Technical

Solution infrastructure provided by the Contractor to Client for the Technical Solution (“Security Penetration Test”). The Security Penetration Test may be undertaken by a third party on behalf of Client.

3.	In the event that, as a result of a Security Penetration Test, Client becomes aware that changes to the Network and/or Technical Solution are required to ensure that the Service Systems are secure, it shall notify the Contractor in writing, and the Contractor shall promptly take steps to implement the changes identified by Client and update any relevant document, at no cost to Client.

PART E – HELPDESK AND FAULT RESOLUTION

Part E of this Schedule 3 sets out the Contractor’s and Client’s obligations in respect of the IS Service Levels, the requisite IS support in India and the UK (where relevant) and the way in which they interact. It also sets out the way in which Faults shall be resolved and the provisions applicable to resolution.

1.	IS Service Levels

1.1	The Contractor and Client shall agree the IS Service Levels applicable to the Technical Solution and the IS Services. These IS Service Levels shall act as a continual performance measurement of the systems underlying the Services.

1.2	The IS Service Levels shall detail the infrastructure and operational requirements that are required in order to meet the Business Hours that may be agreed from time to time between Client and the Contractor. The IS Service Levels shall not cover any systems, applications infrastructure, remote access enablement to the Client provided business applications and connectivity where, in each case, it is completely under Client’s control.

1.3	The agreed IS Service Levels that the Contractor shall deliver shall be set out in Annex 7 of each Work Contract. IS Service Levels relating to Service System availability shall be based upon delivering no less than 99.5% of those hours for which the Contractor is obliged to provide the Services in accordance with this Agreement and/or the relevant Work Contract.

1.4	During the Consolidation Period the IS Service Levels for each Work Contract relating to Service System availability shall be lowered to 98% of those hours for which the Contractor is obliged to provide the Services in accordance with this Agreement and/or the relevant Work Contract, to enable the Service Systems to stabilise and Fault resolution channels to be implemented.

1.5	As set out in Schedule 6, the parties shall hold monthly reviews to ensure that the following IS Service Levels are being met and controlled:

1.5.1	Fault to fix resolution; and

1.5.2	Network latency and availability.

1.6	For the avoidance of doubt, the terms and conditions applicable to the Service Levels set out in the Agreement and/or any Work Contract shall also apply to the IS Service Levels.

2.	Service Level calculation and reporting

2.1	The Contractor and Client shall calculate whether the IS Service Levels have been met by using the following assumptions to calculate uptime, where relevant:

2.1.1	the number of business hours per day = actual business hours;

2.1.2	business minutes per day = number of business hours per day x 60 x number of FTE;

2.1.3	number of downtime minutes = clock downtime minutes x number of agents on the process;

2.1.4	uptime = business minutes per day – number of downtime minutes;

2.1.5	number of business days in a year = 365 for a service level review/year;

2.1.6	business uptime % = (Uptime / Business minutes per day) x 100;

2.1.7	business uptime is tracked on a daily basis, reported weekly.

Daily Worked Example:

(i)	The number of business hours per day: 18; Number of Agents: 100

(ii)	Business minutes per day = 18x60x100 = 108000

(iii)	Clock downtime minutes = 5 x100 = 500

(iv)	Uptime = 108000-500 = 107500

(v)	Business uptime% = (107500/108000)x100

(vi)	Business uptime (single day) = 99.53%

Weekly Worked Example:

(i)	Number of business hours per day: 18; Number of Agents: 100

(ii)	Business minutes per day = 18x60x100 = 108000

(iii)	Business minutes per week = 108000 x 6 = 648000

(iv)	Clock downtime Minutes = 20 x100 = 2000

(v)	Uptime = 648000-2000 = 646000

(vi)	Business uptime% = (646000/648000)x100

(vii)	Business uptime (single week) = 99.69%

3.	Support and the Helpdesk

3.1	The Contractor shall provide the support and helpdesk services set out in this Part E.

3.2	The Contractor shall provide the following to support the IS Services:

3.2.1	skilled and qualified resources to provide 1st and 2nd Level Diagnostics;

3.2.2	skilled and qualified resources to categorise Faults and resolve all types of infrastructure issue;

3.2.3	operational centralised helpdesk support as set out below;

3.2.4	an operational NOC (Network Operations Centre) to monitor all of the Contractor’s Service Systems, connectivity and performance;

3.2.5	all information reasonably required by Client to assist it with the resolution of Faults. This shall initially be provided by telephone and subsequently by email, fax, or any other means agreed by Client;

3.2.6	monitoring and reporting of IS Service Levels;

3.2.7	a trouble ticket management system that can be used to co-ordinate or interface with Client’s Open-View system or a remote access to the Client HP Open-View trouble ticket system;

3.2.8	a trouble ticket management system using the ”Service Now Tool”;

3.2.9	a single point of contact for all implementation and Fault management; and

3.2.10	the Contractor’s Helpdesk.

3.3	Client shall provide the following to support the IS Services:

3.3.1	information reasonably requested by the Contractor to assist with the resolution of Faults. This shall be provided by telephone, email or such other means as agreed by Client;

3.3.2	skilled and qualified resources to provide 1st and 2nd Level Diagnostics, Fault categorisation and resolution of all infrastructure issues relating to the UK Technical Solution.

4.	Fault Classification

4.1	The Contractor and Client shall classify Faults by priority. Priorities shall range from Priority 1, which is the most serious, to Priority 4, which has the lowest priority. All classifications of Fault (irrespective of priorities) are treated in the same way, but have different response times and escalation levels as described below.

4.2	The Contractor shall assign Fault categories based on the perceived effect on the Services. The following Fault priorities and definitions shall be adopted:

Priority 1 – This priority covers any Fault reported, which is causing severe service degradation or production downtime of 20% or higher. A Fault shall be categorized as Priority 1 when there is critical impact on the service infrastructure, there is a critical impact to a large part of the business or an entire service is unavailable. Priority 1 Faults cause critical business impact and/or severe financial impact and are not therefore constrained by the time of day when they occur. They include:

4.2.1	total outage;

4.2.2	whole platform or system unavailability;

4.2.3	failure of infrastructure or backbone Network;

4.2.4	air-conditioning, power or a distribution Network not being available; and

4.2.5	the inability of a whole team or site to function.

Example:

50% or more of the production affected due to a power failure on the floor

50% or more of the production affected due to failure of a LAN switch.

Priority 2 – This priority covers any Fault reported, which is causing production downtime of up to 20%. A Fault shall be categorised as Priority 2 when there is significant impact to the business Network or service infrastructure. There will be a severe impact to a small business area, an entire service may be degraded or a less significant service will be unavailable.

Priority 2 Faults cause significant business impacts and/or significant financial impacts and are therefore not constrained by the time of day when the occur.

Should an individual user report a Fault with a system function, the Contractor shall use best endeavours to ensure the Fault is not user related before reporting it to Client.

Example:

15% of the production is affected due to a failure of the local Network.

The MPLS Network latency is higher than required resulting in about 15% of the agents receiving poor performance.

Priority 3 – This priority covers any Fault reported causing a degraded service with a production downtime. A Fault shall be categorised as Priority 3 when there is some impact on the business Network or server infrastructure. There may be significant impacts on a small or isolated set of business areas and /or minimal financial impacts. Alternatively, a less important business service may be degraded.

While they are classified as minor, this does not mean that they are insignificant, as the business is affected.

Example:

Virus infection on 5 Desktop PCs of a particular process.

Priority 4 – This level of priority covers any minor condition that has no impact on the operational use of the IS Services but that needs to be scheduled for maintenance. Priority 4 Faults raised outside normal working hours can be deferred until the next working day. A Fault shall be categorised as Priority 4 when there is minimal impact to the Network or server infrastructure. A Fault may only be classified as Priority 4 where there is minimal impact to a single or isolated group of no more than five customers.

Example:

Keyboard not working on Desktop PC.

5.	IS Service Levels

5.1	The IS Service Levels for Faults shall be:

SI.No.	Parameter of measurement	Service Level	Description

Technology Uptimes

1.	Network Business Uptime:	> 99.5%	Priority 1 issue

2.	WAN Roundtrip latency	< 260ms	Priority 1 issue

3.	Desktop Hardware and Operation System uptime	> 99.5%	Priority 1 issue

4.	LAN Uptime	> 99.5%	Priority 1 issue

Helpdesk & Support Process SLAs

1.	Response Time for Priority-1 issues	15 minutes

	Acknowledgment of all priorities.	15 minutes

2.	Response Time for Priority-2 issues	45 minutes

3.	Response Time for Priority-3 issues	2 Hours

4.	Response Time for Priority-4 issues	3 Hours

5.	TAT for Priority-1 issues	2 Hours

6.	TAT for Priority-2 issues	6 Hours

7.	TAT for Priority-3 issues	12 Hours

8.	TAT for Priority-4 issues	48 Hours

9.	Production of Incident Report for Priority-1 issues	24 Hours	24 Hours after the restoration. Produced automatically. After 96 Hours a detailed incident report with the root cause analysis.

10.	Production of an incident report for Priority-2 issues	24 Hours	24 Hours after the restoration. Produced automatically. After 96 Hours a detailed incident report with the root cause analysis.

11.	Production of Incident Report for Priority-3 and 4 issues	On request	Produced upon request.

The number of downtime minutes may vary depending on the actual number of agents working on the program/process during shifts in a Business Day.

6.	Fault Resolution Process

6.1	The Contractor shall conduct the resolution of a Fault in accordance with the process and following the phases set out below.

Issue Reporting Phase

6.2	An issue can occur during the Implementation Period, performance of the Services or whilst Staff undergo training. Agents shall report the issue immediately to their supervisor. The supervisor shall confirm if the issue is genuine. If the issue is a Fault, the supervisor shall communicate it to the Contractor’s Helpdesk.

Communication Phase

6.3	All Faults shall be reported to the Contractor’s Helpdesk immediately by telephone/messenger. All Faults need to be communicated with a full description, an analysis of their impact and a priority ranking in accordance with paragraph 4.2 above.

6.4	The Contractor shall ensure the business impact and Fault priority are established prior to logging a Fault.

Tagging Phase

6.5	For all Priority 1 and Priority 2 Faults, the Contractor’s Helpdesk shall tag the issue with a unique case number.

6.6

Faults raised shall be logged with Client’s IS HP Open-View service by the Contractor’s Helpdesk ensuring the full 3rd party Fault reference number, contact details and Fault summary and updates are communicated throughout.

6.7	The Contractor’s Helpdesk shall provide an update in accordance with the escalation process at paragraph 10 below. For Priority 3 and 4 Faults, no such updates are required (unless and until such Faults are escalated to Priority 1 or 2 Faults).

6.8	In the event that the Contractor’s Helpdesk suspects that a Fault is external to the Service Systems, it shall inform Client’s nominated contact of the Fault.

6.9	On logging a Fault with the Contractor’s Helpdesk, the Contractor shall ensure a continuity of the Fault related information process throughout until resolution.

Trouble Shooting Phase

6.10	Once the Contractor’s Helpdesk has tagged the Fault, it shall begin to resolve the Fault (“troubleshoot”).

6.11	If the Fault is a Contractor Fault, the Contractor shall resolve it either through the use of a shift engineer or through escalation to the senior shift engineer. Post resolution, the engineer shall inform the Contractor Support Desk of the status of the issue and the description of the remedial steps. The Contractor’s Helpdesk shall then communicate this to the supervisor and verify that the relevant Service System is working. It shall then close the Fault promptly. It is important that all Faults are closed promptly once resolved to ensure measurement of unproductive time is accurately recorded.

6.12	If the Fault is external to the Contractor, following troubleshooting, the shift engineer shall inform the Contractor’s Helpdesk and the supervisor shall contact one of Client’s technical/operations representatives, as notified by Client to the Contractor from time to time, who shall then be responsible for troubleshooting the Fault. Once the Fault is resolved, Client shall pass the relevant information to the Contractor’s Helpdesk, who shall then close the Fault.

7.	Information Requirements

The following Fault information shall be provided to Client’s nominated contact by the Contractor when communicating Faults:

7.1	the Fault type (ie Priority 1, 2 etc);

7.2	the time (UK Time) and date the Fault occurred and whether it is ongoing;

7.3	the Fault reference / trouble ticket numbers for both parties;

7.4	the impact of the Fault on the Services;

7.5	details of diagnostics carried out;

7.6	IS Services affected;

7.7	any relevant circuit references or access numbers; and

7.8	contact names/numbers for Contractor staff where a Fault is outside the Business hours as necessary.

8.	Updates

8.1	Updates shall be provided to Client’s nominated contact by the Contractor’s Helpdesk on an hourly basis for Priority 1 and 2 Faults, and on a regular basis for Priority 3 and 4 Faults.

8.2	The Contractor shall ensure that its engineers update the Contractor’s Helpdesk and that, in turn, Client’s contacts are subsequently updated.

8.3	If required by Client, the Contactor’s engineers shall liaise directly with Client’s nominated contact to aid the Fault resolution process. For the avoidance of doubt, the Contractor shall continue to adhere to the communication process and the Fault recording steps set out above.

8.4	In the event that the Contractor is unable to resolve a Fault within 48 hours of it being reported to the Contractor’s Helpdesk by the supervisor, the Contractor’s Helpdesk shall inform Client’s nominated contact of why the Fault has not been resolved and the parties shall enter into the Fault Escalation Process set out below.

9.	Fault Closure

Once the Fault has been resolved, the following information shall be provided to Client’s nominated contact:

9.1	the Fault reference numbers;

9.2	the time the Fault was cleared; and

9.3	details of clearance, how the Fault was resolved and any preventative measures taken to ensure it doesn’t recur.

10.	Fault Escalation

10.1	The Contractor and Client shall adhere to the escalation procedure in the event that a Fault is not being dealt with within the timescales envisaged (as set out in the table below).

10.2	For the purposes of this Schedule, the timescales envisaged for resolution are:

Priority Level	TAT
1	2 hours
2	6 hours
3	12 hours
4	48 hours

Priority 1

10.3	The Contractor shall escalate Priority 1 Faults to Client’s 1st and 2nd level contacts immediately (as notified from time to time) where a Fault has exceeded TAT.

Priority 2

10.4	The Contractor shall escalate Priority 2 Faults to Client’s 1st level contacts within two hours of the Fault exceeding TAT.

Both Priority 1 and Priority 2 Faults are assigned to the Contractor’s incident response team to minimize the downtime. This is normally done when the Faults are escalated to Level 2. The incident response team shall work until the problem is resolved and accepted by Client.

Priority 3

10.5	The Contractor shall escalate Priority 3 Faults to Client’s 1st level contacts (as notified from time to time) within 12 hours of the Fault exceeding TAT.

Priority 4

10.6	No escalation shall take place immediately on Priority 4 Faults. If after 48 hours the Priority 4 Fault not been resolved, the Contractor shall upgrade the Fault to Priority 3 and then escalate within 24 hours. This upgrade shall be in agreement with Client. The priority level for such a Fault shall not go above Priority 3.

10.7	Escalation shall start after the agreed time for restoration has elapsed.

11.	Individual Fault Reports

11.1	Client may request the Contractor to provide it with individual Fault reports in accordance with the terms set out below.

11.2	The Contractor shall provide Client with an initial explanatory report of a Priority 1 or Priority 2 Fault within one Business Day of the time it receives the request and a full detailed report within 96 hours of the time of the request.

12.	Periodic Reporting

12.1	The Contractor shall provide all reports and statistics pertaining to the provision of the Service via an online web based portal. These include:

Frequency	Report
Weekly	Status report on Priority 1 trouble tickets
Monthly	System uptime and SLA report

Weekly reports for Transaction Based processes are agreed between Client’s service management team and Contractor’s technology teams before operational invoicing is done for the same.

PART G – PLANNED WORKS AND MAINTENANCE

1.	Planned Works

1.1	In the event that the Contractor and/or any third party acting on behalf of the Contractor wishes to carry out any essential maintenance or upgrades on the Service Systems (“Works”), which all parties shall endeavour to keep to a minimum, the Contractor shall be required to obtain the prior written consent of Client in accordance with the process set out below.

1.2	Where Works are planned, the Contractor shall provide a minimum of five Business days prior written notice to Client with full details of the Works, together with any long term planned activity three months in advance and full details of:

1.2.1	the time of the Works,

1.2.2	the date of the Works;

1.2.3	the Services and IS Services affected; and

1.2.4	approximate down time.

1.3	In the event of an emergency, the Contractor must obtain the prior consent of Client’s Offshore Operations Manager before commencing the Works.

1.4	On completion of the Works, the Contractor shall contact Client and the parties shall work towards agreeing that the IS Services are functioning properly. In the event that the parties are unable to agree that the IS Services are functioning properly, the Works shall not be deemed complete. In this situation, the outage shall be converted to a Priority 1 Fault and shall be resolved as if it were a Priority 1 Fault.

1.5	In the case of a planned major activity to the infrastructure, or an activity requiring assistance from Client or a third party, the Contractor shall provide Client with one month’s prior written notice to enable Client to carry out a feasibility study and an impact analysis. Any emergency exceptions to this will be handled through the mutually defined and agreed Change Control Process.

2.	The Contractor shall ensure that, where conditions are required by Client or dates/times changed, it shall obtain the approval of and communicate such requirements/changes to those individuals as are necessary to ensure that the Works are completed in accordance with the requirements/changes.

PART H – AUDITS

1.	Audits

1.1	The Contractor shall maintain and perform audits of the Technical Solution and security accreditation given by the Contractor, and the Contractor shall ensure that they comply with ISO 27001 at all times and notify Client when any changes are made that may affect this accreditation.

SCHEDULE 4

CHANGE CONTROL PROCEDURE

1.	Purpose

The purpose of this Schedule 4 is to identify the change control process to be used by the parties to address proposed changes.

2.	Overview

2.1	Client and the Contractor may both propose variations (“Variations”) to the Agreement and to individual Work Contracts.

2.2	All Variations shall be processed pursuant to this Schedule 4 and any Variation which is processed in any other manner shall not be binding unless subsequently confirmed in writing by the appropriate Authorised Representatives of the parties set out in Schedule 6 paragraph 7.

2.3	Save as set out in paragraph 2.2, only the Authorised Representatives may request and approve Variations. Each of the parties shall ensure that its Authorised Representative has sufficient authority, and awareness of his/her authority levels, to give effect to this Schedule 4.

2.4	Variations requested or recommended pursuant to the change control process may relate to any of the following non-exhaustive categories of items:

2.4.1	the Services;

2.4.2	the processes through which Services are delivered; and/or

2.4.3	KPIs and Service Levels.

2.5	Each party shall bear its own costs in investigating any Variation required by the other party pursuant to this Schedule 4.

3.	Inscope Changes

3.1	Inscope Changes are to include only de minimis changes, which can be carried out by the Contractor without the engagement by the Contractor of additional resources and where the additional costs are no more than de minimis (providing that, for the avoidance of doubt, Client may not request multiple de minimis requests which, if issued collectively, would have the consequence of constituting an Outscope Change). For example, changes which managers can implement in the course of normal work and instruct Staff in normal briefing sessions. The following is a non-exclusive list of Inscope Changes:

3.1.1	minor modification or refinements to the Services and the business processes/work instructions. Such changes would include changes to process steps, hand-offs and scripts;

3.1.2	changes to seat deployment (between Service Elements) and FTEs pursuant to volume spikes as they arise or in the forecasting/planning time horizon;

3.1.3	changes in Services resulting from varying seat and/or FTE deployment, and the application of the Charges set out in Schedule 7 and Annex 6 of each Work Contract;

3.1.4	minor changes to training modules;

3.1.5	working on additional project work as requested by Client at no additional cost, provided there is capacity of FTEs available from production;

3.1.6	preparing ad hoc management information reports periodically as requested by Client;

3.1.7	deploying and implementing Six Sigma Black Belt projects to achieve step change in process improvement;

3.1.8	keeping track of transactions of a “particular type” which may be helpful in conducting improvement projects or identifying trends to improve performance;

3.1.9	cross-training agents across Client processes. It is the Contractor’s philosophy that agents should be cross-trained not only to create back-ups but also help them grow laterally to expand their knowledge base and best practice sharing; and

3.1.10	maintaining and updating all training modules and standard operating procedures.

3.2	There shall be no extra charge for deploying Inscope Changes, save that where an Inscope Change results in a change in seat and/or FTE requirements then this may result in a change to the Service Charges payable by Client pursuant to the rates and principles set out in and underlying Schedule 7 and Annex 6 of each Work Contract, as notified by Contractor and agreed by Client, acting reasonably.

3.3	Subject to paragraph 3.2, where Client requests an Inscope Change, the Contractor shall not unreasonably withhold or delay consent to implement such Inscope Change.

4.	Outscope Changes

4.1	Outscope Changes are all changes other than Inscope Changes. These are commonly referred to as “significant changes”.

4.2	Examples of Outscope Changes include:

4.2.1	new Services or Service Elements;

4.2.2	the introduction of a tax or duty not in existence at the Effective Date, or not included in the Contractor’s pricing assumptions which applies to the Services or services substantially similar to the Services other than, in each such case, any tax or duty related to employees or applicable to corporate income;

4.2.3	changes to KPI or Service Levels, which require the Contractor to recruit and train additional FTE;

4.2.4	changes to Regulations applicable to Client’s business or the contact centre operations operated by the Contractor on behalf of Client;

4.2.5	changes to the specification or configuration of the network and systems specifications;

4.2.6	changes to the BCP; and

4.2.7	a change to an obligation or to the specification of the Services which is not de minimis and which affects or relates to the cost to the Contractor of providing the Services.

5.	Mechanism for proposing and agreeing Variations

5.1	When Client or the Contractor wish to recommend a Variation which is an Inscope Change (“Inscope Variation”) then the Authorised Representative of party recommending that Inscope Change shall liaise with the Authorised Representative of the other party to agree the Inscope Variation. Such Inscope Variation must be in writing (including by email) and signed by both parties’ Authorised Representatives.

5.2	When Client or the Contractor wish to request or recommend a Variation which is an Outscope Change (“Outscope Variation”), such a request shall be made in accordance with the Change Control Procedure as described in the following provisions of this paragraph 5. Each party will provide as much notice as is reasonably practicable.

5.3	When a party (the “Requesting Party”) wishes to implement an Outscope Variation, it shall issue a Variation Request Notice.

5.4	The Requesting Party shall use the format for a Variation Request Notice as set out in Attachment 1 to this Schedule 4.

5.5	Any Variation Request Notice issued by the Contractor shall include an impact analysis for the Variation that is the subject of a Variation Request Notice. Such impact analysis shall include an indication of the effect of the proposed change on the Services and the Service Levels. The impact analysis shall specify if the Contractor reasonably considers that the proposed Variation will materially affect its ability to continue to perform the Services in accordance with the Service Levels after the implementation of the proposed Variation.

5.6	If a Variation Request Notice is issued by Client, the Contractor shall prepare an impact analysis in the same terms as paragraph 5.5, within the timescales set out below.

5.7	Where the Requesting Party issues a Variation Request Notice, the other party (the “Receiving Party”) undertakes to acknowledge the Variation Request Notice within two Business Days of receipt of the Variation Request Notice and to evaluate the Variation Request Notice within ten (10) Business Days (or such other period as the parties may agree) of receipt, and respond to the Requesting Party in writing (the “Evaluation”) to:

5.7.1	indicate that the Outscope Variation requested needs to be further discussed, and specify the areas requiring discussion, by the parties;

5.7.2	approve the Outscope Variation in the form proposed in the Variation Request Notice and, where approved, the Contractor shall prepare two (2) copies of an Approved Change Notice (in the form set out in Attachment 2 to this Schedule 4) to be signed and returned to Client (who shall sign both copies and return one copy to the Contractor); or

5.7.3	notify the other party that it is rejecting the Variation Request and the reason for the rejection of the Variation Request Notice.

5.8	In the case of an Evaluation by the Contractor, part of the Evaluation shall include the supply to Client of an impact analysis (also within ten (10) Business Days of receipt of the Variation Request Notice, or such other period as the parties may agree in writing).

5.9	Where the Receiving Party indicates pursuant to paragraph 5.7.1 that further discussion is required in respect of the Outscope Variation, the parties shall either hold a teleconference, videoconference or shall meet (at the Receiving Party’s premises initially; further meetings shall alternate between each party’s premises) to discuss necessary changes to the requested Outscope Variation.

5.10	Following the meeting referred to in paragraph 5.9 the Requesting Party shall revise the Variation Request Notice to reflect the changes agreed in such meeting and shall submit the revised Variation Request Notice to the Receiving Party.

5.11	Where a Variation Request Notice is not approved or rejected pursuant to paragraph 5.7, the parties shall repeat up to three times (or for such longer period as the parties may agree in writing) the process in paragraphs 5.7 to 5.10 (mutatis mutandis) above until the Variation Notice is either approved or rejected. If the Change Notice is not approved or rejected after the process in paragraphs 5.7 to 5.10 is repeated three times (or for such longer period as the parties may agree in writing), then either party may refer the matter to the Dispute Resolution Procedure. For the avoidance of doubt a failure to agree a Variation shall not constitute a breach of this Agreement.

6.	Regulatory Variations

6.1	Client may serve a Regulatory Change Note (as defined in clause 14.3), in which case the provisions of paragraph 5 shall apply, save that:

6.1.1	the Variation Request Notice shall be renamed a Regulatory Change Notice;

6.1.2	if the Variation required can be made by the Contractor as an Inscope Change, the Contractor may not refuse the Variation required by Client, and paragraph 5 shall be applied accordingly; and

6.1.3	if the Variation required is as an Outscope Change, then in accordance with clause 14.4 the Contractor shall agree to the Variation.

6.2	If Client requests an Inscope Change which it requires in order for it to continue to comply with Regulations, the Contractor shall not withhold or delay consent to implement such Inscope Change, save where Client requests an Inscope Change which would, if implemented, cause the Contractor to be in breach of Regulations. If such a circumstance were to arise, then the Contractor shall notify Client immediately in writing of the nature of the breach and Client and the Contractor shall discuss a joint solution to any such potential breach. If the parties cannot agree upon the action to be taken following such discussions, the matter may be referred by either party to the Dispute Resolution Procedure.

6.3	If the Contractor requires a Variation to comply with Regulations, the Contractor shall use the process contained in paragraph 5. Client will not unreasonably withhold consent to any necessary Variation, provided that if Client considers that the Variation reduces the commercial benefit to it of placing the relevant Services with the Contractor by more than a de minimis amount, Client may terminate the Work Contracts affected by the Variation at no cost to Client. If Client accepts a Variation raised by the Contractor pursuant to this paragraph 6.3, Client shall not suffer any increased cost as a consequence of the Variation, save as may be agreed between the parties as part of the above procedure. If a dispute arises in connection with the application of this paragraph 6.3, either party may refer the disputed matter to the Dispute Resolution Procedure.

7.	Effect upon Charges and Services Levels

7.1	Client shall not be obliged to agree to any Variation proposed by the Contractor that increases the Charges, requires Client to incur material expenditure, or which Client reasonably believes will, in any way, adversely affect the Services, provided that if the Variations are required to be made through the Change Control Procedure as any dispute as to Charges shall be settled through the Dispute Resolution Procedure before any Variation is implemented.

7.2	Where a Variation Request Notice causes, or is likely to cause, the Charges or Service Levels to vary, or additional charges to be imposed, the Contractor shall provide Client with such further information as Client may reasonably request to substantiate the proposed change. In these circumstances, the parties agree to operate the Change Control Procedure on an “itemised breakdown” approach, and, to such end, the Contractor shall provide at least the following information to Client as part of its Evaluation:

7.2.1	an itemised breakdown of the proposed cost of making the change showing the reduction to Charges and/or the additional charges and/or one-off charges which are proposed as a result of the change or cessation of any existing Services;

7.2.2	the increase to the Charges and/or additional charges which are being proposed as a result of the introduction or addition of new processes or Services or, where applicable, the alteration of any existing Services; and

7.2.3	details of the term of the proposed charges.

7.3	Any itemised breakdown provided in accordance with paragraph 7.2 above shall contain at least the following further components shown as separate items, each showing, where practicable and appropriate, the amount of charges relating to that item, both one-off and ongoing, together with a detailed description of the Services to be provided or removed, and any impact on the Service Levels:

7.3.1	resource breakdown in respect of projects and project-related activity;

7.3.2	project management details;

7.3.3	cost of additional Process Training;

7.3.4	any other relevant costs; and

7.3.5	any margin.

7.4	In responding to additional requests for clarification from Client for any items provided to Client, the Contractor shall:

7.4.1	provide to Client such additional information, in a format pre-agreed by both parties, as may be reasonably required for Client to satisfy itself that the proposed charges are valid and are competitive with current market rates; and

7.4.2	mitigate, where reasonable, existing costs.

8.	General

8.1	Until such time as a Variation is made in accordance with the Change Control Procedure, the Contractor shall, unless otherwise agreed in writing, continue to supply the Services as if the request or recommendation had not been made.

8.2	Any discussions, which may take place between Client and the Contractor in connection with a Variation Request Notice before the authorisation of the change, shall be without prejudice to the rights of either party.

8.3	Any information obtained while clarifying a Variation Request Notice shall not commit Client to accepting either the change in Service Levels, or a change or addition to the Charges.

8.4	An agreed Change Notice must be signed by the Authorised Representative of each party in the format set out as Attachment 1 below to this Schedule to constitute an agreed change.

ATTACHMENT 1 TO SCHEDULE 4

CHANGE CONTROL NOTICE PART 1 – Work Request
Reference Number	CN Reference		Version Number
Source of Variation	Client/contractor	Date Raised
Requester -		Sponsor – Budget Holder

Description of Variation.

Documents Affected	Work Contract X
Document/ Attachments Title		Document Reference	Version

I confirm that the Client has formally approved the estimate to complete Part 2 ‘Impact Analysis’ Client Contract Authority Signature			Date

CHANGE CONTROL NOTICE PART 2 – Contractor Impact Analysis
Reference Number		Version Number
Financial Basis	Fixed Price Time & Materials
Cost Variation Description
Change Requested
Man-days
Quoted Service Charge (£)
Other Expenses (£) <description>
Total Quoted Service Charge (£)
ADR calculated for this change (£)

Revised Contractual Dates
Revised Planned Dates
Risks
Scope
Impact on Client and Client’s Obligations
Impact on Contractor and Contractor’s Obligations
External Impacts and Responsibilities for managing them
Impact Analysis Author
I confirm that the Contractor has formally approved this Contract Variation Notice Contractor Authorised Representative Signature Date	Date

CHANGE CONTROL NOTICE PART 3 – Client Decision
Reference Number	Version Number
Client Decision	Approved Refused Postponed Work Contract to be raised Approved with Conditions
Reason if not approved Conditional approval

SCHEDULE 5

ORGANISATIONAL STRUCTURE

1.	Introduction

1.1	The purpose of this Schedule 5 is to set out the context for the development of the Services in order to ensure that the Client and Contractor organisations are delivered in a cohesive way, with the same vision and goal. The Contractor shall build an organisation based on the same values and beliefs to ensure a consistent customer experience for Client’s customers and to ensure the Contractor maintains the reputation of a good employer in the local market.

1.2	Client and the Contractor agree that it is a requirement of this Agreement to ensure that:

1.2.1	the Contractor’s and Client’s organisations work as a virtual team;

1.2.2	the organisation structure and hand-off points between the two organisations are clear and appropriate to support the full range of Services;

1.2.3	the Staff are fairly selected and have the correct skills to complete their designated responsibilities; and

1.2.4	the Contractor acts as a reputable employer maintaining appropriate employment policies and making Client aware of any significant decisions/actions that may affect this status.

1.3	Client and the Contractor agree that it is an aim of this Agreement that the Contractor’s and Client’s organisations are seen as a seamless integrated business.

2.	Environment

2.1	The Contractor shall:

2.1.1	provide a working environment that is well lit, well maintained, comfortable and compliant with applicable health and safety legislation and in accordance with Schedule 20;

2.1.2	periodically repair and refresh the Premises at no cost to Client and, where Client reasonably identifies to the Contractor an item requiring repair at such Premises, shall repair such item as soon as practicable at no cost to Client;

2.1.3	provide an office floor footprint that is open plan and encourages agents to be interactive;

2.1.4	ensure that senior managers interact with agents;

2.1.5	ensure that senior managers share the same space in the Premises dedicated to the Services, save that where appropriate certain senior managers may have an office and not be located in the open plan area;

2.1.6	ensure that those sections of the Premises dedicated to performing the Services are decorated in Client colours and reflects Client’s brand;

2.1.7	provide conference/meeting rooms which provide relaxed space for presentations and team meetings and can act as a team project space;

2.1.8	provide personal meeting rooms or private areas which provide a relaxed space for such purposes as small meetings, interviews, performance reviews and quiet working;

2.1.9	display the relevant brand materials provided to the Contractor by Client;

2.1.10	promote Client’s brand values provided to the Contractor by Client (as set out in the Agreed Documents and in such other documents notified by Client to the Contractor from time to time). If the Contractor reasonably believes that such policies of Client conflict with the Contractor’s own policies, then it shall notify Client and the parties shall agree a mutually satisfactory solution to the conflict (and in the absence of agreement, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure);

2.1.11	provide team performance boards, which communicate team and Client information such as performance updates and news. These boards should be updated frequently with information, if any, provided by Client, to ensure that Client information is kept current.

3.	Site Security

The Contractor shall provide the following site security as a minimum at the Premises:

3.1	Staff delivering Services to Client should be based in a dedicated area which is segregated from any staff of the Contractor’s other customers;

3.2	there should be an access control system that logs and monitors staff movement within the dedicated area that is capable of preventing access outside their working hours, or to unauthorized staff. Such system must provide an auditable report of movements over a given time and date, or by person;

3.3	computer screens should be positioned so that the screen is not visible to any person outside the dedicated area; and

3.4	shredder facilities shall be provided and utilised by the Contractor in accordance with the requirements of Schedule 18; and

3.5	documents should not be removed from the dedicated area without appropriate authority.

4.	Brand & Culture

Whilst delivering the Services, the Contractor shall:

4.1	ensure that all Staff must be equipped with the skills to deliver the consistent and unique Client customer experience notified to the Contractor by Client, by ensuring that all Staff follow Client’s customer service principles contained in the Agreed Documents (the “Principles”), and providing ongoing training and oversight to ensure that Client’s Brand Values and Principles are continually reinforced;

4.2	ensure that all Staff understand and behave in accordance with Client’s business principles notified by Client to the Contractor from time to time;

4.3	ensure that all Staff understand Client’s Brand Values, and that these are endorsed by managers; and

4.4	ensure that any performance management and incentive processes support the behaviour reflected in the Principles.

Client may from time to time amend the Brand Values and Principles, in which case it shall communicate any amendments within a reasonable period to enable the Contractor to make any changes required. The Contractor shall make all such necessary changes to implement the new Brand Values and Principles of Client.

5.	Employee Engagement

The Contractor shall:

5.1	participate in Client’s annual employee engagement survey;

5.2	provide to Client the results for the Contractor’s internal annual and interim employee engagement surveys carried out by the Contractor; and

5.3	ensure that all team leaders and managers have and implement effective employee engagement action/improvement plans.

6.	Communication

The Contractor shall:

6.1	ensure that team meetings will take place at least once a week;

6.2	ensure that there is regular team development activity appropriate for the offshore environment;

6.3	provide a process to ensure the effective dissemination of communications from Client;

6.4	ensure that there are adequate numbers of managers or support staff capable of delivering communications in an effective and engaging way; and

6.5	ensure that the Staff are provided with access to “Essential” (ie the Client’s intranet), and Client’s newsletters (in each case, as and when provided by Client).

7.	Reward and Recognition

7.1	The Contractor shall:

7.1.1	provide Staff with a benefit package that aims to ensure the correct standard of Staff are attracted and retained by the Contractor;

7.1.2	ensure that, at a minimum, conditions and working practices are not significantly adverse to local market standards;

7.1.3	advise Client of its incentive schemes and associated targets; and

7.1.4	participate in Client’s standard recognition schemes, such as the “Everyday Heroes” scheme and the “Chief Executive Awards”.

7.2	Client may amend its recognition schemes from time to time, in which case it shall communicate any amendments within a reasonable period that enables the Contractor to make appropriate changes to the Contractor’s equivalent schemes.

7.3	The Contractor shall prior to any change, notify Client in writing of any change to the Contractor’s reward and benefits package. If Client reasonably believes that any change may increase the Contractor’s attrition rate for Staff working on the Services, Client and the Contractor shall discuss (and the Contractor shall act reasonably if Client requests such change not to be made). If Client believes that the attrition rate will increase as a consequence of such change, and the Contractor refuses not to implement such change, Client may refer the matter for resolution pursuant to the Dispute Resolution Procedure.

7.4	Each party shall be responsible for the cost of awards made pursuant to its own employee recognition schemes.

8.	Performance Management

The Contractor shall:

8.1	ensure that a performance management process is in place for Staff;

8.2	ensure that regular formal performance reviews of Staff take place quarterly for front line agents and annually for all other staff as a minimum, and take reasonable steps to develop under-performing individual Staff into competent performers; and

8.3	provide ongoing development training to all Staff, for example up-skilling training for agents who have proved to be competent in one set of skills to provide additional skills and greater flexibility, or management training to prepare Staff for career progression.

9.	Organisation

9.1	The Contractor shall:

9.1.1	ensure that Staff follow the roles, responsibilities and general duties as outlined in the standard job descriptions provided by Client; and

9.1.2	ensure the spans of control as defined in the competency models contained in the Agreed Documents are adhered to during ramp-up and steady state.

9.2	Client may change the standard job descriptions from time to time, in which case it shall communicate any amendments within a reasonable period sufficient to enable the Contractor to make any changes required, provided that if there are any costs associated with such changes (with the exception of de minimis costs) this shall be dealt with by the Change Control Procedure.

9.3	The parties acknowledge that the organisational structure of the provision of the Services may evolve over the Implementation Period, and it is therefore recognised that the final organisational structure may change from that set out in this Schedule 5 and Annex 8 of the relevant Work Contract. Any organisational changes shall be submitted to the Change Control Procedure.

9.4	In addition to the above, Client will consider changes that the Contractor proposes to the organisational structure. Any such changes will be agreed pursuant to the Change Control Procedure.

10.	Competency Specifications and Selection

10.1	The Contractor shall:

10.1.1	ensure that all candidates are interviewed and appointed based on the competency specification for the role;

10.1.2	ensure that the competency specifications for all roles are based on the agreed core competencies provided by the Client; and

10.1.3	ensure that all Staff have the appropriate qualifications for their role.

10.2	Client may, at its own cost, sample and assess any Staff following completion of their Pre-Process Training to determine whether the Contractor is recruiting Staff in accordance with the agreed recruitment procedures. Client shall have the right to reject any Staff it reasonably considers not to be of the requisite standard and the Contractor shall then remove such Staff from the Services (and the cost of replacing such Staff shall be at the sole cost of the Contractor) provided that if the Contractor does not agree with Client’s view, and does not wish to remove such Staff from the Services, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure.

11.	Movement of Staff

In accordance with clause 16 of the Agreement, the Contractor shall manage its Staff in a controlled way and shall develop policies to support this, which shall be provided to Client as and when changes are made to the policies.

12.	Other Employment Policies

The Contractor shall:

12.1	ensure that all employment policies and practices are in accordance with Indian Regulations; and

12.2	ensure that the following employment policies are in operation:

12.2.1	a disciplinary process;

12.2.2	an employee grievance process;

12.2.3	a career development process; and

12.2.4	a succession planning process (in accordance with paragraph 13),

and shall provide documentation regarding these policies to Client.

12.3	The Contractor will report to Client regarding the operation of these employment policies on each anniversary of the Effective Date.

13.	Succession Planning

13.1	The Contractor shall supply and maintain detailed succession plans at all times. The Contractor shall supply Client with an updated written report prior to or during the Management Talent Review sessions (referred to in Schedule 6), or in the absence of Management Talent Review Session, at least one every 4 (four) months.

14.	Service Levels

14.1	Client wants to track performance of the Contractor in the area of people management and organisation, specifically in areas of employee engagement, employee attrition and percentage of non-productive time. Service Levels to measure these issues shall be developed in accordance with Schedule 2 and included in Annex 4 of each Work Contract.

15.	Dependency

15.1	Client acknowledges that certain of the Contractor’s obligations in this Schedule 5 are dependent upon Client providing the Contractor with information and any updates thereafter. To the extent that the Contractor cannot comply with any obligations in this Schedule 5 due to Client failing to provide such information, the Contractor shall not be in breach of the obligation (but shall nevertheless use its reasonable endeavours to fulfil the relevant obligation).

16.	Diversity Training for Client

The Contractor shall provide an appropriate individual in the UK for such period as Client shall reasonably require to undertake ‘diversity’ training for Client employees who will spend time offshore with the Contractor. The Contractor shall provide this individual for two weeks free of charge save for the cost of travel, boarding and lodging which shall be met by Client.

SCHEDULE 6

GOVERNANCE

1.	Introduction

1.1	The purpose of this Schedule 6 is to set out the governance and key relationships between Client and the Contractor to ensure that the Services are provided smoothly and seamlessly in accordance with the terms of this Agreement.

2.	Principles

2.1	This Schedule recognises that governance and the on-going relationship between the Client and the Contractor operate at both an Agreement level and on an individual Work Contract Level ( and in the case of any Grouped Work Contracts, potentially at a Grouped Work Contract Level). These levels are nonetheless interconnected to ensure a consistent overall direction and structure to the Client/Contractor relationship.

2.2	This Schedule 6 sets out (i) the detail relating to governance and the on-going relationship between the parties at the Agreement Level and (ii) the principles that will apply at the (Grouped) Work Contract Level. The detailed structure for each Work Contract will be laid out in Annex 8 of each Work Contract.

3.	Framework Governance

3.1	The overall relationship will be governed through the “Relationship Governance Board”. The purpose of the Relationship Governance Board is to review the overall performance of the Agreement and the Work Contracts, review the health of the relationship in general and to set future medium and long term strategies for developing the relationship. As only the Anticipated Services will be included in the Agreement as at the Effective Date, the activities of the Relationship Governance Board activities will initially be covered in the Quarterly Business Review meetings until such time as further Work Contracts are added to the Agreement. Thereafter the Relationship Governance Board will meet at six month intervals, with the first such meeting being within one month of the Service Commencement Date of the first additional Work Contract.

3.2	Further background to the function and mechanics of the Relationship Governance Board are included in the following table:

Meeting	Frequency	Attendees
FBRs (Formal Business Reviews)	every 4 months	Client COO
Head of Credit Ops
Head of HR
Transformation Manager
Commercial/Contract Manager – Chair
VP Operations (CIO)
Contractor
COO
VP Client Relationship
VP Operations (2)
Strategic Account Manager
MTR (Management Talent Review)	every 4 months	Client COO
Head of Credit Ops
Head of HR
Transformation Manager/VP Operations (CIO)
VP HR (CIO)
Contractor
COO
VP Client Relationship
VP HR VP Operations
Tactical Forecast Meeting	Monthly	Client
Planning Manager
VP Credit Ops (CIO) once in situ
Contractor
VP Operations (2)
AVPs and SR. Managers
Ops Managers
Commercial Review Meeting	Monthly	Client
Commercial Manager
Contract Manager Procurement Manager
EXL
Strategic Account Manager Business Development Manager

BCP	Every 2 months	Client Head of BCP
BCP Manager
Transformation Manager/ VP Credit Ops (CIO) Offshore IS lead
Business Systems Manager Contract Manager
Contractor
VP – BCP
Business Analyst (BCP)
VP Operations (2)
VP Facilities & team as appropriate
VP Client Relationship
Snr Manager HR
Performance Review	Monthly	Client
Planning Manager
Transformation Manager
VP Credit Ops (CIO)
Contractor
VP Operations (2)
AVPs
Snr Managers As Appropriate

3.2.1	The Contractor will appoint a Relationship Manager and the Client will appoint a Contract Manager. Each will have responsibility for the relationship with the other party throughout the Agreement and in particular shall work on the following financial and contractual matters:

3.2.1.1	investigating cost variances;

3.2.1.2	minor variations to the terms of the Agreement or any Work Contract;

3.2.1.3	agreement of Change Control Notices for each Work Contract;

3.2.1.4	invoicing;

3.2.1.5	escalation;

3.2.1.6	INTENTIONALLY DELETED;

3.2.1.7	general Agreement compliance; and

3.2.1.8	general contract administration.

4.	Work Contract Governance

4.1	Annexes 1 and 8 of each Work Contract will define the Contractor’s and Client’s Transition Teams.

4.2	Once the Services are migrated and stabilised, the Contractor’s team responsible for implementing the Transition Plan (“the Transition Team”) will hand over the processes to the Contractor’s team responsible for delivering the Services after the Service Commencement Date and for the balance of the term of the relevant Work Contract (“Operations Team”) to ensure that Client’s business objectives with respect to delivery of the Services are met on an on-going basis in accordance with the terms of the Agreement. The Operations Team will also be responsible for ensuring process and relationship management as may be necessary, including process improvements, people management, and for enabling shared services support.

4.3	Each Work Contract will define in Annex 1 the Contractor’s Operations team. The Contractor’s Operations team will be lead by the Contractor’s nominated Head of Centrica India for the specific Work Contract or Grouped Work Contract.

4.4	The Contractor’s Head of Centrica India shall have prime managerial responsibility for the following areas:

4.4.1	delivery of the Services to Client in accordance with the (Grouped) Work Contract;

4.4.2	Service Level performance and reporting;

4.4.3	service improvement initiatives;

4.4.4	communications and employee engagement;

4.4.5	major incident investigation reporting;

4.4.6	processing Contract Change Notices;

4.4.7	managing changes in the way in which the Services are delivered to Client in accordance with the Change Control Procedure;

4.4.8	compliance with the Regulations; and

4.4.9	acting as the first point of escalation.

4.5	Client has appointed a Head of Centrica India Operations, who may be located in India or in the UK If located in India, Head of Centrica India Operations may work out of the Premises and shall manage the day to day operation of each Work Contract on behalf of Client including:

4.5.1	ensuring the timely provision of monthly forecasts;

4.5.2	reviewing and approving Service Level reporting;

4.5.3	reviewing the Contractor’s compliance with Service Levels and KPIs;

4.5.4	raising non-compliance issues with the Contractor, agreeing plans to ensure compliance and monitoring Service Credit compensation in accordance with Annex 5 of the Work Contract;

4.5.5	liaising with the Client Contract Manager on issues related to non-compliance;

4.5.6	monitoring the development of any business re-engineering to ensure strategic fit;

4.5.7	sponsoring individual Variations through the Change Control Procedure;

4.5.8	verifying compliance with relevant Regulations, licence conditions and rules; and

4.5.9	acting as the first point of escalation.

5.	Generic Responsibilities

5.1	A representative of each of the Contractor and Client shall attend all meetings set out in this Agreement or Schedule and shall meet its own costs for attending such meetings.

5.2	If a person scheduled to attend a meeting becomes unable to attend he or she shall, if possible, provide reasonable notice to the meeting organiser and where appropriate arrange for a suitable alternative to attend in his or her place.

5.3	Meetings that may be called for each Work Contract include those set out below. The parties agree to attend additional meetings, which may be required on an ad hoc basis depending on business needs (including any meeting between the Authorised Representatives which may be necessary to facilitate the delivery by the Contractor of any Transition Plan and the Services). For the avoidance of doubt, the parties may for efficiency choose to amalgamate meetings for Grouped Work Contract or Work Contracts generally.

5.3.1	Work Contract Meetings – General

5.3.1.1	The Contractor shall arrange all such meetings and provide the details of the meetings to Client within a reasonable time before the meeting.

5.3.1.2	Unless otherwise agreed, the Client shall take minutes at each meeting and maintain a central library of all meeting minutes, correspondence and procedures.

5.3.2	Service Review Meetings

The objectives of Service Review Meetings are to:

5.3.2.1	review the detailed reports produced by the Contractor relating to the previous week’s Services;

5.3.2.2	review the major activities to be completed in the following week; and

5.3.2.3	review any issues and escalations.

Further details of Service Review Meetings are set out in the table that follows:

Frequency	Weekly or as required

Purpose

Review service levels, volume and associated reporting.

Review any incidents or problems.

Deal with any day-to-day operational issues.

Discuss proposals for improving the quality of efficiency of the Services, where appropriate

Attendees	Contractor’s – VP (Operations), AVP process owners, Relationship Manager Client’s – Offshore Operations Manager, process owners, Contract Manager, Head of Centrica India Operations.

Location	Conference Call

5.3.3	Service Management Meetings

The objectives of Service Management Meetings are to:

5.3.3.1	review the detailed reports produced by the Contractor relating to the previous Month’s Services;

5.3.3.2	review the activities to be completed in the following month;

5.3.3.3	review escalation process for all issues raised in the previous month

5.3.3.4	review the risks and issues logs; and

5.3.3.5	review Service quality and productivity improvement plans.

Further details of the Service Management Meetings are set out in the table that follows:

Frequency	Monthly

Purpose

To carry out a review of actual against target Service Levels.

Identify and agree action on any Service improvement opportunities.

Review any incidents or problems.

Deal with any commercial and contractual issues.

Attendees (Meetings may take place in two parts) (operational and managerial) and attendees will vary but shall typically include those listed in this table)	Head BPO Operations, VP (Operations), AVP process owners, VP (Quality), Relationship Manager Client’s Offshore Operations Manager, Process Owners, Contract Manager, Head of Centrica India Operations

Agenda

Review service levels, productivity improvements and charges.

Review new service requirements.

Review attrition and evaluate the skill/resource requirements needed to meet Client’s needs with regard to the Services.

Provide proposals for improving the quality or efficiency of the services where appropriate.

Review monthly allocation of the Infrastructure Support and support-related initiatives resources, and agree the subsequent month’s resource plan.

Review compliance with Regulations.

Review escalation processes for all issues where the Services fall below the required level.

Record agreement to any changes to the Work Contract, subject to the prior approval of the authorised signatories of the parties.

Review Work Contract change processes.

Review Work Contract charging and cost control processes.

Review and agree reporting and other management procedures.

Review and approve the risk and issue management activities planned for the forthcoming period.

Location	Video Conference or teleconference

5.3.4	Quarterly Business review

The objectives of the Quarterly Business Review meetings are:

5.3.4.1	To review the Contractor’s Performance during the previous three Months of the Work Contract; and

5.3.4.2	To review the medium to long term strategy for the Services provided under the Work Contract.

Further details of the Quarterly Business Review Meetings are set out in the table that follows:

Frequency	Quarterly

Purpose	To carry out a quarterly review of the overall performance across all Work Contracts Review any major Agreement issues To review and set future medium and long term relationship strategies

Attendees

Contractor’s CEO, President, Head BPO Operations, General Manager – UK & Europe, Head of BPO HR, Relationship Manager, VP (Technology), VP (Operations)

Client’s Director for the Services covered by the Agreement, Contract Manager, Offshore Operation Manager, Programme Director, Outsourced Operations Manager, Head of Centrica India Operations, Head of General Procurement and Supplier Management.

Others by invitation

Agenda

High Level Review Summary of the past six months performance across each of the Work Contracts

•  Service Level

•  Compliance with the Agreement

•  Achievements and Issues

•  Charges

Review partnership working

Review any Agreement issues outstanding or escalated

Review and set future strategies and impact on the India business requirements.

Supporting Activities	The Contractor shall circulate Work Contract performance information to relevant management.

Location	Twice per annum via video conference/teleconference. Twice per year face to face, one in UK and one in India. Some attendees to teleconference at the face to face meetings.

5.3.5	IS review meetings

The objectives of the IS Review Meetings are to:

5.3.5.1	review the detailed reports relating to information systems produced by the Contractor relating to the previous month;

5.3.5.2	review the major activities to be completed in the next month; and

5.3.5.3	review any issues and escalations.

Further details of IS Review Meetings are set out in the table that follows:

Frequency	Monthly, or more frequently as required

Purpose

To carry out a review of actual against target Service Levels and systems performance.

Review any incidents or problems.

Deal with any day-to-day IS operational issues.

Review network latency and availability

Attendees	IS representatives from each party plus the Contractor’s Relationship Manager and the Client’s Contract Manager

Agenda

Review Service Levels and associated reporting.

Review resolutions reports.

Review new service requirements.

Provide proposals for improving the quality or efficiency of the services where appropriate.

Review and resolve Service issues.

Location	By conference call

6.	Transition Governance

During the Implementation Period for each Work Contract the meetings outlined in this Schedule will still apply, but with the appropriate additional attendees from each party involved in the Transition Plan. In addition, there will be a governance and meeting schedule agreed between the parties to manage the Transition Plan.

7.	Authorised representatives

The table below sets out the parties respective Authorised Representatives to act on their behalf for different types of approval as set out in the table below:

Type of approval	Client	Contractor

Work Contracts and Variations to this Agreement and Work Contracts plus specific Agreed Documents for Work Contracts	Centrica Commercial Director	CEO or President

Day to day contract management	Contract Manager	Relationship Manager

Day to day relationship management	Head of Centrica India Operations	VP Operations

Type of approval	Client	Contractor

Approve publicity announcements and disclosures of Confidential Information in accordance with Clauses 36 and 37	The Level 2 Escalation set out in each Work Contract	CEO or President

Issue of Variation Request Notices and agreed Change Notices with cost impact < £100,000 and Inscope Changes	Contract Manager or Head of Centrica India Operations	VP Operations

Issue of Variation Request Notices and agreed Change Notices with cost impacts > £100,000	The Level 2 escalation set out in each Work Contract	Head of BPO Operations

Changes to Services, Services Levels, Hour of operation, volume forecasts	Head of Centrica India Operations	VP Operations

SCHEDULE 7

PRICING MODEL

1.	Introduction

1.1	Schedule 2 provides for the parties to agree the Service Charges and Implementation Charges in accordance with Schedule 7. Schedule 19 provides for the parties to agree to Service Charges in accordance with Schedule 7. Accordingly, this Schedule 7 details the underlying principles for determining the consideration payable for the Contractor’s performance of the Services pursuant to Work Contracts under this Agreement.

The Client has agreed to pay two types of consideration in accordance with this Agreement:

1.1.1	Service Charges; and

1.1.2	Implementation Charges (as detailed in Part B below).

1.2	Part A of this Schedule 7 details the menu of prices to be used to calculate the Service Charges payable under a Work Contract and provides the terms applicable to them.

1.3	Part B of this Schedule 7 details menu of rates to be used to calculate the Implementation Charges payable under a Work Contract and provides the terms applicable to them.

1.4	Part C of this Schedule 7 details how Client would move to Outcome Based Pricing. Any references to “Transaction Based Pricing” in this Agreement or any Work Contract, including in each case, any Schedules or Annexes thereto, shall be deemed to refer to “Outcome Based Pricing”.

1.5	INTENTIONALLY DELETED.

1.6	Part E of this Schedule 7 details the ongoing Service provision.

Part A – Service Charges

1.	Calculation of Service Charges

1.1	The Service Charges payable by Client to the Contractor under any Work Contract shall be calculated as set out in this Part A, using the “Pricing Menu” and the “Bandwidth Costs Grid” below

1.2	The Pricing Menu sets out the cost components that shall be used in the calculation of the Service Charges.

1.3	The Bandwidth Costs Grid details the cost of the Bandwidth per seat per Contract Year.

1.4	The “Work Contract Requirement Table” included in Annex 6 of each Work Contract shall determine the way in which the Service Charge for each Work Contract shall be calculated using the Pricing Menu and the Bandwidth Costs Grid.

1.5	Depending on the volume of FTEs providing Services under this Agreement, the Service Charges shall be increased or decreased, as applicable, by the applicable percentage set forth in the “Discount Grid” table below, if the total number of FTEs moves from one volume band to another. As of the Effective Date the applicable volume band is the 1501-1750 range.

PRICING MENU

All costs in £	Process Name	Credit Operations
Cost Components	Cost	Cost Includes
Agent Salary Cost (incl. Attrition) per annum
Voice	4,115	Includes Basic salary, bonus payments,overtime, salary uplifts (incl. Canteen, transport, entertainment etc), statutory contributions (PF, Gratuity etc) and ongoing recruitment costs
Data Entry	2,992
Standard BPO	3,148
Complex BPO	3,600
Blended	4,115

Attrition Rates per annum
Voice	50%	Calculated as # of leavers/average # of agents for the year
Data Entry	25%
Standard BPO	25%
Complex BPO	25%
Blended	50%

# of Productive hours per FTE per annum	2,123

Total number of hours a FTE

works for British Gas incl.

Contract related training and

Team meetings relevant for

British Gas.

It excludes all kinds of

absences, breaks, performance

management activities and non-

contract training

Management Support Salary Costs per annum
Team Lead	7,415	Includes Basic salary, bonus payments, Stock comp (senior mgmt) ,salary uplifts (incl. Canteen, transport, entertainment etc) and statutory contributions (PF, Gratuity etc)
Floor Walker	4,536
QA	4,532
Business Improvement/6 sigma	13,685
Operations Manager	13,685
AVP	29,989
VP	61,392
Trainer	4,583

IS Infrastructure costs/seat per annum	1,350	Includes Desktop costs and IT and help desk costs

Non IS Infrastructure costs/seat per annum	1,845	Includes Floor space cost, furniture and fittings cost and premises costs
Voice Telephony costs/seat per annum	207	Includes infrastructure for voice telephony

Overheads/FTE per annum (for different Volume Bands of FTEs)
200 - 400 FTEs	4,143	Includes site overheads, corporate overheads and risk premium for inflation and currency fixation Additional volume bands to be added in the event that FTE equals 1,750 or greater
401 - 600 FTEs	3,735
601 - 800 FTEs	3,510
801 - 1000 FTEs	3,267
1000 - 1250 FTEs	3,228
1250 - 1500 FTEs	3,189
1501 - 1750 FTEs	3,111
1751 - 2000 FTEs	3,055
2001 - 2250 FTEs	3,002
2251 - 2500 FTEs	2,955
2501 FTEs +	2,939

Margin (as %)	16.67%	As a % of Total Service Charge

BANDWIDTH COSTS PER SEAT PER ANNUM

Volume Bands of FTEs
	200 - 400	401 - 600	601 - 800	801 - 1000	1000 - 1250	1250 - 1500	1500 - 1750	1750 - 2000	2000 - 2250	2250 - 2500	2500+
90	3,189	2,773	2,716	2,544	2,458	2,373	2,270	2,228	2,047	n/a	n/a
85	3,189	2,773	2,716	2,544	2,373	2,373	2,107	2,023	1,914	n/a	n/a
80	3,189	2,662	2,588	2,544	2,373	2,373	2,015	1,957	1,856	1,727	1,727
75	3,189	2,662	2,462	2,455	2,373	2,373	1,977	1,892	1,828	1,701	1,701
70	2,542	2,563	2,370	2,317	2,290	2,177	1,977	1,806	1,770	1,650	1,554
65	2,542	2,460	2,281	2,168	2,048	1,999	1,977	1,806	1,713	1,650	1,531
60	2,063	2,002	1,774	1,694	1,694	1,911	1,755	1,695	1,618	1,573	1,485
55	2,063	2,002	1,774	1,479	1,525	1,911	1,305	1,448	1,365	1,330	1,289
50	2,063	2,002	1,774	1,479	1,331	1,565	1,305	1,448	1,267	1,246	1,197
45	1,736	1,806	1,385	1,479	1,331	1,220	1,305	1,309	1,267	1,213	1,151
40	1,611	1,636	1,335	1,479	1,331	1,220	1,091	1,309	1,267	1,126	1,092
35	1,667	1,641	1,382	1,194	1,177	1,102	1,078	1,052	1,052	1,052	969
30	1,452	1,446	1,204	1,112	1,001	986	887	887	881	871	871
25	1,452	1,446	1,091	1,003	1,001	831	887	846	818	818	743
20	1,294	1,351	1,027	909	818	801	692	683	661	651	651

	Back Office Discount Grid	Voice Discount Grid
200 - 400 FTEs	14.9%	12.1%
401 - 600 FTEs	11.0%	8.9%
601 - 800 FTEs	6.5%	5.2%
801 - 1000 FTEs	2.6%	2.1%
1000 - 1250 FTEs	2.1%	1.7%
1250 - 1500 FTEs	1.0%	0.8%
1501 - 1750 FTEs	0.0%	0.0%
1751 - 2000 FTEs	-2.1%	-1.3%
2001 - 2250 FTEs	-4.4%	-3.3%
2251 - 2500 FTEs	-5.7%	-4.3%
Greater than 2500	-7.1%	-5.5%

The following table (provided for illustrative purposes only) shows how the Service Charges would change from £6.17 (Service Charge as of the Effective Date) as volume increases or decreases.

FTE Volume	Credit Operations Back Office	Debt Operations Voice
200 - 400 FTEs	£7.09	£8.54
401 - 600 FTEs	£6.85	£8.30
601 - 800 FTEs	£6.57	£8.02
801 - 1000 FTEs	£6.33	£7.78
1000 - 1250 FTEs	£6.30	£7.75
1250 - 1500 FTEs	£6.23	£7.68
1501 - 1750 FTEs	£6.17	£7.62
1751 - 2000 FTEs	£6.04	£7.52
2001 - 2250 FTEs	£5.90	£7.37
2251 - 2500 FTEs	£5.82	£7.29
Greater than 2500	£5.73	£7.20

1.6	The prices set out in the Pricing Menu and the Bandwidth Costs Grid include all costs (as described in the “Costs includes” column of the Pricing Menu at clause 1.4) for the following:

1.6.1	INTENTIONALLY DELETED;

1.6.2	for each 300 FTEs providing the Services under all Work Contracts in the aggregate, the Contractor shall provide one dedicated analyst;

1.6.3	for the personnel management “spans of control” as identified in each Work of Contract;

1.6.4	five to ten hot desks (each hot desk to have a full desktop, internet and email access and telephone) at each of the Premises (excluding non-operational Premises), being available by Contractor for visiting Client staff;

1.6.5	the cost of implementing the two site BCP solution as detailed in Schedule 8 and the BCP for the relevant Work Contract (except where Client has agreed to bear certain costs as indicated in Schedule 8 and/or the BCP for the relevant Work Contract);

1.6.6	the cost of the infrastructure, management, testing and implementation of the BCP for each Work Contract, as detailed in Schedule 8;

1.6.7	INTENTIONALLY DELETED;

1.6.8	except for the training as part of the Implementation Services, the costs of training the Contractor’s Staff (but not costs expended by the Contractor training individuals who subsequently do not, for whatever reason, commence work on the Services). If, however, the number of FTE required to perform the Services under a Work Contract (or Grouped Work Contracts) increases by the greater of 50 FTE, or 10% of the FTEs training funded as part of Implementation in the Work Contract then, unless agreed in writing to the contrary, Client shall pay the additional training costs of the FTE in excess of the thresholds specified in this paragraph 1.5.7. Additionally, Client shall pay certain additional sums for FTE training, as specified in Part B of this Schedule 7;

1.6.9	carrying out the Staff vetting processes set out in paragraph 11.1 of Schedule 18; and

1.6.10	the following infrastructure

1.6.10.1	shared infrastructure at the Contractor, other than the Shared Services that need to be specifically sized/built for Client viz: Network Administration tools (mapping Client’s segregated network elements on the Contractor’s network tools, procuring additional licenses for monitoring these network elements, provisioning regulated remote access for Client into these network tools), System Administration (for monitoring Client specific servers at Noida and Pune respectively), which has been included in the One Time Client Specific Technology Capex in the Implementation Charges;

1.6.10.2	segregated LAN for Client at the Contractor’s sites in Noida and Pune;

1.6.10.3	E3 last mile loops at both ends in UK and India;

1.6.10.4	subject to Schedule 3 paragraph 2.16, no spare capacity planned for in the MPLS network; and

1.6.10.5	Data encryption using the 3DES or AES standard.

1.7	The Contractor shall invoice Client at £25 per hour for any additional specific IS installation work carried out by the Contractor, where such installation work has been requested in writing by Client. For the avoidance of doubt, Client shall not be required to make any such payments to the Contractor for the installation work required to implement the Technical Solution.

1.8	Currently the “Outbound Debt” and “Credit Operations” portions of the Services are provided on a public switched telephone network (“PSTN”) telephony platform. Client may upon written request to the Contractor require the Contractor, at Contractor’s cost, to move the aforementioned Services from the PSTN platform to a voice over internet protocol (“VOIP”) telephony platform.” The Contractor shall complete such move within 3 months of Client’s written request. Any adjustments to bandwidth requirements for the aforementioned Services as a result of the move from PSTN to VOIP shall be passed along to Client.

2.	Inflation and Foreign Exchange

Beginning on the first anniversary of the Effective Date and on each anniversary thereafter, The charges set forth in the tables in paragraph 1.4 under Part A of Schedule 7 of the Agreement shall be adjusted for inflation as provided in this paragraph. For the avoidance of doubt this paragraph 2 does not apply to consulting, analytics and risk advisory services delivered under paragraph 4 of this Schedule 7.

2.1.

Inflation will be as stated in the “Indian Wholesale Price Index” (or its successor index, the “CPI Index”) as reported by the government of India up to the lesser of (1) 3.5% and (2) any annual guaranteed productivity improvements for such year in FTE reductions or improvements in measured Service Levels in each case as set forth in the individual Work Contracts. To the extent any such FTE reductions and/or productivity improvements exceed 3.5% but are 7.0% or less, the value of the difference between 3.5% and the actual FTE reduction and/or productivity improvement shall be shared by the parties equally. To the extent any such productivity improvements exceed 7.0%, the value of the productivity improvement in excess of 7.0% shall be to Centrica’s benefit solely. In the event such FTE reductions or productivity improvements are below 3.5%, then any inflationary increases would be capped to that lower level. Both parties will jointly agree productivity improvements measures for individual Work Contracts annually. Contractor shall notify Centrica upon implementing any changes to a process that it believes results in a productivity improvement. Within 30 days of such implementation the parties shall, via the Change Control process, agree upon the details of such productivity improvement. The following examples are for illustrative purposes only:

(1)	If inflation for an annual period as measured by the CPI Index was 3.5% and the guaranteed productivity improvements for such annual period were 3.5% and such improvements were achieved, then the charges set forth in the tables in paragraph 1.4 under Part A of Schedule 7 of the Agreement for the next annual period shall be increased by 3.5%.

(2)	If inflation for an annual period as measured by the CPI Index was 3.5% and the guaranteed productivity improvements for such annual period were 2% and such improvements were achieved, then the charges set out in the tables in paragraph 1.4 under Part A of Schedule 7 of the Agreement for the next annual period shall be increased by 2%.

(3)	If inflation for an annual period as measured by the CPI Index was 3.5% and the guaranteed productivity improvements for such annual period were 5% and such improvements were achieved, then the charges set forth in the tables in paragraph 1.4 under Part A of Schedule 7 of the Agreement for the next annual period shall be increased by 3.5% and the value of the 1.5% productivity difference shall be shared by the parties equally.

For the avoidance of doubt, the foregoing clause 2.1 applies solely to Work Contracts with FTE based pricing. This clause 2.1 is inapplicable to Work Contracts using Outcome Based Pricing.

2.2	Both Client and Contractor agree to a floating exchange rate for the purposes of invoicing the Client for Services (other than consulting, analytics and risk advisory services delivered under Section 4 of this Schedule 7) rendered under this Agreement.

The Indian Rupee to British Pound Sterling exchange rate (the “Rupee to Pound Rate”) is 76 Indian Rupees to £1 British Pound Sterling (the ‘Base Exchange Rate’)

The Rupee to Pound Rate used to calculate the Charges shall be as reported by Reserve Bank of India (Central Bank) on their website (http://www.rbi.org.in) as the “RBI Reference Rate” on the last working day of the monthly invoicing period.

The Charges for each month shall be adjusted by multiplying such Charges by the Base Exchange Rate and dividing the resulting figure by the RBI Reference Rate.

For the avoidance of doubt, the following formulae will be used to calculate the Charges:

For processes on an FTE pricing model:

(Cost per Hour as per Base Exchange Rate) X 76

RBI Reference Rate

I.e for Credit Ops (based on current cost per hour it would be applied as follows;

£5.78 X 76 / 80 = £5.49

= Billable cost per hour

For processes on a transaction pricing model:

(Cost per item as per Base Exchange Rate) X 76

RBI Reference Rate (spot rate as at the last UK working day of the month)

I.e for Credit Ops (for exception/ items costing 20p) it would be applied as follows;

20p X 76 / 80 = 19p

= Billable cost per exception/item

3.	Operation of the Service Charges Grid

3.1	Each Work Contract shall contain a Service Charges Grid, which shall be completed by using the Pricing Menu, the Bandwidth Cost Grid and the Work Contract Pricing Table.

3.2	The Service Charges payable by Client to Contractor for Services under a Work Contract shall be those set out in the Service Charges Grid in Annex 6 of such Work Contract.

3.3	If a Service Element is added or new Work Contract entered into by the parties and this drives overall number of FTEs to a higher volume band in the Service Charges Grid, then the price for the higher volume band shall apply to all Work Contracts from the Service Commencement Date of the new Work Contract.

3.4	The parties agree that where:

3.4.1	Client withdraws a Service Element; or

3.4.2	there has been a permanent ramp down of Contractor FTEs (confirmed in writing by Client) which is not caused by efficiency or productivity gains initiated by either Client or the Contractor,

and in either case, this results in a reduction in the number of FTEs required to perform all of the Services for Client (under all then current Work Contracts), if this leads to a change to the applicable volume bands as set out in the Service Charges Grid in such Work Contract, the lower volume band shall apply to all Work Contracts from the date that the lower volume band becomes effective.

3.5	The Pricing Menu, Bandwidth Costs Grid and Seat Utilisation may be applied by the parties within the following tolerances, beyond which parameters Client and Contractor shall renegotiate the Pricing Menu or Bandwidth Costs Grid (as appropriate), any such renegotiation figures to be based upon the principles underlying the Pricing Menu or Bandwidth Costs Grid on the Effective Date:

3.5.1	there being between 16 and 18.5 FTE productive hours per working day;

3.5.2	a bandwidth requirement being between 20 kbps and 90 kbps per seat; and

3.5.3	a uniform volume of the processes being provided by Client to the Contractor (a uniform volume being a volume which does not fluctuate throughout a day by more than 10% between the peaks and troughs across the day).

3.6	If, at any time, the number of FTEs falls below 200, or the tolerances referred to in paragraph 3.5 are exceeded, then the parties shall jointly review the Pricing Menu and the Bandwidth Costs Grid and agree appropriate new rates based upon the principles set out in this Schedule 7.

3.7	In the event that the parties are unable to agree revised rates in accordance with clause 3.6 above, the matter shall be referred to Dispute Resolution.

3.8	The Service Charges may be varied across all Work Contracts if the number of FTEs moves into a different band as a consequence of volume change which is shown not to be a Volume Spike, as defined pursuant to paragraph 29 – 31 of Annex 3 to each Work Contract. Where FTE numbers move in excess of 2,500 FTEs Client will work with the Contractor to agree an appropriate mix of Staff across the Premises to assist the Contractor in optimising its property utilisation, providing Client shall be under no obligation to agree to any changes which it believes will degrade the level of Services it receives from the Contractor.

4.	Professional Fees for Consulting, Analytics and Risk Advisory Services

4.1

Except as may otherwise be agreed in a Work Contract, any consulting, analytics or risk advisory services provided by the Contractor to Client using the resource types identified below shall be at the rates set forth in the following tables. All rates will be fixed until 31st March, 2013. Upon each anniversary of the Minimum Term these rates will be adjusted by the parties for inflation up to a maximum of 3.5% per annum. Any out-of-pocket expenses will be billed to Client at the actual cost incurred.

Consulting Rate

Resource Type	Per Month Rates		Per Day Rates
	EXL- US/UK	EXL- India	EXL- US/UK	EXL- India
Principal	£24,000	n.a.	£1,091	n.a.
Engagement Manager	£17,000	£8,500	£773	£386
Associate	£10,900	£5,400	£495	£261
Sr. Analyst	£8,000	£4,000	£364	£193
Analyst	£5,900	£2,900	£268	£142

Analytics Services

Resource Type	Charges
Analyst	£525 per week / £105 per day
Analyst Team Lead	£750 per week / £150 per day

Risk Advisory Services

Resource Type	Charges
Lead Associate	£950 per week / £190 per day

Contractor “Black Belts”

Cost Element	Charges

Black Belt work for processes that have been offshored	£700 per week
Black Belt work for processes that have not been offshored	£975 per week

Part B – Implementation Services

1.	Costs of Implementation Services

1.1	The Implementation Charges for the Implementation Services for each Work Contract shall be payable by Client in accordance with the process and provisions set out in this Part B.

1.2	Implementation Charges have three components, these being:

1.2.1	one-off technology capital expenditure to be used solely for Client, which shall be specific to either a Work Contract or Grouped Work Contracts, and which shall be charged to Client by the Contractor at cost (being the purchase price of the item, evidenced with receipts) which shall be Client Funded Technology (as defined in Schedule 3);

1.2.2	migration and transition costs for the Staff who must travel to the UK to provide the Implementation Services set out in the relevant Work Contract (for example solution design, Implementation planning and training the trainers), which shall be calculated in accordance with the “Implementation Services Table” set out below;

1.2.3	recruitment and training costs for the initial group of FTEs to be recruited pursuant to the Work Contracts or Grouped Work Contracts;

1.2.4	Service Charges during Process Training – Client will pay 70% of Service Charges for the FTEs who are going through Process Training. This charge shall not be applicable until the FTE completes and passes the Pre-Process Training; and

1.2.5	Additional Bandwidth during Transition Plan – Client will pay, if Client requests, for additional bandwidth required as per paragraph 2.16, Part C of Schedule 3.

1.2.6	Implementation Charges – Client shall pay 70% of the agreed Implementation Charges to deliver the Service (excluding (i) any out-of-pocket expenditures, which shall be paid at 100% of the actual cost incurred and (ii) infrastructure upgrades and/or costs not defined within the Implementation Charges Table (set forth in the Work Contracts), the responsibility for which shall be mutually agreed upon in advance), which Implementation Charges Client may elect to amortise over a 3 year period and add to the rate per hour; provided that such arrangement must be reflected in the applicable Work Contract.

2.	Ramp-Up Training Costs

Client acknowledges that a proportion of employees of the Contractor being trained by the Contractor to perform the Services will fail to pass the training modules and will not be permitted to perform the Services.

2.1	Any training costs to be paid by the Client for Contractor personnel shall be set forth in each Work Contract. Client shall not be obliged to pay any such sum to an employee who voluntarily leaves the Contractor’s employment, who Client identifies as having inappropriately passed Pre-Process Training and who is dismissed pursuant to paragraph 10.2 of Schedule 5, or to employees who the Contractor transfers to provide services to another customer.

IMPLEMENTATION CHARGES RATE CARD

Migration & Transition Costs	Rate(£)/ week
Program Manager	£500
Training Manager	£500
Migration Manager	£500
Trainer	£300
Recruitment and pre-process training costs	£273

Travel Costs	On actuals

Visa Fees	On actuals
Lodgings	On actuals
Local Official Conveyance	On actuals
Car Hire Charges	On actuals
Per Diem
In London	£45
Outside London	£40

3.	Invoicing for Implementation Charges

The Contractor may submit invoices for Implementation Charges in accordance with Annex 1 of each Work Contract.

Part C – Transition to Outcome Based Pricing

1.	Transition to Outcome Based Pricing

“Outcome Based Pricing” means a pricing methodology where the Charges for Services are calculated on the basis of achieving defined deliverables, together with any other agreed costs and expenses, as opposed to the number of FTEs employed in the provision of the relevant Services.

Client may require that future Services be provided on an Outcome Based Pricing Model and, in addition, Client may want to switch to Outcome Based Pricing in respect of Services governed by one or more Work Contracts in existence at a given time. Work Contract 1 is provided on an Outcome Based Pricing methodology.

A change in the pricing methodology as contemplated in this section shall be handled through the Change Control Procedure, but the parties agree to apply the principles and assumptions underlying the current pricing methodology set out in Work Contracts 1 when discussing and agreeing the terms of any Outcome Based Pricing, to the extent that they are applicable.

In the event that the parties agree to consider Outcome Based Pricing, the Contractor shall propose a methodology for Client’s approval within 15 Business Days. For existing Services, the methodology shall be based on the Service Levels prevailing at the date of the proposal and shall contain proposals on productivity improvements. Any methodology shall address the deliverables against which a charge shall be due, appropriate forecasting of likely deliverables, measurement of achieving deliverables, margins, and any agreed tolerance levels. The methodology shall also include proposals as to any other sections of this Agreement (or any existing Work Contract) that the Contractor reasonably considers will need to be amended to reflect the proposed methodology, including, by way of example, , invoicing methodology, and volume and data forecasting, such changes to be considered as part of the Change Control Procedure.

On agreeing on the Outcome Based Pricing methodology, Client and Contractor shall work together to agree a transition plan detailing activities required to achieve the transition from FTE pricing to Outcome Based Pricing, and a project plan. Any dispute in relation to a pricing methodology change under this Part shall be submitted to the Dispute Resolution Procedure.

Part D – Intentionally Deleted

Part E – Ongoing Service Provision

1.	If, at such time as this Agreement remains in force, Contractor provides services to a Client Competitor which are materially the same as Services then being provided to Client under this Agreement, on pricing terms (including assumptions) which are, having regard to all of the circumstances and the contract terms relating to the services being provided to the Client Competitor, more favourable to the Client Competitor than the pricing then in force under this Agreement, it shall provide Client with anonymised details of the same, complying with the terms of any applicable confidentiality restrictions, and Client may use the Change Control Procedure to address any imbalance.

2.	Contractor shall provide Client, at no cost to Client, 20 reasonably spaced workspaces in the aggregate in the Premises as agreed between the parties for time to time for “Centrica India Operations” (i.e. Client’s India based employees who support Client’s offshore operations).

SCHEDULE 8

DISASTER RECOVERY AND BUSINESS CONTINUITY PLANS

1.	Introduction

2.1	This Schedule sets out the Contractor’s obligations to provide a BCP that is designed, planned, implemented and tested to ensure the recovery of the Services to specified objectives in the event of a Serious Incident. It will also cover the approach to be taken in the event that for system failures the TAT for Priority 1 and Priority 2 Issues as set out in Schedule 3 are exceeded.

2.2	A Serious Incident could arise from any of the following number risks, including but not limited to :

•	loss of utility service, such as electricity and water,

•	systems failures

•	natural disasters

•	fire

•	theft

•	terrorism

•	accidents

•	epidemic

•	water contamination

•	loss of a building

•	public disorder

•	riots

•	“bandhs”

For the avoidance of doubt a Serious Incident will not be deemed an event of Force Majeure if it is an event anticipated by or which can practicably addressed using the BCP.

2.3	There will be one BCP to cover the Services supplied under the Agreement. The BCP will be updated to reflect the specific business continuity requirements of each Work Contract and any future change in business circumstances.

2.4	The business continuity requirements for each Work Contract shall be agreed by the parties prior to the Service Commencement Date of the first Service Element of a Work Contract. If the BCP is not agreed by such time Client may, at no cost to Client, delay the Service Commencement Date until such time as the BCP is agreed.

2.5	The BCP for the Anticipated Services will cover three distinct operating environments

•	The period from the Effective Date to the point in time where the Contractor commences operations from a second Premise so it has two Premises (Noida and Pune) providing the Services (“BCP Phase 1”)

•

The period during which the Contractor provides Services from two Premises and the Client retains at least one operational site in the United Kingdom providing services broadly similar to those provided by the Contractor under the Agreement ( “BCP Phase 2”)

•

The period after which the Client no longer retains any operational sites in the United Kingdom providing services broadly similar to those provided by the Contractor under the Agreement ( “BCP Phase 3”)

2.6	The first version of the BCP for the Agreement will be developed by the Contractor as a Deliverable from the Transition Plans of the Anticipated Services. Thereafter this BCP will be modified by the Contractor to take account of future changes and new Work Contracts.

2.7	Paragraph 4 of this Schedule 8 sets out the approach to be used by the Contractor when designing the BCP and updates thereto.

2.8	Paragraph 5 of this Schedule 8 set out the Contractor’s obligations in relation to the governance and management of business continuity.

2.9	Paragraph 6 of this Schedule 8 sets out the Contractor’s obligations in relation to the implementation of the BCP.

2.10	Paragraph 7 of this Schedule 8 sets out the Contractor’s obligations to test the BCP

3.	Definitions

For the purposes of this Schedule 8:

“BCP solution” means the defined approach outlined in the BCP to be enacted in the eventuality of a Serious Incident to ensure the recovery of the operation of the Services to specified objectives

“BCP Solution Effective Date” means the date that a particular BCP Solution becomes effective.

“Enhanced BCP Solution” means the additional actions, infrastructure, premises etc to the Default BCP Solution outlined in paragraph 3.1 agreed in accordance with paragraph 4.7.

“Recovery Time Objective” or “RTO” means the maximum time elapse to recover a process to an agreed level of service;

“Recovery Point Objective” or “RPO” means the point at which a specific process must be restored to the agreed levels following a Serious Incident;

“Serious Incident” means an occurrence that has the effect of disrupting or potentially disrupting normal business-as-usual operations for a period of at least 24 hours;

4.	BCP General Principles

4.1	The Pricing Menu in Schedule 7, assumes the costs includes the Contractor’s two Premises in Noida and Pune offering a degree of inter-site business continuity for each other through the utilisation of spare operational capacity and the prioritisation of Services undertaken in the event of a Serious Incident at one of these Premises. The Contractor has agreed to provide an additional operational capacity at each Premise equivalent to 10% of the FTE deployed at the other Premise (i.e. if there are 200 Contractor staff providing the Services in Pune and 300 Contractor staff providing the Services in Noida, and Pune is affected by a Serious Incident that triggers the BCP, the Contractor shall provide a total of 320 seats in total in Noida (300 + (10% of 200) = 320)). This inter-site business continuity between Pune and Noida shall be known as the “Default BCP Solution”

4.2	Overtime and full utilisation of seats during full operational hours of the week and at weekends shall provide additional infrastructure and desk space for business continuity.

4.3	The Contractor shall maintain a bench of 15% for back office processes and 18% for voice operations and although a percentage of the bench shall be unavailable during Serious Incidents due to absence and absence cover, the remainder are to be used to provide contingency thereby reducing the requirement for staff from the affected Premise to travel.

4.4	It is assumed that the additional 10% capacity at each of the Premises is delivered from the re-allocation of non-operational desks accordingly, There is no provision of extra desks within the Default BCP Solution.

4.5	Transfer of staff between Premises shall be managed by the Contractor in agreement with Client. Client shall reimburse the Contractor for any reasonable out of pocket expenses it incurs in transporting, boarding and lodging staff between Noida and Pune as the result of a BCP being triggered.

4.6	Except where expressly stated in this Schedule 8 or Annex 6 of a Work Contract the Contractor shall bear the cost of complying with its obligations under this Schedule 8.

4.7	BCP Phase 1 shall be designed on the basis that the Services can be transferred back to the Client’s UK operational site(s) in the event of a Serious Incident.

4.8	BCP Phase 2 shall be designed on the basis that the Contractor’s Premises in Noida and Pune will be used to provide inter site contingency for each other as laid out in paragraph 3.1 with support from the Clients UK operations

4.9	BCP Phase 3 shall be designed on the basis that the Contractor’s Premises in Noida and Pune will be used to provide inter site contingency for each other as laid out in paragraph 3.1 with no reliance or support from any Clients operations.

4.10	BCP Solutions shall be tested prior to each of their respective BCP Solution Effective Dates

4.11	The BCP will contain the Default BCP Solution plus any Enhanced BCP Solution the parties agree upon during the design of the BCP.

4.12	Where the BCP contains no Enhanced BCP Solution the Parties recognise that in the event that both the Noida and Pune Premise are affected by a Serious Incident at the same time, the BCP may fail.

4.13	The Contractor guarantees that the BCP shall not be compromised by the impact of incidents that affect other Contractor clients.

5.	Development of the BCP

5.1	The aim of the BCP is to provide the framework, processes and operational guidance for those tasked with recovering each of the Services in the event of a Serious Incident. The Client will notify the Contractor, from time to time, the methodology the Contractor is required to follow and the detail the Contractor is to document in the production of the BCP. The methodology to be used and detail to be documented by the Contractor will be the same as the Client utilises internally for its own business continuity activities. The Client’s Minimum BCP Standards will be contained in the Agreed Documents. If the Contractor reasonably believes that Minimum BCP Standards extend beyond the provisions contained in this Schedule 8, then it shall notify Client and the parties shall agree a mutually satisfactory solution to the conflict (and in the absence of agreement, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure).

5.2	The BCP shall address both the Process and Strategic aspects of business continuity:

5.2.1	The Process aspects shall address business disruption, interruption or loss from the initial response to the point at which normal business operations are resumed and including the resources and recovery solutions to be used; and

5.2.2	Client will advise the Contractor periodically of Client’s overall strategic approach to the management of business continuity. The Contractor will ensure that the BCP is consistent and supportive of the Client’s strategic approach to business continuity.

5.3	The BCP shall contain the following minimum requirements:

5.3.1	the purpose, scope and objective of the BCP;

5.3.2	clearly defined roles, accountabilities, responsibilities and authority of those involved;

5.3.3	a clear explanation of how the BCP is structured and how to use it;

5.3.4	any assumptions made during the definition of the BCP;

5.3.5	instructions for keeping a copy of the BCP at onsite and offsite locations;

5.3.6	instructions for strictly controlling the distribution of the BCP;

5.4	The BCP shall be designed to meet the Recovery Time Objectives and Recovery Point Objectives. The Client shall notify the RTO and RPO for a Work Contract as part of the Transition Plan.

5.5	For each of the Anticipated Services the RPO shall be twenty four (24) hours.

5.6	In developing the BCP the Contractor and Client shall work in tandem to carry out the following activities:

5.6.1	Business Impact Analysis : The primary purpose of the Business Impact Analysis is to identify and define for each Work Contract the impact (or consequence) of their interruption, disruption or loss to Client and to prioritise the Services or Service Elements to ensure that essential resources are allocated to critical activities at the correct time.

5.6.2	Risk Evaluation and Control: Risk evaluation and control is to identify the events that can adversely affect an organisation together with the likelihood (probability) of these events occurring. Its objective is to provide an accurate catalogue of the threats facing the organisation and to ensure that the BCP adequately and properly account for the likelihood of a threat ‘event’ occurring.

5.7	Having completed the Business Impact Analysis and Risk Evaluation and Control activities, the Contractor will develop a number of recovery strategies that meet the RTO and RPO for the Client’s consideration. The Client will notify the Contractor, which of the recovery strategies they should develop into BCP solutions. Where an Enhanced BCP solution is selected, the parties will agree the costs, if any, of implementing such an Enhanced BCP solution.

5.8	The BCP will include Business Continuity Responses which provide a framework to successfully respond to and communicate with Client and its employees when a Serious Incident has occurred and throughout the remedial stages. The Business Continuity Response shall include:

5.8.1	the identification of the types of Serious Incident that could be encountered and the immediate actions to be taken in response to a Serious Incident

(emergency response and operations), including the initial actions to be taken to protect life and property, an assessment of the impact of the Serious Incident on the Client’s operation and Services and the actions to be taken to restore normal operations;

5.8.2	the development of public relations and crisis communication, detailing how media interest and internal/external communications must be managed.

5.9	The BCP shall include a Crisis Management Plan. This plan addresses how a Serious Incident is to be managed and what actions and activities will be required to mitigate the impact of such situations to the business operation and on the parties’ images and reputations.

5.10	The BCP shall include a public relations and crisis co-ordination plan. The objective is to establish public relations and crisis coordination teams and define processes to manage incidents according to agreed policies. However, whilst the capability shall exist at the Contractor to manage public relations and crisis coordination, the Contractor must put processes in place to keep Client informed of all major incidents.

5.11	The BCP must receive the prior written approval of the Client before the BCP or any changes thereto become effective.

5.12	The BCP shall be reviewed by the Contractor every twelve Months or before any change to the Services or supporting infrastructure to ensure that the BCP is still suitable for purpose.

5.13	The Contractor shall update the BCP if any of the following occur:

5.13.1	there is an exposure to a new risk;

5.13.2	an occurrence of a Serious Incident results in the Contractor’s awareness of a better method of protecting Client; or

5.13.3	there have been changes to technology.

6.	Business Continuity Management

6.1	The Contractor shall ensure that it puts in place the appropriate governance framework to manage the development, implementation, testing and update of the BCP ( BCM Framework)

6.2	In delivering the BCM Framework, the Contractor shall:

6.2.1	define, agree and publish roles, responsibilities and accountabilities for business continuity;.

6.2.2	ensure that all business continuity related processes, procedures and systems operate in accordance with all applicable laws and Regulations (with Client advising the Contractor of any requirements relating to UK Regulations) and that they are consistent with Client’s Minimum Standards, as communicated to the Contractor pursuant to paragraph 1.3 of this Schedule;

6.2.3	reporting to the Client on business continuity related activities

6.2.4	establish a business continuity document library (which shall be kept electronically and shared with Client once every quarter) and introduce a process for communicating and publishing the BCP and updates thereto.

6.2.5	raise awareness of business continuity throughout its staff and ensure that business continuity is a key consideration in the strategies and plans it develops for delivering the Services under the Agreement.

6.3	The Contractor’s sponsor for the BCM framework will be their Chief Operating Officer.

6.4	The Contractor shall audit the effectiveness of the BCM framework annually and report its findings to the Client.

BCP Implementation

6.5	The Contractor is responsible for having available outside normal business hours contact numbers for all of its Staff, which can be made easily accessible to the Contractor and Client in the event of a Serious Incident.

6.6	The Contractor is responsible for defining and publishing a cascade process for contacting Staff.

6.7	The Contractor is responsible for identifying Response management teams.

6.8	The Contractor is responsible for ensuring support staff are available as required, according to the nature and scale of the Serious Incident.

6.9	The Contractor is responsible for establishing a crisis command centre(s) within 30 minutes of the location from where the Services are being provided in response to an incident (which may be at a purpose-built Disaster Recovery facility, or at alternative premises held by the Contractor). Likely locations for the Crisis Command Centre shall be identified and defined as part of the BCP.

6.10	The Contractor is responsible for developing, documenting, obtaining agreement from Client and implementing criteria for activating the crisis command centre.

6.11	The Contractor is responsible for ensuring that during the response/recovery phases, health and safety and staff welfare requirements are considered and protected in accordance with Schedule 20.

6.12	The Contractor is responsible for developing a means of recording events during the response/recovery phase in order to help the post-incident review team to develop subsequent plans and clarify any points that are later queried.

6.13	The Contractor is responsible for ensuring at the end of the Serious Incident, that specific procedures are developed to ensure a smooth return to normal working practices and Premises.

6.14	The Contractor shall obtain the prior written consent from Client before making any statements or giving any interviews to the media in relation to the implementation of the BCP and shall keep Client informed of all statements issued or interviews given. All pre-prepared press releases, holding statements and communications prepared by the Contractor must be developed in conjunction with Client’s legal and communications teams.

7.	Testing, Maintaining and Auditing the BCP

7.1	The Contractor shall ensure that the BCP and its supporting infrastructure and dependencies are adequately tested and rehearsed. The testing should provide a continual assessment of the validity and effectiveness of the BCP and provide the basis for improving of the BCP

7.2	The Contractor shall carry out three types of business continuity tests, (i) Passive; (ii) Intermediate; and (iii) Active.

Passive Tests: Limited to examination of the BCP to ensure its accuracy and effectiveness or paper top exercises to ensure that information within the BCP framework is up to date. This includes verification of the contact details.

Intermediate Tests: Includes some managerial involvement from business operations and activity but do not amount to full simulations of the BCP implementation. They can also include workshop and dress rehearsals, which confirm the effectiveness of the theory underpinning the Business Continuity strategy. These tests would involve nil or minimal planned disruption to business operations and would not involve physical movement of people across the service delivery locations.

Active Tests: Exercise the BCP, or a component of it, in circumstances likely to simulate a real invocation. In active test scenario, the planning would be very specific to business recovery of a particular process or an element of and planned out in great detail with the objective of making the exercise scenario as realistic as possible. The detailed scoping of these tests and their execution will be worked in the Business Continuity planning exercise as per the project plan and the resultant aspects will accordingly be taken up.

Testing Requirements

7.3	The Contractor shall produce an annual schedule of proposed BCP Tests for approval by the Client.

7.4	BCP’s must be tested at least once a year, using the appropriate type of business continuity test.

7.5	As a minimum, the Contractor shall be required to test as follows:

Test	Testing frequency for each site

Fire Alarm Tests	Monthly

Fire Alarm with full evacuation	6 Monthly

Contact Test (Passive Test)	6 Monthly

Walkthrough (Intermediate Test)	6 Monthly per Service Element per Premise

Work Transfer	Annually per Service Element per Premise

Simulation Disaster Recovery	Annually

Simulation loss of site	Annually after an initial trial

Parallel processing Test by invoking an alternative site	Annually

System and infrastructure tests i.e. failover, redundancy, service continuity and functionality tests for the technology solution, power and fire equipment	Annually

7.6	The tests will be carried out to the standards specified by the Client to the Contractor from time to time. These test standards will be the same as the Client utilises internally for its own business continuity test activities.

7.7	The Contractor shall provide the dates of each rehearsal within their annual testing plan and Client shall have the option to attend any of the tests

7.8	The Contractor shall provide a detailed report to Client on the results of each test rehearsal within 10 working days of the event (the “Test Report”). The Test Report shall cover the following areas:

7.8.1	details of the rehearsal scenario;

7.8.2	copies of the incident logs;

7.8.3	lessons learnt; and

7.8.4	recommendations for future improvements.

7.9	Client shall review the Test Report and provide any proposed amendments to the Contractor, who shall update the BCP within 30 Business Days of receiving the amendments.

7.10	The Contractor shall provide to Client a quarterly reports of all testing, results and remedial plans.

SCHEDULE 9

EXIT PLANS

1.	Introduction

2.	The purpose of this Schedule 9 is to establish the principles for the determination and implementation of an Exit Plan for application upon expiry or termination of each Work Contract.

3.	Each Exit Plan shall ensure:

3.1	an orderly and smooth transition of the Services the subject of the Work Contract from the Contractor to Client and/or to a new provider at the expiry or earlier termination of the Work Contract;

3.2	that the responsibilities of the parties are clearly defined in the event of exit or transfer;

3.3	a smooth and orderly wind down of any Services and a smooth network/systems migration; and

3.4	that if Client specifies that it requires a Continuation Period pursuant to clause 33.7, the terms of such Continuation Period are documented and adhered to. It is acknowledged that if Services are to be provided in a Continuation Period these will be charged at the rates set out in the Pricing Model, but if the nature of the ongoing work does not fit within the Pricing Model, then the parties will adjust the prices in accordance with the provisions set out in Schedule 7.

4.	This Schedule 9 shall apply regardless of the reason(s) for exiting this Agreement. An Exit Plan may, where exit occurs as a result of service of a termination notice, be implemented in conjunction with other remedies under this Agreement.

5.	The terms of this Agreement and any existing Work Contract shall continue to apply regardless of an Exit Plan having been activated by the parties. It is acknowledged by Client that where termination occurs by reason of Force Majeure and, as a consequence of such Force Majeure, the Contractor cannot continue to perform the Services, the Contractor shall in all ways reasonably possible provide such assistance as Client may require pursuant to this Schedule 9 (including entering into an Exit Plan which requires no Services in a Continuation Period, if this is possible).

6.	It is acknowledged that the requirements for each Exit Plan will differ between Work Contracts. This Schedule establishes the mechanism by which a final Exit Plan shall be determined for exit from each individual Work Contract.

7.	In agreeing the terms of, and implementing, each specific Exit Plan, the parties shall act reasonably and in good faith.

8.	Development of Exit Plan

8.1	At the date six months prior to the date this Agreement or a Work Contract expires, or at the date that either party serves a written notice to terminate a Work Contract, Client may serve upon the Contractor a written request:

8.1.1	for co-operation in the formation of an Exit Plan; and

8.1.2	specifying materials and information which Client requires to enable it to re-tender the Services, or perform the Services itself,

the date of service of such notice being, for the purpose of this Schedule 9, the “Activation Date”.

8.2	Within five Business Days of the Activation Date, the parties shall hold a meeting (the “Exit Meeting”) to discuss the Exit Plan for this Agreement or a Work Contract that is terminating. The purpose of this first Exit Meeting is to discuss and agree to:

8.2.1	determine the members of a team to facilitate and manage implementation of the Exit Plan (the “Exit Management Team”). The Exit Management Team shall comprise an equal number of suitably senior employees of each of the parties from the relevant operational areas, or as otherwise agreed by the parties. Each party will ensure that the individuals appointed to the Exit Management Team are appropriately skilled and have the requisite authority to manage their party’s responsibilities in relation to implementation of the Exit Plan;

8.2.2	allow Client to identify to the Contractor its requirements for the exit process (including whether there is to be a new provider for the relevant services), which shall include determining the design and testing phase for any required migration, the scope and actions required during any migration phase and the criteria which will determine that implementation of the Exit Plan is complete;

8.2.3	resolve the immediate actions of each of the parties;

8.2.4	determine the timetable for completion and implementation of the Exit Plan; and

8.2.5	map out the format, location and dates of future Exit Meetings.

The first Exit Meeting shall be in person at a mutually convenient location determined by Client. Subsequent Exit Meetings may be by conference call or video conference, or in person, as determined from time to time by the parties, save that either party may at any time (acting reasonably) request that an Exit Meeting be in person.

8.3	Responsibility for production of the Exit Plan shall lie with the Contractor, which shall act reasonably in drawing up the Exit Plan to reflect Client’s concerns and wishes, to the extent practical.

8.4	The Contractor shall supply any materials and information reasonably requested by Client pursuant to paragraph 8.1 as soon as reasonably practicable and in any event within 15 Business Days of the Activation Date.

9.	Scope and process for determining the Exit Plan

9.1	The Contractor shall, within 15 Business Days of the Activation Date, supply its proposed Exit Plan to Client for approval.

9.2	Client shall review the content of the Exit Plan submitted to it by the Contractor and notify the Contractor of any amendments that it and/or the new provider reasonably require to the Exit Plan, within 15 Business Days of receipt of the Exit Plan by Client.

9.3	On the basis of the above, the parties shall, acting reasonably and in good faith, agree the contents of the Exit Plan. Should the parties be unable to reach agreement, the matter will be referred to the Dispute Resolution Procedure.

9.4	The Exit Plan shall contain the following information:

9.4.1	a list and timetable of activities in reasonable detail for the Contractor, Client and new provider (if any) to undertake to ensure each party’s compliance with the terms of this Schedule 9;

9.4.2	any known Dependencies on Client, the Contractor or the new provider (insofar as the Client is aware of the same) for the successful implementation of the Exit Plan;

9.4.3	any known implications of termination of a single Work Contract, if applicable, when other Work Contracts remain in force; and

9.4.4	such other details as Client and the Contractor consider appropriate when agreeing the terms of the Exit Plan.

9.5	During any period when the Exit Plan has not been agreed by the parties but some or more of the Services have terminated, the parties shall to the extent applicable comply with the general principles contained in this Schedule 9.

10.	General Principles for all Exit Plans

10.1	The provisions in this paragraph 10 shall be included in each Exit Plan, unless agreed to the contrary by Client.

10.2	The Contractor shall:

10.2.1	upon reasonable notice during normal business hours allow Client to have access to the Contractor’s Premises to the extent reasonably required by Client for the purposes of Client performing its obligations pursuant to the Exit Plan;

10.2.2	fully co-operate with Client and any new provider, as the case may be, to ensure the successful implementation of the Exit Plan in accordance with the terms in the manner and to the timescale therein;

10.2.3	make available an office area at the Premises of a suitable size and standard having regard to available space at the time to accommodate employees of Client assigned to the Exit Management Team. Such premises will be provided free of charge;

10.2.4	submit to Client within 15 Business Days of the first Exit Meeting, a detailed communication plan relating to the transition of the Services which shall include the medium, format, frequency and audience for such communication. Any communications to be released will be subject always to clause 36 save that where such announcements contain information relating to the new provider, the new provider will also be required to approve the communication; and

10.2.5

within 15 Business Days of any request by Client, provide all information reasonably requested by Client (including copies of documents, details of databases including format of storage and retrieval and descriptions and specifications of hardware, software and infrastructure, passwords and other security mechanisms and copies of related manuals and user documentation) relating to the Services.

10.3	The Contractor shall supply to Client copies of all documents, reports, databases and records held by the Contractor in relation to the Services, including Client data, operations manuals, systems schematics and financial volume statistics, in an electronic format specified by Client, save where the item in question is not in an electronic format, in which case a hard copy will be accepted. Following the provision of the documents, electronic or otherwise, to Client, the Contractor shall, to the extent permitted by applicable law, destroy all hard copies (in a secure fashion) and delete permanently all Client items held by it electronically. If Client’s requirements for the electronic format of documentation are different to the current format in which documents are held, or are not based upon industry standard software then Client shall pay the Contractor’s reasonable costs in procuring the software or systems necessary to meet Client’s requirements, provided that such costs are agreed in advance in writing by Client.

10.4	The Contractor shall actively participate and co-operate with Client and any third party nominated by Client in migrating the Service to an alternative service provider or to Client. Unless Client requests otherwise, the same methodology used for the migration of Services to the Contractor at the commencement of this Agreement shall be adopted for the migration of the Services to an alternative service provider or to Client. This will include:

10.4.1	the Contractor establishing a number of key personnel to form an operational project team with the appropriate skills;

10.4.2

the Contractor jointly developing with Client or a third party provider a project plan with the objective of delivering a least-risk migration. Client shall retain ultimate discretion (such discretion to be exercised reasonably) as to the content of the Exit Plan (and therefore any project plan) in order that Client’s transition objectives can be achieved. If the Contractor reasonably believes that any element of an Exit Plan will cause it to be in breach of Service Levels, or otherwise under the Agreement, it shall notify Client in writing of the particular circumstances. If Client agrees with the Contractor’s notice and does not change the Exit Plan, then the Contractor shall be excused compliance with the Service Levels or other provisions identified, provided that it will at all times continue to use its reasonable endeavours to achieve such Service Levels or other identified provisions. If the parties disagree as to the content of the Contractor’s notice, the matter shall be resolved pursuant to the Dispute Resolution Procedure and the Contractor shall not be required to comply with the disputed Service Levels during the period such dispute is resolved (but shall for the avoidance of doubt continue to use its reasonable endeavours to do so);

10.4.3	the Contractor making available sufficient key personnel to deliver the Exit Plan, and ensuring a smooth transition including the following resources for knowledge transfer:

10.4.3.1	process experts;

10.4.3.2	technology experts;

10.4.3.3	trainers; and

10.4.3.4	subject/operational experts; and

10.4.4	the Contractor delivering the Exit Plan to budget and timescales agreed.

11.	Delivery of Exit Plan

11.1	During design and testing

During the design and testing phase the Contractor shall be committed to:

11.1.1	working towards and achieving the deadlines set out within the Exit Plan;

11.1.2	providing or providing access to the following personnel:

11.1.2.1	a full time project manager;

11.1.2.2	networks and infrastructure teams;

11.1.2.3	process lead;

11.1.2.4	training team leads;

11.1.2.5	operational management; and

11.1.2.6	test resource (including UAT);

11.1.3	providing access to any third parties on Client’s behalf;

11.1.4	developing the solution design with Client and any third party provider;

11.1.5	aiding in the development of the detailed migration plan, commitment to signing off and delivery to the dates set out in such detailed migration plan; and

11.1.6	agreeing contingency plans.

11.2	Migration Phase

During migration to Client or a third party the Contractor will provide the following:

11.2.1	operations manager and team lead to support migration to the new site;

11.2.2	all necessary documentation for a smooth hand over;

11.2.3	phased approach away from the Contractor with staff parallel working to minimise the risk of business or customer disruption;

11.2.4	acceptance of each migration with Client or a third party;

11.2.5	contingency for any delays within the Contractor operation;

11.2.6	train the trainer support and support of training to the new provider or the Client during ramp-up as set out in the relevant Exit Plan; and

11.2.7	skills transfer from all levels of the Contractor’s organisation that were maintaining Client contract.

11.3	Closure of the Exit Plan

The Exit Plan is complete when:

11.3.1	all processes have been migrated and officially accepted;

11.3.2	all system links have been severed including:

11.3.2.1	telephone network;

11.3.2.2	routing systems;

11.3.2.3	IS data lines;

11.3.2.4	removal of any software and hardware owned by Client from the Contractor’s site;

11.3.3	all outstanding issues have been dealt with by the Contractor or the third party instructed by Contractor or logged and passed back to Client;

11.3.4	all Client Materials have been returned to Client; and

11.3.5	all transition and migration plans which have been agreed by the parties pursuant to paragraph 9 are complete and final hand over of all documents and materials required by the Exit Plan have been achieved.

12.	Allocation of Charges

12.1	If the Work Contract is terminated early by Client pursuant to clauses 32.1 or 32.2.1 then the Contractor shall be liable for all of the Contractor’s own costs, together with those costs incurred by Client as a consequence of early termination including:

12.1.1	the cost of procuring a new provider;

12.1.2	Client’s travel costs incurred in implementing the Exit Plan;

12.1.3	Client’s internal management cost for time incurred in managing the Exit Plan process;

12.1.4	Client’s internal resource cost in implementing Client’s Exit Plan obligation; and

12.1.5	any costs incurred by Client in undertaking actions required of the Contractor in the Exit Plan, but which the Contractor has failed to undertake, notwithstanding written notice from Client requiring such action to be undertaken, and provided that Client shall act reasonably and use its best endeavours to mitigate, and ensure that any new provider mitigates its costs under this Schedule. All charges made by Client to the Contractor pursuant to this paragraph 12.1 shall be supported by reasonable evidence of time or expense incurred. The maximum costs which the Contractor shall be required to pay to Client pursuant to this paragraph 12.1 shall be £750,000.

12.2	In any circumstances other than those specified in paragraph 12.1, when the Work Contract is terminated or expires, each party shall bear its own costs in developing and implementing the Exit Plan pursuant to this Schedule 9 provided that if Client requires the Contractor to undertake an action which is onerous or unusual, Client shall pay the Contractor’s reasonable costs in performing such action (provided the Contractor provides reasonable evidence to support its costs).

13.	Miscellaneous

13.1	Client shall be entitled in its absolute discretion, on reasonable notice during normal business hours at any time following the Activation Date until satisfactory completion and implementation of an Exit Plan, to undertake in conjunction with the Contractor an inspection of the Premises to determine whether it considers that the Contractor is co-operating with, and is fulfilling its obligations set out in, the Exit Plan.

13.2	The Contractor shall promptly on request at any time following the Activation Date disclose to Client and the new provider (if any) details, with reasonable clarity, of all ongoing work in progress and projects relating to the Exit Plan and any ongoing Services.

13.3	Each of Client and the Contractor undertakes to the other to do all such acts and execute all such deeds and documents as may be necessary to give effect to the provisions of the Exit Plan.

13.4	The Contractor shall use reasonable endeavours to mirror the terms of this Schedule 9 in any and all contracts with subcontractors. Any costs incurred by the Contractor from subcontractors as a consequence of having not included an appropriate clause in subcontractor’s contracts shall be at the Contractor’s cost.

13.5	Where Client has decided to exit to a third party supplier, the Contractor will be required to work with the third party to ensure that the migration is carried out as efficiently and effectively as reasonably possible, with the intention of minimising the risk of disruption to Client’s operations, and further to ensure that there is a comprehensive knowledge transfer to such third party by the Contractor (including “train the trainer” sessions run by the Contractor for reasonable numbers of third party and/or Client employees). For the avoidance of doubt, this may include the Contractor providing reasonable access to the Premises and any of its other sites where any materials reasonably requested by Client for knowledge transfer are kept.

13.6	Where third parties form part of the Contractor’s solution, the Contractor shall provide reasonable access to the said third parties in accordance with the Exit Plan.

13.7	In the event that Client requests the implementation of an Exit Plan, Client shall, without breach of this Agreement, be permitted to contact, discuss and impart information regarding this Agreement to any third party supplier nominated by Client as an alternative service provider to the extent necessary for the third party supplier to provide the services intended to be migrated pursuant to the Exit Plan.

13.8	Any dependencies and exclusions from liability shall continue to apply in respect of Services performed by the Contractor during any Continuation Period. For the avoidance of doubt KPIs shall continue to apply up until the date of termination, but following the date of termination the Contractor shall use its reasonable endeavours to comply with KPIs.

13.9	Client agrees that:

13.9.1	where it requires a third party provider to access the Contractor’s Premises; or

13.9.2	Client provides a third party provider access to the Contractor’s data,

it shall, prior to such third party having access to the Premises or to the data, procure that such third party executes both a confidentiality agreement with Client and a confidentiality agreement with the Contractor, providing that such third party owes duties of confidentiality to both Client and the Contractor which are at least equivalent to the confidentiality obligations contained in this Agreement and shall contain a prohibition on disclosure of such access. The confidentiality agreements referred to in this paragraph shall be in the form of that contained in Schedule 1, into which shall be incorporated a non-solicitation provision prohibiting the solicitation by such third party of the Contractor’s Staff (such provision to be substantially similar to that contained in clause 49).

13.10	In addition to the requirements of paragraph 13.9, Client agrees that where it requires a third party provider to have the benefit of knowledge transfer, which will need to be provided by representatives of the Contractor, where reasonably practicable Client and the Contractor shall, subject to paragraph 13.11, arrange that the meeting/training take place at a mutually acceptable location not located in the Contractor’s Premises.

13.11	Client may request, and the Contractor shall agree, that up to four members of a third party provider (whether or not a Contractor Competitor) may access the areas of the Premises dedicated to the provision of the Services, provided that such third party:

13.11.1	shall only be allowed access for manager grade staff and, in particular, not agents; and

13.11.2	may not direct or manage any of the Contractor’s Staff.

If the third party breaches any of the requirements in this paragraph 13.11, Client agrees that the Contractor may require such third party to immediately leave the Premises and may refuse access to the Premises to such third party in the future.

SCHEDULE 10

DEFECTS NOTICE PRO-FORMA

Date:	[Enter Date]

Details Of Defect:	[Enter Date]

Service Elements Affected:	[Enter Date]

Proposed Action:	[Enter Date]

Date For Commencement Of Proposed Action:	[Enter Date]

Estimated Completion Date Of Action:	[Enter Date]

For and on behalf of

[Client]

Signed

Name:

Position:

SCHEDULE 11

SUSPENSION RIGHTS PRO-FORMA

Date:	[Enter Date]

Reason For Exercising Suspension Rights:	[Enter Date]

Service Elements Affected:	[Enter Date]

Proposed Action:	[Enter Date]

Date For Commencement Of Proposed Action:	[Enter Date]

Estimated Completion Date Of Action And Resumption Of Affected Service Elements:	[Enter Date]

For and on behalf of

[Client Group Company]

Signed

Name:

Position:

Date:

SCHEDULE 12

STEP-IN RIGHTS NOTICE PRO-FORMA

Date:	[Enter Date]

Reason For Exercising Step-In Rights:	[Enter Date]

Service Elements Affected:	[Enter Date]

Proposed Action:	[Enter Date]

Date For Commencement Of Proposed Action:	[Enter Date]

Estimated Completion Date Of Action:	[Enter Date]

For and on behalf of

[Client Group Company]

Signed

Name:

Position:

Date:

SCHEDULE 13

CONTRACTOR COVENANTS

1.	Introduction

1.1	The Contractor gives three Contractor Covenants as to its financial position. These are set out in paragraph 4 of this Schedule 13.

1.2	The purpose of this Schedule 13 is to measure the financial position of the Contractor, which if in Failure gives rise to certain options specified in the Agreement.

2.	Provision of Accounts

2.1	As soon as possible following the end of each quarter (being 31 March, 30 June, 30 September and 31 December) the Contractor shall provide Client with its quarterly accounts (“Accounts”) when made public by the Contractor, but in any event in accordance with the current SEC reporting requirements, from time to time.

2.2	All ratios currently denote the line item captions used in the ExlService Holdings, Inc. (“EXL US”) audited financial statements for the year-ended December 31, 2011. In the event that the line item caption is changed or modified in any future financial statement, or if new line items are added or removed, it will be the substance of the line item information that will determine whether or not the information is to be reflected in the determination of the Contractor Covenants.

2.3	Capitalised terms appearing in this clause, but not elsewhere in the Agreement, refer to specific elements in the Accounts.

3.	Failure of Contractor Covenants

3.1	Following the date the Contractor supplies the Accounts, Client shall calculate the ratio for each of the Contractor Covenants based upon such Accounts. Such Accounts shall be the “Current Accounts” until Client is issued with the Accounts for the next quarter, at which time (for the avoidance of doubt) the new Accounts shall become the Current Accounts.

3.2	If one or more Contractor Covenant has been failed, then during the period in respect of which the Current Accounts apply, the Contractor Covenants shall be in “Failure”. If the Contractor Covenants are in Failure, Client agrees that it shall enter into such dialogue with the Contractor as is reasonable in the circumstances. The Contractor shall co-operate with all reasonable requests made by Client to validate accounting data.

3.3	Client shall not be obliged to exercise any rights under this Agreement if one or more of the Contractor Covenants is in Failure. Subject to paragraph 3.4, if Client does not take any action in respect of the Failure of Contractor Covenants, this shall not prejudice Client’s right to take such action if, at a future date when the Contractor Covenants are in Failure, Client wishes to exercise the rights set out in this Agreement.

3.4	Client may only exercise rights associated with Contractor Covenants Failure during the period of the then applicable Current Accounts. Upon receipt of new Current Accounts, Client may only exercise rights associated with Contractor Covenants Failure if the new Current Accounts show a Failure of one or more Contractor Covenants.

4.	Contractor Covenants

4.1	Contractor Covenant 1 – Debt to Equity (EXL US)

4.1.1	The Debt to Equity ratio is a measure of the degree of leverage (or borrowed capital) that EXL US and its subsidiaries utilize. Leverage is the amount of debt relative to equity used to finance a firm’s assets. A firm with significantly more debt than equity in its capitalisation is considered to be highly leveraged and therefore subject to a higher degree of financial risk than a firm with a lower degree of leverage. The ratio is defined as (Debt divided by Equity).

CONTRACTOR COVENANT 1: THE DEBT TO EQUITY RATIO FOR EXL US (INCORPORATING EXL INDIA) IS NO MORE THAN 3:1

4.1.2	For the purpose of this paragraph 4.1.2:

4.1.2.1	“Debt” shall mean the total of debt or indebtedness in the nature of debt as noted in the Consolidated Balance Sheet under the caption “Total liabilities”, and for the avoidance of doubt will exclude the following line items:

(i)	Accounts payable;

(ii)	Deferred revenue;

(iii)	Accrued employee cost;

(iv)	Other accrued expenses and current liabilities; and

(v)	Income tax payable;

4.1.2.2	for greater clarity, “Debt” will specifically include the following:

(i)	all bank debt;

(ii)	capital leases;

(iii)	senior long-term debt; and

(iv)	the present value of operating leases disclosed in the notes to the financial statements;

4.1.2.3	for the purposes of this paragraph 4.1.2:

(i)	bank debt will mean any amounts for debt issued by a financial institution;

(ii)	no exclusion of debt which is obtained from non-arms length parties, or redeemable preferred stock with retractable-like provisions; and

(iii)	present value of operating leases shall mean the present value of gross operating lease commitments as identified in the notes to the financial statements discounted at the current U.S. Federal Funds Rate as of the reporting date as reported on Bloomberg.com (http://www.bloomberg.com/markets/rates); and

4.1.2.4	“Equity” shall mean the sum of the following items:

(i)	total stockholders’ equity;

(ii)	liquidation value of all non-retractable preferred share capital, if any;

(iii)	minority interests; and

(iv)	deferred income tax credit balances less any “Deferred income tax” debit balances. If the resulting amount is less than zero, then the amount will be deemed nil for the purposes of this calculation.

4.2	Contractor Covenant 2 Free Cash Flow to Debt ratio (EXL US)

4.2.1	The Free Cash Flow to Debt ratio, which is a measure of financial strength, measures the liquidity of an organisation to service its debt. The ratio is defined as (Free Cash Flow divided by Debt) times 100

CONTRACTOR COVENANT 2: THE FREE CASH FLOW TO TOTAL DEBT RATIO FOR EXL US (INCORPORATING EXL INDIA) IS MORE THAN 25%.

4.2.2	For the purposes of this paragraph 4.3:

4.2.2.1	“Free Cash Flow” shall mean the sum of the following items:

(i)	Net Cash provided by (used in) operating activities;

(ii)	minus one times the sum of all common and preferred dividends declared;

(iii)	minus one times the capital expenditures;

(iv)	common equity share issue net of debt repayment; and

(v)	opening period cash and cash equivalents; and

4.2.2.2	“Debt” shall have the same meaning as defined in paragraph 4.1.2.1 (and clarified pursuant to paragraphs 4.1.2.2 and 4.1.2.3).

4.2.3	The following assumptions will be made by Client in calculating the Free Cash Flow to Debt ratio:

4.2.3.1	in paragraph 4.3.2.1 above, items i) through iv) will be calculated on a rolling four-quarter period basis; and

4.2.3.2	Opening position at the beginning of any twelve Month period for unrestricted cash and cash equivalents.

4.2.3.3	The capital expenditure amount will reflect the gross capital expenditure amount as identified in the Statement of Changes in Cash Flow provided in the Current Accounts without taking into account any funds provided for by any Contractor’s customers in advanced and deferred by Contractor in the Current Accounts.

SCHEDULE 14

TERMS OF CONDITIONAL TRANSFER

1.	Principle

1.1	This Schedule 14 sets out the principles upon which Client may request and the Contractor shall facilitate, the transfer of certain employees, assets (other than owned real estate), key contracts and software to Client or one of its Affiliates or in the case of employees, assets and key contacts to a third party nominated by Client.

1.2	It is anticipated that the parties will enter into a transfer agreement to regulate the transfer of employees, assets and key contracts. Such transfer agreement shall be based upon the principles set out in this Schedule 14 and shall be negotiated by the parties in good faith with the aim of achieving the timescale set out in paragraph 2.5 below.

1.3	Client may only exercise it option to implement this Schedule 14 in the event, and during the period, that one or more of the Contractor Covenants is in Failure.

1.4	For the avoidance of doubt the principles set out in this Schedule 14 are options which Client may exercise and only those options which Client indicates in writing that it wishes to exercise shall form the basis of the transfer agreement.

1.5	Nothing in this Schedule shall oblige any of the Parties to do anything which is prohibited by the Regulations.

1.6	Nothing in this Schedule shall obligate Contractor to convey real estate owned by it.

2.	Process

2.1	If this Schedule 14 is implemented by Client (by notice in writing served upon the Contractor) pursuant to Schedule 13 then within 7 Business Days the Contractor shall:

2.1.1	provide to Client a list of assets (other than real estate owned by Contractor) which are dedicated to providing the Services to Client and whether these are owned absolutely by the Contractor or held on lease/hire or other similar finance terms other than those permanently affixed to the Premises (“Dedicated Assets”);

2.1.2	provide to Client a list of assets which are used to provide the Services to Client, but which are not solely used for provision of the Services to Client (“Infrastructure Assets”);

2.1.3	identify and provide details of all Staff wholly or substantially engaged in the provision of the Services at such time as Client implements this Schedule 14 (“Relevant Employees”) together with full details of their terms of employment including their Emoluments;

2.1.4	provide a detailed schematic showing the network connections between the assets mentioned in paragraphs 2.1.1 and 2.1.2 necessary for re-establishing the network in another location;

2.1.5	provide details of all Software utilised in the provision of the Services and the terms of all licences/permissions relating to its use and on which Hardware it is used;

2.1.6	provide to Client full details of all dedicated contracts or arrangements (including without limitation any maintenance agreements) used solely to assist in the provision of the Services (the “Contracts” and where these relate to any subcontracted elements of the Services “Sub-Contracts”); and

2.1.7	detail any issues it foresees in Client exercising its rights in this Schedule 14.

2.2	Client and the Contractor shall, within 7 Business Days of the end of the timetable for the Contractor to carry out its obligations under paragraph 2.1, meet to agree the practical arrangements necessary to effect the relevant transfers, complying strictly with the principles set out in this Schedule 14.

2.3	Client may exercise one of the following two options:

2.3.1	if Client intends to take over the provision of the Services itself or through an Affiliate it shall have the option to require the provisions of paragraph 3 to apply, plus such of paragraphs 4, 5, 6, 7, 8, 9 and 10, as it shall specify, to apply; and

2.3.2	if Client wishes to nominate a third party to be the transferee under the transfer agreement it shall have the option to require the provisions of paragraph 3 to apply plus such of paragraphs 4, 5, 7 and 8, as it shall specify, to apply.

Client shall advise the Contractor in writing within 5 Business Days of the meeting held pursuant to paragraph 2.2 which options it wishes to exercise pursuant to this paragraph.

2.4	The Contractor shall act in good faith and offer all reasonable assistance which is necessary for Client to exercise the options selected pursuant to this Schedule 14 including liaising with and gaining any necessary consents and/or authorisations from any regulatory authorities The Contractor shall undertake all such reasonable actions as are necessary to give effect to this Schedule 14. Client shall be responsible for all reasonable and necessary costs incurred by the Contractor in carrying out its obligations under this paragraph together with the cost of any customs duties arising on the debonding of any of the Dedicated Assets pursuant to paragraph 4.

2.5	The timescale for the transfer of employees and/or assets from the Contractor to Client, or Client’s new service provider, is 21 Business Days from the date of Client’s notice pursuant to paragraph 2.3 or, such earlier date as the parties shall agree (the “Transfer Date”). The Contractor and Client shall use their best endeavours to do all they can to achieve this timescale.

2.6	The Contractor agrees that Client may, pursuant to paragraph 2.3.2, choose to transfer the Relevant Employees, plus such of the Dedicated Assets, Contracts and Sub-Contracts as it shall nominate to a third party service provider and in such circumstances the Contractor shall co-operate with such third party to the extent necessary to give effect to this Schedule 14.

2.7	If Client exercises either of the options set out in this Schedule 14 then from the date of the exercise of such option to the Transfer Date the Contractor shall only be obliged to use all reasonable endeavours to comply with the Service Levels under all Work Contracts then subsisting.

3.	Employees

3.1	If Client exercises its option in relation to the Relevant Employees the provisions of this paragraph 3 shall apply.

3.2	The Contractor shall, in accordance with reasonable directions to be provided by Client, allow up to 10% of the Assistant Managers and below and 10% of the Managers and above who are Relevant Employees as Client shall specify (the “Chosen Relevant Employees”) to be offered employment by Client upon substantially the same terms and conditions as are in effect at that time with the Contractor.

3.3	The Contractor shall do all things and take such reasonable action as shall be reasonably requested by Client to encourage the Chosen Relevant Employees to transfer their employment to Client with effect from the Transfer Date and the Contractor and its Affiliates shall not following the Transfer Date make any offer to or approach all or any of the Chosen Relevant Employees to solicit or engage their services as employees or agents and shall not engage the services of any Chosen Relevant Employee as an employee or otherwise for a period of 12 months following the Transfer Date.

3.4	All the Emoluments and Employment Liabilities relating to the Chosen Relevant Employees who transfer shall be borne by the Contractor up to and including the Transfer Date, and Emoluments and Employment Liabilities in relation to the Chosen Relevant Employees arising after the Transfer Date (other than due to some act or omission on the part of the Contractor) shall be borne by Client and shall if necessary be apportioned on a time basis.

3.5	In consideration of the transfer of the Chosen Relevant Employees Client shall, subject as stated, on the first Business Day being at least 32 days after the Transfer Date pay to the Contractor the appropriate sum specified below in relation to each full time equivalent (“FTE”) in time of the Chosen Relevant Employees who accept employment with Client (or its nominee) and are still employed by Client (or its nominee) and have not given notice to terminate such employment 30 days later. Such FTE shall be calculated by reference to the average working hours with the Contractor for each Relevant Employee that transfers to Client over the three month period preceding the date of transfer.

The appropriate sum per Chosen Relevant Employee is:

Category	Amount - £ Sterling

Agent, Supervisor, floorwalker or QA	£2,500

Manager, vice president or associate vice president	£7,500

4.	Owned Dedicated Assets

4.1	If Client exercises its option in relation to Dedicated Assets, on the Transfer Date Client or its nominee shall purchase from the Contractor and the Contractor shall sell all the Dedicated Assets which are owned absolutely by the Contractor at the fair market value agreed between the parties. Where Client has historically paid for specific assets, the fair market value of those assets shall be zero and accordingly Client shall not make any payment in relation to such assets. If the parties are unable to agree on the fair market value, the dispute shall be submitted to the Dispute Resolution Procedure.

4.2	The transfer agreement shall provide for the full and effective transfer of the assets to Client. The Contractor shall provide warranties as to its absolute and unfettered ownership of the Dedicated Assets and the properly maintained state and condition (subject to fair wear and tear) of the Dedicated Assets.

4.3	The consideration calculated in accordance with paragraph 4.1 shall be payable within 30 days of the Transfer Date.

5.	Leased/Financed Dedicated Assets

5.1	If Client exercises its option in relation to Dedicated Assets, the Contractor shall use commercially reasonable endeavours to obtain the consent of the relevant owner/lessor to the assignment to Client or its nominee of such of the Dedicated Assets as are subject to hire/lease or other similar finance arrangements, and on the Transfer Date the Contractor shall assign all such hire/lease or other similar finance arrangements to Client. Client (or its nominee) shall as part of the transfer agreement enter into such form of assignment as the Contractor shall reasonably require.

5.2	Client shall pay any reasonable costs and expenses associated with such arrangement.

5.3	The transfer agreement shall contain warranties by the Contractor as to the status of title to the Dedicated Assets being fully in accordance with the terms of the lease, hire or finance agreement relating to such Dedicated Assets, that all payments relating to their use or enjoyment are up to date and that they are in a properly maintained state and condition and otherwise are in compliance with the terms of the lease/hire or finance agreement relating to their use.

6.	Software

6.1	If Client exercises its option in relation to the Software, on the Transfer Date the Contractor shall in relation to the Software specified by Client do as follows:

6.1.1	in relation to Software owned by the Contractor or any of its Affiliates grant to Client or its nominated Affiliate a non-exclusive non-transferable and non-sublicensable royalty free licence to use such Software for a period of up to 6 months (as Client shall request). Such licence shall for a period, save as stated, be on arms length commercial terms;

6.1.2	in relation to Software owned by a third party (other than Contractor’s Affiliates) and licensed to the Contractor use its best endeavours to obtain the consent to the assignment of the license(s) relating to such Software to Client and Client or its nominated Affiliate with effect from the Transfer Date and Contractor shall enter into such form of assignment as the Contractor shall reasonably require.

6.2	Client shall pay any reasonable costs and expenses associated with such arrangement.

6.3	In relation to Software the subject of paragraph 6.1.1 then if, prior to expiry of the royalty free licence granted pursuant to that paragraph, the parties agree, they shall enter into arms length commercial terms including royalties for the continued use of such Software and subject to such, Client shall be entitled to continue the uninterrupted use of such Software and licence.

7.	Contracts

7.1	If Client exercises its option in relation to the Contracts, Contractor shall use its best endeavours to procure that all such Contracts shall be assigned, where capable of assignment, to Client or its nominated Affiliate or, where novation is necessary, shall be novated in favour of Client or its nominated Affiliate with effect in either case from the Transfer Date.

7.2	The parties shall use all commercially reasonable efforts to obtain consent to such assignment or novation where it is necessary, as soon as practicable from the other parties to the contract or arrangement, and in the meantime the Contractor shall hold any such contract or arrangement in trust for Client and shall account to Client or its assignee without any deduction or withholding in respect of any sums or other benefits received by the Contractor in relation thereto relating to any period after the Transfer Date and Client shall perform any obligations of the Contractor under such contracts or arrangements arising after the Transfer Date as agent of the Contractor.

8.	Subcontract

8.1	If Client exercises its option in relation to the Contracts, the Contractor shall use its best endeavours to procure that all Sub-Contracts shall be assigned, where capable of assignment, to Client or its nominated Affiliate or, where novation is necessary, shall be novated in favour of Client or its nominated Affiliate with effect in either case from the Transfer Date.

8.2	Client shall accept such assignment and the Contractor and Client shall do all or procure the doing of all such acts and things and will execute or procure the execution of all such documents as may be required to effect such assignment.

9.	Infrastructure Assets

9.1	If Client exercises its option in relation to Infrastructure Assets, the parties shall negotiate in good faith to agree and enter into arrangements on arm’s length commercial terms under which Client or its nominated Affiliate can continue to enjoy the use of such Infrastructure Assets from the Transfer Date to the extent they were previously used by the Contractor in the provision of the Services.

10.	Licence of Properties

10.1	If Client exercises its option in relation to the Premises, the Contractor shall provide a licence of those parts of the Premises used solely to provide the Services for such period of up to 3 months from the Transfer Date as Client shall reasonably require on such terms as shall reflect fair market terms for such licence including the provision of and payment for all shared support services necessary to allow Client or its nominated Affiliate to effectively occupy and use such parts of the Premises (including for the avoidance of doubt power any transmission and back-up generator support).

11.	Authorisation

11.1	Where the arrangements envisaged in this Schedule are subject to any consents, authorisation or other regulatory requirements parties shall both use all reasonable efforts to procure compliance with the same so as to give full effect to the terms of this Schedule.

12.	Works Contract/Agreement

12.1	Where Client exercises its rights under this Schedule 14, the Agreement and all Work Contracts shall terminate with effect from the Transfer Date save for this Schedule and any other provisions stated to survive and without prejudice to any rights or remedies of any party accrued prior to termination.

13.	Miscellaneous

13.1	Where a sum is payable pursuant to this Schedule on a date and the amount of such sum is not ascertained as at that date, then such sum shall be payable within 7 days of it being ascertained and advised or invoiced by the Contractor to Client or its assignee as appropriate.

13.2	In addition to the matters referred to in paragraphs 1 to 12 inclusive the parties shall have regard to all other matters that require addressing or arise on termination and shall negotiate in good faith to resolve the same.

13.3	Where any rights or obligations are transferred to Client or its nominee pursuant to paragraphs 4, 5, 7 and/or 8 of this Schedule 14 the terms of the transfer agreement shall provide for:

13.3.1	the Contractor to carry out all of its obligations thereunder up to the Transfer Date and to indemnify the Client or its nominee (as appropriate) for any losses, claims or expenses that Client shall suffer as a result of a failure by the Contractor to carry out such obligations; and

13.3.2	the Client or its nominee (as appropriate) to carry out all of the obligations of the Contractor thereunder from the Transfer Date and to indemnify the Contractor for any losses, claims or expenses that the Contractor shall suffer as a result of a failure by Client or its nominee (as appropriate) to carry out such obligations.

SCHEDULE 15

PROFORMA WORK CONTRACT

(to be used for FTE based pricing)

DATED	2012

(1)	[CLIENT]

(2)	EXLSERVICE HOLDINGS, INC

(3)	EXL SERVICE.COM (INDIA) PRIVATE LIMITED

WORK CONTRACT NUMBER [1]

Entered into pursuant to

Agreement Reference: [TO SPECIFY]

Work Contract No.[1] dated [DATE] ISSUED PURSUANT TO AGREEMENT DATED [DATE] (REFERENCE: [TO SPECIFY])

BETWEEN

(1)	[CLIENT] (registered as a limited company in England under number [NUMBER]) whose registered office is at [ADDRESS] (“Client”);

(2)	Exlservice Holdings, Inc., a Delaware corporation with its principal office at 280 Park Avenue, 38th Floor, New York, NY 10017, USA (“EXL US”); and

(3)	Exl Service.com (India) Private Limited, an Indian private limited company with its principal office at 48 Sector 58, Noida, UP 201 301, India (“EXL India”).

BACKGROUND

Client and the Contractor have entered into an Agreement (reference: [SPECIFY]) and Client and the Contractor are entering into this Work Contract pursuant to the terms of the Agreement.

OPERATIVE CLAUSES

1.	Interpretation

1.1	In this Work Contract the following expression shall have the following meanings:

“Actual Volumes”	the actual volume of work in any one Month that is received by the Contractor from Client;

“Agreement”	the framework agreement entered into by Client and the Contractor with reference to [SPECIFY];

“Client Application”	those IS systems that Client provides to the Contractor to use to provide the Services, as set out in Schedule 3 and Annex 7;

“Contract Term Start Date”	date of signature of this Work Contract by both parties;

“Contractor”	each and/or both (as appropriate) of EXL US and EXL India;

“Data”	[insert the various types of information that Client will provide to the Contractor];

“FTE”	full time equivalent, being the provision of the Service

Element for the number of productive hours agreed pursuant to paragraph 2.7.2 of Annex 6. For the avoidance of doubt the definition “FTE” is not synonymous with an agent as an agent entitled to public holidays, annual leave and other non-productive time which reduce the number of total working hours.

“Initial Term”	the period of [NUMBER] months following the Service Commencement Date [parties to vary this definition if multiple Service Elements may commence independently, in order to determine what triggers commencement of the Initial Term.]; and

“Payment Milestone”	a point in the Transition Plan at which time Contractor shall invoice Client and Client shall pay the Contractor in accordance with clause 19 of the Agreement for certain of the Implementation Services, subject to the relevant conditions being met;

“Services”	the services set out in Annex 2 to this Work Contract that the Contractor has agreed to provide to Client, including the Service Elements, the Sub-Processes and the Work Threads (all of which are defined in Annex 2);

[“Scheduling Software”]	[the Contractor’s Staff Optimisation & Forecasting Tool (SOFT), as notified to Client in its response to Client’s RFP];

“Transition Management”	the day-to-day management of the Transition Plan and any related documents, as set out in Annex 1 and Annex 8;

“Transition Project Plan”	the plan that underlies the Transition Plan, containing a detailed plan for the management of the Implementation Services, as provided for in paragraph 3 of Annex 1;

“Transition Team”	the team responsible for delivery of the Transition Project Plan and Transition Plan, as set out in paragraph 7 of Annex 1 and Annex 8;

1.2	Unless otherwise specified herein, words and expressions in this Work Contract shall have the meanings ascribed to them in the Agreement.

1.3	References to Schedules are to Schedules of the Agreement. References to an Annex are to Annexes of this Work Contract.

2.	Status of Work Contract

2.1	This Work Contract is created pursuant to the Agreement and sets out certain Services, which the Contractor has agreed to supply to Client.

2.2	[This is a Grouped Work Contract. The other Work Contracts with which it is grouped are: [TO SPECIFY]]

2.3	[If a future Work Contract is also to be grouped with this Work Contract, the parties shall agree this using the Change Control Procedure.]

2.4	The terms of the Agreement (save for clause 5 of the Agreement) shall apply to this Work Contract as set out therein.

3.	Provision of the Services

3.1	The Contractor agrees to provide the Services in accordance with all the terms of this Work Contract.

3.2	The Charges to be made by the Contractor pursuant to Schedule 7 of the Agreement are summarised in Annex 6. Client agrees to pay, in accordance with the terms of this Work Contract (including the Annexes), all Charges properly levied in accordance with this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties on the date stated at the beginning of this Agreement.

SIGNED by [NAME]	)
duly authorised to sign for and on behalf of	)
[CLIENT]	)
in the presence of:	)

SIGNED by [NAME]	)
duly authorised to sign for and on behalf of	)
[CONTRACTOR]	)
in the presence of:	)

ANNEX 1

THE TRANSITION PLAN

1.	Introduction

1.1	This Annex 1 details the Transition Plan for the successful migration of the Services from Client to the Contractor.

1.2	[This Work Contract has a number of Grouped Work Contracts associated with it for the purposes of [—]. The Grouped Work Contracts for the purpose of this Work Contract are [—].]

1.3	The Contractor’s Implementation obligations under this Work Contract are set out in three key areas:

1.3.1	paragraph 4 setting out the Implementation Services;

1.3.2	paragraph 5 setting out the Deliverables; and

1.3.3	paragraph 6 detailing the Key Milestones.

2.	General Principles

2.1	The Contractor and Client shall use [—] to manage the Transition Plan.

2.2	The Contractor shall be responsible for management of the Implementation Services in order to deliver the Transition Plan in accordance with its terms.

2.3	As part of its Transition Management duties, the Contractor shall maintain up to date versions of certain documents, which shall include but not be limited to the following:

2.3.1	high level and detailed timelines;

2.3.2	a risks and issues register;

2.3.3	an assumptions log;

2.3.4	weekly progress reports; and

2.3.5	[—],

which shall promptly be made available by the Contractor to Client on reasonable request.

2.4	The parties shall use the following software packages for the purpose of [—]:

2.4.1	[—].]

2.4.2	[—] Microsoft Office

2.5	Changes to the Deliverables, Implementation Services and/or Key Milestones shall be subject to the Change Control procedure set out in Schedule 4 of the Agreement.

2.6	Specific dependencies are set against each element of the Implementation Services, Deliverables and Key Milestones. Where the Contractor is unable to fulfil an element of the Implementation Services, Deliverables and/or Key Milestones, then to the extent that this is caused by Client’s failure to fulfil a specific dependency identified for the relevant item, the Contractor shall not have any liability, nor shall a right arise for Client to terminate, in respect of the Contractor’s failure.

2.7	If it becomes apparent during the Implementation Period that additional dependencies properly should have been specified against certain elements of the Implementation Services, the Contractor may, pursuant to the Change Control Procedure, propose that such additional dependencies be set against specific items. Client will not withhold consent to the addition of specific dependencies where such dependencies are apparent and reasonable requirements of Client.

3.	The Transition Project Plan

3.1	A Transition Project Plan shall be agreed by the parties promptly on commencement of the Work Contract and shall be used by the Contractor and Client to manage the transition of the Services to the Contractor.

3.2	The parties shall, as far as practicable, adhere to the dates and events set out in the Transition Project Plan, recognising the requirement to act in good faith and to support the other party.

4.	Implementation Services and Deliverables

4.1	The Contractor shall carry out the Implementation Services and Deliverables set out in the table below by the dates specified and in accordance with the relevant provisions of this Work Contract and the Agreement.

Implementation Service	Deliverable	Testable Outputs/(Acceptance Criteria where relevant)	Delivery Date	Client Dependencies

4.2	Those Implementation Services and/or Deliverables that have Testable Outputs associated with them shall be subject to the acceptance process set out in clause 8 of the Agreement.

4.3	The Contractor shall propose the detailed design of reports to be used by the Contractor in fulfilling its reporting requirements set out in Annex 4 of this Work Contract. The Work Contract shall incorporate any reasonable requirements of Client into a revised revision of such report design, if requested. The parties shall agree the final form and detailed designs of all such reports.

5.	Key Milestones

5.1	The Contractor shall meet each of the Key Milestones set out in clause 5.5 below.

5.2	Each Key Milestone shall have Liquidated Damages associated with it. If the Contractor fails to meet the Liquidated Damages Level for any of the Key Milestones, as set out in the table at clause 5.5, the Contractor shall pay to Client the Liquidated Damages specified in clause 5.3 below for each failure.

5.3	The Liquidated Damages payable to Client for each failure, in accordance with clause 5.2 above shall be £[—], subject to the maximum value of Liquidated Damages paid to Client not exceeding 10% of the actual Implementation Charges.

5.4	If the Contractor fails to meet the Key Milestone Termination Level of one or more Key Milestones, as set out in the table at clause 5.5, then Client shall have the right to terminate the Work Contract in accordance with clause 9.4 of the Agreement.

5.5	The Key Milestones for the purpose of this Work Contract are set out in the following table:

Key Milestone	Level of performance against the Key Milestone to trigger payment of Liquidated Damages to Client (the “Liquidated Damages Level”)	Level of performance against the Key Milestone to trigger a right of termination for Client (the “Key Milestone Termination Level”)	Client Dependencies

6.	Payment Milestones

6.1	Payments for the Implementation Services shall be made on a milestone basis (each payment milestone being a “Payment Milestone”). [These payments will represent the total Charges to be paid by Client to the Contractor for performance of the Implementation of Services for all the Grouped Work Contracts.]

6.2	The Contractor shall invoice Client for the Implementation Services as set out in the table below:

Payment Milestone	Anticipated Amount of the Invoice	Payment Trigger	Target Invoice Date (subject to reaching the relevant Payment Milestone)

6.3	The Contractor shall submit in writing to Client its proposed Implementation Charges for each Payment Milestone, itemising all items. Such submission shall be in accordance with the pricing principles in Schedule 7 and Annex 6 to this Work Contract. Such submission may have an “Other Items” section to a maximum sum of £5,000 per Month, which may be used by the Contractor for charges of a minor nature necessary to fulfil the Implementation Services,

6.4	The Contractor shall obtain Client’s prior written consent (not to be unreasonably delayed) to the Contractor’s submission, pursuant to paragraph 7.3, before incurring any Implementation Charges.

6.5	Upon achievement of each Payment Milestone the Contractor may submit an invoices for the Implementation Charges agreed by Client pursuant to paragraph 7.4.

6.6

If, at any time during the Implementation Period, Client, in respect of any Client-funded items, wishes to require the Contractor to use a certain supplier or company to provide the equipment or services required to complete the Implementation Services, it shall notify the Contractor and the Contractor shall, acting reasonably, consider using the supplier or company notified to it by Client. If the Contractor does not agree to use Client’s identified supplier or company, Client may refer the matter for resolution pursuant to the Dispute Resolution Procedure.

6.7	All invoices submitted to Client should attach copies of any relevant supplier invoices and/or receipts, save that for items of a de minimus nature (being those less than £1,000) supplier invoices and/or receipts need not be attached, but will be supplied if requested by Client.

7.	Transition Management

7.1	The Transition Team shall act as though it were a single unit, regardless of whether the employees are employed by the Contractor or Client, for the purposes of delivering this Transition Plan within the timescales provided herein. For the avoidance of doubt, Client’s mere presence on the Transition Team shall not excuse or in any way limit the Contractor’s obligations under the Agreement or this Work Contract, or any respective liability as a result of such obligations.

7.2	For the purposes of this Work Contract the Transition Team shall be the team set out in Annex 8.

8.	BCP

8.1	The Contractor shall develop a BCP in accordance with the principles set out in Schedule 8, or amend any existing BCP used with one or more other Work Contracts, so as to incorporate the Services covered by this Work Contract.

8.2	The new or revised BCP complying with Schedule 8 must be provided to Client prior to the Service Commencement Date of the first Service Element under this Work Contract. [Note: Completion of the BCP should be a Key Milestone]

ANNEX 2

SERVICES

1.	The Services

1.1	The Contractor shall provide to Client the Services set out in this Annex 2 for the duration of the Work Contract in accordance with the terms of the Agreement and this Work Contract.

1.2	The Services to be provided by the Contractor to Client under this Work Contract are set out in the table below. The responsibilities of each of the parties is marked by way of a cross in either the Client or the Contractor column, and the detail in the dependencies column indicates those factors that either Client or the Contractor are reliant upon in order to perform their obligations under this Work Contract.

Service Element: Energy Acquisitions			Service Responsibility
Sub-Process:	Work Thread:	Steps:	Client	Contractor	Dependencies

1.3	Each Service Element is, in the table above, broken down into its component parts, as follows:

“Sub Process” means a part of a Service Element;

“Work Thread” means an activity within a Sub Process;

“Step” means a procedural steps within the Work Thread.

1.4	Where the Contractor is unable to complete any part of a Service Element because an identified Dependency required of Client (including any Sub Process, Work Thread or Step for which Client is stated to be responsible and which is directly linked to the performance of the relevant Service Element) has not been completed by Client, then the Contractor shall continue to use its reasonable endeavours to perform the relevant part of the Service Element, but, to the extent arising as a consequence of the dependency not being fulfilled by Client, the Contractor shall not be responsible for a failure to achieve a relevant KPI and shall not be in breach of contract.

1.5	In addition to the Services set out in the above table the Contractor is also responsible for implementing the levels of Staff quality checking set out in the following table:

New Starters	Fully Trained	Below expected performance	Above expected performance
Period or Trigger for Additional Quality Check Requirements

New Starters	Fully Trained	Below expected performance	Above expected performance
Actions/Quality Check Requirements

1.6	During the Consolidation Period, Client will provide the Contractor with the appropriate quality checking support so far as is practicable for it to do so. If it is not practicable for Client to provide the Contractor with the appropriate quality checking then the parties agree that they will work together to find a solution to this issue.

1.7	During business as usual both parties will carry out staffing analysis on the percentage/density of quality checking agents required to meet the requirements of paragraph 1.5. If quality checking requirement exceeds the agreed density of [—] ([—] for every [—] FTEs), the parties shall review quality checking requirements and refer all revision to the Change of Control Procedure.

1.8	The Contractor agrees that it shall carry out a comprehensive audit of all quality checking Services it undertakes to enable Client to verify the Contractor’s compliance with this paragraph 1. Client shall notify the Contractor of the form that this audit shall take from time to time.

1.9	For the avoidance of doubt the Inspection Rights granted to client pursuant to clause 18 of the Agreement shall extend to establishing and verifying compliance with this paragraph 1.

ANNEX 3

VOLUME DATA AND FORECASTING

Introduction

1.	This Annex 3 sets out Client and the Contractor’s roles and obligations in relation to the provision of work volume Data and the forecasting of work volumes and workload for the Services.

2.	The process and the parties respective obligations set out below shall commence from the Service Commencement Date. The volume forecast processes for the period prior to the Service Commencement Date will be agreed as part of the Transition Plan.

3.	[This Work Contract shall be treated as a Grouped Work Contract for the purpose of work volume forecasting. The other Grouped Work Contracts are [—]. Where forecasts are based on Grouped Work Contracts, Client acknowledges that there may be limitations as the extent that FTEs are moved across Work Contracts caused by differing skill set requirements.

4.	Two methods of forecasting are set out below: (i) FTE forecasting (“Method 1 Forecasting”); and (ii) work volume forecasting (“Method 2 Forecasting”). Method 1 Forecasting shall be used by the parties unless and until Client requests that the Contractor move to Method 2 Forecasting, at which point the parties shall use Method 2 Forecasting from the next Month. If at the time of Client’s request the Contractor reasonably believes that the forecasting data is not in an appropriate state to move to Method 2 Forecasting, then the Contractor shall notify Client in writing of the Contractor’s concerns with the forecasting data and Client shall consider, acting reasonably and without delay, withdrawing its request. Either party may refer this to the Dispute Resolution Procedure if the parties cannot agree whether or not to move to Method 2 Forecasting.

5.	The Contractor shall invoice Client for the Firm Forecast (as defined subsequently in paragraph 19) in each Month, irrespective of any shortfall or excess in workload volumes.

6.	The Contractor shall be obliged to provide that number of FTEs (in accordance with the requirements of the Agreement and this Work Contract) for the Services in the period the subject of a forecast issued pursuant to this Annex 3.

7.	Where Client requires the Contractor to move FTEs in accordance with paragraph 25, then the net number of FTEs shall not be impacted and the Service Charges for that period shall not be affected.

Method 1 Forecasting

8.	Client shall provide the Contractor with an estimate of the number of FTEs required for the anticipated volume of work, in a particular Month, for all Work Contracts entered into by the parties pursuant to the Agreement (whether or not a Grouped Work Contract).

The purpose of this forecast is to determine the total number of FTEs the Contractor is required to provide, and for which Client is required to pay, at a Work Contract or Grouped Work Contract Level. The forecast will, for planning purposes only, break the forecasted FTEs down to a Work Contract level where forecasting is at the Grouped Work Contract level. The Client may also break this forecast down to a Service Element level. This forecast will be supported by Client’s transaction volume and productivity assumptions. Such volume and productivity assumptions will show how Client has derived the FTE requirements. This forecast shall be provided on the first Business Day of the Month that is three (3) months prior to the Month the subject of the forecast (the “First FTE Forecast”).

Example: The First FTE Forecast for June is provided to the Contractor by Client on the first business day in March.

9.	On the first Business Day of the Month that precedes the Month the subject of the First FTE Forecast, Client shall provide the Contractor an updated estimate of the number of FTEs, together with revised volume and productivity assumptions, broken down to a Service Element level or a Work Contract level, as appropriate. This forecast (the “Second FTE Forecast”) is to determine the total number of FTEs the Contractor is required to provide, and for which Client is required to pay for each Service Element or Work Contract, as appropriate.

Example: The Second FTE Forecast for June is provided to the Contractor by Client on the first business day in May.

10.	For the avoidance of doubt, save as set out in paragraph 21, the number of FTEs required for a particular Month shall not differ between the First FTE Forecast and the Second FTE Forecast. However, the required allocation of FTEs across Service Elements shall be as specified in the Second FTE Forecast.

Method 2 Forecasting

11.

If the parties agree that Method 2 Forecasting shall commence, Client shall provide the Contractor with Data by Service Element to facilitate the derivation of accurate volume forecasts by the 15th day of each Month. This shall include any information that the Contractor reasonably requires to convert Data into workload forecasts, including productivity measures and trends.

12.	The provision of Data to enable the forecasting of work volumes is the responsibility of Client.

13.	The Contractor shall be responsible for determining the FTE requirements to meet the volumes of work forecast and seat capacity requirements.

14.	The Contractor shall use the Data to provide a forecast, whether for a Work Contract or, where relevant, Grouped Work Contracts, to Client on the first Business Day of the Month that is three (3) months prior to Month which is the subject of the forecast (the “First Work Forecast”). The purpose of this forecast is to determine the total number of FTEs the Contractor is required to provide, and for which Client is required to pay, at a Work Contract or Grouped Work Contract Level.

Example: The First Work Forecast for June is provided to the Contractor by Client on the first Business Day in March.

15.	The Contractor shall use the updated Data provided by Client to provide an updated FTE forecast at the Service Element or Work Contract level, as appropriate, to Client on the first Business Day of the Month that precedes that Month in which the Services are due to commence. The purpose of this forecast (the “Second Work Forecast”) is to determine the total number of FTEs the Contractor is required to provide, and for which Client is required to pay for each Service Element or Work Contract, as appropriate.

Example: The Second Work Forecast for June is provided to the Contractor by Client on the first business day in May.

16.	The Contractor shall be required to obtain the prior written approval of Client for the number of FTEs to be set out in the First Work Forecast and the Second Work Forecast before Client is committed to those numbers of FTEs in the relevant Month.

17.

On receiving either the First Work Forecast and/or the Second Work Forecast, Client shall respond to the Contractor within 5 (five) Business Days, stating whether it approves or rejects the number of FTEs forecast. In the event that Client rejects the number of FTEs proposed by the Contractor, it shall propose an alternative number of FTEs that the Contractor shall use as a Firm Forecast. In the event that Client approves the number of FTEs forecast by the Contractor, the forecast shall become a Firm Forecast. Client’s approval under this paragraph 17 indicates its willingness to pay for the number of FTEs and shall not be taken as approval that the number of FTEs forecast by the Contractor is sufficient or adequate to carry out the Services. Any dispute by the parties as to required FTEs may be referred by either party to the Dispute Resolution Procedure.

18.	For the avoidance of doubt the number of FTEs required for a particular Month shall not differ between the First Work Forecast and Second Work Forecast. However, the required allocation of FTEs across Service Elements shall be as specified in the Second Works Forecast.

General

19.	Collectively the First FTE Forecast and First Work Forecast shall be known as “First Forecast” and the Second FTE Forecast and Second Work Forecast shall be known as “Firm Forecast”.

20.	The process of issuing First Forecasts and Firm Forecasts shall be on a rolling basis, so that for each Month during the term of a Work Contract, a First Forecast and Firm Forecast will be issued in accordance with this Annex 3.

21.	During the nine (9) month period following the Service Commencement Date Client will only be permitted to vary the Firm Forecast FTE for each Work Contract by the following percentages between the FTE in the First Forecast and the FTE in the corresponding Firm Forecast for each Work Contract:

21.1	Consolidation Period ± 10%;

21.2	Months 4 to 6 following the Service Commencement Date ± 15%; and

21.3	Months 7 to 9 following the Service Commencement Date ± 25%

Thereafter there will be no limitations on the variations of FTE at a Work Contract level between the First Forecast and the Firm Forecast. During both the nine (9) month period following the Service Commencement Date and subsequent to this the Contractor has the right to highlight to Client where it believes that it will be unable to meet such variations between the First Forecast and the Firm Forecast on the grounds that the change in forecast is unreasonable given the level of existing sufficiently trained resource and the time that would be required to train such resource number so as to meet the Firm Forecast. The parties will meet to agree a solution. Any failure to agree a solution will be referred through the Dispute Resolution Procedure.

22.	Client shall be committed to paying for the number of FTEs detailed in the Firm Forecast, in accordance with Annex 6. The Contractor shall be committed to providing the number of FTEs, with the requisite skill levels, detailed in the Firm Forecast.

23.	When issuing a First Forecast or Firm Forecast Client shall include a statement advising the Contractor of the assumption regarding the number of hours worked (specified in the Service Charges Grid contained in paragraph 2.2 of Annex 6).

24.	Where forecasts of work volumes are carried out in accordance with paragraphs 8-10 or 11-18 above, the Contractor shall:

24.1	provide the FTEs detailed in the Firm Forecast. The Contractor will be expected to cope with an increased actual workload of up to 10% of the forecast level where this is required to provide the Services in accordance with this Work Contract (the “Agreed Tolerance”); and

24.2	meet the Service Levels and KPIs set out in Annex 5, where the actual volume of work is equal to or less than the Agreed Tolerance.

25.	The Client may, in its full discretion, require the Contractor to move resources from one Service Element and/or Work Contract to help the Contractor to meet the Service Levels and KPIs in another Service Element or Work Contract. Where this occurs, the Contractor shall be relieved from meeting the Service Levels and KPIs in the Service Element or Work Contract from where the resources were moved.

26.	For the avoidance of doubt, the Contractor shall not have the right to reject or refuse to provide the necessary FTEs to meet the volumes of work forecast by Client in accordance with this Annex 3, provided that it is acknowledged that Client pays for forecast FTEs.

27.	Volume variations to the Firm Forecast shall be measured on a daily basis to determine whether the volumes remain within the Agreed Tolerance and in respect of any such volume variation, paragraph 29-31 shall apply. When determining whether the Actual Volumes have exceeded the Agreed Tolerance on a daily basis regard shall be paid to the ability of the Contractor to manage and spread workload across following days and still deliver the Services within the Service Levels and KPIs.

28.	Where the Actual Volumes in a Month are less than the Firm Forecast, the Contractor shall work with Client to mitigate the cost impacts on Client, recognising that this may involve redeploying staff to other Work Contracts or training surplus staff to work on new Service Elements and/or Work Contracts.

Volume Spikes

29.	A work volume, which is above the Agreed Tolerance, is a “Volume Spike”.

30.	Where Client becomes aware that a Volume Spike will occur, it shall inform the Contractor and both parties shall agree an appropriate course of action to mitigate the impact of the Volume Spike.

31.	Client may request in writing that the Contractor seeks to deploy additional FTEs in excess of the volumes forecast by Client where the Actual Volume is likely to exceed 110% of the volumes forecast. In such circumstances, the Contractor shall use reasonable endeavours to accommodate such requests. The Service Charges shall then be adjusted in accordance with Annex 6 to reflect the additional FTEs deployed in providing the Services.

Forecast Adjustments

32.	If the average Actual Volume measured over a period of a Month is 5% in excess of the Firm Forecast, Client and the Contractor shall, unless Client can reasonably demonstrate to the contrary, agree that the Actual Volumes represent the appropriate steady state run rate and accordingly:

32.1.1	the Firm Forecast for the following Month shall be adjusted by the FTEs requirements to deal with the Actual Volume; and

32.1.2	Client and the Contractor shall incorporate in future data and forecasts (as appropriate) the FTEs requirements to deal with the Actual Volume.

Verification of the volume forecast

33.	The Contractor shall use its Scheduling Software to facilitate optimisation of resource deployment.

34.	The Contractor shall report the comparison of forecast to Actual Volumes each Month to Client and the parties shall work to provide an explanation for any variance.

35.	In the event that the Contractor reasonably believes that the volumes of work being forecast by Client are incorrect, it shall promptly notify Client. Any dispute shall be resolved pursuant to the Dispute Resolution Procedure.

De-commissioning

36.	The parties recognise that Actual Volumes fluctuate from month to month.

37.	Where Client requires a permanent ramp down of FTEs from the Work Contract [or Grouped Work Contracts], it shall have the right to require the Contractor to remove the relevant number of resources from the Services by providing the Contractor with the notice set out below:

37.1	where Client requires the Contractor to ramp-down by 1 – 50 FTEs or 20% of total FTEs engaged in providing the Services (whichever is the greater), it shall provide the Contractor with 30 calendar days’ prior written notice;

37.2	where Client requires the Contractor to ramp down by 51 – 250 FTEs or 40% of FTEs engaged in providing Services (whichever is the greater), it shall provide the Contractor with 90 calendar days’ notice

37.3	where Client requires the Contractor to ramp down more than the values given in paragraphs 37.1 and 37.2 above (other than where it wishes to terminate the Work Contract under which the Services are provided), it shall provide the Contractor with 180 calendar day’s notice.

38.	For the avoidance of doubt and notwithstanding paragraphs 10 and 18, where Client serves notice of a permanent ramp down of 1-50 FTEs or 20% of the FTEs engaged in providing Services across the Grouped Work Contracts after having provided the First Forecast or the Firm Forecast, Client shall not be required to pay the charges for the reduced numbers providing 30 calendar days’ notice prior to the date of Service provision has been given.

ANNEX 4

REPORTING – QUALITY, PERFORMANCE AND OPERATIONAL

1.	Introduction

1.1	The purpose of this Annex 4 is to make clear the Contractor’s obligations in reporting to Client the level of service being delivered in relation to the KPIs and Service Levels set out in Annex 5.

1.2	This Annex 4 does not cover the detailed design of the reports, which shall be agreed by the parties in accordance with the Transition Plan.

2.	Types of reports and Service Level Agreements

2.1	The Contractor shall provide Client with the reports set out in the table below.

Report Type	Reporting Period	Reporting frequency	Timing

Operational

HR

IS

Financial

2.2	The Contractor shall deliver the reports in line with the monitoring of the business KPIs and Service Levels. The reports must be delivered within the timeframes specified in the table above.

2.3	In addition, the Contractor shall provide the reports set out in clause 18.8, Schedules [—] and Annexes [—]. [NOTE: Still need to identify]

Ad hoc Reports

2.4	The Client has the right to request ad hoc reports from the Contractor to monitor and analyse its business performance. Where such request requires material additional resource from the Contractor to meet its requirements Client shall be responsible for the Contractor’s pre-agreed costs in meeting such request.

2.5	Client shall provide the Contractor with reasonable notice and shall detail the information required and period over which the report is required.

2.6	The Contractor shall evaluate the effort required to produce the report and commit to delivering the report within a reasonable timeframe. The impact on resource requirements, if any, to meet the reporting needs shall be communicated to Client by the Contractor.

2.7	For non-repeating reports, the Contractor shall identify to Client the cost, if any, of preparing such report. Where such report can be produced using resources already dedicated to provision of the Services, the Contractor shall make no charge. If there is a cost associated with such report, the Contractor shall not proceed with the report until Client approves in writing the additional cost.

2.8	For new reports to be provided on a regular basis, either party may require that the new report be incorporated into the Work Contract by way of the Change Control Procedure.

3.	Documentation

Clauses 18 and 24 of the Agreement require the Contractor to retain certain documentation. The following documents must be retained:

Business Area	Documentation	Retention period

4.	Contract Management Reports

The Contractor will provide the Monthly contract management reports, at no cost to Client, in the format reasonably specified by Client (being a format substantially similar to the “management dashboard” set out in the Agreed Documents).

5.	Process Maps

The Contractor will provide sufficient supporting information to enable the Client to update and maintain the [Nimbus/SPECIFY APPROPRIATE MAPPING SOFTWARE] maps for the purpose of version control and refreshing the Essential website. For the avoidance of doubt any proposed change by the Contractor to the processes must be accompanied by a revised [Nimbus/SPECIFY APPROPRIATE MAPPING SOFTWARE] process map.

ANNEX 5

SERVICE LEVEL AGREEMENTS AND KEY PERFORMANCE INDICATORS

1.	Introduction

1.1	The purpose of this Annex 5 is to make clear the Contractor’s obligation to achieve certain minimum levels of performance.

1.2	For the purposes of this Work Contract, the following expressions shall mean:

“Reporting Method” means the manner by which the Service Level will be measured/monitored;

[“Performance Level” is the performance level to be achieved by the Contractor to meet the Service Level;]

“Relief Performance Level” is the performance level to be achieved by the Contractor in instances where the Actual Volume exceeds the Agreed Tolerance.

1.3	The Service Levels and KPIs set out in this Annex 5 shall, following signature of this Work Contract, be reviewed by Client and the Contractor on a regular (no less than every six months) basis to enable Client to determine whether the Service Levels or KPIs continue to reflect Client’s business requirements. In the absence of any proposal by either party to change the Service Levels or KPIs pursuant to the Change Control Procedure then, save as set out in paragraph 2.9, no change shall be made to the Service Levels or KPIs.

2.	KPIs

2.1	KPIs are levels of performance agreed by the parties to be critical to the Services and which ensure that the Contractor delivers the Services in accordance with Client’s requirements.

2.2	Regulatory driven KPIs (identified as such by the process detailed in Schedule 2 and highlighted by * in this Annex 5) shall not have Service Credits associated with them. Failure to meet such KPIs shall trigger a right for Client to terminate the Agreement and any Work Contracts.

2.3	Except in relation to those Regulatory driven KPIs referred to in paragraph 2.2 above, a failure by the Contractor to achieve any one KPI will result in a Service Credit being charged by Client to the Contractor in accordance with the provisions of this Annex 5. A single material failure of a KPI may result in a Material Breach, as detailed below, in which case Service Credits shall not apply in respect of such KPI.

2.4	The KPIs and Service Levels against which the Contractor’s performance will be measured may be dependent on Client’s system service levels set out in Schedule 3 (the “Client Dependencies”).

2.5	Client recognises that, from time to time, Client Dependencies may not be achieved and, in such circumstances, any downtime of Client’s systems will be taken from the relevant measurement period, and reflected in any targets as necessary, and the Contractor’s performance shall only be measured against such reduced period.

2.6	The KPIs and Service Levels set out in this Annex 5 are dependent on Client forecasted volumes being within the Agreed Tolerance, as set out in Annex 3. If the Actual Volumes exceed the Agreed Tolerance (on a daily basis), then any periods of excess volume shall be taken from the relevant measurement period, and reflected in any targets as necessary, and the Contractor’s performance shall only be measured against such reduced period.

2.7	Where the Actual Volumes for a Service Element exceed the Agreed Tolerances in any one period, the Contractor shall not have any obligation to meet the Service Levels and instead shall meet the relief target and performance levels set out in paragraph 4.12 below.

2.8	The Contractor shall measure KPIs and Service Levels from the Service Commencement Date and shall provide Client with reports setting out KPI and Service Level performance at the times set out in Annex 4.

2.9	Following the end of the Consolidation Period, Client or the Contractor may request an adjustment to the KPIs and Service Levels if:

2.9.1	it becomes clear to Client or the Contractor that the KPIs and/or Service Levels are either un-representative of realistically achievable performance and target levels or have been set too low; or

2.9.2	Client’s equivalent operations in the United Kingdom, being provided in substantially similar circumstances, are more productive, or provide the Services to a demonstrably higher standard than is set out in this Annex 5, and any such request shall be managed using the Change Control Procedure, save that the Contractor shall not unreasonably withhold consent, or adjust its Charges, if, viewed objectively, the KPIs do not incentivise an appropriate level of performance. Any dispute may be referred by either party to the Dispute Resolution Procedure.

2.10	Save where specified in the table in paragraph 4.1 and in paragraph 4.12 below, Service Credits shall not apply during the Consolidation Period. The Contractor shall, however, use all reasonable endeavours to achieve the Service Levels and KPIs during the Consolidation Period.

3.	Service Levels

3.1	Service Levels usually underpin KPIs, but do not have Service Credits associated with them. They are nonetheless important to Client and shall be monitored closely by both parties.

3.2	One or more failures to meet a Service Levels may or may not constitute a material breach for the purposes of clause 32.1.1 and in all circumstances shall be deemed capable of remedy.

3.3	The Contractor shall meet the Service Levels set out in the table below:

Process Area	Sub-process (where appropriate)	KPI	Reporting Method	Level 1 Impact Level	Level 2 Impact Level	Termination Level	Comments	Client Dependencies

3.4	[The Contractor shall meet the Service Levels which includes the Regulatory KPI set out in the tables below:]

Process Area	Sub-process (where appropriate)	KPI	Reporting Method	Level 1 Impact Level	Level 2 Impact Level	Termination Level	Client Dependencies

4.	KPIs and Service Credits

4.1	The following table details the KPIs applicable to this Work Contract.

Process Area	Sub-process (where appropriate)	KPI	Reporting Method	Service Credit Weighting within Service Element	Level 1 Impact Level	Level 2 Impact Level	Termination Level	Client Dependencies

* Regulatory KPI

** KPIs which apply during the Consolidation Period

4.2	In the event that the Contractor fails to meet any KPI level set out in column 4 above during a given Month (the “Level 1 Impact Level”), it shall award to Client a Service Credit at the level shown in the Level 1 Impact Level column.

4.3	In the event that the Contractor fails to meet any KPI level set out in column 6 above during a given Month (the “Level 2 Impact Level”), it shall award to Client a Service Credit at the level shown in the Level 2 Impact Level column.

4.4	In the event that the Contractor fails to meet any KPI level set out in column 7 above during a given Month (the “Termination Level”), it shall be determined to be in material breach of the Agreement and Client shall have the right to terminate the Agreement in accordance with clause 32 of the Agreement.

4.5	Paragraphs 4.2 to 4.4 are all subject to Client fulfilling dependencies identified against the relevant KPI. To the extent Client does not fulfil a dependency, the Contractor shall be relieved performance against the relevant KPI.

4.6	In the event that Service Credits are payable against any one KPI for three consecutive months or four months in any twelve-month period, the Contractor shall be determined to be in material breach and Client shall have the right to terminate the Agreement in accordance with clause 32 of the Agreement.

4.7	For the avoidance of doubt, Client shall not have the right to receive Service Credits where it has terminated the Agreement in accordance with paragraph 4.6 above.

4.8	All Service Credits shall be calculated on a Monthly basis. For weekly reported KPIs, performance shall be consolidated into a Monthly average for the purpose of the application of Service Credits. For the avoidance of doubt, a failure to achieve KPIs in a week shall not give rise to Service Credits or termination if the Monthly Average meets the KPIs.

4.9	To determine the current Monthly monetary value associated with the Contractor’s failure to meet a KPI (the “Individual Service Credit Charge”), 15% of the current Month’s Service Charges will be multiplied according to the Service Credit weightings for each KPI set out in the table above, provided that the maximum amount of Service Credits payable by the Contractor to Client in any one Month shall not exceed 10% of the current Month’s Service Charges.

4.10	All Service Credits that become payable by the Contractor to Client under this Annex 5 shall be paid to Client in accordance with the provisions of Schedule 2.

4.11	During the Consolidation Period (and thereafter if identified as a KPI in the above table), the Contractor shall pay to Client a Service Credit should it fail to provide sufficient FTE to meet the Agreed Tolerance level of FTE. The Service Credit shall be based upon the following principles:

4.11.1	the maximum Service Credit shall be [7.5 to 10%] of the Monthly Service Charges; and

4.11.2	the level of any Service Credit due will be calculated as follows:

number of days in the Month where insufficient FTEs provided to meet the Firm Forecast (and Agreed Tolerance Levels, if appropriate) divided by the number of days in the Month Services were required under the Agreement multiplied by 5% of the Charges made during that Month.

5.	Service Levels

5.1	The Contractor shall meet the Service Levels set out in the table below:

Service Level Description	Performance Level	Relief Performance level	Reporting Method	Client Dependencies

ANNEX 6

THE CHARGES

1.	Introduction

1.1	Client will pay the Charges set out in this Annex 6 together with any other amounts due in accordance with the Work Contract and the Agreement:

1.1.1	for Service Charges, Monthly to the Contractor’s account (notified to Client in writing from time to time) in accordance with the invoicing procedures set out in clause 21; and

1.1.2	for Implementation Charges, [at the Payment Milestone Dates].

2.	Service Charges

2.1	The Service Charges for this Work Contract have been calculated using the Pricing Menu and the Bandwidth Costs Grid set out in Schedule 7, and the methodology and Work Contract Requirements set out in clause 10 of Schedule 2. [Note: If not Anticipated Services, and a different pricing methodology applied, revise this clause to reflect the methodology used.]

2.2	The Service Charges for the purposes of this Work Contract are shown in the table below (at a price per productive hour) (£ Pounds Sterling):

The Service Charges Grid

Volume and Band of FTE
	200-400	401-600	601-800	801-1000	1000+

Number of Hours Worked

16 - 19.2 hours on weekdays, no weekend

19.2 hours on weekdays, 9.6 hours on weekend

19.2 hours on weekdays, 19.2 hours on weekend

19.2 hours on 7 days a week

The Service Charges are based on the requirements set out in the following Work Contract Requirement Table:

WORK CONTRACT REQUIREMENTS

Total Number of FTE’s (across all work contracts)

Bandwidth requirement per seat (kbps)

Profiles Mix (as %)
Voice
Data Entry
Standard BPO
Complex BPO
Blended

Duration of Process Training (weeks)
Voice
Data Entry
Standard BPO
Complex BPO
Blended

Management Support Ratios
Team Lead (ratio to Front Line Agents)
Floor Walker (ratio to Front Line Agents)
QA (ratio to Front Line Agents)
Business Improvement/6 sigma/Black Belts (ratio to Front Line Agents)
Operations Manager (ratio to Front Line Agents)
AVP (ratio to Front Line Agents)
VP (ratio to Front Line Agents)
Trainer (ratio to Front Line Agents)

Number of hours worked
Every weekday
Every weekend

2.3	As set out in Schedule 3, Client shall have the option of changing the Bandwidth requirement under the Agreement within the tolerances specified in paragraph 3.5 of Part A of Schedule 7.

2.4	If Client operates services substantially similar to the Services in the United Kingdom and can demonstrate reasonably to the Contractor that its operations are more productive than the Contractor’s operations, Client may require the Contractor, at no cost to Client, to dedicate such additional resources (including any additional FTEs required) to match Client’s United Kingdom performance (and thereafter during the term of the Work Contract to retain such level of productivity).

2.5	In the event that the parties use the process set out in Part A of Schedule 7 to calculate the Service Charges, the Contractor shall provide Client with an invoice for each Work Contract performed in a Month within 5 Business Days following the end of that Month.

2.6	Any invoice provided to Client pursuant to paragraph 2.5 above shall use and show the following calculation for each Work Contract:

Forecasted FTE for the Month

X

Number of productive hours per FTE for the Month

X

Prices per productive hour

=

Total Invoice for Service Charges for relevant Work Contract

Where:

2.6.1	“Forecast FTE for the Month” shall be the FTE numbers contained in the Firm Forecast (as defined in Annex 3) for the Work Contract for the relevant Month;

2.6.2	“Number of Productive Hours per FTE for the Month” shall mean the total number of hours a FTE works on the Services, including tasks such as contract related training and team meetings relevant to Client and detailed in the Agreement or this Work Contract. It excludes all forms of absence, breaks, performance management activities and non-contract related training. The Contractor has committed to the following number of productive hours per FTE per year depending on the availability of Client systems:

in a scenario of system availability of 16 hours/day: 1950 productive hours per FTE per year; and

in a scenario of system availability of 17 hours/day: 2028 productive hours per FTE per year; and

in a scenario of system availability of 18 hours/day: 2080 productive hours per FTE per year; and

in a scenario of system availability of 19.2 hours/day: 2184 productive hours per FTE per year.

2.6.3	“Price per productive hours” shall be the price in Pounds Sterling per FTE productive hour as adjusted for the agreed levels of seat utilisation, as set out above. For the avoidance of doubt, to calculate the relevant level of seat utilisation, the average number of FTEs required to occupy a dedicated Client productive seat and service Client volume forecast is calculated on a 7 day basis, using the following formula:

(Number of FTE Productive hours in a week/Total number of hours in a week) x3

2.7	Where the Actual Volume causes the number of FTEs required to perform the Services to rise above the Agreed Tolerances Client shall only pay for additional FTE where it has agreed to pay for such additional FTE in accordance with the process set out in Annex 3.

2.8	Irrespective of the number of FTEs providing Services under the Agreement on the Service Commencement Date, the Charges payable at the Service Commencement Date will relate to a volume band of [SPECIFY FORECAST LEVEL OF FTEs AT SERVICE COMMENCEMENT DATE] FTEs (i.e £[•] based on 16-19.2 hours Business Day working). If [•] months from the Service Commencement Date there are fewer than [SAME FIGURE AS ABOVE] FTE providing the Services under the Agreement the parties shall apply the Charges pursuant to paragraph 3.4 of Part A of Schedule 7 of the Agreement with retrospective effect.

2.9	In the event that Client opts for Transaction Based Pricing as defined in and pursuant to its right under Part C of Schedule 7, the Contractor shall invoice Client for the Services performed in a Month within 5 Business Days of the end of that Month.

2.10	In the event that the parties opt for Transaction Based Pricing, they shall agree (acting reasonably) the method and structure of the invoices before any such invoices are provided to Client.

2.11	The Service Charges are based on the average following spans of control applying:

Span of Control - for Operations		Initial 6 months	Steady State	Weighted Average

QC/Compliance	for every				FTEs

Trainer	for every				FTEs

Floor Walker	for every				FTEs

Assistant Manager	for every				FTEs

Manager	for every				Assistant Manager

Assistant Vice President	for every				Managers

Vice President	for every				Assistant Vice President

Implementation Charges

2.12	The Implementation Charges for this Work Contract shall be calculated in accordance with Schedule 7 using the table set out below:

Implementation Charges Table

IMPLEMENTATION CHARGES FOR WORK CONTRACT [#]

Cost Component				Numbers required	Cost

One time British Gas Specific Technology Capex

Item	Unit Price

Sub-Total					£—

Migration and Transition costs		Duration
	Rate (£) / week	Duration of stay in UK (In weeks)	Duration of stay in India (In weeks)	Numbers required	Cost
Consulting Fee

Program Level Resources
Program Manager	£500
Training Manager (industry, B Gas Culture)	£500
Training Manager (Process & Systems)	£500
Technology Manager	£500

Migration Manager	£500
Trainers	£179

Travel Cost (Per round trip)	On actuals
Management Travel	On actuals

Lodgings	On actuals

Any Other (details)
Per Diem	£35

Sub-Total

Recruitment and Training costs					£—
	Charge/week	Duration of Process Training (weeks)
Service Charges during Process Training					£—

Total Implementation Charges					£—

Local travel within UK will be charged on actuals

2.13	The Implementation Charges shall be invoiced in accordance with the procedure in Annex 1 to this Work Contract.

ANNEX 7

NETWORK SOLUTION

1.	Additional IS Requirements

1.1	Schedule 3 of the Agreement specifies the IS requirements to be provided by the Contractor for the purpose of the Services.

1.2	Client requires and the Contractor agrees to provide the following additional IS solutions for the purposes of this Work Contract:

1.2.1	[•];

1.2.2	[•].

2.	[IS Service Levels

2.1	The IS Service Levels for the purposes of this Work Contract shall be:

2.1.1	[ ]; and

2.1.2	[ ].

ANNEX 8

WORK CONTRACT LEVEL GOVERNANCE

1.	Introduction

1.1	Schedule 6 of the Agreement specifies the general organisational structure to be adopted for the purpose of the Agreement and the Work Contracts.

1.2	[This Work Contract is a Grouped Work Contract, for the purposes of governance, and the following parts of this Annex 8 shall be common across all the Grouped Work Contracts.

1.2.1	paragraphs 2.1, 2.3 [TO SPECIFY]]

2.	Transition

2.1	The Contractor’s Transition Team shall be the individuals and the positions specified in the following organisation chart:

2.2	Transition Steering Group

2.2.1	For the purposes of transition governance the Transition Steering Group shall meet on a monthly basis (unless otherwise agreed by the parties) for the duration of the period defined in the Transition Project Plan.

2.2.2	The key role of the group is to review progress against the Transition Project Plan during the previous month and progress towards completion of the Key Milestones.

2.2.3	Further details of the Transition Steering Group are set out in the table that follows:

Frequency

Purpose

Attendees

Agenda

Supporting Activities

Location

2.2.4	In accordance with Schedule 6, on completion of the Transition Project Plan (or earlier if agreed by the parties) the Quarterly Business Review Meeting will replace the Transition Steering Group.

2.3	Transition Team

2.3.1	For the purposes of transition governance the Transition Team shall meet on a weekly basis (unless otherwise agreed by the parties) for the duration of the period defined by the Transition Project Plan.

2.3.2	The key role of the team is to review progress against the Transition Project Plan during the previous month and progress towards completion of the Deliverables.

2.3.3	Further details of the Transition Team meetings are set out in the table that follows:

Frequency

Purpose

Attendees

Agenda

Location

2.3.4	On completion of the Transition Project Plan (or earlier if agreed by the parties) the Service Management Meeting will replace the Transition Team Meeting.

3.	Business as Usual Operations

3.1	The Contractor’s organisation chart is:

[TO ADD]

3.2	The table of key relationship [DETAILS].

3.3	All of the Contractor’s Staff set out in the table above are classified as Key Staff. In addition, Staff in the roles specified below shall also be Key Staff:

Key Staff

[List roles]

[INSERT CHART HERE]

3.4	[The following is a list of the additional Agreed Documents relevant to this Work Contract [LIST]]

ANNEX 9

ESCALATION LEVELS FOR DISPUTE RESOLUTION

1.	Escalation Levels

1.1	For the purposes of this Work Contract, the escalation levels pursuant to clause 31 of the Agreement shall be:

	Client	The Contractor

Stage 1

Stage 2

Stage 3

ANNEX 10

KNOWLEDGE TRANSFER

1.	Introduction

1.1	This Annex 10 sets out the obligations of the parties in respect to the design, development and delivery of training both during the Implementation Period and during the remainder of the term of the Work Contract.

1.2	The aim of the obligations set out in this Annex 10 is to develop the Staff into competent performers. Staff who are competent performers shall:

1.2.1	clearly demonstrate and deliver Client’s brand values as set out in Schedule 5 of this Work Contract, through their behaviour with Client’s internal and external customers;

1.2.2	demonstrate a clear knowledge of all the relevant Service Elements specific to their areas of operation and provide a high standard of work throughput and productivity;

1.2.3	have the full range of skills and competencies required to complete their work in a confident and motivated manner; and

1.2.4	have the skills and understanding needed effectively to use the systems required to support Client’s processes.

1.3	Notwithstanding Client’s desire for the Contractor to develop Staff, this shall not detract from the Contractor’s overarching obligations to fulfil Service Levels as set out in Annex 5 of this Work Contract.

2.	Definitions

2.1	For the purposes of this Annex 10, the following terms shall have the meanings attributed to them below:

“Pass Criteria” means the level of competency that Staff must reach to pass each training module, as are determined pursuant to the Transition Plan;

“Training Material” includes presentations (including PowerPoint), handouts, such brochures and corporate support material as is provided by Client, training manuals (system and process), trainer notes and guides, tasks and tests for applied learning, scenarios and role play modules, brand posters and leaflets supplied by Client.

3.	The Agreed Documents

3.1	The Contractor shall adhere to the training and knowledge transfer policies, guidance and procedures provided to it by Client in the Agreed Documents. If the Contractor reasonably believes that such policies of Client impose obligations in excess of those contained in this Annex 10, then it shall notify Client and the parties shall agree a mutually satisfactory solution to the conflict (and in the absence of agreement, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure.

4.	Training Principles

4.1	All training delivered by the Contractor shall be in accordance with standards and approaches set by Client.

4.2	All training courses provided by the Contractor shall be approved by Client in writing prior to their use to train the Staff.

4.3	The Intellectual Property Rights in all training course material and content provided by Client, or developed specifically for Client by the Contractor, shall remain the property of Client. The Contractor shall have no right to use, amend or adapt Client’s training course material or content without the prior written consent of Client.

4.4	Where training course content needs to be updated to reflect changes in Client’s business/operation, Client shall advise the Contractor. Client and the Contractor shall mutually agree upon any appropriate changes to the training material. Where a change will require Staff currently working on the relevant Service Element to be retrained, the Contractor shall as soon as practical (and in any case within any timescale reasonably required by Client) provide such Staff with appropriate supplementary training.

4.5	All dedicated Staff shall undertake and successfully complete the training modules detailed in this Annex 10 that are appropriate to the Service Elements upon which they are to work.

4.6	Staff must meet the Pass Criteria for all requisite training courses / stages before go-live.

4.7	Staff shall not be permitted to commence working on the Services until they have successfully completed the relevant training modules detailed in this Annex 10.

4.8	The Contractor shall obtain feedback from Staff on all training modules delivered. This feedback shall be gathered at the end of the delivery of a training module/course to assess delivery (style and pace), substance and communicative abilities of the course trainers. Where the trainer is not meeting the required level of performance for a trainer (as notified by Client, acting reasonably, from time to time), Client shall have the right to require the Contractor to remove the trainer from carrying out any future training for the purpose of the Agreement and the Work Contract.

4.9	All classroom training undertaken must be completed under the supervision of trained trainers and, where applicable, support staff.

4.10	Additional courses, training modules and any changes to existing courses or training modules shall be implemented keeping the Client notified and updating relevant exit plans.

5.	Training Records

5.1	The Contractor shall keep accurate training records on all Staff and on request shall provide this information to Client. The records shall contain as a minimum:

5.1.1	relevant Staff details;

5.1.2	attendance dates for all training modules;

5.1.3	results of the training modules;

5.1.4	quality monitoring records; and

5.1.5	additional information on the participant relevant to their training record and performance of the Services.

5.2	The Contractor shall keep the training records up to date and available until the date six months following the date an individual ceases to work on Client’s account.

6.	Training Modules

The categories of training modules for this Work Contract shall be:

6.1	[•];

6.2	[•].

Training Module

Overall Purpose

Training Courses included within the module

Training Modules that need “Passed” prior to undertaking this module

Responsibility for Course Content

Responsibility for Training delivery

Responsibility for train the trainer

Pass Criteria applicable

7.	Training Material

Client shall provide master copies of all training materials and trainer notes to the Contractor. It shall be the responsibility of the Contractor to provide a suitable number of copies of the master copy to deliver the training.

8.	Training Content Development

8.1	Once a course has been completed, Staff shall be tested on the content of the course and shall be expected to achieve the Pass Criteria for the said course. Staff shall be allowed to re-sit tests. However, if they fail to meet the Pass Criteria on two occasions, they shall be considered not suitable for the role and shall not be permitted to perform or undertake further work or training in relation to such role for Client.

8.2	The Pass Criteria for each individual course shall be agreed with Client as part of the design of the courses.

8.3	The principles for deriving the Pass Criteria shall include one or all of the following:

8.3.1	a clear understanding of the training material subject matter;

8.3.2	completion of training tasks and tests with the agreed acceptance rate;

8.3.3	a demonstration of system knowledge and competency to defined approval levels; and

8.3.4	knowledge of the processes and procedures and taking appropriate action;

and shall be equivalent to the criteria used by Client.

8.4	As well as ensuring that Staff achieve the Pass Criteria for all Training Modules, it shall be the responsibility of Contractor to satisfy themselves that the Staff can demonstrate all of the following prior to being able to commence the provision of Services:

8.4.1	a full understanding of Client’s brand, brand values and cultural behaviour;

8.4.2	a full understanding of Client’s policies, procedures and compliance regulations;

8.4.3	a full understanding of Client’s industry and systems; and

8.4.4	a demonstrated ability to apply all learning to a live situation.

Details of Client’s brand, brand values, cultural behaviour, policies, procedures and compliance regulations shall be included in the Agreed Documents or through the Training Plan.

9.	Train the Trainer

9.1	Client shall provide support in the initial set up of training programmes including UK based “Training the Trainer”, pre-deployment training support and deployment subject matter expert (“SME”) support.

9.2	It is the responsibility of the Contractor to ensure that it provides Client with a sufficient number of its trainers to enable it to deliver the training plan during the Implementation Period and to provide thereafter for the subsequent training of new recruits.

9.3	During the Implementation Period, delivery of “Train the Trainer” training shall be the responsibility of Client, which shall train the trainers in the UK at sites to be specified. It is the responsibility of Client to ensure they have trainers available to deliver this training to the agreed number of Contractor trainers.

9.4	The Contractor shall ensure that the trainers they supply to the UK for training are qualified trainers and have the relevant base skills training in back office processing. These trainers should have completed and achieved the Pass Criteria for the Pre-Process Training module.

9.5	The Contractor’s trainers shall be required to achieve Pass Criteria for the training modules upon which they receive training from Client.

9.6	The Client reserves the right for a trainer to be removed from the Work Contract in the following circumstances:

9.6.1	a poor attitude towards training;

9.6.2	where the individual is not a qualified trainer;

9.6.3	where the trainer is unable to achieve the Pass Criteria; or

9.6.4	where the trainer’s delivery of learning to participants is not to the required standard.

9.7	Should Client request that the Contractor removes a trainer for any of the reasons provided above, the Contractor shall be required to replace them at its own expense. Trainers that have not achieved all of the Pass Criteria shall not be allowed to train staff in India. If the Contractor disagrees with Client’s assessment of a trainer, it may raise the issue with Client and, if it is not satisfied with Client’s explanation, it may refer the matter to the Dispute Resolution Procedure.

9.8	After the Implementation Period and the “train the trainer” training, it shall be the responsibility of the Contractor to train its own trainers. The Client reserves the right periodically to check training delivery and feedback findings.

9.9	The Contractor shall regularly assess its trainers to ensure that their performance is satisfactory and complies with Client’s requirements.

10.	Training Delivery

10.1	It is the responsibility of the Contractor to deliver training to its Staff in India and to ensure that criteria set out below are adhered to:

10.1.1	there shall be no deviation from the core content of the agreed training material unless agreed specifically with Client;

10.1.2	Staff shall be tested in line with the agreed Pass Criteria specified; and

10.1.3	training shall be carried out in suitable classroom/training environments in line with the minimum standards required by this Annex 10.

10.2	It is the responsibility of the Contractor to remove any Staff from the programme that do not meet the Pass Criteria and supply appropriately qualified and experienced replacements with additional staff.

11.	Client support during the Implementation Period

11.1	It is the responsibility of Client to provide an appropriate level of trained trainers and Subject Matter Experts (SME’s) at the relevant premises during the Implementation Period to ensure that:

11.1.1	the Contractor’s trainers are delivering training courses in accordance with the required standards;

11.1.2	it is able to provide backup, support and aid to the Contractor’s trainers; and

11.1.3	it is able to liaise with the Contractor to make amendments to any training content as required.

12.	Go-Live Support

12.1	During the first [•] weeks following the Service Commencement Date, the Contractor shall ensure that there is adequate support for Staff. As a minimum the support staff to Staff ratio shall be 1:12. Support staff shall include “floor walkers” as well as team leaders. Floor walkers shall support the Staff and shall comprise the Contractor’s employees, supplemented as Client considers reasonably appropriate by Client employees.

13.	Training environments and Planning

13.1	The physical environment for training and planning of training is the responsibility of the Contractor. The Contractor must have available training facilities in accordance with the requirements of this Annex 10 for all training which is the subject of the Transition Plan and for regular ongoing training to deal with replacement Staff.

13.2	The classroom ratios for trainer/Staff shall be from 1:20; provided that for complex back office processes Client may request the ratio to be adjusted to 1:10 and there shall be no extra cost to Client for such adjustment. The Contractor has the authority to approve increases in batch sizes to meet business requirements. The Contractor shall be responsible for ensuring that training effectiveness is maintained in the event of an increase in batch size.

13.3	The Contractor shall be responsible for planning for the following areas:

13.3.1	providing the correct number of trainers to the UK (in accordance with the Transition Plan);

13.3.2	planning all training to meet the Transition Plan;

13.3.3	business as usual training due to attrition or increased business needs as specified;

13.3.4	refresher training based on staff performance;

13.3.5	providing a full project plan for delivery of training; and

13.3.6	training rooms that reflect Client’s culture and brand, to include:

13.3.6.1	Client’s posters and information; and

13.3.6.2	Client’s brand advertisements.

Client shall provide to the Contractor appropriate materials pursuant to this paragraph 13.3.6.

13.4	It shall be the responsibility of Client to design the plan for “Train the Trainers” in the UK.

13.5	The Contractor shall provide Client in advance with a copy of the full training plan for India, for approval by Client. In the event that Client believes that the training requires amendment, it shall propose the amendments to the Contractor, who shall promptly incorporate Client’s comments into the training plan.

13.6	The training plan shall take into account the Staff required for transition, attrition during training and the efficiency of Staff (e.g. holidays, sickness). Any failure to comply with this requirement, which results in delays to transition, shall be the responsibility of the Contractor and any additional costs incurred shall be deemed to be the Contractor’s responsibility.

14.	Training Environments

14.1	It is the responsibility of the Contractor to provide:

14.1.1	training rooms in a timely fashion to meet the training plan;

14.1.2	the correct number of training rooms to deliver the training plan, with working systems;

14.1.3	save as set out in paragraph 14.2 below rooms suitable for training (which shall not be open office);

14.1.4	meeting rooms for feedback and coaching;

14.1.5	suitable equipment PC’s, overhead projection, flip charts etc to deliver the training;

14.1.6	ongoing production of training material for all courses; and

14.1.7	logistics and administration support.

14.2	During the Implementation Period which is prior to the Service Commencement Date for the first Work Contract, the Contractor may use as a training area the floor space allocated for provision of Services. If the Contractor chooses to exercise this option, the area used for training must be segregated and all appropriate security measures put in place, in particular in accordance with this Annex 10 and Schedule 18.

15.	Contingency Planning for Transition

15.1	The Contractor shall ensure that it has a contingency plan to ensure the continued provision of training to Staff in accordance with the timescales set out in the Transition Plan, should one or more of the training rooms become unusable during the Implementation Period.

15.2	The Contractor is responsible for ensuring that the hardware and desktop environments are available and ready to receive the applications in readiness for training and associated timelines.

AS WITNESS the hands of the duly authorised representatives of the parties on the date stated at the beginning of this Work Contract.

SIGNED by [NAME]	)
duly authorised to sign for and on behalf of	)
[CLIENT]	)
in the presence of:	)

SIGNED by [NAME]	)
duly authorised to sign for and on behalf of	)
[CONTRACTOR]	)
in the presence of:	)

SIGNED by [NAME]	)
duly authorised to sign for and on behalf of	)
[CONTRACTOR US]	)
in the presence of:	)

SCHEDULE 16

PARENT COMPANY GUARANTEE

DATED

(4)	[GUARANTOR]

(5)	CENTRICA PLC

GUARANTEE

Eversheds LLP

Cloth Hall Court

Infirmary Street

Leeds LS1 2JB

Tel +44 (0) 113 243 0391

Fax +44 (0) 113 245 6188

THIS DEED OF GUARANTEE is made on the day    of                     200[    ]

BETWEEN

(1)	[ ] (registered number [NUMBER]) whose registered office is at [ADDRESS] (“the Guarantor”)

(2)	Centrica plc (registered as a public limited company in England under number 3033654) whose registered office is at Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD (“the Beneficiary”).

This Deed is entered into pursuant to a Framework Agreement for the provision of services (the “Framework Agreement”) entered into on [                    ] 2012 between the Beneficiary, ExlService Holdings, Inc (“EXL US”) and exl Service.com (India) Private Limited (“EXL India”) in accordance with clause 34 thereof.

OPERATIVE CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed following expressions shall have the following meanings:

“Contractor”	each and/or both (as appropriate) of EXL US and EXL India.

2.	GUARANTEE

2.1	The Guarantor irrevocably and unconditionally guarantees to the Beneficiary:

2.1.1	the due and punctual payment by the Contractor of any debts and liabilities, due, owing or incurred to the Beneficiary under the Framework Agreement whether actual or contingent, present or future, anywhere, in any currency, on any account or in any manner whatever, whether alone or jointly to the extent the same shall have arisen, and in accordance with the terms thereof; and

2.1.2

that if the Contractor fails fully and punctually to perform its obligations under the Framework Agreement in accordance with the provisions thereof or is determined to have committed any breach of its obligations under the Framework Agreement which is not remedied in accordance with the terms of the Framework Agreement, the Guarantor shall indemnify and keep the Beneficiary indemnified against all loss, damages costs and expenses

(including reasonable legal fees) which are directly incurred by the Beneficiary arising out of any such failures or breaches, but only if and to the extent that the Contractor is liable for the same under the Framework Agreement.

when and as the same shall become due or on demand in the case of payments under clause 2.1.2.

2.2	As a separate and primary obligation the Guarantor irrevocably and unconditionally guarantees to the Beneficiary that in the case of default by the Contractor in making any of the payments set out in clause 2.1, the Guarantor shall on demand pay all sums as if the Guarantor instead of the Contractor were the primary obligor.

2.3	This Deed of Guarantee is a continuing security and is not satisfied, discharged or affected by any payments or performance of any of the obligations, provisions, warranties and undertakings due under the Framework Agreement whether by the Contractor or the Guarantor until all such payments and performance of such obligations, provisions, warranties and undertakings have been paid or made in full.

2.4	The Beneficiary may apply any sums received under this Guarantee as it in its absolute discretion from time to time decides, including to the credit of a suspense account.

2.5	The termination of this Deed for any reason shall not affect the liability of the Guarantor for any sums, obligations or liabilities, present or future, actual or contingent, which are due, owing or have been incurred prior to the date of termination.

2.6	The Guarantor’s obligations under this Guarantee are those of primary obligor and exist irrespective of any total or partial invalidity or unenforceability of any purported obligation or liability of the Contractor to the Beneficiary.

2.7	If any sum due or purportedly due under this Guarantee is not or would not be recoverable under a guarantee for any reason whatsoever, whether or not known to the Beneficiary, such sum shall still be recoverable from the Guarantor as a sole principal debtor upon the terms of this Guarantee.

2.8	The Guarantor acknowledges and agrees that none of its liabilities under this Guarantee shall be terminated, reduced, discharged or otherwise affected by:

2.8.1	any variation, extension, release, discharge, compromise, dealing with, exchange or renewal of any security and of any other right or remedy which the Beneficiary may now or at any time have from or against the Contractor or any other person in respect of any of the obligations and liabilities of the Contractor under the Framework Agreement;

2.8.2	any act or omission by the Beneficiary or any other person in taking up, preserving, perfecting or enforcing any security from or against the Contractor or any other person or any such security or other right or remedy held by the Beneficiary being or becoming void, voidable or unenforceable on any ground whatsoever and whether in whole or in part;

2.8.3	any termination, amendment, variation, novation or supplement of or to this Agreement (whether oral or in writing), including any increase in the obligations of the Contractor under the Framework Agreement;

2.8.4	any grant of time, indulgence, waiver, or concession (whether express or by conduct) to the Contractor or any other person;

2.8.5	any claim or enforcement of payment from the Contractor or any other person;

2.8.6	any dealing with any third party;

2.8.7	the insolvency, liquidation, administration, winding-up, limitation, discharge by operation of law, change in the constitution, name or style of the Contractor;

2.8.8	any act or omission which would not have discharged or affected the liability of a sole principal debtor instead of a guarantor or any act, omission, matter or thing which, but for this provision, might operate to exonerate, discharge, reduce or extinguish the Guarantor’s liability under this Guarantee;

2.9	The Beneficiary may enforce this Guarantee whether or not it has first:

2.9.1	notified the Contractor or any other person of any default of the Contractor;

2.9.2	made demand upon, or enforced any claim, right or remedy against the Contractor;

2.9.3	taken action or obtained judgment in any Court against the Contractor; or

2.9.4	made or filed any claim in a bankruptcy, liquidation, administration or insolvency of the Contractor.

2.10	Except where prevented from so doing by law the Guarantor waives and agrees not to enforce or claim the benefit of any and all rights it has or may from time to time have as guarantor under any applicable law which is or may be inconsistent with any of the provisions of this Guarantee.

3.	PAYMENT AND INTEREST

3.1	If any sum payable by the Beneficiary under the Framework Agreement is not paid when due then, without prejudice to the Guarantor’s other rights under this Deed, that sum shall bear interest from the due date until payment is made in full, both before and after any judgment, at 2 per cent per annum over LIBOR from time to time accruing on a day to day basis.

4.	CONSEQUENCES OF TERMINATION

4.1	The termination of the Framework Agreement for any reason shall not affect the liability of the Guarantor for any sums, obligations or liabilities which are due, owing or incurred prior to the date of termination of the Framework Agreement.

5.	MISCELLANEOUS

5.1	No failure or delay by the Beneficiary to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any future exercise of the same, or of some other right, power or remedy.

5.2	No variation to or waiver of any of the terms of this Deed shall be effective unless in writing signed by a duly authorised officer of the Beneficiary.

5.3	If any clause or part of this Deed is found by any court, tribunal, administrative body or authority of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable then that provision shall, to the extent required, be severed from this Deed and shall be ineffective, without as far as is possible modifying any other clause or part of this Deed and this shall not affect any other provisions of this Deed which shall remain in full force and effect.

5.4	This Deed contains all the terms which the parties have agreed in relation to the subject matter of this Deed and supersedes any prior written or oral agreements, representations and understandings between the parties relating to such subject matter. Neither party to this Deed has been induced to enter into this Deed by a statement or promise which it does not contain save that this clause shall not exclude any liability which one party would otherwise have to the other in respect of any statement made fraudulently by that party.

5.5	The parties to this Deed do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

6.	GOVERNING LAW AND JURISDICTION

6.1	The performance, existence, construction, formation, validity and all aspects whatsoever of this Deed or of any term of this Deed shall be governed by English Law. The English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed. The parties agree to submit to that jurisdiction.

THIS DOCUMENT has been executed and delivered as a deed on the date stated at the beginning of this Deed.

EXECUTED and DELIVERED	)
as a DEED [ ]	)
by	)
)

EXECUTED and DELIVERED	)
as a DEED	)
by Centrica plc	)
acting by	)
[NAME] and [NAME]	)

Director:

Director/Secretary

SCHEDULE 17

AGREED DOCUMENTS – INDEX

Documents

EXL’s Separation Policy

Information Security Policy

Code of Conduct & Ethics Policy – Cultural and House Style Policies

Code of Conduct & Ethics Policy – Behaviors at Work Business Practice

Code of Conduct & Ethics Policy – Behaviors at Work Business Principals

Pricing Menu Framework

Doing the right for Customer

Customer Checklist

Management/Incentives supporting Customer Service Principals

Staff Competency Framework-EXL Performance Management System

Team Leader Competency Framework-EXL Performance Management System

British Gas BCP Standards-Business Continuity Policy

Management Dashboard

Group Continuous Learning’s

British Gas my performance and development

Client Brand Values cultural and behavior policy & procedures

Centrica Information Security Policy

SCHEDULE 18

INFORMATION SECURITY REQUIREMENTS

Definitions and Interpretations

In this Schedule the following expressions shall have the following meanings unless the context otherwise requires;

Company Information	For the purposes of this Schedule, shall mean any information or data as defined in the Agreement as Company Data or Company Materials and any other information or data which comes into the possession, knowledge or control of the Supplier in any manner whatsoever

Facility or Facilities	shall mean any kind of building intended to house any combination or permutation of Supplier personnel, data, systems, networks, personal computers, other information handling or processing technologies

PCI DSS

The Payment Card Industry Data Security Standard is a multifaceted security standard that includes requirements for security management, policies, procedures, network architecture, software design and other critical protective measures. It has been developed by the major credit card companies as a guideline to help organizations that process card payments prevent credit/debit card fraud and various other security vulnerabilities and threats.

Service	shall mean all the activities and services provided by the Supplier to the Company in fulfilment of the Agreement

Supplier Personnel	shall mean and include, without restriction, all workers whether full time, part time, contract, temporary or ancillary workers who are engaged, directly or indirectly, in the provision of the Service to the Company

Standard	shall mean either the Company’s Information Security Minimum Standards or ISO/IEC 17799

Systems Environment	shall include, without limitation, the Solution in its entirety and also Centrica’s internet/intranet/extranet-related systems; computer equipment (e.g. desktops, laptops, palmtops, PDA’s etc); software (e.g. tools, applications, operating systems etc); storage media (e.g. CD-ROMs, DVDs, hard disks, floppy disks, memory devices etc); network services e.g. logon accounts, electronic mail, network file storage, WWW browsing, FTP, remote access etc; telephone systems, telephones, mobile telephones, smart phones and ‘internet cafés’ and hot-desks (touch down points) running on Centrica Systems.

1.	General Provisions

1.1.	The Supplier shall at all times ensure that all reasonable efforts are made to ensure that the Systems Environment is adequately and appropriately secured to minimise the risk of theft or misuse of Company Information on such Systems Environment and ensure that the information security terms of the Agreement are complied with.

1.2.	The Supplier shall accept joint and several liability for the failure of any of its Supplier Personnel, and its sub-contractors, agents, or affiliates to comply with the Standard and the information security requirements as set out in this Schedule.

1.3.	The Supplier shall accept joint and several liability for breach of law on the part of any of its supplier personnel, temporary workers, Agreement supplier personnel and all sub-Contractors, agents, brands or affiliates.

2.	Information Security Policy

2.1.	The Supplier shall operate and maintain an information security policy and information security management system that demonstrates compliance with the Standard.

3.	Information Processing & Handling

3.1.	The Supplier undertakes that it shall process the Company’s Information, strictly in accordance with the terms of the Agreement, the Standard and the Company’s instructions from time to time.

3.2.	The Supplier shall ensure that only Supplier Personnel who may be required by the Supplier to enable the Supplier to comply with its obligations under the Agreement shall have access to the Company Information.

3.3.

The Supplier shall ensure that it has adequate and appropriate operational and technical processes in place to safeguard against any unauthorised access, loss, destruction, theft, use or disclosure of the Company Information. The Supplier will provide to the Company assurance in respect of the security of any Company Information processed by the Supplier as may be reasonably required by the Company to comply with its obligations under relevant UK and European legislation;

3.4.	The Supplier shall not, except as required to perform its duties hereunder, duplicate, disclose, transmit or automatically process in any manner, any such information to any third party, nor shall the Supplier, duplicate, disclose, transmit or automatically process in any manner, such Company Information to anyone other than Supplier Personnel in accordance with Clause 3.2 above.

4.	Physical Access to Facilities

4.1.	The Supplier shall ensure that Supplier Personnel job descriptions define where they may and may not work within the Suppliers Facilities and/or Company’s Facilities, as relevant. The Supplier shall ensure that it puts in place and operates physical access control mechanisms to prevent Supplier Personnel entering areas within the Supplier’s Facilities or Company’s Facilities, as relevant, that they are not authorised to enter.

4.2.	The Supplier shall provide appropriate and adequate physical access control mechanisms to ensure that only properly authorised Supplier Personnel will have physical access to those parts of their Supplier Facilities or Systems Environment that host, support or maintain the Company’s own Systems Environment or Company Information.

4.3.	The Supplier will ensure that physical access controls mechanisms within their facilities for communications rooms, server rooms or any rooms providing connectivity or transport for the Company’s Information shall prevent unauthorised Supplier Personnel from entering or accessing Company’s Systems Environment, and/or Company Information by using multiple factor authentication. Multiple Factor Authentication means a system of authentication using three or more unique unrelated elements of identity. This could be a password, a username, another unique identifier such as a biometric e.g. Iris scan, fingerprint.

4.4.	The Supplier shall ensure that only Supplier Personnel authorised to service, maintain or support the Company’s Systems Environment and/ or Company Information shall be permitted access to those parts of the Supplier’s Facilities and/or Supplier’s Systems Environment that host the Company’s Systems Environment.

4.5.	The Supplier shall ensure that any third party requiring access to provide support or maintenance for any equipment that is directly or indirectly involved in providing the Service shall be logged into and out of the Supplier’s Facilities including the reason for their visit and the responsible member of Supplier Personnel and shall be escorted by the Supplier at all times.

4.6.	The Supplier will ensure that written logs will be maintained of access to those parts of the Supplier’s Facilities that host the Company’s Systems Environment and/or Company Information. The Supplier will monitor these logs and any breaches of their physical security shall be immediately notified to the Company.

5.	Access to the Company’s Systems Environment

5.1.	Access to the Company’s Systems Environment has been and/or will be granted to the Supplier on the express understanding that the Supplier shall

5.1.1	restrict its access, and attempts to access, only to those parts of the Company’s Systems Environment necessary and relevant to fulfil its obligations under the Agreement; and

5.1.2	unless otherwise advised in writing by the Company, keep all Company Information obtained in the course of providing the Services under the Agreement strictly confidential and shall use the Company’s Systems Environment only for the purposes of the Agreement. This clause applies to all Company information whether or not such Company Information is related to the Agreement

5.2.	The Supplier shall ensure that access to logon ID’s and passwords to enable access into the Company’s Systems Environment must be kept strictly confidential by the Supplier and must not be passed on to any third party or to Supplier Personnel who are not authorised for the purposes of the Agreement, unless specifically authorised to do so by the Company in writing.

5.3.	All controls and limitation of access specified by the Company must be strictly complied with. Such limitations to include defining access to specific systems and times and dates of access as applicable

6.	Equipment Policies for Outsource Environments

6.1.	The Company and the Supplier will be individually responsible for the implementation, change management, support and maintenance of the configuration, management and policies for all information security aspects of the respective Systems Environment including, but not limited to, firewalls, routers, proxies, switches etc which they have each provided and wherever such equipment may be located.

6.2.	Where the Supplier is responsible for building any equipment intended for use in the provision of the Service such equipment shall be built to standards defined or accepted by the Company in writing.

6.3.	The Supplier shall keep adequate records of equipment builds and shall make such records available to the Company as requested by the Company.

6.4.	The Company shall have the right to audit the build of any equipment or the associated records.

6.5.	All Information security policies relating to the build, configuration, deployment, operation, change management, maintenance and support for all technologies relating to the provision of the Service, including but not limited to, firewalls, proxies, routers, switches etc, shall be agreed in writing with the Company. No changes shall be made to such policies without the prior written agreement of the Company.

7.	Damage/Virus Control

7.1.	The Supplier shall deploy industry appropriate controls to ensure that it does not damage or degrade the Company’s Systems Environment in any way or introduce or permit the introduction of computer viruses, worms, trojans, malware, spyware, any form of malicious code or other unauthorised software or make unauthorised changes to software whether accidental or otherwise.

8.	Corruption of Company Data

8.1.	The Supplier must take all reasonable precautions to ensure that the Company Information is not compromised, lost, destroyed or corrupted in any way by the Solution. In the event that any Company Information does become compromised, lost, destroyed or corrupted, in each case, due to Supplier’s actions, the Supplier shall re-instate such Company Information at no cost to the Company within seven days or reimburse the Company with any reasonable costs it incurs in recovering such Company Information or addressing and resolving the compromise of that Company Information.

9.	Improper/Immoral Use

9.1.	The Supplier has been granted access to the Company’s Systems Environment for the purpose stated in the Agreement only and that any access to or use of the Company’s Systems Environment other than that strictly necessary for the purpose of fulfilling its obligations under the Agreement, is strictly forbidden.

10.	Link to Other Systems

10.1.	Where the Supplier accesses the Company’s System Environment via the Supplier’s Systems Environment, then the Supplier shall ensure that there are no connections from the Supplier’s Systems Environment to the Internet or to the Systems Environment of any other organisation which in any way (whether directly or indirectly) links into the Company’s Systems Environment unless approved by the Company in writing in advance

10.2.	Where the Supplier uses email for communications with the Company the Supplier shall not send email messages containing Confidential or Highly Confidential information (as defined in the Company’s Information Classification Policy) without using an encryption method or unless otherwise agreed beforehand with the Company.

10.3.	Where the Supplier has any computer hardware loaded with any Company Information, the Supplier must not permit any connections from the Company’s Systems Environment to the internet or to the Systems Environment of any other organisation unless approved by the Company in writing in advance.

11.	Supplier Personnel

11.1.	The Supplier shall, at its own cost and expense, ensure that all Supplier Personnel working for or on behalf of the Supplier and involved, directly or indirectly, in the provision of the Service shall be fully vetted for security compliance at all stages from commencement to completion of the engagement.

11.2.	The Company shall have the right to define to the Supplier the criteria, method and success factors for acceptable vetting and shall have the right to veto or stipulate the agency to be used for such vetting.

11.3.	The Supplier shall maintain complete records for each person vetted and the Company shall have the right to review and challenge such records.

11.4.	Where the vetting process or the associated records are shown to be inadequate the Supplier shall, at its own expense, take appropriate remedial action. Remedial action shall only be deemed appropriate and acceptable if it has been submitted to and accepted by the Company in writing.

11.5.	All users of the Company’s Systems Environment must be granted authorised access using defined and agreed Supplier processes authorised by the Company. The Supplier shall document in writing all user authorisations for all Supplier Personnel who require access to the Company’s Systems Environment for the purposes of the Agreement.

11.6.	All Supplier Personnel must be allocated a unique identifier for their personal and sole use and the Supplier shall ensure that Supplier Personnel activities can subsequently be traced back to the responsible individual.

11.7.	The Supplier must give all Supplier Personnel who need access to the Company’s Systems Environment a written statement of their access rights and ensure they sign a Company confidentiality statement recording their understanding of the conditions on which access has been granted and the requirements of these conditions. Such statements must be retained by the Supplier and made available to the Company on request. This stands in addition to any other confidentiality statement that the Supplier may require its Supplier Personnel to sign in relation to the Agreement or otherwise.

11.8.	The Supplier must not allow and the Company will not permit any Supplier Personnel to have access to the Company’s Systems Environments until the authorisation procedures are complete and the confidentiality undertakings of the Supplier Personnel have been confirmed.

11.9.	The Supplier must immediately remove, or request the Company to remove, the access rights of any Supplier Personnel who have changed jobs or left the Supplier’s employment or who no longer need access to the Company’s Systems Environment and/ or Company Information for the purposes of the Agreement.

11.10.	The Supplier must check for and remove or request the Company to remove any redundant user identifiers and accounts that are no longer needed. The Supplier must keep a formal record of the checks carried out and provide evidence of these checks to the Company as requested by the Company.

11.11.	The Supplier must ensure that redundant user identifiers are not re-issued to other Supplier Personnel.

11.12.	The Supplier must maintain a formal record of all Supplier Personnel authorised to have access to the Company’s Systems Environments and must provide the Company with a copy of the record every three months for the duration of the Agreement.

11.13.	Where allocation of unique identifiers is not feasible the Supplier must provide in writing details of the procedures that they will operate to ensure that activities using shared identifiers are monitored and can be traced back to the responsible individual. Such procedures must be submitted thirty five days prior to its proposed implementation for approval by the Company. The Company will review such procedures and reserves the right to make reasonable changes to them in order to safeguard the confidentiality, integrity and availability of the Company Information and/or the Company’s Systems Environment.

12.	Awareness & Training

12.1.	The Supplier shall ensure that its Supplier Personnel and all sub-contractors are aware of the obligations set out in this Schedule and shall comply with them.

12.2.	The Supplier shall ensure that the Supplier Personnel are made aware of the Company Policies, with special regard to the following: –

•	Information Security Policy

•	Information Classification Policy

•	Acceptable Use Policy (Use of Email, Internet Systems & Applications and Telephony)

12.3.	The Supplier must ensure that Supplier Personnel do not access the Company’s Systems Environments without having been given the training agreed with the Company on how to use the Company’s Systems Environment and the Company’s Information Security policies, standards and procedures as they relate to the provision of the Service; and the Suppliers own Information Security policies, standards and procedures. The Supplier must keep a formal record of the training carried out and provide evidence of this training to the Company on request.

12.4.	The Company will, for the duration of the Agreement, provide ongoing advice to overcome any problems that the Supplier may have in operating the Company’s Systems Environments. As such the Supplier must not attempt to resolve any problems, which, as a result, could jeopardize the Company’s Systems Environments or the hardware on which the Company’s Systems Environments runs. Any problems encountered in the use of the Company’s Systems Environment must be reported immediately to the Company through the agreed channels.

12.5.	The Supplier shall ensure that all Supplier Personnel complete an information security awareness training programme which shall include all the requirements of Clause 12.1 above:

12.5.1.	at induction into the Supplier’s employment;

12.5.2.	before being given access to the Company’s Systems Environment and/ or Company Information; and

12.5.3.	at regular intervals thereafter, such intervals to be no more than 12 months.

12.6.	The Supplier shall:

12.6.1.	ensure that Supplier Personnel shall only have access to those parts of the Company’s Systems Environments for which they have been adequately trained;

12.6.2.	ensure that Supplier Personnel shall only be involved in the provision of the Service or parts of the Service for which they have been adequately trained; and

12.6.3.	ensure that any training courses which the Supplier provides in fulfilment of these clauses shall have been previously agreed with the Company in writing.

12.7.	The Supplier shall permit the Company to audit the training or awareness provided in respect of its obligations under the terms of this Schedule. Should such training or awareness be shown to be inadequate the Supplier shall make good the inadequacy in accordance with the section “Remediation & Deviation”.

13.	Secure Disposal of Company Information

13.1.	Any Company Information which has been so reproduced but is no longer needed shall be treated as Confidential waste. The Supplier shall use a procedure that is agreed in writing with the Company or otherwise adopt and implement the Company’s Information Classification Policy. The Supplier shall:

13.1.1.	securely destroy or dispose of Company Information;

13.1.2.	shall provide independently verifiable evidence that all Company Information has been irretrievably destroyed or disposed of; and

13.1.3.	shall only use a means of disposal or destruction previously agreed with the Company in writing.

14.	Encryption

14.1.	Portable devices

14.1.1.	The supplier shall ensure that all devices including portable and removal media that will contain Company data shall be encrypted to FIPS 2 standard at minimum.

14.2.	Transmission channels

14.2.1.	The supplier shall ensure that personal or Company sensitive data transferred to the Company or Sub Contractors to the supplier is encrypted.

15.	Audit and Compliance

15.1.	Whichever Standard the Supplier chooses it must provide documentary evidence of its information security management system. The information security management system must include:

15.1.1.	Information security policy,

15.1.2.	Scope statement,

15.1.3.	Statement of applicability,

15.1.4.	Risk management plan

15.1.5.	Risk treatment plan; and

15.1.6.	Incident Management Plan

The Company reserves the right to review the Supplier’s information security management system and to require changes where it considers the information security management system is insufficient to ensure Supplier information security meets the Standards.

15.2.	For audit purposes the Supplier shall:

15.2.1.	permit the Company and/or the Company’s professional advisers to perform documentary audits in order to demonstrate that the Supplier has implemented a complete and documented Suppliers Information Security Management System,

15.2.2.	permit the Company and/or the Company’s professional advisers to perform technical audits and security checks, including but not limited to: application, system and network penetration tests; vulnerability tests; security process tests in order to demonstrate operational compliance with the Company’s Information Security Requirements as detailed in Agreement,

15.2.3.	permit the Company and/or the Company’s professional advisers to perform audits of the Supplier’s Facilities in order to demonstrate compliance with the Company’s Information Security Requirements as detailed in Agreement,

15.2.4.	provide to the Company, on request, audit reports performed by both internal and qualified third parties, and

15.2.5.	provide to the Company, on request, the remedial action plan(s) arising from an internal or external audit.

15.3.	Where the Supplier has chosen to comply with the Company’s Information Security Minimum Standards the Supplier shall, at its own cost and expense, complete:

15.3.1.	a gap analysis between the Suppliers own Information Security policy, standards and procedures and the Company’s Information Security Policy, Minimum Standards and supporting procedures,

15.3.2.	a risk assessment of the areas of non-compliance using a risk assessment tool agreed in writing with the Company,

15.3.3.	a risk management plan, agreed in writing with the Company, which will detail how each area of non-compliance and the associated risk shall be treated,

15.3.4.	a remediation plan defining how the risk management plan shall be implemented according to clause 15.4 below.

15.4.	If the Supplier is non-compliant against Company’s Information Security Requirements as detailed in Agreement the Company shall have the right to insist on remedial work if the non-compliance is judged, in the Company’s opinion, to materially affect the security of its Company Personnel, Company Information, Systems Environment, processes, operations or reputation.

15.5.	The Company shall have the right to install and operate such monitoring technologies and processes that it deems necessary to ensure that Company Information and/or Company’s Systems Environments are used in accordance with the terms of the Agreement.

16.	Remediation & Deviation

16.1.	Any intended deviation from complete compliance with the Company’s Information Security Requirements as detailed in Agreement must be disclosed promptly to the Company. The Supplier shall provide the Company a written justification defining why the deviation does not materially affect the risk exposure to the Company in accordance with clauses 15.31 to 15.3.4 of this Schedule.

16.2.	The Company shall have the right to dispute such justification and require the Supplier to bring the deviation into demonstrable compliance with the Company’s Information Security Requirements as detailed in Agreement and in accordance with provisions of Clause 16.4 of this Schedule.

16.3.	Any unintended deviation from complete compliance with the Standard by the Supplier must be disclosed to the Company when it has been discovered. The Supplier shall provide a written assessment of the material risk exposure to the Company as defined in clauses 15.3.1 to 15.3.4 of this Schedule.

16.4.	All remedial action required as a result of a non-compliance by the Supplier against the terms of this Agreement:

16.4.1.	shall be accompanied by a remedial action plan including specific objectives and timetable for completion and

16.4.2.	shall be subject to written approval by the Company in advance and

16.4.3.	shall be wholly and completely implemented at the Suppliers expense

17.	Security Incidents

17.1.	Any known, anticipated or arising security incident that can be seen to directly or indirectly affect the Company, Company Personnel, Company Systems Environment, or Company Information, Company Facilities, processes, operations or reputation shall be immediately notified to the Company through an agreed and documented escalation process.

17.2.	The Company shall have the right to be present and involved in the resolution of any incident and shall have the right to decide how the incident may be resolved.

17.3.	Should any incident require formal investigation of any Supplier Personnel, Supplier Information or Supplier Systems Environment, such investigation shall only commence by agreement with the Company and shall only proceed under the Company’s direct supervision. The Company shall have the right, should it deem it necessary, to insist that such an investigation be handled only by its own personnel or its nominated representative.

17.4.	Formal investigation of any Supplier Personnel, Supplier Information or Supplier Systems Environment shall be carried out in compliance with relevant UK laws or regulations.

18.	PCI DSS

17.1.	Where relevant to the provision of the Service, where credit card information is collected from whatever source as part of any process that contributes to the delivery of the Service, the Supplier undertakes that it will comply in full with the obligations set it by the PCI DSS requirements. It will further, where necessary, carry out gap analysis, instruct Qualifies Security Assessor testing and complete remediation work to enable ongoing compliance at its own expense.

17.2.	Where relevant to the provision of the Service, the Supplier will warrant that it is PCI DSS compliant and indemnifies the Company for any fine, levy or sanction imposed on the Supplier for any non compliance with the PCI DSS regulations made by any court, payment brand or payment aggregator or card issuer.

17.3.	The Supplier will supply to the Company, on request, any summary of any gap analysis, QSA report or remediation action plan that demonstrates its compliance with PCI DSS.

19.	Termination of Agreement

19.1.	Upon termination of the Agreement for any reason, in addition to the termination provisions as set out in the Agreement, the Supplier shall also: –

19.1.1.	undertake to return all Company Information;

19.1.2.	be required to securely destroy or confidentially dispose of any information or documentation to which it is not entitled and which is not required to be returned to the Company

19.1.3.	provide independently verifiable evidence that all Company Information has been returned or irretrievably destroyed or disposed of; and

19.1.4.	only use a means of disposal or destruction previously agreed with the Company in writing.

SCHEDULE 19

FORM OF TRANSFORMATIONAL WORK CONTRACT

Work Contract Number [–] for TRANSFORMATIONAL SERVICES

Dated	[Insert date]

Parties
Client	[British Gas Trading Limited OR British Gas Services Limited (delete one)] (“Client”)
Registered Address	Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD
Registered Number	3078711 (if British Gas Trading Limited) 3141243 (if British Gas Services Limited) (delete one)

Contractor	[Please ask the Contractor to provide these details] (“Contractor”)
Registered Address
Registered Number
Term
Commencement Date	[Insert date]
Expiry Date	[Insert date] OR [The date that the last set of services are provided under this contract]

This Work Contract for transformational services is issued pursuant to the Framework Agreement for the Provision of Services CEN/MAS/2012/20170 between Client and the Contractor (the “Agreement”). The parties agree that this Work Contract has not been construed in accordance with Schedule 2 of the Agreement; it is however both parties intention that, to the extent applicable, the terms of the Agreement shall apply to Services performed under this Work Contract.

Services

Insert details of Services –

•	What Services are being provided?

•	Is there transitional or preparatory work, which the Contractor is carrying out?

•	Are there any time limits, milestones, etc?

•	What is the purpose for which the services are going to be used?

•	Where are the services to be provided?

•	Are there any ongoing maintenance services after the main services have been completed?

•	Are there any agreed service levels e.g. percentage of calls taken within a period of time, quality levels?

•	Are there any reporting requirements – e.g. monthly reports from Contractor to us?

•	Is there a project plan? If so, consider including it here.

Price

Insert details of the Price

•	Have you agreed a fixed price? Is there any scenario in which this is not fixed? If so, set out mechanism for pricing in that scenario (e.g. hourly rate or by agreement)

•	If it is not fixed, how is it to be calculated? Is there an hourly or daily rate?

•	Is there any agreement for increasing the fees over the life of the contract?

•	Insert any inflation terms

•	Insert any foreign exchange adjustment terms

Special Conditions

Insert any special conditions

Examples could include: branding, publicity, approval of marketing copy, interaction with other British Gas suppliers, acceptance testing for services, details of specified individuals who will work on the services.

Note if background checks are required.

SIGNED BY the duly authorised representatives of the parties

SIGNED on behalf of CLIENT

SIGNED on behalf of CONTRACTOR

SCHEDULE 20 – MANAGEMENT OF HEALTH, SAFETY &

ENVIRONMENT OFFSHORE

1.	General Provisions

1.1.	The Contractor shall at all times ensure that all reasonable endeavours are made to comply with this Schedule 20 and ensure that the Health, Safety and Environment is adequately and appropriately maintained to minimise the risk to both parties.

1.2.	The Contractor shall appoint a Health & Safety Committee who will have responsibility for the management of Health, Safety & Environment throughout the Agreement.

2.	Health, Safety and Environment Guidelines

2.1.	The Contractor shall use reasonable endeavours to comply with the following guidelines:

2.1.1.	Fire & Evacuation

•	Fire / smoke detection systems to be in place at the Premises

•	Safe evacuation routes are clearly identified/signed with final escape doors which are deactivated and stay continuously unlocked in the event of an evacuation

•	A structured fire warden regime with local responsibilities (e.g. each floor) to ensure that the building has been fully evacuated in the event of a fire

•	Monthly testing of the fire alarm system

•	Evacuation of all staff for fire drills at least twice per Contract Year

•	Clearly designated/signed final assembly areas for fire and bomb evacuation

•	Chairs which can be adjusted to suit the individual (i.e. height, back rake angle etc)

•	Checks on the adequacy of individual desk arrangements / seating posture when using computers on desks

•	Regular opportunity for breaks in routine activity to ensure that postural injuries are avoided.

2.1.2.	Bomb Threats & Evacuation

•	An effective bomb evacuation procedure including call handling process, assessment of threat stage, security check procedures and decision to evacuate

2.1.3.	Drinking Water

•	The provision and availability of safe drinking water

•	Adequate numbers of WCs

2.1.4.	Legionella

•	A check for the presence of legionella in hot water systems and air conditioning systems.

•	Regular treatment to prevent the occurrence of legionella in water systems.

2.1.5.	Temperature and Humidity Control

•	Comfortable working environment

2.1.6.	Communications

•	An accident reporting process coupled with local investigation conducted by line management to be established

•	A local safety committee (Occupational Health Safety Accreditation Services) to meet quarterly to discuss potential safety risks

2.1.7.	Security and Access

•	Controlled access to the premises in and out of normal hours

2.1.8.	A Safe Workplace

•	Walkways and stairwell clear of trip hazards

•	Flooring in good condition

•	Adequately maintained lifts

•	Adequate lighting in all areas

•	Necessary control of external traffic movements (i.e. direction signs, road markings, lighting as necessary)

•	Monthly reviews by the Health & Safety Committee

SCHEDULE 21 – DATA PROCESSING AGREEMENT

Standard Contractual Clauses (Processors)

DATA TRANSFER AGREEMENT

Between

(name)
(address and country of establishment)
(hereinafter the data exporter)
and

(name)
(address and country of establishment)
(hereinafter data importer)
each a party; together the parties.

DEFINITIONS

For the purposes of the clauses:

(a) personal data, special categories of data/sensitive data, process/processing, controller, processor, data subject and supervisory authority/authority shall have the same meaning as in Directive 95/46/EC of 24 October 1995 (whereby the authority shall mean the competent data protection authority in the territory in which the data exporter is established);

(b) the data exporter shall mean the controller who transfers the personal data;

(c) the data importer shall mean the controller who agrees to receive from the data exporter personal data for further processing in accordance with the terms of these clauses and who is not subject to a third country’s system ensuring adequate protection;

(d) clauses shall mean these contractual clauses, which are a free-standing document that does not incorporate commercial business terms established by the parties under separate commercial arrangements.

The details of the transfer (as well as the personal data covered) are specified in Appendix B which forms an integral part of the clauses.

1.	OBLIGATIONS OF THE DATA EXPORTER

The data exporter warrants and undertakes that:

(a)	The personal data have been collected, processed and transferred in accordance with the laws applicable to the data exporter.

(b)	It has used reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses.

(c)	It will provide the data importer, when so requested, with copies of relevant data protection laws or references to them (where relevant, and not including legal advice) of the country in which the data exporter is established.

(d)	It will respond to enquiries from data subjects and the authority concerning processing of the personal data by the data importer, unless the parties have agreed that the data importer will so respond, in which case the data exporter will still respond to the extent reasonably possible and with the information reasonably available to it if the data importer is unwilling or unable to respond. Responses will be made within a reasonable time.

(e)	It will make available, upon request, a copy of the clauses to data subjects who are third party beneficiaries under clause 3, unless the clauses contain confidential information, in which case it may remove such information. Where information is removed, the data exporter shall inform data subjects in writing of the reason for removal and of their right to draw the removal to the attention of the authority. However, the data exporter shall abide by a decision of the authority regarding access to the full text of the clauses by data subjects, as long as data subjects have agreed to respect the confidentiality of the confidential information removed. The data exporter shall also provide a copy of the clauses to the authority where required.

2.	OBLIGATIONS OF THE DATA IMPORTER

The data importer warrants and undertakes that:

(a)	It will have in place appropriate technical and organisational measures to protect the personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected.

(b)	It will have in place procedures so that any third party it authorises to have access to the personal data, including processors, will respect and maintain the confidentiality and security of the personal data. Any person acting under the authority of the data importer, including a data processor, shall be obligated to process the personal data only on instructions from the data importer. This provision does not apply to persons authorised or required by law or regulation to have access to the personal data.

(c)	It has no reason to believe, at the time of entering into these clauses, in the existence of any local laws that would have a substantial adverse effect on the guarantees provided for under these clauses, and it will inform the data exporter (which will pass such notification on to the authority where required) if it becomes aware of any such laws.

(d)	It will process the personal data for purposes described in Annex B and has the legal authority to give the warranties and fulfil the undertakings set out in these clauses.

(e)	It will identify to the data exporter a contact point within its organisation authorised to respond to enquiries concerning processing of the personal data, and will cooperate in good faith with the data exporter, the data subject and the authority concerning all such enquiries within a reasonable time. In case of legal dissolution of the data exporter, or if the parties have so agreed, the data importer will assume responsibility for compliance with the provisions of clause 1(e).

(f)	At the request of the data exporter, it will provide the data exporter with evidence of financial resources sufficient to fulfil its responsibilities under clause 3 (which may include insurance coverage).

(g)	Upon reasonable request of the data exporter, it will submit its data processing facilities, data files and documentation needed for processing to reviewing, auditing and/or certifying by the data exporter (or any independent or impartial inspection agents or auditors, selected by the data exporter and not reasonably objected to by the data importer) to ascertain compliance with the warranties and undertakings in these clauses, with reasonable notice and during regular business hours. The request will be subject to any necessary consent or approval from a regulatory or supervisory authority within the country of the data importer, which consent or approval the data importer will attempt to obtain in a timely fashion.

(h)	It will process the personal data, at its option, in accordance with:

(i)	the data protection laws of the country in which the data exporter is established, or

(ii)	the relevant provisions of any Commission decision pursuant to Article 25(6) of Directive 95/46/EC, where the data importer complies with the relevant provisions of such an authorisation or decision and is based in a country to which such an authorisation or decision pertains, but is not covered by such authorisation or decision for the purposes of the transfer(s) of the personal data, or

(iii)	the data processing principles set forth in Annex A.

Data importer to indicate which option it selects:

Initials of data importer:

(i)	It will not disclose or transfer the personal data to a third party data controller located outside the European Economic Area (EEA) unless it notifies the data exporter about the transfer and

(i)	the third party data controller processes the personal data in accordance with a Commission decision finding that a third country provides adequate protection, or

(ii)	the third party data controller becomes a signatory to these clauses or another data transfer agreement approved by a competent authority in the EU, or

(iii)	data subjects have been given the opportunity to object, after having been informed of the purposes of the transfer, the categories of recipients and the fact that the countries to which data is exported may have different data protection standards, or

(iv)	with regard to onward transfers of sensitive data, data subjects have given their unambiguous consent to the onward transfer

3.	LIABILITY AND THIRD PARTY RIGHTS

(a)	Each party shall be liable to the other parties for damages it causes by any breach of these clauses. Liability as between the parties is limited to actual damage suffered. Punitive damages (i.e. damages intended to punish a party for its outrageous conduct) are specifically excluded. Each party shall be liable to data subjects for damages it causes by any breach of third party rights under these clauses. This does not affect the liability of the data exporter under its data protection law.

(b)	The parties agree that a data subject shall have the right to enforce as a third party beneficiary this clause and clauses clause 1(b), clause 1(d), clause 1(e), clause 2(a), clause 2(c), clause 2(d), clause 2(e), clause 2(h), clause 2(i), clause 3(a), clause 5, clause 6(d) and clause 7 against the data importer or the data exporter, for their respective breach of their contractual obligations, with regard to his personal data, and accept jurisdiction for this purpose in the data exporter’s country of establishment. In cases involving allegations of breach by the data importer, the data subject must first request the data exporter to take appropriate action to enforce his rights against the data importer; if the data exporter does not take such action within a reasonable period (which under normal circumstances would be one month), the data subject may then enforce his rights against the data importer directly. A data subject is entitled to proceed directly against a data exporter that has failed to use reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses (the data exporter shall have the burden to prove that it took reasonable efforts).

4.	LAW APPLICABLE TO THE CLAUSES

These clauses shall be governed by the law of the country in which the data exporter is established, with the exception of the laws and regulations relating to processing of the personal data by the data importer under clause 2(h) which shall apply only if so selected by the data importer under that clause.

5.	RESOLUTION OF DISPUTES WITH DATA SUBJECTS OR THE AUTHORITY

(a)	In the event of a dispute or claim brought by a data subject or the authority concerning the processing of the personal data against either or both of the parties, the parties will inform each other about any such disputes or claims, and will cooperate with a view to settling them amicably in a timely fashion.

(b)	The parties agree to respond to any generally available non-binding mediation procedure initiated by a data subject or by the authority. If they do participate in the proceedings, the parties may elect to do so remotely (such as by telephone or other electronic means). The parties also agree to consider participating in any other arbitration, mediation or other dispute resolution proceedings developed for data protection disputes.

(c)	Each party shall abide by a decision of a competent court of the data exporter’s country of establishment or of the authority which is final and against which no further appeal is possible.

6.	TERMINATION

(a)	In the event that the data importer is in breach of its obligations under these clauses, then the data exporter may temporarily suspend the transfer of personal data to the data importer until the breach is repaired or the contract is terminated.

(b)	In the event that:

(i)	the transfer of personal data to the data importer has been temporarily suspended by the data exporter for longer than one month pursuant to clause 6(a);

(ii)	compliance by the data importer with these clauses would put it in breach of its legal or regulatory obligations in the country of import;

(iii)	the data importer is in substantial or persistent breach of any warranties or undertakings given by it under these clauses;

(iv)	a final decision against which no further appeal is possible of a competent court of the data exporter’s country of establishment or of the authority rules that there has been a breach of the clauses by the data importer or the data exporter; or

(v)	a petition is presented for the administration or winding up of the data importer, whether in its personal or business capacity, which petition is not dismissed within the applicable period for such dismissal under applicable law; a winding up order is made; a receiver is appointed over any of its assets; a trustee in bankruptcy is appointed, if the data importer is an individual; a company voluntary arrangement is commenced by it; or any equivalent event in any jurisdiction occurs then the data exporter, without prejudice to any other rights which it may have against the data importer, shall be entitled to terminate these clauses, in which case the authority shall be informed where required. In cases covered by clause 6(b)(i), clause 6(b)(ii), or clause 6(b)(iv) above the data importer may also terminate these clauses.

(c)	Either party may terminate these clauses if

(i)	any Commission positive adequacy decision under Article 25(6) of Directive 95/46/EC (or any superseding text) is issued in relation to the country (or a sector thereof) to which the data is transferred and processed by the data importer, or

(ii)	Directive 95/46/EC (or any superseding text) becomes directly applicable in such country.

(d)	The parties agree that the termination of these clauses at any time, in any circumstances and for whatever reason (except for termination under clause 6(c) does not exempt them from the obligations and/or conditions under the clauses as regards the processing of the personal data transferred.

7.	VARIATION OF THESE CLAUSES

The parties may not modify these clauses except to update any information in Annex B in which case they will inform the authority where required. This does not preclude the parties from adding additional commercial clauses where required.

8.	DESCRIPTION OF THE TRANSFER

The details of the transfer and of the personal data are specified in Annex B The parties agree that Annex B may contain confidential business information which they will not disclose to third parties, except as required by law or in response to a competent regulatory or government agency, or as required under clause 1(e). The parties may execute additional annexes to cover additional transfers, which will be submitted to the authority where required. Annex B may, in the alternative, be drafted to cover multiple transfers.

Dated:

DATA EXPORTER	DATA IMPORTER

Annex A.

DATA PROCESSING PRINCIPLES

1. Purpose limitation: Personal data may be processed and subsequently used or further communicated only for purposes described in Annex B or subsequently authorised by the data subject.

2. Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date. The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

3. Transparency: Data subjects must be provided with information necessary to ensure fair processing (such as information about the purposes of processing and about the transfer), unless such information has already been given by the data exporter.

4. Security and confidentiality: Technical and organisational security measures must be taken by the data controller that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, presented by the processing. Any person acting under the authority of the data controller, including a processor, must not process the data except on instructions from the data controller.

5. Rights of access, rectification, deletion and objection: As provided in Article 12 of Directive 95/46/EC, data subjects must, whether directly or via a third party, be provided with the personal information about them that an organisation holds, except for requests which are manifestly abusive, based on unreasonable intervals or their number or repetitive or systematic nature, or for which access need not be granted under the law of the country of the data exporter. Provided that the authority has given its prior approval, access need also not be granted when doing so would be likely to seriously harm the interests of the data importer or other organisations dealing with the data importer and such interests are not overridden by the interests for fundamental rights and freedoms of the data subject. The sources of the personal data need not be identified when this is not possible by reasonable efforts, or where the rights of persons other than the individual would be violated. Data subjects must be able to have the personal information about them rectified, amended, or deleted where it is inaccurate or processed against these principles. If there are compelling grounds to doubt the legitimacy of the request, the organisation may require further justifications before proceeding to rectification, amendment or deletion. Notification of any rectification, amendment or deletion to third parties to whom the data have been disclosed need not be made when this involves a disproportionate effort. A data subject must also be able to object to the processing of the personal data relating to him if there are compelling legitimate grounds relating to his particular situation. The burden of proof for any refusal rests on the data importer, and the data subject may always challenge a refusal before the authority.

6. Sensitive data: The data importer shall take such additional measures (e.g. relating to security) as are necessary to protect such sensitive data in accordance with its obligations under clause 2.

7. Data used for marketing purposes: Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to “opt-out” from having his data used for such purposes.

8. Automated decisions: For purposes hereof “automated decision” shall mean a decision by the data exporter or the data importer which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. The data importer shall not make any automated decisions concerning data subjects, except when:

(a) such decisions are made by the data importer in entering into or performing a contract with the data subject, and

(ii) (the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the parties making such decision or otherwise to make representations to that parties.

or

(b) where otherwise provided by the law of the data exporter.

Annex B.

DESCRIPTION OF THE TRANSFER

(To be completed by the parties)

Data subjects
The personal data transferred concern the following categories of data subjects:

Purposes of the transfer(s)
The transfer is made for the following purposes:

Categories of data
The personal data transferred concern the following categories of data:

Recipients
The personal data transferred may be disclosed only to the following recipients or categories of recipients:

Sensitive data (if appropriate)
The personal data transferred concern the following categories of sensitive data:

Data protection registration information of a data exporter (where applicable)

Additional useful information (storage limits and other relevant information)

Contact points for data protection enquiries
DATA EXPORTER	DATA IMPORTER

SCHEDULE 22 CORPORATE RESPONSIBILITY POLICY

Procurement and Corporate Responsibility Policy for Suppliers

Centrica and its affiliates (“the Company”) have adopted their own business principles and code of conduct for corporate and procurement responsibility which set out their commitment to acting with integrity and in a professional and fair way in the course of doing business which the Company also expects its business partners and suppliers (“Suppliers”) to adhere to wherever the Company works in the world. The Company will engage with its Suppliers to manage the social, environmental and ethical impact of its activities in the different markets in which it operates and to ensure that customer experiences and business partnerships are enhanced. To this end Suppliers must ensure that they promote the application of this Policy or terms providing equivalent protection to this Policy throughout their own supply chain and the Company will monitor performance and take appropriate action if it believes its standards are not being observed.

The key elements of the Company’s policy are fundamental to its business dealings and its relationship with its Suppliers.

Accordingly Suppliers with whom the Company contracts, are required to comply with the terms of this policy as set out below

Key Elements:

•	Business principles/code of conduct

The Supplier confirms that:

•	it has a set of business principles or a code of conduct that applies across its company including subsidiaries which establishes the minimum standards to which the company will operate

•	such business principles include a commitment to operate with professionalism and integrity.

•	such business principles commit the Supplier to manage the social, environmental and ethical impact of its business.

•	Focusing on health, safety and security

The Supplier confirms that it has:

•	a robust health and safety management system (“HSMS”) in place including but not limited to

•	policy,

•	board level accountability,

•	measuring, and reporting.

Suppliers’ HSMS should preferably be based on externally verified international standards such as ISO.

•	Tackling climate change and environmental impact

Suppliers are required to actively manage their own environmental impact and where possible, help the Company to meet its environmental goals

The Supplier confirms that it has a robust environmental management system (“EMS”) in place including but not limited to its commitment to reduce its impact on the environment To achieve this it;

•	has board level accountability for environmental impact; and

•	undertakes detailed measuring and reporting of its environmental impact.

Suppliers’ EMS should preferably be based on externally recognised EMS such as ISO or EMAS.

•	Respecting human rights

Unless otherwise required or prohibited by law, the Supplier confirms that, to the best of its knowledge:

•

it does not employ engage or otherwise use any child labour in circumstances such that the tasks performed by any such child labour could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;

•	it does not use forced labour in any form (prison, indentured, bonded or otherwise) and its employees are not required to lodge papers or deposits on starting work;

•

it provides a safe and healthy workplace, presenting no immediate hazards to its employees. Any housing provided by the Supplier to its employees is safe for habitation. The Supplier provides access to clean water, food, and emergency healthcare to its employees in the event of accidents or incidents at the Supplier’s workplace;

•	it does not discriminate against any employees on any ground (including race, religion, disability or gender).

•	it does not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and does not use cruel or abusive disciplinary practices in the workplace;

•	it pays each employee at least the minimum wage, or a fair representation of the prevailing industry wage, (whichever is the higher) and provides each employee with all legally mandated benefits;

•	it complies with the laws on working hours and employment rights in the countries in which it operates;

•	it is respectful of its employees right to join and form independent trade unions and freedom of association.

The Supplier shall ensure that it has ethical and human rights policies and an appropriate complaints procedure to deal with any breaches of such policies.

•	Ensuring integrity in our business transactions

The Company has a zero tolerance policy to bribery and corruption.

The Supplier will not:

1.	offer, promise or give a financial or other advantage to another person or business with the intention to induce or reward that person to perform improperly a relevant function or activity (“Bribing”).

2.	request, agree to receive or accept a financial advantage for the improper performance of a relevant function or activity (Being bribed”)

3.	bribe a foreign public official with the intent to influence the official and obtain or retain business or an advantage in the conduct of business (“Bribing a foreign public official”)

and will not tolerate or accept any such behaviour from its suppliers.

The Supplier, therefore, warrants that

•	it will comply with all relevant bribery legislation

•	it has in place a policy on anti-corruption that applies across its company, including subsidiaries.

•	the policy prohibits bribes of any form as described above, including kickback payments and facilitation payments

•	it will not use gifts or donations, politically or otherwise, to influence a stakeholder or business partner.

•

it will not, in its relationship with the Company (including its employees and contractors), offer excessive gifts, hospitality or donations or seek to obtain a non-legitimate business advantage with gifts, hospitality or donations.

The Supplier shall also ensure that any person associated with it who is performing services or providing goods in connection with the Agreement does so following the satisfactory completion of proportionate, documented due diligence on such person.

•	Diversity and Inclusion

The Supplier confirms that

•	it will recruit people on the basis of

•	the qualifications and abilities needed to do the job, while promoting diversity and development throughout our business.

•	it will not operate any form of discrimination, harassment or bullying in the workplace

•	Local impact

The Supplier confirms that

•	it has a policy to outline how the it manages its social and economic impact on local stakeholders and communities.

•	such policy outlines

•	when the Supplier will conduct impact assessments,

•	who the company will allow to participate in impact assessments, and

•	where and when the impact assessments will be made available.

•	Dealing openly and fairly

The Supplier confirms that it will be open, transparent and fair in its communications and dealings with its own business partners and other stakeholders affected by its supply chain activities and will take reasonable steps to ensure that it fulfils the payment terms and other conditions agreed with its business partners.

•	Responding to feedback

The Supplier confirms that it will be responsive to any concerns raised by the Company about the Supplier’s own supply chain raised by stakeholders or by our business partners through the Company’s procurement and supplier management process.